As filed with the Securities and Exchange Commission on September 8, 2025
Registration No. 333-289873

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
Amendment No. 1
to
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COMMERCE BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Missouri	6022	43-0889454
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1000 Walnut
Kansas City, MO 64106
(816) 234-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Margaret M. Rowe
Senior Vice President & Corporate Secretary
Commerce Bancshares, Inc.
1000 Walnut
Kansas City, MO 64106
Telephone: (816) 234-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Paul M. Aguggia Shawn M. Turner Holland & Knight LLP 800 17th Street N.W., Suite 1100 Washington, D.C. 20006 Telephone: (202) 955-3000	Joseph Catti Brian Eagleston FineMark Holdings, Inc. 8695 College Parkway, Suite 100 Fort Myers, Florida 33919 Telephone: (877) 461-5901	Mark Kanaly William Hooper Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street, Suite 4900 Atlanta, GA 30309 Telephone: (404) 881-7000
Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion and may be changed. A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This document does not constitute an offer to sell or the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION — DATED SEPTEMBER 8, 2025

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
To the Shareholders of FineMark Holdings, Inc.:
On behalf of the board of directors of FineMark Holdings, Inc. (“FineMark”), we are pleased to enclose the accompanying proxy statement/prospectus relating to the proposed acquisition by Commerce Bancshares, Inc. (“Commerce”) of FineMark. We are requesting that you take certain actions as a holder of FineMark common stock (a “FineMark shareholder”).
On June 16, 2025, Commerce, CBI-Kansas Inc. and FineMark entered into an Agreement and Plan of Merger (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”), pursuant to which Commerce will acquire FineMark. The transaction will create a combined entity with over $85.8 billion in assets under administration, an expanded operational footprint across key markets in Florida, Arizona and the Carolinas, and a shared commitment to personalized client service and community engagement.
At the effective time of the merger (the “effective time”), (i) each share of common stock, $0.01 par value per share, of FineMark (“FineMark common stock”) issued and outstanding immediately prior to the effective time and (ii) each share of 7.25% Series B Non-Cumulative Perpetual Convertible Preferred Stock (“FineMark preferred stock”) issued and outstanding immediately prior to the effective time (on an as-converted-to-FineMark common stock basis in accordance with the Certificate of Designation of the FineMark preferred stock) will be converted into the right to receive 0.690 of a share (the “exchange ratio”) of common stock, par value $5.00 per share, of Commerce (“Commerce common stock”) and cash in lieu of fractional shares.
Based on the closing price of Commerce common stock on the Nasdaq Global Select Market (“Nasdaq”) on June 13, 2025, the last trading day before the public announcement of the merger, the exchange ratio represented approximately $41.87 in value for each share of FineMark common stock, including the conversion of outstanding FineMark preferred stock, representing merger consideration of approximately $585 million on an aggregate basis. Based on the closing price of Commerce common stock on Nasdaq on [      ], 2025, the last practicable trading day before the date of the accompanying proxy statement/prospectus, of $[      ], the exchange ratio represented approximately $[      ] in value for each share of FineMark common stock, including the conversion of outstanding FineMark preferred stock.
The value of Commerce stock at the completion of the merger could be greater than, less than or the same as the value of Commerce common stock on the date of this proxy statement/prospectus. We urge you to obtain current market quotations for Commerce (currently traded on Nasdaq under the trading symbol “CBSH”). FineMark common stock is quoted on the OTCQX under the trading symbol “FNBT.” FineMark preferred stock is not listed or quoted on any exchange.
We expect the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Accordingly, FineMark shareholders generally will not recognize any gain or loss for federal income tax purposes on the exchange of shares of FineMark common stock for Commerce common stock in the merger, except with respect to any cash received by FineMark shareholders in lieu of fractional shares of Commerce common stock.
Based on the number of shares of FineMark common stock outstanding as of September 5, 2025, including the conversion of FineMark preferred stock, Commerce expects to issue approximately 9.8 million shares of Commerce common stock to FineMark shareholders upon completion of the merger. We estimate that current FineMark shareholders will own approximately 7% of Commerce common stock.
The special meeting of FineMark shareholders (the “FineMark special meeting”) will be held on October 15, 2025 at 8:00 a.m., Eastern Time, at FineMark’s main office, located at 8695 College Parkway, Suite 100, Fort Myers, Florida 33919. At the FineMark special meeting, in addition to other business, FineMark will ask its shareholders to adopt and approve the merger agreement. Holders of FineMark preferred stock are not entitled to, and are not requested to, vote at the FineMark special meeting.

Information about the FineMark special meeting and the merger is contained in the accompanying proxy statement/prospectus. We urge you to read this document carefully and in its entirety.
FineMark’s board of directors unanimously recommends that FineMark shareholders vote “FOR” each of the proposals to be considered at the FineMark special meeting.
This document, which serves as a proxy statement for the FineMark special meeting and as a prospectus for the shares of Commerce common stock to be issued in the merger to FineMark shareholders, describes the merger, the documents related to the merger and other related matters. Please carefully read this entire proxy statement/prospectus, including the section entitled “Risk Factors,” beginning on page 23, for a discussion of the risks relating to the proposed merger and how they will affect you. You can also obtain information about Commerce from documents that Commerce has filed with the Securities and Exchange Commission that are incorporated into the accompanying proxy statement/prospectus.
If you have any questions concerning the merger, please contact FineMark at:
FineMark Holdings Inc.
8695 College Parkway, Suite 100
Fort Myers, Florida 33919
Attn: Ryan Roberts
(877) 461-5901
On behalf of FineMark, thank you for your prompt attention to this important matter,
Sincerely,

Name: Joseph R. Catti
Title: Chairman and Chief Executive Officer
FineMark Holdings, Inc.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Commerce or FineMark, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The accompanying proxy statement/prospectus is dated [           ], 2025, and it is first being mailed or otherwise delivered to FineMark shareholders on or about [           ], 2025.

FineMark Holdings, Inc.
8695 College Parkway, Suite 100
Fort Myers, Florida 33919
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To the Shareholders of FineMark Holdings, Inc.:
On June 16, 2025, FineMark Holdings, Inc. (“FineMark”), Commerce Bancshares, Inc. (“Commerce”) and CBI-Kansas, Inc., a wholly owned subsidiary of Commerce, entered into an Agreement and Plan of Merger (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”). A copy of the merger agreement is attached as Annex A to the accompanying proxy statement/prospectus.
NOTICE IS HEREBY GIVEN that a special meeting of holders of FineMark common stock (such holders referred to as the “FineMark shareholders,” and such meeting, the “FineMark special meeting”) will be held on October 15, 2025, at 8:00 a.m., Eastern Time. We are pleased to notify you and invite you to the FineMark special meeting, which will be held at FineMark’s main office, located at 8695 College Parkway, Suite 100, Fort Myers, Florida 33919.
At the FineMark special meeting, FineMark shareholders will be asked to vote on the following matters:
1.
a proposal to adopt and approve the merger agreement (the “FineMark merger proposal”); and

2.
a proposal to adjourn the FineMark special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the FineMark special meeting to adopt and approve the FineMark merger proposal or to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to FineMark shareholders (the “FineMark adjournment proposal”).

The board of directors of FineMark (the “FineMark board of directors”) has fixed the close of business on August 22, 2025 as the record date for the FineMark special meeting. Only holders of record of FineMark common stock as of the close of business on the record date for the FineMark special meeting are entitled to notice of, and to vote at, the FineMark special meeting, or any adjournment or postponement thereof. Holders of FineMark common stock have appraisal rights under Florida law entitling them to obtain payment in cash for the fair value of their shares of FineMark common stock, provided they comply with each of the requirements under Florida law, including not voting in favor of the merger proposal and providing timely notice to FineMark. For more information regarding appraisal rights, please see the section entitled “The Merger — Appraisal Rights” beginning on page 63. Holders of FineMark preferred stock do not have appraisal rights under Florida law and are not entitled to, and are not requested to, vote at the FineMark special meeting.
The FineMark board of directors unanimously recommends that FineMark shareholders vote “FOR” the FineMark merger proposal and “FOR” the FineMark adjournment proposal. Certain officers, directors and shareholders of FineMark have entered into a voting and support agreement with Commerce and FineMark pursuant to which they have agreed to vote “FOR” the adoption and approval of the merger agreement, subject to the terms of the voting and support agreement.
Your vote is very important.   We cannot complete the transactions contemplated by the merger agreement unless FineMark shareholders adopt and approve the FineMark merger proposal. The affirmative vote of a majority of the votes entitled to be cast thereon by holders of the outstanding shares of FineMark common stock is required to adopt and approve the FineMark merger proposal. Whether or not you plan to attend the FineMark special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by using the internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker, trustee or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker, trustee or other nominee.
By Order of the Board of Directors
Joseph R. Catti
Chairman and Chief Executive Officer
FineMark Holdings, Inc.
[            ], 2025

REFERENCES TO ADDITIONAL INFORMATION
The accompanying proxy statement/prospectus incorporates important business and financial information about Commerce from documents filed with the U.S. Securities and Exchange Commission (the “SEC”), that are not included in or delivered with this document. You can obtain any of the documents filed with or furnished to the SEC by Commerce at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by contacting Commerce at the following address:
Commerce Bancshares, Inc.
Investor Relations
8001 Forsyth Boulevard
St. Louis, MO 63015
Attention: Matt Burkemper
Telephone: (314) 746-7485
Email: CBSHInvestorRelations@commercebank.com
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, FineMark shareholders must request them no later than five business days before the date of the FineMark special meeting. This means that FineMark shareholders requesting documents must do so by October 7, 2025, in order to receive them by the FineMark special meeting.
You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [            ], 2025, and you should assume that the information in this proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference to another document into this proxy statement/prospectus is accurate as of the date of such document. Neither the mailing of this proxy statement/prospectus to FineMark shareholders, nor the issuance by Commerce of shares of Commerce common stock in connection with the merger, will create any implication to the contrary.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this proxy statement/prospectus regarding Commerce has been provided by Commerce and information contained in this proxy statement/prospectus regarding FineMark has been provided by FineMark.
See the section entitled “Where You Can Find More Information” for more details beginning on page 107 of the accompanying proxy statement/prospectus for further information.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER
The following are some questions that you may have about the merger (as defined below) and the FineMark special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger or the FineMark special meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 107.
Q:
What is the merger?

A:
Commerce Bancshares, Inc. (“Commerce”), CBI-Kansas, Inc., a wholly owned subsidiary of Commerce (“CBI-Kansas”), and FineMark Holdings, Inc. (“FineMark”) have entered into an Agreement and Plan of Merger, dated as of June 16, 2025 (the “merger agreement”). Under the merger agreement, FineMark will be merged with and into CBI-Kansas, with CBI-Kansas continuing as the surviving corporation, which is referred to as the merger. Promptly following the merger, FineMark National Bank & Trust, a nationally-chartered commercial bank and trust company and wholly owned subsidiary of FineMark (“FineMark Bank”), will merge with and into Commerce Bank, a Missouri state-chartered trust company and wholly owned subsidiary of CBI-Kansas (“Commerce Bank”), with Commerce Bank continuing as the surviving bank, which is referred to as the bank merger. The boards of directors of each of Commerce, CBI-Kansas and FineMark have approved the merger agreement. A copy of the merger agreement is included in this proxy statement/prospectus as Annex A.

Subject to the terms and conditions of the merger agreement, at the effective time of the merger (the “effective time”), (i) each share of common stock, $0.01 par value per share of FineMark (“FineMark common stock”) issued and outstanding immediately prior to the effective time and (ii) each share of 7.25% Series B Non-Cumulative Perpetual Convertible Preferred Stock (“FineMark preferred stock”) issued and outstanding immediately prior to the effective time (on an as-converted-to-FineMark common stock basis in accordance with the Certificate of Designation of the FineMark preferred stock) (other than certain excluded shares as described in the merger agreement, including FineMark common stock held by a holder who has properly exercised dissenters’ rights in respect of such shares) will be converted into the right to receive 0.690 of a share (the “exchange ratio”) of common stock, par value $5.00 per share, of Commerce (“Commerce common stock”) (the “merger consideration”). FineMark shareholders who would otherwise be entitled to a fraction of a share of Commerce common stock in the merger will instead receive, in lieu of the fraction of a share, an amount in cash (rounded to the nearest cent). This cash amount will be determined by multiplying (i) the average of the closing prices of Commerce common stock on the Nasdaq Global Select Market (“Nasdaq”) as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the day that is the fifth business day preceding the closing date by (ii) the fraction of a share (after taking into account all shares of FineMark common stock and FineMark preferred stock held by such holder immediately prior to the effective time and rounded to the nearest thousandth when expressed in decimal form) of Commerce common stock which such holder would otherwise be entitled to receive pursuant to the merger agreement (the “Commerce closing share value”).
Based on the exchange ratio of 0.690, and on the closing stock price of Commerce common stock of $60.68 as of June 13, 2025, the last full trading day prior to public announcement of the merger, the value of the per share merger consideration payable to holders of FineMark common stock (including the conversion of outstanding preferred stock) was approximately $41.87 as of such date.
As a result of the foregoing, based on the number of shares of Commerce common stock and FineMark common stock (including conversion of the FineMark preferred stock), outstanding as of June 16, 2025, the date of the merger agreement, it is expected that Commerce shareholders will hold approximately 93%, and FineMark shareholders will hold approximately 7%, of the shares of the combined company outstanding immediately after the effective time.
The merger cannot be completed unless, among other things, FineMark shareholders adopt and approve the merger agreement (the “requisite FineMark shareholder approval”).

Q:
Why am I receiving this proxy statement/prospectus?

A:
We are delivering this document to you because it is a proxy statement being used by the board of directors of FineMark (the “FineMark board of directors”) to solicit proxies of holders of FineMark common stock (“FineMark shareholders”) in connection with a proposal to adopt and approve the merger agreement (the “FineMark merger proposal”). In addition, FineMark shareholders will also be asked to approve a proposal to adjourn the special meeting of FineMark shareholders (the “FineMark special meeting”), if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the FineMark special meeting to adopt and approve the FineMark merger proposal or to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to holders of FineMark common stock (the “FineMark adjournment proposal”).

The FineMark merger proposal is being included as part of FineMark’s special meeting. This document serves as the proxy statement for the FineMark special meeting and describes the proposals to be presented at the FineMark special meeting.
This document is also a prospectus that is being delivered to FineMark shareholders because, in connection with the merger, Commerce will be issuing to FineMark shareholders shares of Commerce common stock as the merger consideration.
This proxy statement/prospectus contains important information about the merger agreement, the merger and the other proposals being voted on at the FineMark special meeting, and important information to consider in connection with an investment in Commerce common stock. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of FineMark common stock voted by proxy without attending the FineMark special meeting. Your vote is important and we encourage you to submit your proxy as soon as possible, whether or not you intend to attend the FineMark special meeting.
Q:
What are FineMark shareholders being asked to vote on at the FineMark special meeting?

A:
At the FineMark special meeting, FineMark shareholders will be asked to consider and vote on the following proposals:

•
Proposal 1: the FineMark merger proposal; and

•
Proposal 2: the FineMark adjournment proposal.

Q:
What will FineMark shareholders receive in the merger?

A:
Pursuant to the terms and subject to the conditions set forth in the merger agreement, each share of FineMark common stock and each share of FineMark preferred stock (other than certain excluded shares as described in the merger agreement, including FineMark common stock held by a holder who has properly exercised dissenters’ rights in respect of such shares) will receive 0.690 of a share of Commerce common stock for each share of FineMark common stock and FineMark preferred stock (on an as-converted-to-FineMark common stock basis in accordance with the Certificate of Designation of the FineMark preferred stock) held immediately prior to the effective time. Commerce will not issue any fractional shares of Commerce common stock in the merger. In lieu of the issuance of any such fractional share, Commerce will pay to each holder of FineMark common stock and FineMark preferred stock who otherwise would be entitled to receive such fractional share an amount in cash rounded to the nearest cent (based on the Commerce closing share value).

The trading price of Commerce common stock will continue to fluctuate until the date the merger is consummated. For further information, see the section entitled “The Merger — Terms of the Merger” beginning on page 37.
It is intended that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”), as described below. For further information, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 82.

Q:
What will happen to FineMark preferred stock in the merger?

A:
Each outstanding share of FineMark preferred stock will automatically convert at the closing of the merger into 36.3636 shares of FineMark common stock in accordance with the Certificate of Designation of FineMark preferred stock. Holders of such newly converted FineMark common stock will then be entitled to the same merger consideration as the other holders of FineMark common stock, as described in the immediately preceding Q&A and further detailed in the merger agreement.

Q:
Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:
Yes. With respect to the merger consideration, although the exchange ratio is fixed, the value of the merger consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value of Commerce common stock. Any fluctuation in the market price of Commerce common stock after the date of this proxy statement/prospectus will change the value of the shares of Commerce common stock that FineMark shareholders will receive.

Based on the closing price per share of Commerce common stock on Nasdaq as of June 13, 2025, the last trading day before the date of public announcement of the merger, and the exchange ratio of 0.690, the value of the per share merger consideration payable to holders of FineMark common stock (including the conversion of FineMark preferred stock) was approximately $41.87 per share as of such date. Based on the exchange ratio of 0.690, and on the closing stock price of Commerce common stock of $[     ] as of [     ], 2025, the latest practicable trading day before the date of this proxy statement/prospectus, the value of the per share merger consideration payable to holders of FineMark common stock was approximately $[     ] as of such date. We urge you to obtain current market quotations for Commerce (currently traded on Nasdaq under the trading symbol “CBSH”). FineMark common stock is quoted on the OTCQX under the trading symbol “FNBT.” FineMark preferred stock is not listed or quoted on any exchange.
Q:
How will the merger affect FineMark equity awards?

A:
At the effective time, each FineMark option to purchase shares of FineMark common stock (“FineMark option”) granted under FineMark’s equity compensation plans that is outstanding immediately prior to the effective time will fully vest (to the extent unvested) and be cancelled and converted into the right to receive from Commerce a cash payment equal to the product of (i) the number of shares of FineMark common stock subject to such FineMark option as of immediately prior to the effective time multiplied by (ii) the excess, if any, of (A) the cashout price of such FineMark option (as specified in the merger agreement) over (B) the exercise price per share of FineMark common stock subject to such FineMark option as of immediately prior to the effective time. If the per share exercise price of a FineMark option that is outstanding as of immediately prior to the effective time is equal to or greater than the cashout price of such FineMark option (as specified in the merger agreement), such FineMark option will be cancelled at the effective time for no consideration.

On the closing date but prior to the effective time, each outstanding FineMark restricted stock unit (“FineMark RSU”) granted under FineMark’s equity compensation plans will be cancelled and terminated and, in full satisfaction thereof, each such FineMark RSU will receive one share of FineMark common stock, subject to applicable withholding taxes (as specified in the merger agreement), which will then convert into fully vested shares of Commerce common stock in accordance with the exchange ratio.
Notwithstanding the foregoing, unless otherwise determined by Commerce, FineMark RSUs that are granted on or after the date of the merger agreement but prior to the closing date (which FineMark RSUs may be granted only under certain circumstances) will not become vested at the effective time, and instead will either convert into a restricted stock unit or restricted stock award of Commerce covering a number of shares of Commerce common stock (rounded to the nearest whole share) equal to the number of shares of FineMark common stock subject to such FineMark RSU award immediately prior to the effective time multiplied by the exchange ratio, or will be cancelled and terminated at the effective time in exchange for a replacement restricted stock unit or restricted stock award of Commerce covering a number of shares of Commerce common stock (rounded to the nearest whole share) equal to the number of shares of FineMark common stock subject to such FineMark RSU award immediately prior to the effective time multiplied by the exchange ratio.
Q:
Does Commerce pay regular dividends on its shares of common stock?

A:
Yes, Commerce pays quarterly cash dividends on shares of Commerce common stock and has also issued an annual 5% Commerce common stock dividend for the past 31 years. Commerce paid cash dividends on its common stock in 2024, 2023 and 2022 totaling $1.03, $0.98 and $0.92 per share, respectively. However, payment of future dividends is within the discretion of the Commerce board of directors and will depend, among other factors, on earnings, capital requirements, and the operating and financial condition of Commerce. The Commerce board of directors makes the dividend determination quarterly.

Q:
What are the U.S. federal income tax consequences of the merger to FineMark shareholders?

A:
The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, and it is a condition to our respective obligations to complete the merger that each of Commerce and FineMark receives a legal opinion to the effect that the merger will so qualify. Assuming the merger qualifies as a reorganization, subject to the limitations and more detailed discussion set forth in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 82, FineMark shareholders generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their FineMark common stock for Commerce common stock in the merger, except for any gain or loss that may result from the receipt of cash instead of a fractional share of Commerce common stock.

You should be aware that the tax consequences to you of the merger may depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger. For further information concerning the material U.S. federal income tax consequences of the merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 82.
FineMark shareholders should consult their own tax advisors for a full understanding of the particular tax consequences of the merger to them.
Q:
Should I send in my stock certificates now?

A:
No. Please do not send in your stock certificates with your proxy. After the merger is completed, an exchange agent selected by Commerce reasonably acceptable to FineMark (the “exchange agent”) will send you instructions for exchanging FineMark stock certificates for the consideration to be received in the merger. See the section entitled “The Merger Agreement — Exchange of Shares” beginning on page 66.

Q:
What should I do if I hold my shares of FineMark common stock in book-entry form?

A:
If your shares of FineMark common stock are held in book-entry form, you are not required to take any additional actions in connection with the conversion of your shares of FineMark common stock into shares of Commerce common stock at the effective time. After the completion of the merger, shares of FineMark common stock held in book-entry form will automatically be exchanged for book-entry shares of Commerce common stock.

Q:
How does the FineMark board of directors recommend that I vote at the FineMark special meeting?

A:
The FineMark board of directors unanimously recommends that you vote “FOR” the FineMark merger proposal and “FOR” the FineMark adjournment proposal.

Q:
Who is entitled to vote at the FineMark special meeting?

A:
The record date for the FineMark special meeting is August 22, 2025 (the “FineMark record date”). All FineMark shareholders who held shares of FineMark common stock at the close of business on the FineMark record date are entitled to receive notice of, and to vote at, the FineMark special meeting. Holders of FineMark preferred stock are not entitled to, and are not requested to, vote at the FineMark special meeting.

Each holder of FineMark common stock is entitled to cast one vote on each matter properly brought before the FineMark special meeting for each share of FineMark common stock that such holder owned of record as of the FineMark record date. As of the close of business on the FineMark record date, there were 12,284,795 outstanding shares of FineMark common stock.
Q:
When and where is the FineMark special meeting?

A:
The FineMark special meeting will be held on October 15, 2025, at 8:00 a.m., Eastern Time, at FineMark’s main office, located at 8695 College Parkway, Suite 100, Fort Myers, Florida 33919.

Q:
What do I need to do now?

A:
After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares of FineMark common stock, please vote your shares promptly so that your shares are represented and voted at the FineMark special meeting. If you hold your shares in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope, or submit your proxy card using the internet as described in the instructions thereon, as soon as possible. If you hold your shares in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other nominee how to vote in accordance with the voting instruction card.

Q:
What constitutes a quorum for the FineMark special meeting?

A:
The presence at the FineMark special meeting, in person or by proxy, of a majority of the outstanding shares of FineMark common stock that are entitled to vote shall constitute a quorum for the transaction of business. Abstentions will be included in determining the number of shares present at the FineMark special meeting for the purpose of determining the presence of a quorum.

Q:
What is the vote required to approve each proposal at the FineMark special meeting?

A:
Proposal 1: FineMark merger proposal

•
Standard:   Approval of the FineMark merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of FineMark common stock entitled to vote thereon.

•
Effect of abstentions and broker non-votes:   If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank, broker or other nominee with respect to the FineMark merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

Proposal 2: FineMark adjournment proposal
•
Standard:   Approval of the adjournment proposal requires the affirmative vote of the majority of the votes cast with respect to the proposal (meaning the number of shares of FineMark common stock voted “FOR” the adjournment proposal must exceed the number of shares voted “AGAINST” the proposal).

•
Effect of abstentions and broker non-votes:   If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank, broker or other nominee with respect to the FineMark adjournment proposal, you will be deemed not to have cast a vote with respect to the proposal.

Q:
Are there any FineMark shareholders already committed to voting in favor of the merger proposal?

A:
Certain officers, directors and shareholders of FineMark have entered into a voting and support agreement with Commerce and FineMark pursuant to which they have agreed to vote in favor of the adoption and approval of the merger agreement, subject to the terms of the voting and support agreement. As of the FineMark record date, such shareholders collectively and beneficially owned approximately 25.05% of the outstanding shares of FineMark common stock. For information regarding the voting and support agreement and certain holders of shares of FineMark common stock, see the section entitled “Information About The FineMark Special Meeting — Shares Subject to Voting and Support Agreement; Shares Held by Directors and Executive Officers.”

Q:
Why is my vote important?

A:
If you do not vote, it will be more difficult for FineMark to obtain the necessary quorum to hold the FineMark special meeting. In addition, your failure to submit a proxy or vote in person, or failure to instruct your bank, broker or other nominee how to vote, or abstention, will have the same effect as a vote “AGAINST” the FineMark merger proposal.

Approval of the FineMark merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of FineMark common stock. The FineMark board of directors unanimously recommends that FineMark shareholders vote “FOR” the FineMark merger proposal and “FOR” the FineMark adjournment proposal.
Q:
How can I vote my shares of FineMark common stock?

A:
You may vote your shares by mail or in person as follows:

Voting by Mail.   If you hold your shares in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible.
Voting Online.   If you hold your shares in your name as a shareholder of record, you may submit your vote online by following the instructions provided on your proxy card as soon as possible.
At the FineMark Special Meeting.   If you hold your shares in your name as a shareholder of record, you may also attend and vote your shares in person at the FineMark special meeting.
If you hold your shares in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other nominee how to vote in accordance with the voting instruction card.
Q:
If my shares are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

A:
No. Your bank or broker cannot vote your shares without instructions from you. If your shares are held in “street name” through a bank, broker or other nominee, you must provide the record holder of your shares of FineMark common stock with instructions on how to vote the shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in street name by returning a proxy card directly to FineMark, or by voting in person at the FineMark special meeting, unless you provide a “legal proxy,” which you must obtain from your broker, bank, or other nominee. Further, brokers, banks, or other nominees who hold shares of FineMark common stock on behalf of their customers may not give a proxy to FineMark to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks, and other nominees do not have discretionary voting power on these matters. Failure to instruct your bank or broker how to vote will have the same effect as a vote “AGAINST” the FineMark merger proposal.

Q:
What is a “broker non-vote”?

A:
Banks, brokers, trustees and other nominees who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers, trustees and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner.
A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the FineMark special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the FineMark special meeting. If your bank, broker, trustee or other nominee holds your shares of FineMark common stock in “street name,” such entity will vote your shares of FineMark common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this proxy statement/prospectus.
Q:
What will happen if I return my proxy card without indicating how to vote?

A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of FineMark common stock represented by your proxy will be voted as recommended by the FineMark board of directors with respect to such proposals.

Q:
Can I revoke my proxy or change my vote after I have delivered my proxy or voting instruction card?

A:
If you directly hold shares of FineMark common stock in your name as a record holder, you can change your vote at any time before your proxy is voted at your meeting. You can do this by:

•
submitting a written statement that you would like to revoke your proxy to the corporate secretary of FineMark;

•
signing and returning a proxy card with a later date;

•
voting by internet as indicated on your proxy card; or

•
attending the FineMark special meeting and voting at the FineMark special meeting.

If you are a beneficial owner and your shares are held by a bank, broker, trustee or other nominee, you may change your vote by:
•
contacting your bank, broker, trustee or other nominee; or

•
attending the FineMark special meeting and voting your shares. Please contact your bank, broker, trustee or other nominee for further instructions.

Q:
What should I do if I receive more than one set of voting materials?

A:
FineMark shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of FineMark common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of FineMark common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of FineMark common stock that you own.

Q:
Will FineMark be required to submit the merger proposal to its shareholders even if the FineMark board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the FineMark special meeting, FineMark is required to submit the FineMark merger proposal to FineMark shareholders even if the FineMark board of directors has withdrawn, modified or qualified its recommendation that FineMark shareholders adopt and approve the merger agreement.

Q:
Are FineMark shareholders entitled to appraisal rights?

A:
Yes, pursuant to Sections 607.1301 through 607.1340 of the Florida Business Corporation Act (the “FBCA”), FineMark shareholders who own shares as of the FineMark record date, who do not vote, or cause or permit to be voted, any shares in favor of the FineMark merger proposal and who otherwise strictly comply with the procedures set forth in Sections 607.1301 through 607.1340 of the FBCA and do not otherwise withdraw or lose the right to appraisal under Florida law, have the right to seek appraisal of the fair value of their shares of FineMark common stock, as determined by any court of competent jurisdiction in the county in Florida where the registered office of FineMark is located if the merger is completed.

The “fair value” of shares of FineMark common stock as determined by the relevant Florida court could be more or less than, or the same as, the value of the consideration that a FineMark shareholder would otherwise be entitled to receive under the terms of the merger agreement. Holders of FineMark common stock who wish to preserve any appraisal rights they may have must so advise FineMark by submitting a written demand for appraisal prior to the vote to adopt and approve the merger agreement and approve the transactions contemplated thereby and must otherwise follow fully the procedures prescribed by Sections 607.1301 through 607.1340 of the FBCA. For more information, see the section entitled “Appraisal Rights.” Failure to strictly comply with these provisions may result in a loss of the right of appraisal. Holders of FineMark preferred stock do not have appraisal rights under Florida law.
Q:
Are there any risks that I should consider in deciding whether to vote for the adoption and approval of the FineMark merger proposal or the other proposals to be considered at the FineMark special meeting?

A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 23. You also should read and carefully consider the risk factors of Commerce contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:
When is the merger expected to be completed?

A:
Neither Commerce nor FineMark can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. FineMark must first obtain the requisite FineMark shareholder approval and must also satisfy certain other closing conditions. FineMark and Commerce expect the merger to be completed once FineMark has obtained the requisite FineMark shareholder approval and other closing conditions are satisfied. Commerce may elect, under certain circumstances specified in the merger agreement, for the closing to occur on January 1, 2026.

Q:
What happens if the merger is not completed?

A:
If the merger is not completed, FineMark shareholders will not receive any consideration for their shares of FineMark common stock in connection with the merger. Instead, FineMark will remain an independent company and your shares of FineMark common stock will remain outstanding. In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by FineMark to Commerce. See the section entitled “The Merger Agreement — Termination Fee” for a complete discussion of the circumstances under which any such termination fee will be required to be paid.

Q:
Whom should I call with questions?

A:
If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus, or need help voting your shares of FineMark common stock, please contact FineMark at:

FineMark Holdings Inc.
8695 College Parkway, Suite 100
Fort Myers, Florida 33919
Attn: Ryan Roberts
(877) 461-5901

SUMMARY
This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement/ prospectus, including the annexes and exhibits, and the other documents to which we refer in order to fully understand the merger. See the section entitled “Where You Can Find More Information” beginning on page 107 of this proxy statement/prospectus. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.
Information About the Companies (page 35)
Commerce Bancshares, Inc.
1000 Walnut Street
Kansas City, Missouri 64106
816-234-2000
With $32.3 billion in assets as of June 30, 2025, Commerce is a regional bank holding company offering a full line of banking services through its subsidiaries, including payment solutions, investment management and securities brokerage. Through CBI-Kansas, its second tier wholly owned bank holding company, it owns all the outstanding capital stock of Commerce Bank, a Missouri state-chartered trust company. Commerce Bank leverages 160 years of proven strength and experience to help individuals and businesses solve financial challenges. In addition to offering payment solutions across the United States, Commerce Bank currently operates full-service banking facilities across the Midwest, including the St. Louis and Kansas City metropolitan areas, Springfield, Central Missouri, Central Illinois, Wichita, Tulsa, Oklahoma City and Denver. Beyond the Midwest, Commerce also maintains commercial offices in Dallas, Houston, Cincinnati, Nashville, Des Moines, Indianapolis and Grand Rapids and wealth offices in Dallas, Houston and Naples. Commerce delivers high-touch service and sophisticated financial solutions at regional branches, commercial and wealth offices, ATMs, online, mobile and through a 24/7 customer service line.
Shares of Commerce are traded on Nasdaq under the symbol “CBSH.”
For more information about Commerce, please visit Commerce’s website at www.commercebank.com. The information provided on Commerce’s website (other than the documents incorporated by reference herein) is not part of this proxy statement/prospectus and is not incorporated herein by reference. Additional information about Commerce is included in documents incorporated by reference in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 107.
CBI-Kansas, Inc.
1000 Walnut Street
Kansas City, Missouri 64106
816-234-2000
CBI-Kansas is a Kansas corporation and wholly owned subsidiary of Commerce, which owns all the outstanding capital stock of Commerce Bank.
FineMark Holdings, Inc.
8695 College Parkway, Suite 100
Fort Myers, Florida 33919
(877) 461-5901
FineMark, a Florida corporation registered as a bank holding company, is the parent company of FineMark Bank, a nationally chartered bank and trust company, headquartered in Florida. Through its offices located in Florida, Arizona and South Carolina, FineMark offers a full range of financial services, including personal and business banking, lending, trust and investment services.
In addition to traditional banking, FineMark specializes in wealth management solutions, including estate planning, fiduciary services, and investment advisory tailored to high-net-worth individuals, families, and institutions. FineMark also provides specialized services for professional athletes and entertainers, offering financial planning, cash flow management, and trust administration.
FineMark’s trust and investment division has grown significantly, managing $8.2 billion in assets under administration, and is supported by a robust platform of proprietary research, disciplined investment processes, and a strong fiduciary culture.
As of June 30, 2025, FineMark had total consolidated assets of $3.9 billion and total consolidated deposits of $3.1 billion. FineMark also had $8.2 billion of assets under administration as of June 30, 2025.
FineMark common stock is quoted on OTCQX under the symbol “FNBT.” FineMark preferred stock is not listed or quoted on any exchange.
FineMark’s website is www.finemarkbank.com. The information on FineMark’s website is not part of this proxy statement/prospectus, and the reference to the FineMark website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.
The Merger and The Merger Agreement (pages 37, 64)
The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference herein in its entirety. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified in their entirety by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the merger.
Pursuant to the merger agreement, FineMark will be merged with and into CBI-Kansas, with CBI-Kansas continuing as the surviving corporation, which we refer to as the merger. Promptly following the merger, FineMark Bank, a wholly owned subsidiary of FineMark, will be merged with and into Commerce Bank, a wholly owned subsidiary of CBI-Kansas, with Commerce Bank continuing as the surviving bank, which we refer to as the bank merger.
Merger Consideration (page 64)
Subject to the terms and conditions of the merger agreement, at the effective time of the merger, (i) each share of FineMark common stock issued and outstanding immediately prior to the effective time and (ii) each share of FineMark preferred stock issued and outstanding immediately prior to the effective time (on an as-converted-to-FineMark common stock basis in accordance with the Certificate of Designation of the FineMark preferred stock) (other than certain excluded shares as described in the merger agreement, including FineMark common stock held by a holder who has properly exercised dissenters’ rights in respect of such shares) will be converted into the right to receive 0.690 of a share of Commerce common stock. FineMark shareholders who would otherwise be entitled to a fraction of a share of Commerce common stock in the merger will instead receive, in lieu of the fraction of a share, an amount in cash (rounded to the nearest cent) based on the Commerce closing share value.
Commerce common stock is listed for trading on Nasdaq under the symbol “CBSH,” and FineMark common stock is listed on the OTCQX under the symbol “FNBT.” Following the merger, shares of Commerce common stock will continue to be traded on Nasdaq. In connection with the completion of the merger, FineMark common stock currently listed on the OTCQX will be delisted from the OTCQX.
The following table shows the closing sale prices of Commerce common stock as reported on Nasdaq and FineMark common stock as reported on OTCQX on June 13, 2025, the last trading day before the public announcement of the merger agreement, and on [     ], 2025, the last practicable trading day before the date of this proxy statement/prospectus. This table also shows the implied value of the merger consideration to be issued in exchange for each share of FineMark common stock, which was calculated by multiplying the closing price of Commerce common stock on those dates by the exchange ratio of 0.690 rounded to the nearest cent.

	Commerce Common Stock		FineMark Common Stock		Implied Value of One Share of FineMark Common Stock
June 13, 2025		$60.68		$27.06		$41.87
[ ], 2025	$	[ ]	$	[ ]	$	[ ]
For more information on the exchange ratio, see the sections entitled “The Merger ― Terms of the Merger” beginning on page 37 and “The Merger Agreement ― Merger Consideration” beginning on page 64.
Treatment of FineMark Equity Awards (page 59)
At the effective time, each FineMark option granted under FineMark’s equity compensation plans that is outstanding immediately prior to the effective time will fully vest (to the extent unvested) and be cancelled and converted into the right to receive from Commerce a cash payment equal to the product of (i) the number of shares of FineMark common stock subject to such FineMark option as of immediately prior to the effective time multiplied by (ii) the excess, if any, of (A) the cashout price of such FineMark option (as specified in the merger agreement) over (B) the exercise price per share of FineMark common stock subject to such FineMark option as of immediately prior to the effective time. If the per share exercise price of a FineMark option that is outstanding as of immediately prior to the effective time is equal to or greater than the cashout price of such FineMark option (as specified in the merger agreement), such FineMark option will be cancelled at the effective time for no consideration.
On the closing date but prior to the effective time, each outstanding FineMark RSU granted under FineMark’s equity compensation plans will be cancelled and terminated and, in full satisfaction thereof, each such FineMark RSU will receive one share of FineMark common stock, subject to applicable withholding taxes (as specified in the merger agreement), which will then convert into fully vested shares of Commerce common stock in accordance with the exchange ratio.
Notwithstanding the foregoing, unless otherwise determined by Commerce, FineMark RSUs that are granted on or after the date of the merger agreement but prior to the closing date (which FineMark RSUs may be granted only under certain circumstances) will not become vested at the effective time, and instead will either convert into a restricted stock unit or restricted stock award of Commerce covering a number of shares of Commerce common stock (rounded to the nearest whole share) equal to the number of shares of FineMark common stock subject to such FineMark RSU award immediately prior to the effective time multiplied by the exchange ratio, or will be cancelled and terminated at the effective time in exchange for a replacement restricted stock unit or restricted stock award of Commerce covering a number of shares of Commerce common stock (rounded to the nearest whole share) equal to the number of shares of FineMark common stock subject to such FineMark RSU award immediately prior to the effective time multiplied by the exchange ratio.
Material U.S. Federal Income Tax Consequences of the Merger (page 82)
The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, and it is a condition to our respective obligations to complete the merger that each of Commerce and FineMark receives a legal opinion to the effect that the merger will so qualify. Accordingly, FineMark shareholders generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of FineMark common stock for Commerce common stock in the merger, except for any gain or loss that may result from the receipt of cash instead of a fractional share of Commerce common stock.
For further information concerning the material U.S. federal income tax consequences of the merger, please refer to the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 82.
The U.S. federal income tax consequences described above may not apply to all FineMark shareholders. Your tax consequences will depend on your individual situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this proxy statement/prospectus. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

FineMark’s Reasons for the Merger; Recommendation of the FineMark Board of Directors (page 40)
The FineMark board of directors has unanimously determined that the merger agreement, the merger, and the transactions contemplated by the merger agreement are advisable and in the best interests of FineMark and its shareholders and unanimously authorized, adopted and approved the merger agreement, the merger and the transactions contemplated by the merger agreement. The FineMark board of directors unanimously recommends that the FineMark shareholders vote “FOR” the FineMark merger proposal and “FOR” the FineMark adjournment proposal. For the factors considered by the FineMark board of directors in reaching its decision to approve the merger agreement, see the section entitled “The Merger —  FineMark’s Reasons for the Merger; Recommendation of the FineMark Board of Directors” beginning on page 40.
Opinion of FineMark’s Financial Advisor (page 43 and Annex B)
At the meeting of the FineMark board of directors on June 13, 2025, FineMark’s financial advisor, Piper Sandler & Co. (“PSC”), rendered its oral opinion to the FineMark board of directors, subsequently confirmed in writing, that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of FineMark common stock.
The full text of the opinion, which describes the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by PSC in preparing the opinion, is attached as Annex B to this proxy statement/prospectus. The summary of the PSC opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. You are urged to read the opinion in its entirety. The opinion was for the information of, and was directed to, the FineMark board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of FineMark to engage in the merger or enter into the merger agreement or constitute a recommendation to the FineMark board of directors in connection with the merger, and it does not constitute a recommendation to any FineMark shareholder as to how to vote in connection with the merger or any other matter.
For more information, see the section entitled “The Merger — Opinion of FineMark’s Financial Advisor” beginning on page 43 of this proxy statement/prospectus and the copy of the PSC opinion included in this proxy statement/prospectus as Annex B.
Interests of Certain FineMark Directors and Executive Officers in the Merger (page 56)
The directors and executive officers of FineMark have interests in the merger that differ from, or are in addition to, the interests of shareholders of FineMark. These interests include, among other things, the following:
•
Joseph R. Catti, FineMark’s Chief Executive Officer, has accepted an employment offer letter from Commerce pursuant to which he agreed to serve as (i) chief executive officer of FineMark Bank & Trust, which Commerce Bank intends to operate as a division of Commerce Bank under the branding “FineMark Bank & Trust” as of the bank merger effective time, (ii) chairman of Commerce Trust and (iii) a member of the board of directors of Commerce Bank, contingent on and following the merger (the “Catti Agreement”), as described under the section entitled “The Merger — Interests of Certain FineMark Directors and Executive Officers in the Merger — Catti Employment Offer Letter” beginning on page 58;

•
Brian J. Eagleston, FineMark’s Executive Vice President and Chief Financial Officer, Jeffrey B. Moes, FineMark’s Executive Vice President and Chief Fiduciary Officer, and Robert A. Parimore, FineMark’s Executive Vice President and Chief Risk Officer, are each a party to an employment agreement with FineMark that provides for certain payments in connection with a change of control (including the merger), as described under the section entitled “The Merger — Interests of Certain FineMark Directors and Executive Officers in the Merger — Eagleston, Moes and Parimore Employment Agreements; Certain Severance” beginning on page 57;

•
Messrs. Catti, Eagleston, Moes and Parimore, and Tom Lytton, FineMark’s Chief Credit Officer, hold outstanding FineMark RSUs that will be cancelled and terminated in connection with the merger and, in full satisfaction thereof, they will receive one share of FineMark common stock in exchange for each such FineMark RSU, subject to applicable withholding taxes (as specified in the merger agreement), which will then convert into fully vested shares of Commerce common stock in accordance with the exchange ratio, as described under the section entitled “The Merger — Interests of Certain FineMark Directors and Executive Officers in the Merger — FineMark Options and RSUs Held by FineMark Executive Officers” beginning on page 57;

•
Messrs. Eagleston, Moes, Parimore and Lytton hold FineMark options that will fully vest (to the extent unvested) and be cancelled and converted into the right to receive from Commerce a cash payment equal to the product of (i) the number of shares of FineMark common stock subject to such FineMark option as of immediately prior to the effective time multiplied by (ii) the excess, if any, of (A) the cashout price of such FineMark option (as specified in the merger agreement) over (B) the exercise price per share of FineMark common stock subject to such FineMark option as of immediately prior to the effective time, as described under the section entitled “The Merger — Interests of Certain FineMark Directors and Executive Officers in the Merger — FineMark Options and RSUs Held by FineMark Executive Officers” beginning on page 57;

•
Mr. Catti is a party to two loans and two loan forgiveness agreements with FineMark, each for the purpose of retaining Mr. Catti’s employment, which loan forgiveness agreements provide that Mr. Catti’s indebtedness to FineMark pursuant to such loan arrangements will be forgiven upon a change in control of FineMark and for one of such loans provides for an additional payment to Mr. Catti in respect of certain taxes owed by Mr. Catti upon the forgiveness of such loan, as described under the section entitled “The Merger — Interests of Certain FineMark Directors and Executive Officers in the Merger — Catti Loan Forgiveness Agreements and Tax Gross-Up” beginning on page 58; and

•
Commerce has agreed to provide certain ongoing indemnification and liability insurance coverage for FineMark’s directors and executive officers as described under the section entitled “The Merger — Interests of Certain FineMark Directors and Executive Officers in the Merger — Director and Officer Indemnification and Insurance” beginning on page 59.

The FineMark board of directors was aware of these interests and considered them, among other matters, in making its recommendation that FineMark shareholders vote to approve the FineMark merger proposal. For more information, see the sections entitled “The Merger — Background of the Merger” beginning on page 37 and “The Merger — FineMark’s Reasons for the Merger; Recommendation of the FineMark Board of Directors” beginning on page 40. These interests are described in more detail, and certain of them are quantified in the narrative and the section entitled “The Merger — Interests of Certain FineMark Directors and Executive Officers in the Merger” beginning on page 56.
Governance of Commerce and CBI-Kansas Following the Merger (page 60)
The directors and officers of Commerce and CBI-Kansas immediately prior to the effective time will continue to serve as the directors and officers of Commerce and CBI-Kansas, respectively, from and after the effective time in accordance with the Commerce bylaws or CBI-Kansas bylaws, as applicable.
Prior to the effective time of the bank merger (the “bank merger effective time”), the Commerce Bank board of directors will take all actions necessary to appoint Joseph Catti, current chairman and chief executive officer of FineMark and FineMark Bank, to the Commerce Bank board of directors as of the bank merger effective time. Each of the members of the Commerce Bank board of directors immediately prior to the bank merger will continue to serve on the Commerce Bank board of directors.
Subject to the requirements of applicable law, after the bank merger effective time, Commerce Bank will operate FineMark Bank as a division of Commerce Bank under the branding “FineMark Bank & Trust, a division of Commerce Bank.”
Regulatory Approvals (page 60)
Subject to the terms of the merger agreement, both Commerce and FineMark have agreed to use their reasonable best efforts and cooperate to promptly prepare and file, or cause to be prepared and filed, all necessary documentation to obtain as soon as practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement. These include approvals from, among others, the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the Missouri Division of Finance (the “MDOF”). The initial filing of these regulatory applications occurred on July 16, 2025. Additional notifications and/or applications requesting approval may be submitted to various other federal, state, and non-U.S. regulatory authorities and self-regulatory organizations.
As of the date of this proxy statement/prospectus, Commerce has received the required regulatory approvals from the MDOF and Federal Reserve Board, including a waiver of its merger application requirements. For more information, see the section entitled “The Merger — Regulatory Approvals” beginning on page 60.
Expected Timing of the Merger (page 66)
Neither Commerce nor FineMark can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. FineMark must first obtain the requisite FineMark shareholder approval and Commerce and FineMark must also obtain the requisite regulatory approvals and satisfy certain other closing conditions. Commerce and FineMark expect the merger to be completed once FineMark has obtained the requisite FineMark shareholder approval, the requisite regulatory approvals have been obtained and other closing conditions are satisfied. Commerce may elect, under certain circumstances specified in the merger agreement, for the closing to occur on January 1, 2026.
Conditions to Complete the Merger (page 77)
As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or waived. These conditions include:
•
approval of the merger agreement by the shareholders of FineMark by the requisite FineMark shareholder vote. See the section entitled “The Merger Agreement — FineMark Shareholder Meeting; Adverse Recommendation Change” beginning on page 75 for additional information regarding the requisite FineMark shareholder approval;

•
the filing by Commerce with Nasdaq of a notification of listing of shares of Commerce common stock to be issued in the merger, and the absence of any objection by Nasdaq to the listing of such shares of Commerce common stock;

•
the receipt of all requisite regulatory approvals, and the expiration or termination of all statutory waiting periods in respect thereof, in each case without the imposition of any materially burdensome regulatory condition. See the section entitled “The Merger Agreement — Regulatory Approvals” beginning on page 60 for additional information regarding the “requisite regulatory approvals” and the meaning of a “materially burdensome regulatory condition;”

•
the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and the absence of any stop order suspending the effectiveness of such registration statement or proceedings for such purpose initiated or threatened by the SEC;

•
the absence of any law, statute, rule, regulation, order, injunction, judgment or decree issued, enacted, promulgated, enforced or entered by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition, in each case whether temporary, preliminary or permanent (each, a “restraint”), preventing, restraining, enjoining, making illegal or otherwise prohibiting the consummation of the merger, the bank merger or any of the transactions contemplated by the merger agreement being in effect;

•
the accuracy of the representations and warranties of each party contained in the merger agreement, generally as of the date on which the merger agreement was entered into and as of the closing date, subject to the materiality standards provided in the merger agreement (and the receipt by each party of a certificate signed on behalf of the other party by its chief executive officer or its chief financial officer to the foregoing effect);

•
the performance in all material respects by each party of all obligations required to be performed by it under the merger agreement at or prior to the effective time (and the receipt by each party of a certificate signed on behalf of the other party by its chief executive officer or its chief financial officer to the foregoing effect); and

•
receipt by each party of an opinion of its legal counsel, in form and substance reasonably satisfactory to such party, dated as of the closing date of the merger, to the effect that, on the basis of facts, representations and assumptions described or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Commerce’s obligation to complete the merger is also subject to the following additional conditions:
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since the date of the merger agreement, the absence of any effect, change, event, circumstance, condition, occurrence or development that has had, or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on FineMark; and

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no more than 10% of the outstanding shares of FineMark capital stock having properly exercised their dissenters’ rights under applicable law.

Neither Commerce nor FineMark can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.
Termination of the Merger Agreement (page 78)
The merger agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Company Vote:
•
by mutual written consent of Commerce and FineMark;

•
by either Commerce or FineMark if (i) any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger or any of the other transactions contemplated by the merger agreement and such denial has become final and nonappealable or (ii) any governmental entity of competent jurisdiction has issued a final nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger or any of the other transactions contemplated by the merger agreement;

•
by either Commerce or FineMark if the merger is not consummated on or before March 16, 2026 (the “termination date”) (unless the failure of the closing to occur by such date is due to the terminating party’s failure to perform or comply with its obligations, covenants and agreements in the merger agreement), subject to each party’s right to extend the termination date to June 16, 2026 by written notice to the other party if receipt of requisite regulatory approvals (or a restraint relating to a requisite regulatory approval) remains outstanding and all other conditions to the completion of the merger are satisfied (or in the case of conditions that by their terms are to be satisfied at the closing, are then capable of being satisfied if the closing were to occur on that date) or waived;

•
by either Commerce or FineMark, if there is a breach by the other party of any of its representations, warranties, obligations. covenants, or other agreements (or if any such representation or warranty ceases to be true) set forth in the merger agreement that would constitute, either individually or in the aggregate, the failure of any applicable closing condition of the terminating party and that is not cured within 30 days following written notice (or such fewer days as remain prior to the termination date), or that by its nature or timing cannot be cured during such period;

•
by Commerce, if the FineMark special meeting has concluded (including any postponements or adjournments thereof) with the vote on the merger agreement having been taken without obtaining the requisite FineMark shareholder approval;

•
by Commerce, prior to receipt of the requisite FineMark shareholder approval, if (i) FineMark or the FineMark board of directors has made a recommendation change or (ii) FineMark or the FineMark board of directors breaches in any material respect its obligations with respect to non-solicitation of acquisition proposals, the FineMark special meeting or the FineMark board recommendation; and

•
by FineMark, if (i) FineMark has complied in all material respects with its obligations with respect to non-solicitation of acquisition proposals, the FineMark special meeting and the FineMark board recommendation, (ii) prior to the FineMark special meeting, FineMark has received a superior proposal that did not result from a breach of FineMark’s obligations with respect to non-solicitation of acquisition proposals, the FineMark special meeting and the FineMark board recommendation and the FineMark board of directors has determined to enter into a definitive agreement providing for such superior proposal upon termination of the merger agreement and has entered into such agreement concurrently with such termination and (iii) FineMark has paid the termination fee described below concurrently with the termination of the merger agreement.

Neither Commerce nor FineMark is permitted to terminate the merger agreement as a result, in and of itself, of any increase or decrease in the market price of Commerce common stock or FineMark common stock.
For more information, see the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 78.
Termination Fee (page 79)
If the merger agreement is terminated under certain circumstances, including circumstances involving alternative acquisition proposals and changes in the recommendation of the FineMark board of directors, FineMark may be required to pay to Commerce a termination fee equal to $24,000,000. For more information, see the section entitled “The Merger Agreement — Termination Fee” beginning on page 79.
Accounting Treatment of the Merger (page 62)
The merger will be accounted for as an acquisition of FineMark by Commerce under the acquisition method of accounting in accordance with the U.S. generally accepted accounting principles (“GAAP”).
The Rights of FineMark Shareholders Will Change as a Result of the Merger (page 91)
The rights of FineMark shareholders will change as a result of the merger due to differences in Commerce’s and FineMark’s governing documents. The rights of FineMark shareholders are governed by Florida law and by the FineMark articles of incorporation (the “FineMark articles”) and the FineMark bylaws (the “FineMark bylaws”). Upon the completion of the merger, FineMark shareholders immediately prior to the effective time will become Commerce shareholders, as the continuing legal entity after the merger, and their rights as Commerce shareholders will therefore be governed by Missouri law and the Commerce restated articles of incorporation (the “Commerce articles”) and the Commerce by-laws, as amended (the “Commerce bylaws”). For more information, see the section entitled “Comparison of Shareholders’ Rights” beginning on page 91 for a description of the material differences in shareholders’ rights under each of the Commerce and FineMark governing documents.
The FineMark Special Meeting (page 30)
The FineMark special meeting will be held at FineMark’s main office, located at 8695 College Parkway, Suite 100, Fort Myers, Florida 33919 on October 15, 2025, at 8:00 a.m., Eastern Time. At the FineMark special meeting, FineMark shareholders will be asked to vote on the following matters:
•
the FineMark merger proposal; and

•
the FineMark adjournment proposal.

You may vote at the FineMark special meeting if you owned shares of FineMark common stock at the close of business on August 22, 2025. As of the FineMark record date, there were 12,284,795 shares of FineMark common stock outstanding and entitled to vote at the FineMark special meeting, held by approximately 822 holders of record of FineMark common stock. Each share of FineMark common stock entitles the holder to one vote at the FineMark special meeting on each proposal to be considered at the FineMark special meeting. Directors, executive officers and shareholders of FineMark entered into a voting and support agreement with Commerce and FineMark pursuant to which they have agreed to vote in favor of the adoption and approval of the merger agreement, subject to the terms of the voting and support agreement. As of the FineMark record date, such shareholders collectively and beneficially owned approximately 25.05% of the outstanding shares of FineMark common stock. For information regarding the voting and support agreement and certain holders of shares of FineMark common stock, see the section entitled “The FineMark Special Meeting — Shares Subject to Voting and Support Agreement; Shares Held by Directors and Executive Officers” beginning on page 32.
For further information, see the section entitled “The FineMark Special Meeting” beginning on page 30.
Appraisal Rights in the Merger (page 101)
Pursuant to Sections 607.1301 through 607.1340 of the FBCA, FineMark shareholders who own shares as of the FineMark record date, who do not vote, or cause or permit to be voted, any shares in favor of the FineMark merger proposal and who otherwise strictly comply with the procedures set forth in Sections 607.1301 through 607.1340 of the FBCA and do not otherwise withdraw or lose the right to appraisal under Florida law, have the right to seek appraisal of the fair value of their shares of FineMark capital stock, as determined by any court of competent jurisdiction in the county in Florida where the registered office of Commerce is located if the merger is completed.
The “fair value” of shares of FineMark capital stock as determined by the relevant Florida court could be more or less than, or the same as, the value of the consideration that a FineMark shareholder or beneficial owner would otherwise be entitled to receive under the terms of the merger agreement. To exercise appraisal rights, FineMark shareholders (or beneficial owners seeking to exercise appraisal rights) must strictly comply with the procedures prescribed by Florida law. These procedures are summarized in the section entitled “Appraisal Rights.” The relevant provisions of the FBCA are included as Annex C to this proxy statement/prospectus. FineMark shareholders and beneficial owners are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising and perfecting the right to seek appraisal, FineMark shareholders and beneficial owners who are considering exercising and perfecting that right are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions may result in a loss of the right of appraisal. Holders of FineMark preferred stock do not have appraisal rights under Florida law.
For more information, see the section entitled “Appraisal Rights” beginning on page 101.
Risk Factors (page 23)
You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. In particular, you should consider the factors described under the section entitled “Risk Factors” beginning on page 23. You also should read and carefully consider the risk factors of Commerce contained in the documents that are incorporated by reference into this proxy statement/prospectus.

COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDENDS
Market Prices
Commerce common stock is listed on Nasdaq under the symbol “CBSH.” As of [     ], 2025, the latest practicable trading day before the date of this proxy statement/prospectus, there were [     ] shares of Commerce common stock outstanding, held by [     ] holders of record of Commerce common stock.
FineMark common stock is quoted on OTCQX under the symbol “FNBT,” however, the shares do not have an active trading market and are not frequently traded. FineMark preferred stock is not listed or quoted on any exchange. The OTCQX prices are quotations, which reflect interdealer prices, without retail mark-up, markdown or commissions and may not represent actual transactions. As of [     ], 2025, the latest practicable trading day before the date of this proxy statement/prospectus, there were [     ] shares of FineMark common stock outstanding, held by [     ] holders of record of FineMark common stock.
The following table sets forth the closing sale prices per share of Commerce common stock as reported on Nasdaq and FineMark common stock as reported on OTCQX on June 13, 2025, the last trading day prior to the public announcement of the merger agreement and on [     ], 2025, the last practicable trading date before the date of this proxy statement/prospectus. This table also shows the implied value of the merger consideration to be issued in exchange for each share of FineMark common stock, which was calculated by multiplying the closing price of Commerce common stock on those dates by the exchange ratio of 0.690 rounded to the nearest cent.
	Commerce Common Stock		FineMark Common Stock		Implied Value of One Share of FineMark Common Stock(1)
June 13, 2025		$60.68		$27.06		$41.87
[ ], 2025	$	[ ]	$	[ ]	$	[ ]

(1)
The information presented does not reflect the actual value of the merger consideration that will be received by holders of FineMark common stock in the merger. The exchange ratio is fixed and therefore the value of the merger consideration at the closing of the merger will be based on the price of Commerce common stock on the date the merger is completed. The information presented above solely illustrates the implied value of the merger consideration based on the share price of Commerce common stock on the dates set forth above.

The market prices of Commerce common stock and FineMark common stock have fluctuated since the date of the announcement of the merger agreement, and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the FineMark special meeting and the date the merger is completed and thereafter.
The number of shares of Commerce common stock that FineMark shareholders will receive as consideration per share of FineMark common stock in the merger is fixed and will not change.
The value of the shares of Commerce common stock to be received in exchange for each share of FineMark common stock, when received by FineMark shareholders after the merger is completed, could be greater than, less than or the same as shown in the table above. Accordingly, FineMark shareholders are advised to obtain current market quotations for Commerce common stock and FineMark common stock in determining whether to vote in favor of the proposals at the FineMark special meeting.
Dividend Information
During the second quarter of 2025, Commerce paid a cash dividend of $0.275 per share of Commerce common stock.

On April 24, 2025, the FineMark board of directors approved a regular cash dividend of $18.13 per share of FineMark preferred stock as required by the Certificate of Designation for the FineMark preferred stock, which was paid on May 5, 2025, to holders of record of FineMark preferred stock on April 2, 2025. Thereafter, on June 13, 2025, the FineMark board of directors approved a regular cash dividend of $18.13 per share of FineMark preferred stock as required by the Certificate of Designation for the FineMark preferred stock, which was paid on August 5, 2025, to holders of record of FineMark preferred stock on July 2, 2025.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements contained or incorporated by reference into this proxy statement/prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any statement that does not describe historical or current facts if a forward-looking statement, including statements with respect to Commerce’s and FineMark’s beliefs, goals, intentions, plans, projections and expectations regarding the merger; revenues, earnings, loan production, asset quality, and capital levels, among other matters; Commerce’s and FineMark’s estimates of future costs and benefits of the actions they may take; Commerce’s and FineMark’s ability to achieve their respective or joint financial and other strategic goals; the expected timing of completion of the merger; the expected cost savings, synergies and other anticipated benefits from the merger; and other statements that are not historical facts.
Forward-looking statements may be identified by words such as “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Forward-looking statements are based on current expectations, estimates and projections about Commerce’s and FineMark’s businesses, beliefs of Commerce’s and FineMark’s managements and assumptions made by Commerce’s and FineMark’s managements. These statements are not guarantees of future performance and are subject to numerous risks, uncertainties and assumptions (“future factors”), which are difficult to predict, change over time, and are often beyond the control of Commerce and FineMark. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.
While there is no assurance that any list of factors is complete, in addition to the factors related to the merger discussed under the section entitled “Risk Factors” and the risk factors previously discussed in Commerce’s reports filed with the SEC, which could cause actual results to differ materially from those contained or implied in the forward-looking statements, below are future factors among others:
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the occurrence of any event, change or other circumstances that could give rise to the right of one or both parties to terminate the merger agreement;

•
the outcome of any legal proceedings that may be instituted against Commerce or FineMark;

•
the possibility that the requisite shareholder or other approvals or other conditions to closing are not received or satisfied on a timely basis or at all (and the risk that such approvals may result in the imposition of conditions that could adversely affect Commerce or FineMark or the expected benefits of the merger);

•
the possibility that the merger will not close when expected or at all for any other reason;

•
the ability of Commerce and FineMark to meet expectations regarding the timing, completion and accounting and tax treatments of the merger;

•
the risk that any announcement relating to the merger could have adverse effects on the market price of Commerce common stock, including as a result of the financial performance of FineMark prior to closing;

•
the possibility that the anticipated benefits of the merger will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Commerce and FineMark do business;

•
the possibility that the transactions contemplated by the merger agreement may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•
the diversion of management’s attention from ongoing business operations and opportunities;

•
the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected time frames or at all and to successfully integrate FineMark’s operations into those of Commerce;

•
such integration may be more difficult, time consuming, or costly than expected;

•
revenues following the merger may be lower than expected;

•
the dilution caused by Commerce’s issuance of additional shares of its capital stock in connection with the merger;

•
effects of the announcement, pendency or completion of the merger on the ability of Commerce and FineMark to retain customers and retain and hire key personnel and maintain relationships with their suppliers and other business partners, and on their operating results and businesses generally;

•
risks related to the potential impact of general economic, political, industry and market factors, including the impact of proposed or imposed tariffs by the U.S. government and retaliatory tariffs proposed or imposed by U.S. trading partners and the risk of any recession or slowdown in economic growth, particularly in the markets where Commerce and FineMark operate, on the parties or the merger and other factors that may affect future results of Commerce and FineMark;

•
continued pressures and uncertainties within the banking industry and Commerce’s and FineMark’s markets, including changes in interest rates and deposit amounts and composition, adverse developments in the level and direction of loan delinquencies, charge-offs, and estimates of the adequacy of the allowance for loan losses, increased competitive pressures, asset and credit quality deterioration, legislative, regulatory, and fiscal policy changes and related compliance costs;

•
uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board or the effects of continued or renewed inflation;

•
volatility and disruptions in global or national capital, currency, and credit markets;

•
the impact of bank failures or adverse developments at other banks on general investor sentiment regarding the stability and liquidity of banks;

•
the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory reforms, as well as those involving the Federal Reserve Board, the Federal Deposit Insurance Corporation (the “FDIC”), and the Consumer Financial Protection Bureau; and

•
other changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental or legislative action and other changes pertaining to banking, securities, taxation and financial accounting and reporting, environmental protection and insurance, and the ability to comply with such changes in a timely manner.

For any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, Commerce and FineMark claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, 27A of the Securities Act and 21E of the Exchange Act. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the dates of the documents incorporated by reference in this proxy statement/prospectus. Except as required by applicable law, neither Commerce nor FineMark undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.
For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that Commerce has filed with the SEC as described under the section entitled “Where You Can Find More Information” beginning on page 107.
Commerce and FineMark expressly qualify in their entirety all forward-looking statements attributable to either of them or any person acting on their behalf by the cautionary statements contained in, referred to, or incorporated in this proxy statement/prospectus.

RISK FACTORS
In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also read and consider the risk factors relating to the business of Commerce and ownership of Commerce common stock described in Part I, Item 1A of Commerce’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on February 25, 2025, as well as any subsequent documents filed by Commerce with the SEC, which are incorporated into this proxy statement/prospectus by reference. See the section entitled “Where You Can Find More Information” beginning on page 107.
Risks Relating to the Consummation of the Merger and Commerce Following the Merger
Because the market price of Commerce common stock may fluctuate prior to the effective time, including as a result of FineMark’s financial performance prior to the effective time, shareholders cannot be certain of the market value of the merger consideration to be received by FineMark shareholders.
At the effective time of the merger, each share of FineMark common stock issued and outstanding immediately prior to the effective time and each share of FineMark preferred stock issued and outstanding immediately prior to the effective time (on an as-converted-to-FineMark common stock basis in accordance with the Certificate of Designation of the FineMark preferred stock) will be converted into the right to receive 0.690 of a share of Commerce common stock. This exchange ratio is fixed and will not be adjusted for changes in the market price of either Commerce common stock or FineMark common stock. Changes in the price of Commerce common stock between now and the effective time will affect the value that FineMark shareholders will receive in the merger. Neither Commerce nor FineMark is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of Commerce common stock or FineMark common stock.
Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Commerce’s and FineMark’s businesses, operations and prospects, the performance of peer companies and other financial companies, volatility in the prices of securities in global financial markets, including market prices of Commerce, FineMark and other banking companies, the effects of proposed or imposed tariffs by the U.S. government and retaliatory tariffs proposed or imposed by U.S. trading partners and the risk of any recession or slowdown in economic growth, particularly in the states of Arizona, Colorado, central Illinois, Florida, Kansas, Missouri, Oklahoma and South Carolina, and regulatory considerations and tax laws, many of which are beyond Commerce’s and FineMark’s control. Therefore, at the time of the FineMark special meeting, FineMark shareholders will not know the market value of the merger consideration that FineMark shareholders will receive at the effective time. You should obtain current market quotations for shares of Commerce common stock (Nasdaq trading symbol CBSH).
Because FineMark common stock is traded infrequently and is listed on OTCQX, it is difficult to determine how the market value of FineMark common stock compares with the merger consideration.
FineMark’s common stock is listed on OTCQX, a decentralized market where securities not listed on major exchanges are traded directly by a network of dealers. Instead of providing an order matchmaking service, these dealers carry inventories of securities in order to facilitate any buy and sell orders. Because OTCQX is a thinly traded market and lacks the liquidity of certain other public markets with which some investors may have more experience, investors may have difficulty determining how the market value of FineMark compares with the merger consideration.
The market price of Commerce common stock after the merger may be affected by factors different from those currently affecting the independent businesses of Commerce and FineMark.
As a result of the merger, FineMark shareholders will become Commerce shareholders. Commerce’s business differs from that of FineMark and certain adjustments may be made to Commerce’s business as a result of the merger. Accordingly, the results of operations of Commerce and the market price of Commerce common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Commerce and FineMark. For a discussion of the businesses of Commerce and FineMark and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under the section entitled “Where You Can Find More Information.”
The opinion delivered by PSC to the FineMark board of directors prior to the entry into the merger agreement will not reflect changes in circumstances that may have occurred since the date of such opinion.
The opinion of PSC, FineMark’s financial advisor, to the FineMark board of directors, was delivered on and dated June 15, 2025. Changes in the operations and prospects of FineMark, general market and economic conditions and other factors which may be beyond the control of FineMark, including the ongoing effects of proposed or imposed tariffs by the U.S. government and retaliatory tariffs proposed or imposed by U.S. trading partners and the risk of any recession or slowdown in economic growth, particularly in Arizona, Florida and South Carolina, on such market and economic conditions, and the market prices of FineMark common stock, may have altered the value of FineMark or the prices of shares of FineMark common stock as of the date of this proxy statement/prospectus, or may alter such values and prices by the effective time. The opinion does not speak as of the date of this proxy statement/prospectus or as of any other date subsequent to the date of such opinion.
Commerce and FineMark are expected to incur substantial costs related to the merger and integration, and these costs may be greater than anticipated due to unexpected events.
Commerce and FineMark have incurred and expect to incur a number of significant non-recurring costs associated with the merger. These costs include legal, financial advisory, accounting, consulting and other advisory fees, severance/employee benefit-related costs, public company filing fees and other regulatory fees, financial printing and other printing costs and other related costs. Some of these costs are payable by either Commerce or FineMark regardless of whether or not the merger is completed.
In addition, Commerce will incur integration costs following the completion of the merger as Commerce and FineMark integrate their businesses, including facilities and systems consolidation costs and employment-related costs. Commerce and FineMark may also incur additional costs to maintain employee morale and to retain key employees. There are a large number of processes, policies, procedures, operations, technologies and systems that may need to be integrated, including purchasing, accounting and finance, payroll, compliance, treasury management, branch operations, vendor management, risk management, lines of business, pricing and benefits. While Commerce and FineMark have assumed that a certain level of costs will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration costs. Moreover, many of the costs that will be incurred are, by their nature, difficult to estimate accurately. These integration costs may result in Commerce taking charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time.
Combining Commerce and FineMark may be more difficult, costly or time-consuming than expected, and Commerce and FineMark may fail to realize the anticipated benefits and cost savings of the merger.
The success of the merger will depend, in part, on the ability to realize the anticipated cost savings from combining the businesses of Commerce and FineMark. To realize the anticipated benefits and cost savings from the merger, Commerce and FineMark must successfully integrate and combine their businesses in a manner that permits those cost savings to be realized without adversely affecting current revenues and future growth. If Commerce and FineMark are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual cost savings of the merger could be less than anticipated, and integration may result in additional and unforeseen expenses.
An inability to realize the full extent of the anticipated benefits of the merger and the other transactions contemplated by the merger agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, levels of expenses and operating results of Commerce following the completion of the merger, which may adversely affect the value of the common stock of Commerce following the completion of the merger.
Commerce and FineMark have operated and, until the effective time, must continue to operate, independently. It is possible that the integration process could result in the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. Integration efforts between the companies may also divert management attention and resources. These integration matters could have an adverse effect on each of Commerce and FineMark during this transition period and for an undetermined period after completion of the merger on Commerce.
The future results of Commerce following the completion of the merger may suffer if Commerce does not effectively manage its expanded operations.
Following the merger, the size of the business of Commerce will increase beyond the current size of either Commerce’s or FineMark’s business. Commerce’s future success will depend, in part, upon its ability to manage this expanded business, which may pose challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. Commerce may also face increased scrutiny from governmental entities as a result of the increased size of its business. There can be no assurances that Commerce will be successful or that it will realize the expected operating efficiencies, revenue enhancement or other benefits currently anticipated from the merger.
Commerce may be unable to retain legacy FineMark personnel successfully after the completion of the merger.
The success of the merger will depend in part on Commerce’s ability to retain the talent and dedication of key employees currently employed by FineMark. It is possible that these employees may decide not to remain with FineMark while the merger is pending or after the completion of the merger. If Commerce and FineMark are unable to retain key employees, including management, who are critical to the successful integration and future operations of Commerce following the merger, Commerce and FineMark could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment costs. In addition, following the completion of the merger, if key employees terminate their employment, Commerce’s business activities following the merger may be adversely affected, and management’s attention may be diverted from successfully hiring suitable replacements, all of which may cause Commerce’s business following the merger to suffer. Commerce and FineMark also may not be able to locate or retain suitable replacements for key employees who leave either company.
The prospective financial information presented in this proxy statement/prospectus is based on various assumptions and may not be realized.
While presented with numeric specificity, there can be no assurance that the prospective financial information presented in this proxy statement/prospectus will be realized, and actual results may vary materially from those shown in the prospective financial information. In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. The prospective financial information and the assumptions underlying the prospective financial information reflect numerous estimates and assumptions with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which Commerce and FineMark operate. For more information, see the section entitled “The Merger — Certain Unaudited Prospective Financial Information” beginning on page 53.
Certain of FineMark’s directors and executive officers may have interests in the merger that may differ from, or are in addition to, the interests of FineMark shareholders.
FineMark shareholders should be aware that some of FineMark’s directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of

FineMark shareholders. These interests and arrangements may create potential conflicts of interest. The FineMark board of directors was aware of these respective interests and arrangements and considered these interests and arrangements, among other matters, when making their decisions to adopt and approve the merger agreement, and in recommending that FineMark shareholders vote to adopt and approve the FineMark merger proposal and the FineMark adjournment proposal.
If the requisite approval of FineMark shareholders is not obtained, or other conditions to the closing of the merger are not met, the merger agreement may be terminated in accordance with its terms and the merger may not be completed.
The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: (i) the adoption and approval by FineMark shareholders of the FineMark merger proposal; (ii) the filing of a notification of listing of the shares of Commerce common stock to be issued in the merger with Nasdaq and non-objection by Nasdaq to such listing; (iii) the receipt of required regulatory approvals, including the approval of the Federal Reserve Board and the MDOF; (iv) effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part; and (v) the absence of any law, order, injunction or decree or other legal restraint prohibiting or making illegal the consummation of the merger. Each party’s obligation to complete the Merger is also subject to certain additional customary conditions, including (a) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (b) performance in all material respects by the other party of its obligations under the merger agreement, and (c) receipt by such party of an opinion from its counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Commerce’s obligation to complete the merger is also subject to the conditions that (a) holders of not more than 10% of the outstanding shares of FineMark common stock have properly exercised their dissenters’ rights under Florida law and (b) the absence of a material adverse effect with respect to FineMark since the execution of the merger agreement.
These conditions to the closing of the merger may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after the requisite FineMark shareholder approval, or Commerce or FineMark may elect to terminate the merger agreement in certain other circumstances.
Certain FineMark shareholders have executed a voting and support agreement that requires each such shareholder to vote in favor of the adoption and approval of the merger agreement.
Certain officers, directors and shareholders of FineMark have entered into a voting and support agreement with Commerce. Pursuant to the voting and support agreement, each such shareholder has agreed, among other things, to vote his or her shares of FineMark common stock in favor of the adoption and approval of the merger agreement, and against any action or agreement that would prevent, impede, materially delay or adversely affect the consummation of the transactions contemplated by the merger agreement and against any alternative acquisition proposal. As of the FineMark record date, these shareholders collectively and beneficially owned approximately 25.05% of the outstanding shares of FineMark common stock. See the section entitled “Voting and Support Agreement.”
Failure to complete the merger could negatively impact Commerce or FineMark.
If the merger is not completed for any reason, including as a result of FineMark shareholders’ failure to adopt and approve the FineMark merger proposal, there may be various adverse consequences and Commerce and/or FineMark may experience negative reactions from the financial markets and from their respective customers and employees. For example, Commerce’s or FineMark’s respective businesses may be adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of Commerce common stock or FineMark common stock could decline to the extent that current market prices reflect a market assumption that the merger will be beneficial and will be completed. If the merger agreement is terminated under certain circumstances, FineMark may be required to pay a termination fee of $24,000,000 million to Commerce.

Additionally, each of Commerce and FineMark has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of preparing, filing, printing and mailing this proxy statement/prospectus, and all filing and other fees paid in connection with the merger. If the merger is not completed, Commerce and FineMark would have to pay some of these expenses without realizing the expected benefits of the merger.
Commerce and FineMark will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Commerce and FineMark. These uncertainties may impair Commerce’s or FineMark’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Commerce or FineMark to seek to change existing business relationships with Commerce or FineMark. In addition, subject to certain exceptions, Commerce and FineMark have each agreed to operate its business in the ordinary course in all material respects and to refrain from taking certain actions that may adversely affect or delay its ability to consummate the transactions contemplated by the merger agreement on a timely basis without the consent of the other party. These restrictions may prevent Commerce and/or FineMark from pursuing attractive business opportunities that may arise prior to the completion of the merger.
The announcement of the proposed merger could disrupt Commerce’s and FineMark’s relationships with their employees, customers, suppliers, business partners and others, as well as their operating results and business generally.
Whether or not the merger is ultimately consummated, as a result of uncertainty related to the proposed transaction, risks relating to the impact of the announcement of the merger on Commerce’s and FineMark’s business include the following:
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their employees may experience uncertainty about their future roles, which might adversely affect Commerce’s and FineMark’s ability to retain and hire key personnel and other employees;

•
customers, suppliers, business partners and other parties with which Commerce and FineMark maintain business relationships may experience uncertainty about their future and seek alternative relationships with third parties, seek to alter their business relationships with Commerce and FineMark or fail to extend existing relationships with Commerce and FineMark; and

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Commerce and FineMark have each expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed merger.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact each party’s results of operations and financial condition.
The merger agreement limits Commerce’s and FineMark’s respective abilities to pursue alternatives to the merger and may discourage other companies from trying to acquire Commerce or FineMark.
The merger agreement contains “no shop” covenants that restrict each of Commerce’s and FineMark’s ability to, directly or indirectly, among other things, initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, or, subject to certain exceptions generally related to the exercise of fiduciary duties by each respective board of directors, engage or participate in any negotiations concerning, or provide any confidential or nonpublic information or data relating to, or have or participate in any discussions with any person relating to, any alternative acquisition proposals, subject to certain exceptions. These provisions, which could result in a $24,000,000 termination fee payable under certain circumstances, may discourage a potential third-party acquirer that might have an interest in acquiring all or a significant part of Commerce or FineMark from considering or making that acquisition proposal.
The shares of Commerce common stock to be received by FineMark shareholders as a result of the merger will have different rights from the shares of FineMark common stock.
Upon completion of the merger, the rights of former FineMark shareholders who receive shares of Commerce common stock in the merger and thereby become Commerce shareholders will be governed by the Commerce articles and the Commerce bylaws. The rights associated with FineMark common stock are different from the rights associated with Commerce common stock. In addition, the rights of shareholders under Missouri law, where Commerce is organized, may differ from the rights of shareholders under Florida law, where FineMark is organized. See the section entitled “Comparison of the Rights of Commerce Shareholders and FineMark Shareholders.”
Commerce has various provisions in the Commerce articles that could impede a takeover of Commerce.
The Commerce articles contain provisions providing for, among other things, preferred stock, supermajority approval of certain business transactions, and consideration of non-monetary factors in evaluating a takeover offer. Although these provisions were not adopted for the express purpose of preventing or impeding the takeover of Commerce, without the approval of the Commerce board of directors, such provisions may have that effect. Such provisions may prevent former FineMark shareholders who receive shares of Commerce common stock in the merger from taking part in a future transaction in which such shareholders could realize a premium over the current market price of Commerce common stock.
FineMark shareholders will have a reduced ownership and voting interest in Commerce after the consummation of the merger and will exercise less influence over management.
FineMark shareholders currently have the right to vote in the election of the board of directors and on other matters affecting FineMark. When the merger is completed, each FineMark shareholder will become a Commerce shareholder, with a percentage ownership of the shares of common stock of Commerce that is smaller than the holder’s percentage ownership of FineMark prior to the consummation of the merger. Based on the number of shares of Commerce common stock outstanding as of June 16, 2025, the date of the merger agreement, and based on the number of shares of Commerce common stock expected to be issued in the merger, we estimate that existing Commerce shareholders will own approximately 93% and former FineMark shareholders will own approximately 7% of the common stock of Commerce following the completion of the merger. Because of this, FineMark shareholders may have less influence on the management and policies of Commerce than they now have on the management and policies of FineMark.
FineMark shareholders have appraisal rights in the merger.
If the merger agreement is adopted and approved by FineMark shareholders, FineMark shareholders who do not vote in favor of the adoption and approval of the merger agreement and who properly demand payment of fair cash value of their shares of common stock will be entitled to appraisal rights in connection with the merger under Sections 607.1301 through 607.1340 of the FBCA. In addition, under the terms of the merger agreement, if more than 10% of the aggregate outstanding shares of FineMark capital stock have properly notified FineMark of their intent to exercise appraisal rights under applicable law, then Commerce will not be obligated to complete the merger. Holders of FineMark preferred stock are not entitled to appraisal rights under applicable law. Neither FineMark nor Commerce can predict the number of FineMark shareholders who will seek payment of fair cash value of their shares. See the section entitled “The Merger — Appraisal Rights.”
Issuance of shares of Commerce common stock in connection with the merger may adversely affect the market price of Commerce common stock.
In connection with the payment of the merger consideration, Commerce expects to issue approximately 9.8 million shares of Commerce common stock to FineMark shareholders. The issuance of these new shares of Commerce common stock may result in fluctuations in the market price of Commerce common stock, including a stock price decrease.
Commerce or FineMark or both may be subject to claims and litigation pertaining to the merger that could prevent or delay the completion of the merger.
Any lawsuits filed in connection with the merger could prevent or delay completion of the merger and result in additional costs to Commerce and FineMark, including any costs associated with indemnification. The defense or settlement of any lawsuit or claim that may be filed seeking remedies against FineMark, the FineMark board of directors or Commerce or the Commerce board of directors in connection with the merger that remains unresolved at the effective time of the merger may adversely affect Commerce’s business, financial condition, results of operations and cash flows. There has not been any litigation against Commerce, FineMark or the directors or officers of either company, but such litigation could be instigated. FineMark, however, has received letters from purported shareholders who contend that the registration statement on Form S-4 of which this proxy statement/prospectus forms a part fails to disclose certain allegedly material information. Commerce and FineMark believe that the demand letters are without merit and supplemental disclosures are not required or necessary under applicable laws.
Risks Relating to Commerce’s Business
You should read and consider risk factors specific to Commerce’s business that will also affect Commerce after the merger. These risks are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Commerce’s Annual Report on Form 10-K for the year ended December 31, 2024 and in any updates to those risk factors set forth in Commerce’s Quarterly Reports on Form 10-Q and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 107 of this proxy statement/prospectus for the location of information incorporated by reference into this proxy statement/prospectus.

THE FINEMARK SPECIAL MEETING
This section contains information about the special meeting that FineMark has called to allow FineMark shareholders to vote on the FineMark merger proposal and the FineMark adjournment proposal. The FineMark board of directors is mailing this proxy statement/prospectus to you on or about [           ], 2025. Together with this proxy statement/prospectus, the FineMark board of directors is also sending you a notice of the FineMark special meeting of FineMark shareholders and a form of proxy that the FineMark board of directors is soliciting for use at the FineMark and at any adjournments or postponements of the FineMark special meeting.
Time, Date, and Place
The FineMark special meeting will be held on October 15, 2025, at 8:00 a.m., Eastern Time, at FineMark’s main office, located at 8695 College Parkway, Suite 100, Fort Myers, Florida 33919.
Matters to be Considered
At the FineMark special meeting, FineMark shareholders will be asked to consider and vote on the following proposals:
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the FineMark merger proposal; and

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the FineMark adjournment proposal.

A copy of the merger agreement is included in this proxy statement/prospectus as Annex A, and we encourage you to read it carefully in its entirety.
Recommendation of the FineMark Board of Directors
The FineMark board of directors recommends that FineMark shareholders vote “FOR” the FineMark merger proposal and “FOR” the FineMark adjournment proposal. See the section entitled “The Merger —FineMark’s Reasons for the Merger; Recommendation of the FineMark Board of Directors” for a more detailed discussion of the recommendation of the FineMark board of directors.
Record Date and Quorum
The FineMark board of directors has fixed the close of business on August 22, 2025, as the record date for the determination of holders of FineMark common stock entitled to notice of and to vote at the FineMark special meeting. As of the FineMark record date, there were 12,284,795 shares of FineMark common stock outstanding.
A quorum is necessary to transact business at the FineMark special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of FineMark common stock entitled to vote at the FineMark special meeting is necessary to constitute a quorum. Shares of FineMark common stock represented at the FineMark special meeting but not voted, including shares that a shareholder abstains from voting, will be counted for purposes of establishing a quorum. Once a share of FineMark common stock is represented at the FineMark special meeting, it will be counted for the purpose of determining a quorum not only at the FineMark special meeting but also at any adjournment or postponement of the FineMark special meeting. In the event that a quorum is not present at the FineMark special meeting, it is expected that the FineMark special meeting will be adjourned or postponed.
As of the close of business on the FineMark record date, FineMark directors and executive officers and their affiliates owned and were entitled to vote approximately 1,755,667 shares of FineMark common stock, representing approximately 14.29% of the outstanding shares of FineMark common stock.
Required Vote
In order for the FineMark merger proposal to be adopted and approved, it must receive the affirmative vote of a majority of the outstanding shares of FineMark common stock entitled to vote on the merger proposal. If you vote to “ABSTAIN” with respect to the FineMark merger proposal or if you fail to vote on the FineMark merger proposal, it will have the same effect as a vote “AGAINST” the FineMark merger proposal.
In order for the FineMark adjournment proposal to be approved, it must receive the affirmative vote of the majority of the votes cast with respect to the FineMark adjournment proposal. If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank, broker or other nominee with respect to the FineMark adjournment proposal, you will be deemed not to have cast a vote with respect to the FineMark adjournment proposal.
Each share of FineMark common stock you own as of the FineMark record date entitles you to one vote at the FineMark special meeting on all matters properly presented at the FineMark special meeting. Holders of FineMark preferred stock are not entitled to, and are not requested to, vote at the FineMark special meeting.
How to Vote — Shareholders of Record
Voting by Mail
Your proxy card includes instructions on how to vote by mailing in the proxy card. If you choose to vote by mail, please mark each proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the proxy card. Please do not send in your stock certificates with your proxy card. If the merger is completed, you will receive a separate letter of transmittal and instructions on how to surrender your FineMark stock certificates for the merger consideration at a later date.
Voting Online
Your proxy card includes instructions on how to vote online. If you choose to vote online, please follow the instructions provided on your proxy card.
Voting at the Meeting
You may also attend and vote at the FineMark special meeting in person.
YOUR VOTE IS VERY IMPORTANT. PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE FINEMARK SPECIAL MEETING. FINEMARK SHAREHOLDERS WHO ATTEND THE FINEMARK SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING AT THE FINEMARK SPECIAL MEETING.
Voting of Proxies; Incomplete Proxies
If you sign and return your proxy card without instruction on how to vote your shares, your shares will be voted “FOR” the FineMark merger proposal and “FOR” the FineMark adjournment proposal.
Revocation of Proxies
You can revoke your proxy at any time before your shares of FineMark common stock are voted. If you are a shareholder of record, you can revoke your proxy by: (1) signing and returning another valid proxy with a later date; (2) prior to the special meeting, delivering a written notice of revocation to Ryan Roberts, Investor Relations, FineMark Holdings, Inc., 8695 College Parkway, Suite 100, Fort Myers, Florida 33919; or (3) attending the special meeting and voting in person during the meeting. If you submit a valid proxy bearing a later date or notice of revocation, the new proxy or notice of revocation must be received prior to the beginning of the special meeting. If you hold your shares in “street name” with a bank, broker or other nominee, you must follow the instructions from your bank, broker or other nominee to change your vote. Your last vote will be the vote that is counted.
Broker Non-Votes
A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the FineMark special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the FineMark special meeting. If your bank, broker, trustee or other nominee holds your shares of FineMark common stock in “street name,” such entity will vote your shares of FineMark common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this proxy statement/prospectus.
Shares Held in Street Name
If you do not attend the FineMark special meeting and wish to vote, you must instruct your bank, broker, trustee or other nominee on how to vote your shares. Your bank, broker, trustee or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your bank, broker, trustee or other nominee. You may not vote shares held in “street name” by returning a proxy card directly to FineMark or by voting online as indicated in your proxy card.
Further, banks, brokers, trustees or other nominees who hold shares on behalf of their customers may not give a proxy to FineMark to vote those shares with respect to any of the proposals without specific instructions from their customers, as banks, brokers, trustees and other nominees do not have discretionary voting power on the proposals that will be voted upon at the FineMark special meeting, including the FineMark merger proposal and the FineMark adjournment proposal.
Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote online by following the instructions in your proxy card, whether or not you plan to attend the FineMark special meeting. Sending in your proxy card or voting via the internet will not prevent you from voting your shares personally at the FineMark special meeting because you may subsequently revoke your proxy. See the section entitled “— Revocation of Proxies” above for further information.
Shares Subject to Voting and Support Agreement; Shares Held by Directors and Executive Officers
Certain directors, officers and shareholders of FineMark who as of the FineMark record date beneficially owned and were entitled to vote 3,077,906 shares of FineMark common stock, representing approximately 25.05% of the outstanding shares of FineMark common stock entitled to vote as of the FineMark record date, entered into a voting and support agreement with Commerce and FineMark, pursuant to which each such shareholder has agreed, at any meeting of FineMark shareholders, however called, or any adjournment or postponement thereof (subject to certain exceptions), to be present (in person or by proxy) at such meeting:
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vote (or cause to be voted) all shares of FineMark common stock owned of record or beneficially owned by such holder, in favor of the FineMark merger proposal and the FineMark adjournment proposal; and

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vote (or cause to be voted) such director’s shares against:

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any competing transaction; and

•
any action or agreement that would reasonably be expected to prevent, impede or delay the consummation of the merger.

Pursuant to the voting and support agreement, each such shareholder has also agreed not to sell or otherwise transfer any shares of FineMark common stock without the prior written consent of Commerce, subject to certain limited exceptions.
For more information about the beneficial ownership of FineMark common stock by each 5% or greater beneficial owner, each director and executive officer and directors and executive officers as a group, see the section entitled “Security Ownership of Certain Beneficial Owners and Management of FineMark.”

Solicitation of Proxies
The proxy for the FineMark special meeting is being solicited on behalf of the FineMark board of directors. FineMark will bear the entire cost of soliciting proxies from you. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers and other employees of FineMark in person or by telephone, facsimile or other means of electronic communication. Directors, officers and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.
Other Matters to Come Before the FineMark Special Meeting
FineMark management knows of no other business to be presented at the FineMark special meeting, but if any other matters are properly presented at the meeting or any adjournments or postponements thereof, the persons named in the proxies will vote upon them in accordance with the FineMark board of directors’ recommendation.
Questions and Additional Information
If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact FineMark at:
FineMark Holdings Inc.
8695 College Parkway, Suite 100
Fort Myers, Florida 33919
Telephone: (877) 461-5901
Attn: Ryan Roberts

FINEMARK PROPOSALS
PROPOSAL 1: FINEMARK MERGER PROPOSAL
At the FineMark special meeting, FineMark shareholders will be asked to adopt and approve the merger agreement. FineMark shareholders should read this proxy statement/prospectus carefully and in its entirety, including the annexes and exhibits, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.
After careful consideration, the FineMark board of directors has unanimously (i) adopted and approved the merger agreement and the transactions contemplated thereby, (ii) determined the merger agreement and the merger to be advisable and in the best interests of FineMark and FineMark shareholders and (iii) declared it advisable to enter into the merger agreement. See the section entitled “The Merger —  FineMark’s Reasons for the Merger; Recommendation of the FineMark Board of Directors” included elsewhere in this proxy statement/prospectus for a more detailed discussion of the FineMark board of directors’ recommendation.
The adoption and approval of the FineMark merger proposal by FineMark shareholders is a condition to completion of the merger.
The FineMark board of directors unanimously recommends that FineMark shareholders vote “FOR” the FineMark merger proposal.
PROPOSAL 2: FINEMARK ADJOURNMENT PROPOSAL
The FineMark special meeting may be adjourned to another time, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the FineMark special meeting to adopt and approve the FineMark merger proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to FineMark shareholders.
If, at the FineMark special meeting, the number of shares of FineMark common stock present or represented and voting in favor of the FineMark merger proposal is insufficient to adopt and approve the FineMark merger proposal, FineMark intends to move to adjourn the FineMark special meeting in order to enable the FineMark board of directors to solicit additional proxies for the adoption and approval of the FineMark merger proposal. In that event, FineMark will ask FineMark shareholders to vote upon the FineMark adjournment proposal, but not the FineMark merger proposal.
In this proposal, FineMark is asking FineMark shareholders to authorize the holder of any proxy solicited by the FineMark board of directors, on a discretionary basis, to vote in favor of adjourning the FineMark special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from FineMark shareholders who have previously voted, if a quorum is not present, or if there are insufficient votes at the time of the FineMark special meeting to adopt and approve the FineMark merger proposal or if necessary or appropriate to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to holders of FineMark common stock. Pursuant to the FineMark bylaws, the FineMark special meeting may be adjourned without further notice being given unless a new record date for such adjourned meeting is, or is required by law or the FineMark bylaws to be fixed.
The adoption and approval of the FineMark adjournment proposal requires the affirmative vote of the majority of the votes cast with respect to the FineMark adjournment proposal.
The approval of the FineMark adjournment proposal by FineMark shareholders is not a condition to completion of the merger.
The FineMark board of directors unanimously recommends that FineMark shareholders vote “FOR” the FineMark adjournment proposal.

INFORMATION ABOUT THE COMPANIES
Commerce Bancshares, Inc.
1000 Walnut Street
Kansas City, Missouri 64106
816-234-2000
With $32.3 billion in assets as of June 30, 2025, Commerce is a regional bank holding company offering a full line of banking services through its subsidiaries, including payment solutions, investment management and securities brokerage. Through CBI-Kansas, its second tier wholly owned bank holding company, it owns all the outstanding capital stock of Commerce Bank, a Missouri state-chartered trust company. Commerce Bank leverages 160 years of proven strength and experience to help individuals and businesses solve financial challenges. In addition to offering payment solutions across the United States, Commerce Bank currently operates full-service banking facilities across the Midwest, including the St. Louis and Kansas City metropolitan areas, Springfield, Central Missouri, Central Illinois, Wichita, Tulsa, Oklahoma City and Denver. Beyond the Midwest, Commerce also maintains commercial offices in Dallas, Houston, Cincinnati, Nashville, Des Moines, Indianapolis and Grand Rapids and wealth offices in Dallas, Houston and Naples. Commerce delivers high-touch service and sophisticated financial solutions at regional branches, commercial and wealth offices, ATMs, online, mobile and through a 24/7 customer service line.
Shares of Commerce are traded on Nasdaq under the symbol “CBSH.”
For more information about Commerce, please visit Commerce’s website at www.commercebank.com. The information provided on Commerce’s website (other than the documents incorporated by reference herein) is not part of this proxy statement/prospectus and is not incorporated herein by reference. Additional information about Commerce is included in documents incorporated by reference in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 107.
CBI-Kansas, Inc.
1000 Walnut Street
Kansas City, Missouri 64106
816-234-2000
CBI-Kansas is a Kansas corporation and wholly owned subsidiary of Commerce, which owns all the outstanding capital stock of Commerce Bank.
FineMark Holdings, Inc.
8695 College Parkway, Suite 100
Fort Myers, Florida 33919
(877) 461-5901
FineMark, a Florida corporation registered as a bank holding company, is the parent company of FineMark Bank, a nationally chartered bank and trust company, headquartered in Florida. Through its offices located in Florida, Arizona and South Carolina, FineMark offers a full range of financial services, including personal and business banking, lending, trust and investment services.
In addition to traditional banking, FineMark specializes in wealth management solutions, including estate planning, fiduciary services, and investment advisory tailored to high-net-worth individuals, families, and institutions. FineMark also provides specialized services for professional athletes and entertainers, offering financial planning, cash flow management, and trust administration.
FineMark’s trust and investment division has grown significantly, managing $8.2 billion in assets under administration, and is supported by a robust platform of proprietary research, disciplined investment processes, and a strong fiduciary culture.

As of June 30, 2025, FineMark had total consolidated assets of $3.9 billion and total consolidated deposits of $3.1 billion. FineMark also had $8.2 billion of assets under administration as of June 30, 2025.
FineMark common stock is quoted on OTCQX under the symbol “FNBT.” FineMark preferred stock is not listed or quoted on any exchange.
FineMark’s website is www.finemarkbank.com. The information on FineMark’s website is not part of this proxy statement/prospectus, and the reference to the FineMark website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.

THE MERGER
This section of the proxy statement/prospectus describes material aspects of the merger. This summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.
Terms of the Merger
Each of Commerce’s, CBI-Kansas’ and FineMark’s respective board of directors has approved the merger agreement. The merger agreement provides that, pursuant to the terms and subject to the conditions set forth in the merger agreement, FineMark will merge with and into CBI-Kansas, with CBI-Kansas continuing as the surviving corporation, which is referred to as the merger. Promptly following the merger, FineMark Bank, a wholly owned subsidiary of FineMark, will be merged with and into Commerce Bank, a wholly owned subsidiary of CBI-Kansas, with Commerce Bank continuing as the surviving bank, which is referred to as the bank merger.
Subject to the terms and conditions of the merger agreement, at the effective time of the merger, (i) each share of FineMark common stock issued and outstanding immediately prior to the effective time and (ii) each share of FineMark preferred stock issued and outstanding immediately prior to the effective time (on an as-converted-to-FineMark common stock basis in accordance with the Certificate of Designation of the FineMark preferred stock) (other than certain excluded shares as described in the merger agreement, including FineMark common stock held by a holder who has properly exercised dissenters’ rights in respect of such shares) will be converted into the right to receive 0.690 of a share of Commerce common stock. FineMark shareholders who would otherwise be entitled to a fraction of a share of Commerce common stock in the merger will instead receive, in lieu of the fraction of a share, an amount in cash (rounded to the nearest cent) based on the Commerce closing share value. Each outstanding share of FineMark preferred stock will automatically convert at the closing of the merger into 36.3636 shares of FineMark common stock in accordance with the Certificate of Designation of FineMark preferred stock. Holders of such newly converted FineMark common stock will then be entitled to the same merger consideration as the other holders of FineMark common stock, as described in the immediately preceding sentence and further detailed in the merger agreement.
FineMark shareholders are being asked to adopt and approve the merger agreement. See the section entitled “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including information about conditions to the complete the merger and provisions for terminating or amending the merger agreement. Commerce shareholders are not entitled to voting rights in connection with the merger.
Background of the Merger
The FineMark board of directors periodically reviews and discusses FineMark’s business, performance and prospects in the context of developments in the banking industry and the competitive landscape as a whole. Among other things, these discussions have explored possible strategic directions available to FineMark including, from time to time, potential business combinations involving various other financial institutions, the need to continue a growth strategy to be in a position to deliver a competitive return to FineMark’s shareholders, and the business and regulatory environment facing financial institutions generally.
As part of these discussions, FineMark routinely receives periodic assistance from PSC and other similar investment banking firms in connection with analyzing strategic considerations, including the state of the industry, capital markets opportunities, potential parties that might have an interest in pursuing a combination with FineMark, and other matters. At the request of the FineMark board of directors and Mr. Joseph Catti, in October 2024, representatives from PSC and FineMark’s outside legal counsel, Alston & Bird LLP (“Alston & Bird”), attended a meeting of the FineMark board of directors to assist the FineMark board of directors in evaluating several strategic alternatives, including FineMark’s prospects on a standalone basis and the potential opportunities available to FineMark to partner with suitable acquirers as identified by PSC and the FineMark board of directors.
In October 2024, the FineMark board of directors authorized PSC to arrange informal introductory meetings with larger financial institutions to help FineMark build relationships with potential strategic partners. Representatives of PSC contacted 10 financial institutions regarding their interest in a possible strategic transaction with FineMark. Mr. Catti met with each of these parties between November 2024 and March 2025. Of the 10 contacted parties, six parties expressed interest in a business combination, including Commerce, Company B, and Company C.
On February 24, 2025, representatives of PSC began working with FineMark’s management and Alston & Bird to establish a virtual data room and prepare marketing documents. During the next several weeks, the virtual data room was populated with financial information and the marketing documents were drafted.
During February 2025, PSC began providing non-disclosure agreements to the six parties that expressed interest in a business combination. Four out of the six parties executed the non-disclosure agreements and were provided access to a virtual data room and the marketing documents. On March 27, 2025, FineMark entered into an engagement letter with PSC to act as a financial advisor to the FineMark board of directors in connection with a possible business combination. On March 28, 2025, Commerce entered into a nondisclosure agreement with FineMark. Bid instructions were provided in the virtual data room which requested that a non-binding indication of interest be provided to PSC by a deadline of April 25, 2025. This deadline was later accelerated to April 18, 2025 due to general market conditions.
During March 2025 and through April 18, 2025, interested parties conducted preliminary due diligence on FineMark. On April 15, 2025, FineMark, Commerce, PSC, and Commerce’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”) held a conference call to discuss the potential transaction.
On April 17, 2025, Commerce submitted an initial non-binding letter-of-intent with respect to a potential strategic business combination between Commerce and FineMark (the “Commerce Initial LOI”) that contemplated the merger of FineMark with and into Commerce, with Commerce as the surviving entity. The Commerce Initial LOI contemplated that, upon consummation of the proposed transaction, all of the outstanding shares of FineMark common stock would be converted into the right to receive shares of Commerce common stock, based on a fixed exchange ratio of 0.6900x, which represented a price of $41.33 per share of FineMark stock based on the closing price of Commerce common stock on April 17, 2025, a multiple of 1.51x FineMark’s tangible book value per share of $27.44 as of March 31, 2025, and a premium of 61% to the closing price of FineMark stock on April 17, 2025. As of the date of April 17, 2025, the proposed offer was equivalent to $578 million of aggregate consideration payable to FineMark shareholders. The Commerce Initial LOI also included the grant of a 90-day exclusivity period to Commerce.
On April 18, 2025, Company B and Company C each submitted an initial non-binding letter-of-intent with respect to a potential strategic business combination with FineMark (respectively, the “Company B Initial LOI” and “Company C LOI” collectively, the “Competing Bids”) that contemplated the merger of FineMark with and into Company B/Company C, with Company B/Company C being the surviving entity. Each of the Competing Bids offered substantially less in terms of aggregate consideration as compared to the Commerce Initial LOI.
On April 21, 2025, Company B submitted an updated proposal, which increased the value of the aggregate consideration; however, this adjustment was insufficient to overcome the value of the Commerce Initial LOI.
On April 23, 2025, at a regular meeting of the FineMark board of directors, representatives of PSC reviewed the financial terms of the three indications of interest and reviewed publicly available summary financial and market performance data for each company that submitted an indication of interest. Alston & Bird also attended the meeting and participated in the discussion with regards to the legal aspects of a merger process. The FineMark board of directors, following extensive discussion of each indication of interest, unanimously voted to pursue a transaction with Commerce, but also decided to request a shortened exclusivity period prior to executing the Commerce Initial LOI.

On April 23, 2025, representatives from PSC contacted Commerce asking if Commerce would be willing to revise the Commerce Initial LOI by shortening the proposed 90-day exclusivity period to 45 days. On April 24, 2025, Commerce submitted a revised proposal (the “Commerce Revised Proposal”) that included the grant of a 45-day exclusivity period to Commerce. On April 25, 2025, the FineMark board of directors executed the Commerce Revised Proposal to move forward with negotiating a potential transaction with Commerce.
From April 2025 to June 16, 2025, Commerce continued to conduct due diligence on FineMark. Gateway Asset Management, LLC assisted with loan review. Due diligence information was provided across multiple venues, including, but not limited to, a virtual data room, conference calls, in-person meetings, and direct loan file reviews. A series of due diligence conference calls were held throughout May 2025 in which the Commerce and FineMark senior management teams were present.
From May 13, 2025 through June 16, 2025, FineMark performed a reverse due diligence review of Commerce. The reverse due diligence information was provided across customary venues, including the virtual data room, meetings with Commerce senior management, and conference calls, including a reverse due diligence conference call on May 21, 2025 held by members of Commerce and FineMark senior management teams, as well as representatives of Holland & Knight LLP (“Holland & Knight”), Commerce’s outside legal counsel, and KBW, on behalf of Commerce, and Alston & Bird and PSC, on behalf of FineMark.
On May 21, 2025, Holland & Knight circulated a preliminary draft of the merger agreement. Between May 21, 2025 and June 16, 2025, representatives of Commerce and FineMark, with the assistance of representatives of Holland & Knight and KBW, on behalf of Commerce, and Alston & Bird and PSC, on behalf of FineMark, negotiated the specific terms of the merger agreement and the related ancillary documents and agreements, including disclosure schedules and the form of voting agreement.
On May 30, 2025, the FineMark board of directors agreed to an amendment to the Commerce Revised Proposal, which extended the exclusivity period through June 16, 2025. Following the extension of the exclusivity period through June 16, 2025, the parties and their respective advisors proceeded to finalize negotiation of the merger agreement and the other related transaction documentation.
On June 13, 2025, the FineMark board of directors held a meeting to analyze and consider the negotiated terms of the potential strategic business combination transaction with Commerce and the key financial and legal terms as outlined in the merger agreement. Representatives of PSC and Alston & Bird also attended this meeting. PSC reviewed with the FineMark board of directors a draft of its financial analyses of the potential strategic business combination transaction with Commerce, including the assumptions used and the possible projected financial implications of the potential merger. Alston & Bird reviewed for the directors the terms and conditions of the merger agreement and the merger, the voting and support agreements to be entered into with FineMark directors and FineMark officers, and other relevant information.
Also on June 13, 2025, the Commerce board of directors met in a special session to continue to review and consider the merger agreement and the transactions and agreements contemplated by it. Commerce’s legal counsel, Holland & Knight, reviewed for the directors changes to the terms and conditions of the merger agreement since June 10, 2025. Representatives of KBW reviewed with the Commerce board of directors financial matters regarding the proposed merger transaction. After additional discussion and deliberation, the Commerce board of directors adopted and approved the draft merger agreement and the transactions and agreements contemplated by it and determined that the merger agreement and the transactions contemplated by it were in the best interests of Commerce and its shareholders.
On June 15, 2025, a special meeting of the FineMark board of directors was held. Representatives of PSC and Alston & Bird each participated in the meeting. Alston & Bird reviewed with the directors the legal standards applicable to the decisions and actions of the FineMark directors with respect to the proposed transaction. Representatives of PSC reviewed, with the FineMark board of directors, PSC’s financial analyses with respect to the proposed merger transaction. Thereafter, at the request of the FineMark directors, PSC rendered its opinion to the effect that, based upon and subject to the assumptions, qualifications, limitations, and other matters set forth in its opinion, the exchange ratio to be received pursuant to the merger was fair, from a financial point of view, to the holders of FineMark common stock.

At the meeting, Alston & Bird reviewed for the directors the terms and conditions of the merger agreement and the merger, the voting and support agreements to be entered into with FineMark directors and FineMark officers, and other relevant information. Following a discussion of these matters, the FineMark board of directors concluded that the merger agreement, the merger and the merger of FineMark Bank with and into Commerce Bank was fair to and in the best interest of FineMark and its shareholders and approved and adopted the merger agreement and the transactions contemplated thereby and recommended the FineMark shareholders approve the merger agreement.
Following the respective meetings of the FineMark board of directors and the Commerce board of directors, and after finalizing the merger agreement, FineMark and Commerce executed the merger agreement on the morning of Monday, June 16, 2025.
The transaction was announced the morning of Monday, June 16, 2025, before the opening of the financial markets in New York, in a press release jointly issued by Commerce and FineMark.
FineMark’s Reasons for the Merger; Recommendation of the FineMark Board of Directors
The FineMark board of directors has unanimously adopted the merger agreement and unanimously recommends that FineMark shareholders vote “FOR” the approval of the FineMark merger proposal and “FOR” the FineMark adjournment proposal. In evaluating the proposed merger agreement, the FineMark board of directors consulted with FineMark’s management, Alston & Bird and PSC.
In reaching its decision to adopt and approve the merger agreement, the consummation of the merger and the other transactions contemplated by the merger agreement and related transaction documents, and to recommend that its shareholders approve the merger agreement, the FineMark board of directors evaluated the merger and the merger agreement in consultation with FineMark’s management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors in no particular order of priority:
•
each of FineMark’s, Commerce’s and the combined company’s business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the FineMark board of directors concluded that Commerce’s business and operations complement those of FineMark, and that the merger would result in a combined company with diversified revenue sources, a well-balanced loan portfolio and an attractive funding base;

•
its understanding of the current and prospective environment in which FineMark and Commerce operate, including national, regional and local economic conditions, the competitive environment for banks and other financial institutions generally, the current level of interest rates, the increased regulatory burdens on financial institutions, the trend toward consolidation in the banking industry and in the financial services industry, and the likely effect of these factors on FineMark both with and without the proposed transaction;

•
the process through which the FineMark board of directors, with the assistance of management and FineMark’s financial and legal advisors, conducted extensive analysis and considered the available alternatives for FineMark over an extended period of time, including a review of other potential strategic partners and the likelihood of any other party offering financial and other terms that would be superior to the merger, and an evaluation and testing of FineMark’s standalone plan, and the FineMark board of directors’ determination that no such alternative was as strategically and financially compelling as the proposed transaction with Commerce;

•
its view that the size of the institution and related economies of scale were becoming increasingly important to the continued success in the current financial services environment, including the increased expenses of regulatory compliance, and that a merger with a larger bank holding company could potentially provide those economies of scale, increase efficiencies of operations and enhance customer products and services;

•
the strategic rationale for the merger as a method of expanding FineMark’s geographic footprint, especially in the Texas market, accelerating FineMark’s plans for expansion in such areas;

•
the financial analyses of PSC and the opinion delivered by PSC to the FineMark board of directors at the June 15, 2025 meeting of the FineMark board of directors, to the effect that, as of the date of such opinion, and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by PSC as set forth in its opinion, the exchange ratio was fair to the holders of FineMark common stock from a financial point of view, as more fully described in the section entitled “Opinion of FineMark’s Financial Advisor” beginning on page 43;
•
the fact that the merger consideration will consist of shares of Commerce common stock, which would allow FineMark shareholders to participate in a significant portion of the future performance of the combined FineMark and Commerce business and synergies resulting from the merger, and the value to FineMark shareholders represented by that consideration;

•
that the pro forma ownership by FineMark shareholders in Commerce following the closing of the merger will be in an approximate range of 7% of the outstanding Commerce shares;

•
FineMark’s belief that the transaction is likely to provide substantial value to FineMark’s shareholders;

•
the greater liquidity in the trading market for Commerce common stock relative to the market for FineMark stock due to the listing of Commerce’s common stock on Nasdaq;

•
management’s expectation that the combined company will have a strong capital position upon completion of the transaction;

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the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions;

•
the fact that the merger consideration paid in the form of Commerce common stock is expected to be tax-free to FineMark shareholders;

•
the results of FineMark’s due diligence investigation of Commerce, including the FineMark board of directors’ opinion of the reputation, competence, business practices, culture, integrity and experience of Commerce and its management;

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the belief that the two companies’ corporate cultures and business philosophies are complementary and compatible, including with respect to corporate purpose, strategic focus, commitment to corporate governance and ethical business practices, broader target markets, client service, credit, risk profiles, community commitment and commitment to environmental, social and governance considerations, and its belief that the complementary cultures will facilitate the successful integration of the two companies following the consummation of the merger;

•
that the merger will result in a combined company with greater financial resources and a higher lending limit than FineMark would have if it were to continue its operations as an independent entity;

•
the anticipated cost savings from expected increases in operating efficiency, reduced combined payments to vendors and third parties and elimination of duplicate positions, while increasing responsiveness to compliance and regulatory requirements;

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Commerce’s commitment to enhancing its strategic position in its markets;

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management’s view that the merger will allow for greater opportunities for FineMark’s clients, customers, employees and other constituencies within the communities in which FineMark operates, and that the potential synergies, reduced loan and deposit concentration levels allowing greater growth in most classes of commercial lending and diversification resulting from the merger will enhance product offerings and customer service beyond the level believed to be reasonably achievable by FineMark on an independent basis;

•
the recommendation of FineMark’s management in favor of the merger, considered by the FineMark board of directors in light of the benefits to be received by management in connection with the merger;

•
that the terms and conditions of the merger agreement, including, but not limited to, the representations, warranties and covenants of the parties, the conditions to closing and the form and structure of the merger consideration, are conductive to consummation of the merger while being reasonably intended to preserve FineMark’s business;

•
the likelihood that the merger will be completed based on, among other things, each party’s obligation to use its reasonable best efforts to obtain regulatory approvals as promptly as practicable;

•
the stock consideration is a fixed exchange ratio of shares of FineMark’s common stock to Commerce’s common stock; as a result, FineMark’s shareholders benefit from an increase in the trading price of Commerce’s common stock during the pendency of the merger; and

•
the ability of the FineMark board of directors to withdraw its recommendation that FineMark shareholders vote to approve the merger agreement for a “superior proposal” (as defined in the merger agreement), subject to the terms and conditions set forth in the merger agreement (including the payment of a termination fee).

The FineMark board of directors also identified and considered a variety of uncertainties and risks concerning the merger, including, but not limited to, the following:
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the possibility that the merger may not be completed, or that its completion may be unduly delayed, for reasons beyond the control of FineMark or Commerce;

•
the regulatory approvals required to complete the merger, the potential length of the regulatory approval process and the risks that the regulators could impose materially burdensome conditions;

•
the approvals required by the FineMark shareholders to complete the merger;

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the potential risk of diverting management’s attention and resources from the operation of FineMark’s business and towards the completion of the merger;

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the possibility of employee attrition or adverse effects on client and business relationships as a result of the announcement and the pendency of the merger;

•
the requirement that FineMark conduct its business in the ordinary course and the other restrictions on the conduct of FineMark’s business prior to completion of the merger, which may delay or prevent FineMark from undertaking business opportunities that may arise pending completion of the merger;

•
certain tax effects for cash payments paid to FineMark’s officers, employees, or shareholders as a result of the merger;

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that under the merger agreement, subject to certain exceptions, FineMark cannot solicit acquisition proposals;

•
the transaction costs and expenses that will be incurred in connection with the merger, including the costs of integrating the businesses of FineMark and Commerce;

•
the possible effects of the pendency or consummation of the transactions contemplated by the merger agreement, including any suit, action or proceeding initiated in respect of the merger;

•
the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating FineMark’s business, operations and workforce with those of Commerce and the risk of not realizing all of the anticipated benefits of the merger or not realizing them in the expected timeframe;

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the stock consideration is a fixed exchange ratio of shares of FineMark common stock to Commerce common stock; as a result, FineMark shareholders could be adversely affected by a decrease in the trading price of Commerce common stock during the pendency of the merger;

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that FineMark shareholders will not necessarily know or be able to calculate the actual value of the merger consideration which they would receive upon completion of the merger;

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the possibility that FineMark will have to pay a $24 million termination fee to Commerce if the merger agreement is terminated under certain circumstances;

•
that FineMark’s directors and executive officers may have financial interests in the merger in addition to their interests as FineMark shareholders, including financial interests that are the result of compensation arrangements with FineMark and/or Commerce, and the manner in which such interests would be affected by the merger; and

•
the other risks under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 21 and “Risk Factors” beginning on page 23.

The foregoing discussion of information and factors considered by the FineMark board of directors is not intended to be exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger agreement and the transactions contemplated thereby, including the merger, the FineMark board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the FineMark board of directors applied his or her own personal business judgment to the process and may have given different weight to different factors than other members of the FineMark board of directors gave to such factors.
The FineMark board of directors collectively made its determinations and recommendations based on the conclusion reached by its members, in light of the factors that each of them considered appropriate, that the merger is in the best interests of FineMark and its shareholders.
Opinion of FineMark’s Financial Advisor
FineMark retained PSC to act as financial advisor to the FineMark board of directors in connection with FineMark’s consideration of a possible business combination. FineMark selected PSC to act as its financial advisor because PSC is a nationally recognized investment banking firm which specializes in financial institutions. In the ordinary course of its investment banking business, PSC is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
PSC acted as financial advisor to the FineMark board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the June 13, 2025 meeting at which the FineMark board of directors considered the merger and the merger agreement, PSC delivered to the FineMark board of directors its oral opinion, which was subsequently confirmed in writing on June 15, 2025, to the effect that, as of such date, the exchange ratio was fair to the holders of FineMark common stock from a financial point of view. The full text of PSC’s opinion is attached as Annex B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by PSC in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of FineMark common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
PSC’s opinion was directed to the FineMark board of directors in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any shareholder of FineMark as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger and the merger agreement. PSC’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of FineMark common stock and did not address the underlying business decision of FineMark to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for FineMark or the effect of any other transaction in which FineMark might engage. PSC also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of FineMark or Commerce, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. PSC’s opinion was approved by PSC’s fairness opinion committee.
In connection with its opinion, PSC reviewed and considered, among other things:
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a draft of the merger agreement, dated June 11, 2025;

•
certain publicly available financial statements and other historical financial information of FineMark and its banking subsidiary, FineMark Bank, that PSC deemed relevant;

•
certain publicly available financial statements and other historical financial information of Commerce that PSC deemed relevant;

•
internal balance sheet and net income projections for FineMark for the years ending December 31, 2025 and December 31, 2026, as well as estimated annual net income, assets, loans and deposits growth rates for the years ending December 31, 2027 through December 31, 2029 and estimated dividends per share for FineMark for the years ending December 31, 2025 through December 31, 2029;

•
publicly available mean analyst net income estimates for Commerce for the years ending December 31, 2025 and December 31, 2026 as well as an estimated long-term annual net income growth rate for the years ending December 31, 2027 through December 31, 2029 and estimated dividends per share for Commerce for the years ending December 31, 2025 through December 31, 2029, as provided by the senior management of Commerce;

•
the pro forma financial impact of the merger on Commerce based on certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as certain adjustments for current expected credit losses (“CECL”) accounting standards, as provided by the senior management of Commerce;

•
the publicly reported historical price and trading activity for FineMark common stock and Commerce common stock, including a comparison of certain stock trading information for FineMark common stock and Commerce common stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded;

•
a comparison of certain financial and market information for FineMark and Commerce with similar financial institutions for which information is publicly available;

•
the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available;

•
the current market environment generally and the banking environment in particular; and

•
such other information, financial studies, analyses and investigations and financial, economic and market criteria as PSC considered relevant.

PSC also discussed with certain members of the senior management of FineMark and its representatives the business, financial condition, results of operations and prospects of FineMark and held similar discussions with certain members of the senior management of Commerce and its representatives regarding the business, financial condition, results of operations and prospects of Commerce.
In performing its review, PSC relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by PSC from public sources, that was provided to PSC by FineMark, Commerce or their respective representatives, or that was otherwise reviewed by PSC, and PSC assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. PSC relied on the assurances of the respective senior managements of FineMark and Commerce that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading in any respect material to PSC’s analyses. PSC was not asked to and did not undertake an independent verification of any of such information and PSC did not assume any responsibility or liability for the accuracy or completeness thereof. PSC did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of FineMark or Commerce, nor was PSC furnished with any such evaluations or appraisals. PSC rendered no opinion on or evaluation on the collectability of any assets or the future performance of any loans of FineMark or Commerce, nor any of their respective subsidiaries. PSC did not make an independent evaluation of the adequacy of the allowance for credit losses of FineMark or Commerce, any of their respective subsidiaries or the combined entity after the merger, and PSC did not review any individual credit files relating to FineMark or Commerce or any of their respective subsidiaries. PSC assumed, with FineMark’s consent, that the respective allowances for credit losses for both FineMark and Commerce and their respective subsidiaries were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.
In preparing its analyses, PSC used internal balance sheet and net income projections for FineMark for the years ending December 31, 2025 and December 31, 2026, as well as estimated annual net income, assets, loans and deposits growth rates for the years ending December 31, 2027 through December 31, 2029 and estimated dividends per share for FineMark for the years ending December 31, 2025 through December 31, 2029, as provided by the senior management of FineMark. In addition, PSC used publicly available mean analyst net income estimates for Commerce for the years ending December 31, 2025 and December 31, 2026 as well as an estimated long-term annual net income growth rate for the years ending December 31, 2027 through December 31, 2029 and estimated dividends per share for Commerce for the years ending December 31, 2025 through December 31, 2029, as provided by the senior management of Commerce. PSC also received and used in its pro forma analyses certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as certain adjustments for CECL accounting standards, as provided by the senior management of Commerce. With respect to the foregoing information, the respective senior managements of FineMark and Commerce confirmed to PSC that such information reflected (or in the case of the publicly available mean analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements as to the future financial performance of FineMark and Commerce, respectively, and PSC assumed that the financial results reflected in such information would be achieved. PSC expressed no opinion as to such projections, estimates or judgements, or the assumptions on which such information was based. PSC also assumed that there had been no material change in FineMark’s or Commerce’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to PSC. PSC assumed in all respects material to its analysis that FineMark and Commerce would remain as going concerns for all periods relevant to its analysis.
PSC also assumed, with FineMark’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements required to effect the merger, that all of the representations and warranties contained in such agreements were true and correct in all material respects as of the date thereof, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on FineMark, Commerce, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with FineMark’s consent, PSC relied upon the advice that FineMark received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. PSC expressed no opinion as to any such matters.
PSC’s opinion was based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to PSC as of, the date thereof. Events occurring after the date thereof could materially affect PSC’s opinion. PSC has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. PSC expressed no opinion as to the trading value of FineMark common stock or Commerce common stock at any time or what the value of Commerce common stock would be once the shares are received by the holders of FineMark common stock in accordance with the merger agreement.
In rendering its opinion, PSC performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying PSC’s opinion or the presentation made by PSC to FineMark’s board of directors but is a summary of the material analyses performed and presented by PSC. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses of PSC. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. PSC believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in PSC’s comparative analyses described below is identical to FineMark or Commerce and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of FineMark and Commerce and the companies to which they were compared. In arriving at its opinion, PSC did not attribute any particular weight to any analysis or factor that it considered. Rather, PSC made qualitative judgments as to the significance and relevance of each analysis and factor. PSC did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, PSC made its determination as to the fairness of the exchange ratio to the holders of FineMark common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.
In performing its analyses, PSC also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of FineMark, Commerce and PSC. The analyses performed by PSC are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. PSC prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the FineMark board of directors at its June 15, 2025 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may be sold. Such estimates are inherently subject to uncertainty, and actual values may be materially different than the estimates provided. Accordingly, PSC’s analyses do not necessarily reflect the value of FineMark common stock or Commerce common stock or the prices at which FineMark or Commerce common stock may be sold at any time. The analyses of PSC and its opinion were among a number of factors taken into consideration by the FineMark board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of FineMark’s board of directors with respect to the fairness of the exchange ratio. See the section entitled “The Merger — FineMark’s Reasons for the Merger; Recommendation of the FineMark Board of Directors” beginning on page 40 for more information.
Summary of Proposed Merger Consideration and Implied Transaction Metrics.
PSC reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement, at the effective time, each share of FineMark common stock issued and outstanding immediately prior to the effective time, except for certain shares, as set forth in the merger agreement, shall be converted into the right to receive 0.690 of a share of Commerce common stock. PSC calculated an aggregate implied transaction value of approximately $585.4 million and an implied purchase price per share of $41.87 based on the implied value of 12,282,063 shares of FineMark common stock, 326,888 options with a weighted average strike price of $26.77, 489,611 restricted stock units outstanding, and 1,090,909 shares of convertible preferred stock and based on the closing price of Commerce common stock on June 13, 2025. Based upon financial information for FineMark as of or for the last twelve months (“LTM”) ended March 31, 2025 and the closing price of FineMark common stock on June 13, 2025, PSC calculated the following implied transaction metrics:
Transaction Price / Tangible Book Value Per Share	153%
Transaction Price / Fully Converted and Diluted Tangible Book Value per Share(1)	158%
Transaction Price / LTM Earnings per Share	64.4x
Transaction Price / 1Q’25 Annualized Earnings per Share	36.1x
Transaction Price / Estimated 2025 Earnings(2)	23.0x
Transaction Price / Estimated 2026 Earnings(2)	14.2x
Tangible Book Premium / Core Deposits (CDs > $100K)(3)	8.5%
Premium to FineMark Market Price as of June 13, 2025	54.7%

(1)
Includes the impact to tangible book value per share of the conversion of $29.8 million of convertible preferred stock, or 1,090,909 shares, and the inclusion of 489,611 RSUs to common shares

(2)
Based on estimated net income and EPS for FineMark as provided by FineMark management

(3)
Core deposits equal to total deposits less CDs greater than $100K

Stock Trading History.
PSC reviewed the publicly available historical reported trading prices of FineMark common stock and Commerce common stock for the one-year and three-year periods ended June 13, 2025. PSC then compared the relationship between the movements in the price of FineMark common stock and Commerce common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.
FineMark’s One-Year Stock Performance
	Beginning Value June 13, 2024	Ending Value June 13, 2025
FineMark	100%	110.0%
FineMark Peer Group	100%	115.0%
S&P 500 Index	100%	110.0%
NASDAQ Bank Index	100%	115.2%
FineMark’s Three-Year Stock Performance
	Beginning Value June 13, 2022	Ending Value June 13, 2025
FineMark	100%	93.3%
FineMark Peer Group	100%	80.8%
S&P 500 Index	100%	159.4%
NASDAQ Bank Index	100%	103.3%
Commerce’s One-Year Stock Performance
	Beginning Value June 13, 2024	Ending Value June 13, 2025
Commerce	100%	120.3%
Commerce Peer Group	100%	126.9%
S&P 500 Index	100%	110.0%
NASDAQ Bank Index	100%	115.2%
Commerce’s Three-Year Stock Performance
	Beginning Value June 13, 2022	Ending Value June 13, 2025
Commerce	100%	108.0%
Commerce Peer Group	100%	130.9%
S&P 500 Index	100%	159.4%
NASDAQ Bank Index	100%	103.3%
Comparable Company Analyses.
PSC used publicly available information to compare selected financial information for FineMark with a group of financial institutions selected by PSC. The FineMark peer group included banks and thrifts traded on a major exchange (NASDAQ, NYSE, NYSEAM) that are headquartered in the contiguous United States with total assets between $3.0 billion and $5.0 billion as of the most recently reported quarter and last-twelve-months return on average assets between 0.0% and 0.75%, as well as banks and thrifts traded on a major exchange (NASDAQ, NYSE, NYSEAM) that are headquartered in the contiguous United States with total assets between $6.0 billion and $8.0 billion as of the most recently reported quarter with last twelve months trust revenue as a percentage of operating revenue greater than 15.0%, but excluded targets of announced merger transactions (the “FineMark Peer Group”). The FineMark Peer Group consisted of the following companies:
Arrow Financial Corporation	MVB Financial Corp.
Bankwell Financial Group, Inc.	Peapack-Gladstone Financial Corporation
BCB Bancorp, Inc.	Peoples Financial Services Corp.
California BanCorp.	Ponce Financial Group, Inc.
Carter Bankshares, Inc.	RBB Bancorp
ChoiceOne Financial Services, Inc.	Southern First Bancshares, Inc.
Community West Bancshares	Washington Trust Bancorp, Inc.
First Guaranty Bancshares, Inc.	West Bancorporation, Inc.
Hingham Institution for Savings
The analysis compared publicly available financial information for FineMark with corresponding data for the FineMark Peer Group as of or for the year ended March 31, 2025 (unless otherwise noted) with pricing data as of June 13, 2025. The table below sets forth the data for FineMark and the median, mean, low and high data for the FineMark Peer Group.
FineMark Comparable Company Analysis
	FineMark	FineMark Peer Group Median	FineMark Peer Group Mean	FineMark Peer Group Low	FineMark Peer Group High
Total assets ($mm)	3,966	4,009	4,300	3,020	7,121
Loans / Deposits (%)	84.8	91.8	96.3	75.2	153.5
Non-performing assets(1) / Total assets (%)	0.02	0.67	1.17	0.00	5.57
Tangible common equity/Tangible assets (%)	8.48	8.19	8.27	5.31	11.07
Tier 1 Leverage Ratio (%)	9.76	9.36	9.70	6.32	16.84
Total RBC Ratio (%)	19.40	13.42	14.50	12.00	24.42
CRE / Total RBC Ratio (%)	102	349	339	140	597
LTM Return on average assets (%)	0.23	0.48	0.40	(0.38)	0.66
LTM Return on average equity (%)	2.8	4.5	4.4	(5.5)	11.5
LTM Net interest margin (%)	1.44	2.72	2.74	1.19	4.46
LTM Efficiency ratio (%)	87.2	66.0	67.8	55.1	91.4
LTM Trust Revenue / Operating Revenue	38.1	0.0	3.2	0.0	26.1
Price/Tangible book value (%)	99	107	101	46	159
Price/LTM Earnings per share (x)	NM	15.7	17.9	12.2	28.0
Price/2025E EPS	14.9(2)	10.4	11.2	8.0	16.9
Current Dividend Yield (%)	0.0	2.6	2.9	0.0	8.2
Market capitalization ($mm)	332	347	350	96	525

(1)
Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned

(2)
Based on estimated net income and EPS for FineMark as provided by FineMark management

Note: “NM” stands for “Not Meaningful” and denotes a Price / LTM EPS multiple greater than 30.0x.

PSC used publicly available information to perform a similar analysis for Commerce by comparing selected financial information for Commerce with a group of financial institutions selected by PSC. The Commerce peer group included banks and thrifts traded on a major exchange (NASDAQ, NYSE, NYSEAM) that are headquartered in the contiguous United States with total assets between $10.0 billion and $80.0 billion as of the most recently reported quarter, but excluded banks with last-twelve-months ROAA less than 1.40% and CRE / Total RBC greater than 325%, and targets of announced merger transactions (the “Commerce Peer Group”). The Commerce Peer Group consisted of the following companies:
Ameris Bancorp	First Financial Bankshares, Inc.
Axos Financial, Inc.	Home Bancshares, Inc.
BancFirst Corporation	International Bancshares Corporation
East West Bancorp, Inc.	ServisFirst Bancshares, Inc.
The analysis compared publicly available financial information for Commerce with corresponding data for the Commerce Peer Group as of or for the year ended March 31, 2025 (unless otherwise noted) with pricing data as of June 13, 2025. The table below sets forth the data for Commerce and the median, mean, low and high data for the Commerce Peer Group.
Commerce Comparable Company Analysis
	Commerce	Commerce Peer Group Median	Commerce Peer Group Mean	Commerce Peer Group Low	Commerce Peer Group High
Total assets ($mm)	32,365	20,814	26,614	14,038	76,165
Loans / Deposits (%)	67.3	85.3	82.4	63.7	101.7
Non-performing assets(1) / Total assets (%)	0.07	0.49	0.55	0.23	1.19
Tangible common equity/Tangible assets (%)	10.33	10.51	11.09	8.89	16.34
Tier 1 Leverage Ratio (%)	12.29	11.15	12.16	9.48	18.91
Total RBC Ratio (%)	17.65	17.35	17.77	12.93	24.28
CRE / Total RBC Ratio (%)	88	216	216	99	311
LTM Return on average assets (%)	1.78	1.70	1.76	1.42	2.61
LTM Return on average equity (%)	16.8	14.9	14.2	10.2	17.8
LTM Net interest margin (%)	3.52	3.67	3.86	2.88	4.86
LTM Efficiency ratio (%)	55.8	44.0	43.3	35.6	52.1
Price/Tangible book value (%)	244	189	215	149	372
Price/LTM Earnings per share (x)	15.1	12.2	13.9	9.5	22.0
Price/2025E EPS	14.7	12.1	13.6	9.4	19.8
Current Dividend Yield (%)	1.7	1.9	1.7	0.0	2.8
Market value ($mm)	8,096	4,077	5,383	3,884	12,614

(1)
Nonperforming assets include nonaccrual loans and leases and foreclosed or repossessed assets; excludes TDRs

Analysis of Precedent Transactions.
PSC reviewed a group of nationwide merger and acquisition transactions. The nationwide group consisted of nationwide bank and thrift transactions announced between January 1, 2024 and June 13, 2025 with target total assets between $2.0 billion and $10.0 billion at announcement and target last-twelve-months ROAA between 0.0% and 1.00% at announcement, but excluded transactions with non-disclosed deal values, private investors, private equity buyers, or Credit Union buyers (the “Nationwide Precedent Transactions”).

The Nationwide Precedent Transactions group was composed of the following transactions:
Acquiror	Target
Cadence Bank	Industry Bancshares, Inc.
Eastern Bankshares, Inc.	HarborOne Bancorp, Inc
CNB Financial Corporation	ESSA Bancorp, Inc.
Northwest Bancshares, Inc.	Penns Woods Bancorp, Inc.
Independent Bank Corp.	Enterprise Bancorp, Inc.
EverBank Financial Corp	Sterling Bancorp, Inc.
NBT Bancorp Inc.	Evans Bancorp, Inc.
ConnectOne Bancorp, Inc.	The First of Long Island Corporation
First Busey Corporation	CrossFirst Bankshares, Inc.
Renasant Corporation	The First Bancshares, Inc.
WesBanco, Inc.	Premier Financial Corp.
Hope Bancorp, Inc	Territorial Bancorp Inc.
Using the latest publicly available information prior to the announcement of the relevant transaction, PSC reviewed the following transaction metrics: deal value, transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, core deposit premium, and 1-day market premium. PSC compared the indicated transaction metrics for the transaction to the median, mean, low and high metrics of the Nationwide Precedent Transactions group.
	Nationwide Precedent Transactions
	Commerce/ FineMark	Median	Mean	Low	High
Deal Value ($mm)	585	276	462	60	1,177
Transaction Price / LTM Earnings Per Share (x)	64.4	14.3	16.1	11.6	31.8
Transaction Price / Tangible Book Value Per Share (%)	153	130	115	31	184
Tangible Book Value Premium to Core Deposits (%)	8.5	3.9	1.5	(14.2)	9.2
1-Day Market Premium (%)	54.7	14.4	12.5	(0.8)	24.8
Net Present Value Analyses.
PSC performed an analysis that estimated the net present value of a share of FineMark common stock assuming FineMark performed in accordance with internal balance sheet and net income projections for the years ending December 31, 2025 and December 31, 2026, as well as estimated annual net income, assets, loans and deposits growth rates for the years ending December 31, 2027 through December 31, 2029 and estimated dividends per share for the years ending December 31, 2025 through December 31, 2029, as provided by the senior management of FineMark. To approximate the terminal value of a share of FineMark common stock at June 13, 2025, PSC applied price to 2029 earnings multiples ranging from 10.0x to 15.0x and multiples of 2029 tangible book value ranging from 90% to 140%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of FineMark common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of FineMark common stock of $18.26 to $32.75 when applying multiples of earnings and $20.02 to $37.22 when applying multiples of tangible book value.

Earnings Per Share Multiples
Discount Rate	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x
10.0%	$21.83	$24.01	$26.20	$28.38	$30.56	$32.75
11.0%	$20.86	$22.95	$25.04	$27.12	$29.21	$31.30
12.0%	$19.95	$21.94	$23.94	$25.93	$27.93	$29.92
13.0%	$19.08	$20.99	$22.90	$24.81	$26.72	$28.62
14.0%	$18.26	$20.09	$21.91	$23.74	$25.56	$27.39
Tangible Book Value Per Share Multiples
Discount Rate	90%	100%	110%	120%	130%	140%
10.0%	$23.93	$26.59	$29.25	$31.91	$34.57	$37.22
11.0%	$22.87	$25.41	$27.95	$30.50	$33.04	$35.58
12.0%	$21.87	$24.30	$26.73	$29.16	$31.59	$34.02
13.0%	$20.92	$23.24	$25.57	$27.89	$30.21	$32.54
14.0%	$20.02	$22.24	$24.46	$26.69	$28.91	$31.14
PSC also considered and discussed with the FineMark board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, PSC performed a similar analysis, assuming FineMark’s earnings varied from 20% above projections to 20% below projections. This analysis resulted in the following range of per share values for FineMark common stock, applying the price to 2029 earnings multiples range of 10.0x to 15.0x referred to above and a discount rate of 11.59%.
Earnings Per Share Multiples
Annual Estimate Variance	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x
(20.0%)	$16.26	$17.88	$19.51	$21.13	$22.76	$24.38
(10.0%)	$18.29	$20.12	$21.94	$23.77	$25.60	$27.43
0.0%	$20.32	$22.35	$24.38	$26.41	$28.45	$30.48
10.0%	$22.35	$24.59	$26.82	$29.06	$31.29	$33.53
20.0%	$24.38	$26.82	$29.26	$31.70	$34.14	$36.57
PSC also performed an analysis that estimated the net present value per share of Commerce common stock, assuming Commerce performed in accordance with publicly available mean analyst net income estimates for the years ending December 31, 2025 and December 31, 2026 as well as an estimated long-term annual net income growth rate for the years ending December 31, 2027 through December 31, 2029 and estimated dividends per share for the years ending December 31, 2025 through December 31, 2029, as provided by the senior management of Commerce. To approximate the terminal value of a share of Commerce common stock at June 13, 2025, PSC applied price to 2029 earnings multiples ranging from 11.0x to 18.5x and multiples of 2029 tangible book value ranging from 150% to 250%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 12.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Commerce common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Commerce common stock of $34.68 to $65.50 when applying multiples of earnings and $39.06 to $73.63 when applying multiples of tangible book value.

Earnings Per Share Multiples
Discount Rate	11.0x	12.5x	14.0x	15.5x	17.0x	18.5x
8.0%	$40.86	$45.79	$50.72	$55.64	$60.57	$65.50
9.0%	$39.20	$43.91	$48.63	$53.34	$58.06	$62.77
10.0%	$37.61	$42.13	$46.64	$51.16	$55.67	$60.19
11.0%	$36.11	$40.43	$44.76	$49.08	$53.41	$57.74
12.0%	$34.68	$38.82	$42.97	$47.11	$51.26	$55.40
Tangible Book Value Per Share Multiples
Discount Rate	150%	170%	190%	210%	230%	250%
8.0%	$46.07	$51.58	$57.09	$62.60	$68.12	$73.63
9.0%	$44.18	$49.45	$54.73	$60.01	$65.28	$70.56
10.0%	$42.38	$47.44	$52.49	$57.54	$62.59	$67.64
11.0%	$40.68	$45.52	$50.36	$55.19	$60.03	$64.87
12.0%	$39.06	$43.70	$48.33	$52.97	$57.61	$62.24
PSC also considered and discussed with the FineMark board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, PSC performed a similar analysis assuming Commerce’s earnings varied from 20.0% above estimates to 20% below estimates. This analysis resulted in the following range of per share values for Commerce common stock, applying the price to 2029 earnings multiples range of 11.0x to 18.5x referred to above and a discount rate of 9.97%.
Earnings Per Share Multiples
Annual Estimate Variance	11.0x	12.5x	14.0x	15.5x	17.0x	18.5x
(20.0%)	$31.03	$34.64	$38.26	$41.88	$45.50	$49.11
(10.0%)	$34.34	$38.41	$42.48	$46.55	$50.62	$54.69
0.0%	$37.66	$42.18	$46.70	$51.22	$55.74	$60.27
10.0%	$40.97	$45.95	$50.92	$55.89	$60.87	$65.84
20.0%	$44.29	$49.72	$55.14	$60.57	$65.99	$71.42
PSC noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Pro Forma Transaction Analysis.
PSC analyzed certain potential pro forma effects of the merger on Commerce assuming the transaction closes on December 31, 2025. PSC utilized the following information and assumptions: (a) internal balance sheet and net income projections for FineMark for the years ending December 31, 2025 and December 31, 2026, as well as estimated annual net income, assets, loans and deposits growth rates for the years ending December 31, 2027 through December 31, 2029 and estimated dividends per share for FineMark for the years ending December 31, 2025 through December 31, 2029, as provided by the senior management of FineMark, (b) publicly available mean analyst net income estimates for Commerce for the years ending December 31, 2025 and December 31, 2026, as well as an estimated long-term annual net income growth rate for the years ending December 31, 2027 through December 31, 2029 and estimated dividends per share for Commerce for the years ending December 31, 2025 through December 31, 2029, as provided by the senior management of Commerce, and (c) certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as certain adjustments for CECL accounting standards, as provided by the senior management of Commerce. The analysis indicated that the transaction could be accretive to Commerce’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2025 through December 31, 2029 and dilutive to Commerce’s estimated tangible book value per share at close and for the year ended December 31, 2026 and the nine months ended September 30, 2027.
In connection with this analysis, PSC considered and discussed with the FineMark board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.
PSC’s Relationship.
PSC is acting as FineMark’s financial advisor in connection with the transaction and will receive a fee for such services in an amount equal to 1.20% of the aggregate transaction value, which advisory fee is contingent upon the closing of the merger. At the time of announcement of the transaction, PSC’s fee was approximately $7.02 million. PSC also received a $500,000 fee from FineMark upon rendering its opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to PSC upon closing of the transaction. FineMark has also agreed to indemnify PSC against certain claims and liabilities arising out of PSC’s engagement and to reimburse PSC for certain of its out-of-pocket expenses incurred in connection with PSC’s engagement.
In the two years preceding the date of PSC’s opinion PSC provided certain other investment banking services to FineMark. Specifically, PSC acted as financial advisor to FineMark in connection with its capital raising activities in March 2024, for which PSC received a fee of $35,000. PSC did not provide any investment banking services to Commerce in the two years preceding the date of its opinion. In the ordinary course of PSC’s business as a broker-dealer, PSC may purchase securities from and sell securities to FineMark, Commerce and their respective affiliates. PSC may also actively trade the equity and debt securities of FineMark, Commerce and their respective affiliates for PSC’s account and for the accounts of PSC’s customers.
Certain Unaudited Prospective Financial Information
Commerce and FineMark do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, financial condition, revenues, earnings or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates.
However, in connection with the merger, certain unaudited prospective financial information for Commerce and FineMark was made available as described below. We refer to this information collectively as the “prospective financial information.” A summary of certain significant elements of this information is included in this proxy statement/prospectus solely for the purpose of providing FineMark shareholders access to certain information made available to FineMark and the FineMark board of directors, as well as to PSC, FineMark’s financial advisor, for the purpose of performing financial analyses in connection with its fairness opinion.
The prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or GAAP.
None of Commerce, FineMark or PSC endorses the prospective financial information as necessarily predictive of actual future results. Although presented with numeric specificity, the prospective financial information reflects numerous estimates and assumptions with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which Commerce and FineMark operate and the risks and uncertainties described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement/prospectus, and in the reports that Commerce files with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of Commerce and FineMark and will be beyond the control of the combined company following the completion of the merger. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the senior management of Commerce or FineMark could or might have taken during these time periods. In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. The inclusion of the prospective financial information should not be regarded as an indication that any of Commerce, FineMark, their respective affiliates, officers, directors, advisors or other representatives considered, or now consider, this prospective financial information to be material information to any shareholder, particularly in light of the inherent risks and uncertainties associated with such prospective financial information, or that it should be construed as financial guidance, and it should not be relied on as such.
The prospective financial information is not fact and should not be relied upon as being necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and does not take into account any circumstances or events occurring after the date it was prepared. No assurances can be given that if the prospective financial information and the underlying assumptions had been prepared as of the date of this proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which the combined company would operate after the merger.
The prospective financial information included in this document has been prepared by, and is the responsibility of, senior management of FineMark and Commerce, respectively. KPMG LLP (Commerce’s independent registered public accounting firm) and Hacker, Johnson & Smith PA (FineMark’s independent registered public accounting firm) has neither audited, reviewed, examined, compiled nor applied agreed upon procedures with respect to the prospective financial information and, accordingly, KPMG LLP and Hacker, Johnson & Smith do not express an opinion or any other form of assurance with respect thereto and assume no responsibility for the prospective financial information. The report of KPMG LLP incorporated by reference into this proxy statement/prospectus relates to Commerce’s previously issued financial statements. The report of Hacker, Johnson & Smith PA included in this proxy statement/prospectus relates to FineMark’s previously issued financial statements. Such reports do not extend to the prospective financial information and should not be read to do so.
FineMark’s Prospective Financial Information
The following table illustrates the prospective financial information used by PSC in its financial analysis of FineMark on a standalone basis:
($M, except per share data) Balance Sheet Highlights	Projections for the Year Ending
	1Q’25	2025	2026	2027	2028	2029
Total Assets	$3,966	$4,237	$4,440	$4,662	$4,895	$5,140
Gross Loans	2,646	2,837	3,028	3,179	3,338	3,505
Total Deposits	3,119	3,375	3,615	3,796	3,986	4,185
Tangible Common Equity	336	355	393	434	478	526
TBVPS	$27.44	$28.94	$32.03	$35.36	$38.95	$42.82
Capital Ratios
TCE / TA	8.48%	8.39%	8.86%	9.31%	9.77%	10.23%
Tier 1 Capital	17.28%	17.05%	17.68%	18.49%	19.31%	20.16%
Total Capital	19.40%	18.92%	19.30%	19.89%	20.51%	21.17%

($M, except per share data) Balance Sheet Highlights	Projections for the Year Ending
	1Q’25	2025	2026	2027	2028	2029
Income Statement Highlights
Net Income	$4.1	$24.8	$40.0	$43.0	$46.3	$49.7
Preferred Stock Dividend	$0.5	$2.2	$2.2	$2.2	$2.2	$2.2
Net Income to Common	$3.6	$22.6	$37.9	$40.9	$44.1	$47.6
Shares Outstanding	12,261,408	12,282,063	12,282,063	12,282,063	12,282,063	12,282,063
Diluted Shares Outstanding	12,379,000	12,423,715	13,532,972	13,532,972	13,532,972	13,532,972
Diluted EPS	$0.29	$1.82	$2.96	$3.18	$3.42	$3.68
Dividends per Share	—	—	—	—	—	—
Ratio Analysis
ROAA	0.41%	0.61%	0.92%	0.95%	0.97%	0.99%
ROAE	4.5%	6.7%	9.9%	9.7%	9.5%	9.4%
NIM	1.77%	2.06%	2.57%	2.59%	2.63%	2.66%
Fee Income / AA	1.06%	1.09%	1.12%	1.12%	1.12%	1.12%
NIX / AA	2.21%	2.23%	2.31%	2.31%	2.31%	2.31%
Efficiency Ratio	80.6%	72.5%	64.4%	64.1%	63.5%	63.0%
Loans / Deposits	84.8%	84.1%	83.8%	83.8%	83.8%	83.8%
The above prospective financial information was based on certain assumptions approved by FineMark’s senior management for use by PSC. Applicable assumptions include:
•
years ended December 31, 2025 and December 31, 2026, were based on balance sheet and income statement information provided by FineMark senior management;

•
prospective financial information assumes a 5.0% growth rate on assets, loans, and deposits; net income growth rate of 7.5% for the fiscal year ending 2027 through 2029; and

•
prospective financial information assumes no annual common dividend paid.

Commerce’s Prospective Financial Information
The following table illustrates the prospective financial information used by PSC in its financial analysis of Commerce on a standalone basis:
Highlights	2025	2026	2027	2028	2029
Net Income ($000)	$543,876	$544,644	$573,653	$602,336	$632,452
Earnings per Share	$4.07	$4.08	$4.29	$4.51	$4.73
Dividends per Share	$1.10	$1.18	$1.24	$1.30	$1.37
Tangible Book Value per Share	$27.17	$30.08	$33.14	$36.35	$39.72
The above Commerce prospective financial information was based on certain assumptions approved by FineMark’s senior management for use by PSC. Applicable assumptions include:
•
Mean street estimates of Commerce’s net income for the nine months ending December 31, 2025 and for the year ending December 31, 2026, as extrapolated by PSC for the years ending December 31, 2027, 2028 and 2029 using a long-term annual growth rate of 5.0%; and

•
projected Commerce annual common dividends per share of $1.10, $1.18, $1.24, $1.30, and $1.37 for fiscal years 2025, 2026, 2027, 2028, and 2029, respectively.

Pro Forma Assumptions — Estimated Cost Savings and Expenses Resulting or Derived from the Merger and Purchase Accounting Adjustments
For purposes of the pro forma transaction analysis performed by PSC, senior management of Commerce and FineMark discussed with PSC certain additional prospective financial information provided by Commerce senior management to PSC. PSC’s pro forma analyses reflect numerous variables, expectations and assumptions that are subject to change and do not take into account any circumstances or events occurring after the date they were prepared, may differ from any pro forma transaction analyses performed by other parties, and reflect: (i) estimated cost savings from operations expected to result or be derived from the merger for the years ended December 31, 2026, December 31, 2027, December 31, 2028, and December 31, 2029 of $7.5 million, $15.8 million, $16.6, and $17.4 million respectively.
General
The standalone prospective financial information for Commerce and FineMark was prepared separately, and the different estimates are not intended to be added together. Adding the prospective financial information together for the two companies is not intended to represent the results the combined company will achieve if the merger is completed and is not intended to represent forecasted financial information for the combined company if the merger is completed.
By including in this proxy statement/prospectus a summary of the prospective financial information, neither Commerce nor FineMark nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of Commerce or FineMark compared to the information contained in the prospective financial information. Neither Commerce, FineMark, nor, after completion of the merger, the combined company, undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be inappropriate, or to reflect changes in general economic or industry conditions. None of Commerce, FineMark or their respective advisors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of FineMark or other person regarding Commerce’s or FineMark’s ultimate performance compared to the information contained in the prospective financial information or that the results reflected in the prospective financial information will be achieved. The prospective financial information included above is provided because it was made available to and considered by FineMark and its board of directors and financial advisor in connection with the merger.
In light of the foregoing, and considering that the FineMark special meeting will be held several months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, you are cautioned not to place unwarranted reliance on such information, and are urged to review Commerce’s most recent SEC filings for a description of its reported financial results and the financial statements of Commerce incorporated by reference in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information.” The prospective financial information summarized in this section is not included in this proxy statement/prospectus in order to induce any holder of FineMark common stock to vote in favor of the FineMark merger proposal or the FineMark adjournment proposal to be voted on at the FineMark special meeting.
Interests of Certain FineMark Directors and Executive Officers in the Merger
Certain of FineMark’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of FineMark shareholders generally. The FineMark board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger, in approving the merger agreement and the merger and in recommending to FineMark shareholders that they vote “FOR” the FineMark merger proposal and the FineMark adjournment proposal. For more information, see the sections entitled “The Merger — Background of the Merger” beginning on page 37 and “The Merger — FineMark’s Reasons for the Merger; Recommendation of the FineMark Board of Directors” beginning on page 40. Such interests are described in more detail below.
Treatment of FineMark Options
At the effective time, each FineMark option granted under FineMark’s equity compensation plans that is outstanding immediately prior to the effective time will fully vest (to the extent unvested) and be cancelled and converted into the right to receive from Commerce a cash payment equal to the product of (i) the number of shares of FineMark common stock subject to such FineMark option as of immediately prior to the effective time multiplied by (ii) the excess, if any, of (A) the cashout price of such FineMark option (as specified in the merger agreement) over (B) the exercise price per share of FineMark common stock subject to such FineMark option as of immediately prior to the effective time. If the per share exercise price of a FineMark option that is outstanding as of immediately prior to the effective time is equal to or greater than the cashout price of such FineMark option (as specified in the merger agreement), such FineMark option will be cancelled at the effective time for no consideration.
Treatment of FineMark RSUs
On the closing date but prior to the effective time, each outstanding FineMark RSU granted under FineMark’s equity compensation plans will be cancelled and terminated and, in full satisfaction thereof, each such FineMark RSU will receive one share of FineMark common stock, subject to applicable withholding taxes (as specified in the merger agreement), which will then convert into fully vested shares of Commerce common stock in accordance with the exchange ratio.
FineMark Options and RSUs Held by FineMark Executive Officers
As of the FineMark record date, Joseph R. Catti, FineMark’s Chief Executive Officer, held 80,400 FineMark RSUs; Brian J. Eagleston, FineMark’s Executive Vice President and Chief Financial Officer, held 23,400 FineMark RSUs and 13,400 FineMark options; Jeffrey B. Moes, FineMark’s Executive Vice President and Chief Fiduciary Officer, held 21,500 FineMark RSUs and 14,100 FineMark options; Tom Lytton, FineMark’s Chief Credit Officer, held 7,440 FineMark RSUs and 8,000 FineMark options; and Robert A. Parimore, FineMark’s Executive Vice President and Chief Risk Officer, held 24,800 FineMark RSUs and 15,400 FineMark options. The estimated value of such FineMark RSUs held by Messrs. Catti, Eagleston, Moes, Lytton and Parimore, based on the exchange ratio and the value of a share of Commerce common stock on the FineMark record date is $3,488,330.88, $1,015,260.48, $932,824.80, $322,800.77, and $1,076,002.56, respectively, and the estimated value of such FineMark options held by Messrs. Eagleston, Moes, Lytton and Parimore, based on the exchange ratio and the value of a share of Commerce common stock on the FineMark record date is $231,218.48, $244,089.52, $141,617.60, and $254,512.88, respectively.
FineMark Equity Awards Issued During Pre-Closing Period
Notwithstanding the foregoing, unless otherwise determined by Commerce, FineMark RSUs that are granted on or after the date of the merger agreement but prior to the closing date (which FineMark RSUs may be granted only under certain circumstances) will not become vested at the effective time, and instead will either convert into a restricted stock unit or restricted stock award of Commerce covering a number of shares of Commerce common stock (rounded to the nearest whole share) equal to the number of shares of FineMark common stock subject to such FineMark RSU award immediately prior to the effective time multiplied by the exchange ratio, or will be cancelled and terminated at the effective time in exchange for a replacement restricted stock unit or restricted stock award of Commerce covering a number of shares of Commerce common stock (rounded to the nearest whole share) equal to the number of shares of FineMark common stock subject to such FineMark RSU award immediately prior to the effective time multiplied by the exchange ratio.
For more information regarding the treatment of FineMark equity awards in the merger, see the section entitled “The Merger — Treatment of FineMark Equity Awards” beginning on page 59.
Eagleston, Moes and Parimore Employment Agreements; Certain Severance
Messrs. Eagleston, Moes and Parimore are party to employment agreements with FineMark and FineMark Bank dated November 30, 2017, each as amended effective as of June 14, 2021 (the “Executive Officer Agreements”). Pursuant to the Executive Officer Agreements, in the event of a change in control of FineMark or FineMark Bank, Messrs. Eagleston, Moes and Parimore are entitled to a payment equal to their respective then-current base salary and most recent annual bonus, determined as of the effective date of the change in control. Based on the executive officers’ compensation as of the date of this proxy statement/prospectus, Messrs. Eagleston, Moes and Parimore would receive a payment of $520,000, $515,000 and $596,000, respectively, under the Executive Officer Agreements, payable within thirty (30) days of the effective time. The Executive Officer Agreements also provide that, after eighteen months following the effective date of a change in control of FineMark or FineMark Bank, in the event that Messrs. Eagleston, Moes or Parimore resign for good reason or are terminated without cause, the executive officers will receive a severance benefit equal to their respective then current base salary paid over twelve equal monthly installments (such payments would equal $385,000, $350,000, and $428,000 for Messrs. Eagleston, Moes and Parimore, respectively, assuming their then current base salaries with Commerce are equal to their current base salaries with FineMark). It is possible that Commerce and Messrs. Eagleston, Moes and/or Parimore will enter into new employment arrangements at or prior to the closing of the merger to reflect their respective services to and compensation from Commerce following the closing of the merger, which arrangements may alter or supersede the terms of the applicable Executive Officer Agreements.
Following the closing of the merger, Messrs. Eagleston, Moes, Parimore and Lytton may be eligible to participate in Commerce’s severance plan available to similarly situated employees. Benefits under such severance plan for eligible involuntary terminations of employment generally are two (2) weeks of base pay per year of service (including service with FineMark) (up to twenty-six (26) weeks) and outplacement services. Based on their current years of service with FineMark, such severance benefits would be $192,500.10, $175,000.02, $214,000.02 and $132,692.41 for Messrs. Eagleston, Moes, Parimore and Lytton, respectively.
Catti Employment Offer Letter
Mr. Catti has signed the Catti Agreement with Commerce pursuant to which he has agreed to serve as (i) chief executive officer of FineMark Bank & Trust, which Commerce intends to operate as a division of Commerce Bank as of the bank merger effective time, (ii) as chairman of Commerce Trust and (iii) a member of the board of directors of Commerce Bank, contingent on and following the merger. Pursuant to the Catti Agreement, Mr. Catti will receive a base salary of $800,000 and will be eligible to earn an annual performance-based bonus with a target amount equal to 100% of his base salary (the actual bonus for calendar year 2025 shall not exceed 100% of Mr. Catti’s base salary as of the effective time and the actual bonus for calendar year 2026 shall not be less than $500,000).
In addition, Mr. Catti will receive a $3,000,000 cash bonus, payable in a lump sum following the closing date, subject to a pro rata clawback in the event Mr. Catti terminates his employment with Commerce without “good reason” (as defined in the Catti Agreement) or if Mr. Catti’s employment with Commerce is terminated by Commerce for “cause” (as defined in the Catti Agreement), in either case, before the third anniversary of the closing date. Pursuant to the Catti Agreement, Mr. Catti will also receive, within ten days after the closing date, a retention equity award (the “Retention Grant”) consisting of shares of restricted common stock of Commerce with a grant date value of $2,000,000. The Retention Grant will vest as to 20% of the restricted shares on each of the first five anniversaries of the grant date, subject to Mr. Catti’s continued employment with Commerce (subject to accelerated vesting in the event Mr. Catti’s employment is terminated by Commerce without cause, by Mr. Catti for good reason or as the result of Mr. Catti’s death or disability). In the event of Mr. Catti’s “qualified retirement” (as defined in the Catti Agreement), the Retention Grant will continue to vest on the regularly scheduled vesting dates. Mr. Catti will also be eligible to receive, during each calendar year of his employment with Commerce (commencing in 2026), one or more equity-based awards with respect to the common stock of Commerce, on the same terms as applied to other similarly situated employees of Commerce and having a grant date value equal to $500,000.
Under the terms of the Catti Agreement, Mr. Catti will be reimbursed for regular annual dues for two country clubs and will receive such other perquisites and personal benefits as are generally provided to similarly situated employees of Commerce. Mr. Catti also will be eligible to participate in Commerce’s severance plan available to similarly situated employees.
Catti Loan Forgiveness Agreements and Tax Gross-Up
FineMark has previously made two loans to Mr. Catti, one with an original principal amount of $2,000,000 and a current outstanding balance (principal and accrued interest) of $686,477.53, and one with an original principal amount of $3,000,000 and a current outstanding balance (principal and accrued interest) of $1,485,532.55, each for the purpose of retaining Mr. Catti’s employment with FineMark (together, the “Loans”). Mr. Catti and FineMark previously entered into loan forgiveness agreements that provide, among other things, that the outstanding unpaid principal balances and all accrued interest due under the Loans will be forgiven in the event of a change in control of FineMark. In addition, the loan forgiveness agreement relating to the Loan with an original principal amount of $3,000,000 provides that Mr. Catti will be paid an additional payment in respect of taxes owed by Mr. Catti upon forgiveness of that Loan. Accordingly, pursuant to the loan forgiveness agreements, the outstanding unpaid principal balances and all accrued interest due under the Loans will be forgiven at the effective time, and Mr. Catti will receive an additional payment of approximately $873,548.42 within ten (10) days after the forgiveness of the Loans with such payment being made in respect of certain taxes owed by Mr. Catti upon the forgiveness of such Loan. It is possible that some or all of such Loan forgiveness and payment of the additional payment may occur prior to the closing of the merger.
Other Actions
The merger agreement provides that during the relevant period, CBI-Kansas will, or CBI-Kansas will cause its subsidiaries to, provide each employee who is actively employed by FineMark or any of its subsidiaries on the closing date of the merger (each, a “continuing employee”) while employed by Commerce or any of its subsidiaries with: (i) base salary or hourly wages, as applicable, no less favorable than the base salary or hourly wages provided to such continuing employee immediately prior to the effective time; (ii) annual cash bonus opportunities in accordance with the confidential disclosure schedules; and (iii) employee benefits (excluding benefits described in clauses (i) and (ii) above, bonuses, change in control, retention, loan, equity, equity-based, long-term incentive, defined benefit pension and retiree welfare benefits) which, in the aggregate, are substantially comparable to the employee benefits provided by Commerce to similarly situated employees of Commerce.
Pursuant to the merger agreement, the “relevant period” means the earlier of (a) the date on which the applicable continuing employee’s employment with Commerce, CBI-Kansas, or any of their respective subsidiaries terminates for any reason (regardless of whether such termination is initiated by such continuing employee or by Commerce, CBI-Kansas, or any of their respective subsidiaries), (b) with respect to clauses (i) and (iii) of the preceding sentence above, the date that is one (1) year after the effective time and (c) with respect to clause (ii) of the preceding sentence above, the period beginning at the effective time and ending on December 31, 2026.
In addition, following the effective time, continuing employees will be covered by Commerce’s general severance policy during their employment with Commerce or any of its subsidiaries.
Director and Officer Indemnification and Insurance
For information on the indemnification and insurance being offered to the FineMark directors and officers please see the section entitled “The Merger Agreement ― Director and Officer Indemnification and Insurance” beginning on page 74.
Treatment of FineMark Equity Awards
FineMark Options
At the effective time, each FineMark option granted under FineMark’s equity compensation plans that is outstanding immediately prior to the effective time will fully vest (to the extent unvested) and be cancelled and converted into the right to receive from Commerce a cash payment equal to the product of (i) the number of shares of FineMark common stock subject to such FineMark option as of immediately prior to the effective time multiplied by (ii) the excess, if any, of (A) the cashout price of such FineMark option (as specified in the merger agreement) over (B) the exercise price per share of FineMark common stock subject to such FineMark option as of immediately prior to the effective time. If the per share exercise price of a FineMark option that is outstanding as of immediately prior to the effective time is equal to or greater than the cashout price of such FineMark option (as specified in the merger agreement), such FineMark option will be cancelled at the effective time for no consideration.
FineMark RSUs
On the closing date but prior to the effective time, each outstanding FineMark RSU granted under FineMark’s equity compensation plans will be cancelled and terminated and, in full satisfaction thereof,

each such FineMark RSU will receive one share of FineMark common stock, subject to applicable withholding taxes (as specified in the merger agreement), which will then convert into fully vested shares of Commerce common stock in accordance with the exchange ratio.
FineMark Equity Awards Issued During Pre-Closing Period
Notwithstanding the foregoing, unless otherwise determined by Commerce, FineMark RSUs that are granted on or after the date of the merger agreement but prior to the closing date (which FineMark RSUs may be granted only under certain circumstances) will not become vested at the effective time, and instead will either convert into a restricted stock unit or restricted stock award of Commerce covering a number of shares of Commerce common stock (rounded to the nearest whole share) equal to the number of shares of FineMark common stock subject to such FineMark RSU award immediately prior to the effective time multiplied by the exchange ratio, or will be cancelled and terminated at the effective time in exchange for a replacement restricted stock unit or restricted stock award of Commerce covering a number of shares of Commerce common stock (rounded to the nearest whole share) equal to the number of shares of FineMark common stock subject to such FineMark RSU award immediately prior to the effective time multiplied by the exchange ratio.
Governance of Commerce and CBI-Kansas Following the Merger
The Commerce articles and the Commerce bylaws in effect immediately prior to the effective time will be the articles of incorporation and the bylaws, respectively, of Commerce at the effective time, until thereafter duly amended in accordance with the terms thereof and applicable law.
The CBI-Kansas articles and the CBI-Kansas bylaws as in effect immediately prior to the effective time will be the articles of incorporation and the bylaws, respectively, of CBI-Kansas, as the surviving corporation, at the effective time, until thereafter duly amended in accordance with the terms thereof and applicable law.
The directors and officers of Commerce and CBI-Kansas immediately prior to the effective time will continue to serve as the directors and officers of Commerce and CBI-Kansas, respectively, from and after the effective time in accordance with the Commerce bylaws or CBI-Kansas bylaws, as applicable.
Prior to the bank merger effective time, the Commerce Bank board of directors will take all actions necessary to appoint Joseph Catti, current chairman and chief executive officer of FineMark and FineMark Bank, to the Commerce Bank board of directors as of the bank merger effective time. Each of the members of the Commerce Bank board of directors immediately prior to the bank merger will continue to serve on the Commerce Bank board of directors.
Subject to the requirements of applicable law, after the bank merger effective time, Commerce Bank will operate FineMark Bank as a division of Commerce Bank under the branding “FineMark Bank & Trust, a division of Commerce Bank.”
Information regarding the current executive officers and directors of Commerce is contained in documents filed by Commerce with the SEC and incorporated by reference into this proxy statement/prospectus, including Commerce’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on February 25, 2025 and its Definitive Proxy Statement on Schedule 14A for its 2025 annual meeting of shareholders, filed with the SEC on March 14, 2025. See the section entitled “Where You Can Find More Information.”
Regulatory Approvals
To complete the merger and the bank merger, Commerce and FineMark need to obtain approvals or consents from, or make filings with, a number of U.S. federal and state bank and other regulatory authorities. Subject to the terms of the merger agreement, Commerce and FineMark have agreed to cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the transactions contemplated by the merger agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or governmental entities. The term “requisite regulatory approvals” means all regulatory consents, registrations, approvals (and the expiration or termination of all statutory waiting periods in respect thereof), permits and authorizations required to be obtained prior to and in order to effect the consummation of the merger and the bank merger from the Federal Reserve Board and the MDOF and any other approvals set forth in the merger agreement that are necessary to consummate the transactions contemplated by the merger agreement or those the failure of which to be obtained would reasonably be expected to have a material adverse effect on Commerce or FineMark.
Under the terms of the merger agreement, Commerce and its subsidiaries will not be required, and FineMark and its subsidiaries will not be permitted without the written consent of Commerce, to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the requisite regulatory approvals that would reasonably be expected to have a material and adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of Commerce and its subsidiaries, taken as a whole, or FineMark and its subsidiaries, taken as a whole (in each case, measured on a scale relative to the FineMark and its subsidiaries, taken as a whole), after giving effect to the merger (a “materially burdensome regulatory condition”).
The initial submission of the application under the Bank Merger Act to the Federal Reserve Board and the initial filing of the application with the MDOF occurred on July 16, 2025. Commerce also submitted a waiver request to the Federal Reserve Board on July 16, 2025. As of the date of this proxy statement/prospectus, Commerce has received the required regulatory approvals from the MDOF and Federal Reserve Board, including a waiver of its merger application requirements. None of these approvals impose a materially burdensome regulatory condition. The approval of an application means only that the statutory and regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by FineMark shareholders in the merger is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.
Federal Reserve Board
The transactions contemplated by the merger agreement require approval of the Federal Reserve Board pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended (the “BHC Act”), unless the Federal Reserve Board waives that requirement.
The bank merger is also subject to the prior approval of the Federal Reserve Board under Section 18(c) of the Federal Deposit Insurance Act (the “Bank Merger Act”). In evaluating an application filed under the Bank Merger Act, the Federal Reserve Board generally considers: (1) the competitive impact of the transaction, (2) the financial and managerial resources of the depository institutions party to the bank merger and the future prospects of the resulting institution, (3) the depository institutions’ effectiveness in combating money-laundering activities, (4) the convenience and needs of the communities to be served and the record of the banks under CRA, and (5) the extent to which the bank merger would result in greater or more concentrated risks to the stability of the United States banking or financial system. The Federal Reserve Board also considers the capital levels of the resulting bank, the conformity of the bank merger to applicable law, the purpose of the bank merger, the impact of the bank merger on the safety and soundness of the resulting bank and the effect on the resulting bank’s stockholders, depositors, other creditors and customers. In addition, in connection with an interstate bank merger transaction, such as the bank merger, the Federal Reserve considers certain additional factors under the Riegle-Neal Act, including the capital position of the acquiring bank, state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis and compliance with any applicable state community reinvestment and antitrust laws. Under the Riegle-Neal Act, the Federal Reserve Board may approve an interstate merger transaction only if each constituent bank is adequately capitalized at the time the application for such transaction is filed with the Federal Reserve Board and the Federal Reserve Board determines that the resulting bank will be well capitalized and well managed upon the consummation of the transaction.
Missouri Division of Finance
The bank merger is subject to approval by the Director of the MDOF, pursuant to the Missouri Revisor of Statutes. To complete the bank merger, Commerce Bank is required to submit an application to,

and receive approval from, the MDOF. The MDOF will review the application to determine whether the bank merger complies with Missouri law. The criteria considered by the MDOF are similar to those considered by the Federal Reserve Board.
Public Notice and Comments
The BHC Act, the Bank Merger Act as well as Federal Reserve Board regulations require published notice of, and the opportunity for public comment on, the applications to the Federal Reserve Board. The Federal Reserve Board takes into account the views of third-party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities. The Federal Reserve Board is also authorized to hold one or more public hearings or meetings if the Federal Reserve Board determines that such hearings or meetings would be appropriate. The receipt of written comments or any public meeting or hearing could prolong the period during which an application is under review by the Federal Reserve Board.
Department of Justice Review and Waiting Periods
In addition to the Federal Reserve Board, the Antitrust Division of the Department of Justice (the “DOJ”) conducts a concurrent competitive review of the merger to analyze the merger’s competitive effects and determine whether the merger would result in a violation of the antitrust laws. Transactions approved under Section 3 of the BHC Act or the Bank Merger Act generally may not be completed until 30 days after the approval of the applicable federal agency is received, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve Board and, thus, it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance if and when DOJ clearance will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.
Additional Regulatory Approvals and Notices
FineMark Bank is required under the Office of the Comptroller of the Currency’s (the “OCC”) regulations to provide notice to the OCC of its proposed merger with Commerce Bank. The submission of this notice to the OCC occurred on July 17, 2025.
Additional notifications and/or applications requesting approval may be submitted to various other federal, state and non-U.S. regulatory authorities and self-regulatory organizations, including but not limited to notifications and/or applications to certain state financial services and banking regulators with respect to Commerce Bank maintaining the existing FineMark Bank offices in those states. Courtesy notices will be sent prior to the bank merger effective time to the Arizona Department of Insurance and Financial Institutions with respect to Commerce Bank’s operation of the branches of FineMark Bank located in Arizona, to the South Carolina Board of Financial Institutions with respect to Commerce Bank’s operation of the branches of FineMark Bank located in South Carolina and to the Florida Office of Financial Regulation with respect to Commerce Bank’s operation of the branches of FineMark Bank located in Florida.
Accounting Treatment of the Merger
Commerce and FineMark prepare their respective financial statements in accordance with GAAP. The merger will be accounted for as an acquisition of FineMark by Commerce under the acquisition method of accounting, and Commerce will be treated as the acquirer for accounting purposes.
Public Trading Markets
Commerce common stock is listed for trading on Nasdaq under the symbol “CBSH,” and FineMark common stock is listed on the OTCQX under the symbol “FNBT.” Following the merger, shares of

Commerce common stock will continue to be traded on Nasdaq. In connection with the completion of the merger, FineMark common stock currently listed on the OTCQX will be delisted from the OTCQX.
Under the merger agreement, Commerce will file a notification of listing of additional shares of Commerce common stock to be issued in the merger prior to the effective time and in accordance with Nasdaq’s rules, and Commerce will also take all other action required to effectuate the listing of such additional shares pursuant to such rules. The merger agreement provides that neither Commerce or FineMark will be required to complete the merger if such notification is not filed or if further action is required to authorize such additional shares for listing.
Appraisal Rights
To the extent that FineMark shareholders are entitled to appraisal rights under Sections 607.1301 through 607.1340 of the FBCA, dissenting shares will not be converted into the right to receive the merger consideration, but the holders of such dissenting shares will be entitled to receive such consideration as will be determined pursuant to Sections 607.1301 through 607.1340 of the FBCA (it being understood and acknowledged that at the effective time, such dissenting shares will no longer be outstanding, will automatically be cancelled and will cease to exist and such holder will cease to have any rights with respect thereto other than the right to receive the “fair value” of such dissenting shares as determined in accordance with Sections 607.1301 through 607.1340 of the FBCA). If any dissenting shareholder fails to perfect or effectively withdraws or loses his, her or its right to appraisal and payment under the FBCA (whether occurring before, at or after the effective time), such holder’s shares of FineMark common stock will be deemed to have been converted as of the effective time into the right to receive the merger consideration, without any interest thereon, and such shares will not be deemed to be dissenting shares.
Under the terms of the merger agreement, if more than 10% of the aggregate outstanding shares of FineMark capital stock have properly notified FineMark of their intent to exercise appraisal rights under applicable law, then Commerce will not be obligated to complete the merger. Holders of FineMark preferred stock are not entitled to appraisal rights under Florida law.
See the section entitled “Appraisal Rights” and Annex C to this proxy statement/prospectus.

THE MERGER AGREEMENT
This section of the proxy statement/prospectus describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all the information about the merger agreement that is important to you. We urge you to read the full text of the merger agreement, as it is the legal document governing the merger.
Explanatory Note Regarding the Merger Agreement
The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Commerce and FineMark contained in this proxy statement/prospectus and/or in the public reports of Commerce filed with the SEC (as described in the section entitled “Where You Can Find More Information” beginning on page 107) may supplement, update or modify the factual disclosures about Commerce contained in the merger agreement. The merger agreement contains representations and warranties by Commerce, on the one hand, and representations and warranties by FineMark, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by Commerce and FineMark were qualified and subject to important limitations agreed to by Commerce and FineMark in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and some were qualified by the matters contained in the confidential disclosure schedules that Commerce and FineMark each delivered in connection with the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about Commerce and FineMark at the time they were made or otherwise and should be read only in conjunction with the other information provided elsewhere in this proxy statement/prospectus.
Structure of the Merger
Each of Commerce’s, CBI-Kansas’ and FineMark’s respective boards of directors has approved the merger agreement. The merger agreement provides that, pursuant to the terms and subject to the conditions set forth in the merger agreement, FineMark will merge with and into CBI-Kansas, with CBI-Kansas continuing as the surviving corporation in the merger. Promptly following the merger, FineMark Bank, a wholly owned subsidiary of FineMark, will be merged with and into Commerce Bank, a wholly owned subsidiary of CBI-Kansas, with Commerce Bank continuing as the surviving bank in the bank merger.
Commerce may, at any time prior to the effective time, change the method or structure of effecting the combination of Commerce and FineMark contemplated by the merger agreement, except that no such change or amendment may (i) alter or change the amount or kind of the merger consideration provided for in the merger agreement, (ii) adversely affect the tax treatment of the merger with respect to any party or its shareholders or (iii) impede or materially delay the consummation of the transactions contemplated by the merger agreement or the receipt of the requisite regulatory approvals.
Merger Consideration
At the effective time, (i) each share of FineMark common stock issued and outstanding immediately prior to the effective time (other than certain excluded shares as described in the merger agreement, including FineMark common stock held by a holder who has properly exercised dissenters’ rights in respect of such shares) and (ii) each share of FineMark preferred stock issued and outstanding immediately prior to the effective time (on an as-converted-to-FineMark common stock basis in accordance with the Certificate of Designation of the FineMark preferred stock) will be converted into the right to receive 0.690 of a share of Commerce common stock and cash in lieu of fractional shares. Each outstanding share of FineMark preferred stock will automatically convert at the closing of the merger into 36.3636 shares of FineMark common stock in accordance with the Certificate of Designation of FineMark preferred stock. Holders of such newly converted FineMark common stock will then be entitled to the same merger consideration as the other holders of FineMark common stock, as described in the immediately preceding sentence and further detailed in the merger agreement. If, prior to the effective time, the outstanding shares of Commerce common stock, FineMark common stock or FineMark preferred stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the exchange ratio to give holders of FineMark common stock, holders of FineMark preferred stock and Commerce the same economic effect as contemplated by the merger agreement prior to the such event.
Treatment of Fractional Shares
No fractional shares of Commerce common stock will be issued upon the surrender for exchange of certificates representing shares of FineMark common stock or FineMark preferred stock or book-entry shares of FineMark common stock or FineMark preferred stock, no dividend or distribution with respect to Commerce common stock will be payable on or with respect to any fractional share, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Commerce. In lieu of the issuance of any such fractional share, Commerce will pay to each FineMark shareholder who otherwise would be entitled to receive such fractional share an amount in cash rounded to the nearest cent. This cash amount will be determined by multiplying (i) the average of the closing prices of Commerce common stock on Nasdaq as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the day that is the fifth business day preceding the closing date by (ii) the fraction of a share (after taking into account all shares of FineMark common stock and FineMark preferred stock held by such holder immediately prior to the effective time and rounded to the nearest thousandth when expressed in decimal form) of Commerce common stock which such holder would otherwise be entitled to receive pursuant to the merger agreement.
Treatment of FineMark Equity Awards
FineMark Options
At the effective time, each FineMark option granted under FineMark’s equity compensation plans that is outstanding immediately prior to the effective time will fully vest (to the extent unvested) and be cancelled and converted into the right to receive from Commerce a cash payment equal to the product of (i) the number of shares of FineMark common stock subject to such FineMark option as of immediately prior to the effective time multiplied by (ii) the excess, if any, of (A) the cashout price of such FineMark option (as specified in the merger agreement) over (B) the exercise price per share of FineMark common stock subject to such FineMark option as of immediately prior to the effective time. If the per share exercise price of a FineMark option that is outstanding as of immediately prior to the effective time is equal to or greater than the cashout price of such FineMark option (as specified in the merger agreement), such FineMark option will be cancelled at the effective time for no consideration.
FineMark RSUs
On the closing date but prior to the effective time, the outstanding FineMark RSUs granted under FineMark’s equity compensation plans will be cancelled and terminated and, in full satisfaction thereof, each such FineMark RSU will receive one share of FineMark common stock, subject to applicable withholding taxes (as specified in the merger agreement), which will then convert into fully vested shares of Commerce common stock in accordance with the exchange ratio.

FineMark Equity Awards Issued During Pre-Closing Period
Notwithstanding the foregoing, unless otherwise determined by Commerce, FineMark RSUs that are granted on or after the date of the merger agreement but prior to the closing date (which FineMark RSUs may be granted only under certain circumstances) will not become vested at the effective time, and instead will either convert into a restricted stock unit or restricted stock award of Commerce covering a number of shares of Commerce common stock (rounded to the nearest whole share) equal to the number of shares of FineMark common stock subject to such FineMark RSU award immediately prior to the effective time multiplied by the exchange ratio, or will be cancelled and terminated at the effective time in exchange for a replacement restricted stock unit or restricted stock award of Commerce covering a number of shares of Commerce common stock (rounded to the nearest whole share) equal to the number of shares of FineMark common stock subject to such FineMark RSU award immediately prior to the effective time multiplied by the exchange ratio.
Closing and Effective Time
The merger will become effective at such date and time the articles of merger to be filed with the Secretary of State of the State of Florida and the certificate of merger to be filed with the Secretary of State of the State of Kansas, are filed, or at such other date and time as may be specified therein or as provided by applicable law. The closing will take place by electronic exchange of documents on the first business day of the first calendar month that follows the month in which the last to be satisfied or waived of the conditions to closing set forth in the merger agreement is satisfied or waived (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver thereof), except that, Commerce may elect, under certain circumstances specified in the merger agreement, for the closing to occur on January 1, 2026.
Exchange of Shares
Exchange Procedures
As promptly as practicable after the effective time, but in any event within five (5) business days thereafter, Commerce will cause the exchange agent to mail to each holder of record of certificates (which, for purposes of this proxy statement/prospectus, will be deemed to include certificates or book-entry account statements) representing shares of FineMark common stock immediately prior to the effective time a letter of transmittal and instructions for use in effecting the surrender of such certificate(s) in exchange for the merger consideration, as well as any dividends or distributions to be paid as described in the section entitled “— Dividends and Distributions” below.
If a certificate for FineMark common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration upon (i) the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and (ii) if required by Commerce or the exchange agent, the posting of a bond in such amount and on such terms as Commerce or the exchange agent may determine is reasonably necessary (which amount must be consistent with Commerce’s or the exchange agent’s customary procedure) as indemnity against any claim that may be made against it with respect to such certificate.
After the effective time, there will be no further transfers on the stock transfer books of FineMark of the shares of FineMark common stock or the shares of FineMark preferred stock that were issued and outstanding immediately prior to the effective time.
Withholding
Commerce and the exchange agent will be entitled to deduct and withhold from any consideration payable pursuant to the merger agreement such amounts as is required to deduct and withhold under the Code or any provision of state, local, or foreign tax law. If any such amounts are withheld by Commerce or the exchange agent, as the case may be, and paid over to the appropriate governmental authority, such amounts will be treated for all purposes of the merger agreement as having been paid to the holder in respect of which the deduction or withholding was made by Commerce or the exchange agent, as the case may be.

Dividends and Distributions
No dividends or other distributions declared with respect to Commerce common stock will be paid to the holder of any unsurrendered certificate representing shares of FineMark common stock or FineMark preferred stock, as the case may be, until the holder surrenders such certificate in accordance with the merger agreement. After the surrender of a certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of Commerce common stock that the shares of FineMark common stock or the shares of FineMark preferred stock, as applicable, represented by such certificate have been converted into the right to receive under the merger agreement.
Appraisal Rights
To the extent that FineMark shareholders are entitled to appraisal rights under Sections 607.1301 through 607.1340 of the FBCA, dissenting shares will not be converted into the right to receive the merger consideration, but the holders of such dissenting shares will be entitled to receive such consideration as will be determined pursuant to Sections 607.1301 through 607.1340 of the FBCA (it being understood and acknowledged that at the effective time, such dissenting shares will no longer be outstanding, will automatically be cancelled and will cease to exist and such holder will cease to have any rights with respect thereto other than the right to receive the “fair value” of such dissenting shares as determined in accordance with Sections 607.1301 through 607.1340 of the FBCA). If any dissenting shareholder fails to perfect or effectively withdraws or loses his, her or its right to appraisal and payment under the FBCA (whether occurring before, at or after the effective time), such holder’s shares of FineMark common stock will be deemed to have been converted as of the effective time into the right to receive the merger consideration, without any interest thereon, and such shares will not be deemed to be dissenting shares.
Under the terms of the merger agreement, if more than 10% of the aggregate outstanding shares of FineMark capital stock have properly notified FineMark of their intent to exercise appraisal rights under applicable law, then Commerce will not be obligated to complete the merger.
See the section entitled “Appraisal Rights” and Annex C to this proxy statement/prospectus.
Representations and Warranties
The merger agreement contains representations and warranties made by each of Commerce, CBI-Kansas and FineMark relating to a number of matters. With respect to FineMark, these representations and warranties address the following matters, among others:
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corporate matters, including due organization and qualification and subsidiaries;

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capitalization;

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authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

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required governmental and other regulatory filings and consents and approvals in connection with the merger;

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reports to regulatory agencies;

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financial statements, internal controls, and books and records;

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broker’s fees payable in connection with the merger and fairness opinion;

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absence of certain changes or events;

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legal proceedings;

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tax matters;

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employee and employee benefit plan matters;

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compliance with applicable laws;

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certain material contracts;

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agreements with regulatory agencies;

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risk management instruments;

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environmental matters;

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investment securities and commodities;

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real property and personal property;

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intellectual property and information security;

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related party transactions;

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inapplicability of takeover statutes;

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absence of action or circumstance that would prevent the merger from qualifying as a “reorganization” under Section 368(a) of the Code;

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loan portfolio matters;

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insurance matters;

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labor matters;

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trust and asset management business;

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broker-dealer and investment advisory matters;

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transactions in FineMark securities; and

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the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents.

Commerce’s and CBI-Kansas’ representations and warranties address the following matters, among others:
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corporate matters, including due organization and qualification and subsidiaries;

•
capitalization;

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authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•
required governmental and other regulatory filings and consents and approvals in connection with the merger;

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reports to regulatory agencies;

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financial statements, internal controls, and books and records;

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broker’s fees payable in connection with the merger;

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absence of certain changes or events;

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legal proceedings;

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SEC reports;

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certain material contracts;

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agreements with regulatory agencies;

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inapplicability of takeover statutes;

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absence of action or circumstance that would prevent the merger from qualifying as a “reorganization” under Section 368(a) of the Code; and

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the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents.

The representations and warranties in the merger agreement are (i) subject, in some cases, to specified exceptions and qualifications contained in the confidential disclosure schedules delivered by Commerce and FineMark, respectively, and (ii) in the case of Commerce and CBI-Kansas, qualified by the reports of Commerce filed with the SEC during the period from January 1, 2022 through the time prior to the execution and delivery of the merger agreement (excluding, in each case, any risk factor disclosures contained under the section entitled “Risk Factors” or disclosures of risks set forth in any “forward-looking statements” disclaimer).
In addition, certain representations and warranties of Commerce and FineMark are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect” means, with respect to any of FineMark, Commerce, or CBI-Kansas as the surviving entity, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of such party and its subsidiaries taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated by the merger agreement.
However, with respect to clause (i), a material adverse effect will not be deemed to include the impact of:
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changes after the date of the merger agreement in GAAP or applicable regulatory accounting requirements;

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changes after the date of the merger agreement in laws, rules, or regulations of general applicability to companies of similar size in the banking industry in which such party and its subsidiaries operate;

•
changes after the date of the merger agreement in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or economic or market conditions (including equity, credit and debt markets, as well as changes in interest rates) affecting the financial services industry generally and not specifically relating to such party or its subsidiaries;

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changes after the date of the merger agreement, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event;

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changes relating to or arising out of the public disclosure of the merger agreement or of the transactions contemplated thereby (except that this exception does not apply to a breach of any representation or warranty intended to address the announcement, pendency or consummation of the transactions contemplated by the merger agreement);

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a decline in the trading price of a party’s common stock or a failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof;

•
actions taken with the prior written consent of the other party or expressly required by the merger agreement or in contemplation of the transactions contemplated by the merger agreement;

except that effects attributable to or resulting from any of the changes described in the first four bullets above will not be excluded to the extent of any disproportionate adverse impact they have on such party and its subsidiaries, taken as a whole, as compared to other companies of similar size in the banking industry in which such party and its subsidiaries operate.
The representations and warranties in the merger agreement do not survive the effective time.
Covenants and Agreements
Conduct of FineMark’s Business Prior to the Effective Time
Prior to the effective time (or earlier termination of the merger agreement), except as expressly contemplated or permitted by the merger agreement (including as set forth in the confidential disclosure schedules), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), FineMark will, and will cause its subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees, franchises, rights, authorizations issued by governmental authorities and relationships with customers, regulators and other persons with whom they have advantageous business relationships, and (c) take no action (i) that is intended to or would reasonably be expected to adversely affect or delay the ability of Commerce, CBI-Kansas or FineMark to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement or to perform FineMark’s covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement or (ii) that is reasonably expected to result in any of the conditions to the merger set forth in the merger agreement not being or becoming not being capable of being satisfied.
Additionally, prior to the effective time (or the earlier termination of the merger agreement), subject to specified exceptions, FineMark will not, and will not permit any of its subsidiaries to, without the prior written consent of Commerce (such consent not to be unreasonably withheld, conditioned or delayed), take any of the following actions:
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other than (i) federal funds borrowings and Federal Home Loan Bank borrowings in each case with a maturity not in excess of twelve (12) months and (ii) creation of deposit liabilities or sales of certificates of deposit, in the case of each of (i) and (ii), in the ordinary course of business consistent with past practice, incur any indebtedness or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, corporation or other entity;

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adjust, split, combine or reclassify any shares of capital stock of FineMark or its subsidiaries, or amend any term or alter any rights of any outstanding shares of capital stock of FineMark or its subsidiaries;

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make, declare or pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, or register under the Securities Act any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into, or exercisable for, any shares of capital stock or other equity or voting securities of FineMark or its subsidiaries (except (A) cash dividends paid by any of its subsidiaries to FineMark or any of its wholly owned subsidiaries, (B) dividends provided for and paid on the FineMark preferred stock in accordance with the terms thereof and (C) the acceptance of shares of FineMark common stock as payment for the exercise price of FineMark options or for withholding taxes incurred in connection with the exercise of FineMark options or the vesting or settlement of FineMark equity awards outstanding as of the date of the merger agreement, in each case, in accordance with past practice and the terms of the applicable award agreements as in effect on the date of the merger agreement);

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grant any FineMark equity awards or any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity or equity-based awards or interests, or grant any person, corporation or other entity any right to acquire any shares of capital stock of FineMark or its subsidiaries;

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issue, sell, transfer, dispose of, mortgage, encumber or otherwise permit to become outstanding any shares of capital stock, voting securities or equity interests, or securities convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into, or exercisable for, any shares of capital stock or other equity or voting securities of FineMark or its subsidiaries, or any options, warrants or other rights of any kind to acquire any shares of capital stock or other equity or voting securities of FineMark or its subsidiaries, except pursuant to the exercise, vesting or settlement of FineMark equity awards outstanding as of the date of the merger agreement in accordance with their terms as in effect on the date of the merger agreement and except in respect of the conversion of shares of FineMark preferred stock outstanding as of the date of the merger agreement in accordance with the FineMark articles;

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sell, transfer, mortgage, encumber, lease, or otherwise dispose of any material properties or assets (other than FineMark intellectual property addressed in the bullet point directly below) to any person other than a wholly owned subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice;
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sell, assign, license, transfer or otherwise dispose of, cancel, abandon or allow to lapse or expire any FineMark intellectual property, except for (i) non-exclusive licenses granted in the ordinary course of business or (ii) cancellations, abandonments, lapses or expirations of FineMark registered intellectual property at the end of the applicable statutory term;

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except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business consistent with past practice, (i) acquire any other person or business or any material assets, deposits or properties of any other person or (ii) make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person, corporation or other entity;

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terminate, amend any material provision of or waive any material provision of any material contract, other than normal renewals of contracts in the ordinary course of business consistent with past practice without material changes of terms, or enter into any contract that would constitute a material contract if it were in effect on the date of the merger agreement;

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except as required under applicable law or the terms of any FineMark employee benefit plan as in effect immediately prior to the date of the merger agreement, (i) enter into, adopt, amend or terminate any FineMark employee benefit plan or other program, policy, agreement or arrangement that would be a FineMark employee benefit plan if in effect on the date of the merger agreement, (ii) increase the compensation or benefits payable to any current, future or former employee, officer, director, consultant or individual independent contractor, except for base salary increases made in the ordinary course of business consistent with past practice for employees whose annual compensation does not exceed $200,000 (provided, that such increases do not exceed 5% for any single employee and do not exceed in the aggregate 5% of the aggregate base salaries as of the date of the merger agreement of all FineMark employees whose annual compensation does not exceed $200,000), (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation, (iv) grant or accelerate the vesting of any equity or equity-based awards, (v) fund any rabbi trust or similar arrangement, (vi) grant any rights with respect to severance, change in control, retention, or similar compensation, (vii) terminate the employment or services of, or provide a notice of termination to, any officer, employee, consultant or individual independent contractor whose annual compensation is greater than $150,000, other than for cause or (viii) hire, engage, offer to hire or offer to engage, any officer, employee, consultant or individual independent contractor whose annual compensation would be greater than $200,000, except, following consultation with Commerce, to fill vacancies that may arise in the ordinary course of business;

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settle any claim, suit, action or proceeding, except in the ordinary course of business involving solely monetary remedies in an amount and for consideration not in excess of $50,000 individually or $1,000,000 in the aggregate and which would not impose any material restriction on, or create any adverse precedent that would be material to, the business of FineMark or its subsidiaries or CBI-Kansas as the surviving entity;

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amend the FineMark articles, the FineMark bylaws or comparable governing documents of its subsidiaries;

•
merge or consolidate FineMark or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve FineMark or any of its subsidiaries;

•
materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade;

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implement or adopt any change in its accounting principles, practices or methods, other than as may be required by law or GAAP or applicable accounting requirements of any governmental entity, in each case, including changes in the interpretation or enforcement thereof;

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(i) enter into any new line of business or change in any material respect, or implement any new, lending, investment, underwriting, hedging, risk, asset liability management, interest rate, fee pricing, operating, securitization, servicing or other banking policies or programs, except as required by applicable law, regulation or policies imposed by any governmental entity, or (ii) make or acquire any loans or extensions of credit (A) outside of the ordinary course of business consistent with past practice and FineMark’s lending policies and procedures in effect as of the date of the merger agreement (other than exceptions from FineMark’s lending policies approved in the ordinary course of business and consistent with past practices), (B) in excess of $15,000,000 in loan exposure per transaction or (C) that exceed FineMark’s internal lending limits such that the loan or extension of credit would require approval by FineMark’s directors loan committee, unless in the case of this clause (C) FineMark has notified and provided the relevant loan package to Commerce (through Commerce’s Chief Executive Officer of Commerce Trust, Chief Credit Officer or such other representative as may be designated by Commerce) and thereafter has consulted with Commerce for at least two (2) business days after the relevant loan package is provided to Commerce;

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make, or commit to make, any capital expenditures that exceed $100,000 individually or $500,000 in the aggregate, except that Commerce will be deemed to have consented to emergency repairs or replacements necessary not to exceed $1,000,000 to prevent substantial deterioration of the condition of a property if it has not responded to FineMark within two (2) business days of its receipt of a written request from FineMark requesting such capital expenditure;

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except as required by applicable law, make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any tax accounting method, enter into any closing agreement with respect to taxes, settle any tax claim, audit, assessment or dispute, surrender any right to claim a refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment, fail to timely file any tax return (taking into account timely requested extensions) or fail to timely pay any tax due and payable;

•
make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office, solar farm or other significant office or operations facility;

•
materially reduce the amount of its insurance coverage;

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amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate or allow to lapse any material permits;

•
enter into any securitizations of any FineMark loans or create any special purpose funding or variable interest entity other than on behalf of clients;

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commence an offering period, purchase period or similar period under the FineMark Holdings, Inc. 2014 Employee Stock Purchase Plan (“FineMark ESPP”), or grant any right or option under the FineMark ESPP;

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take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

•
agree to take, make any commitment to take, or adopt any resolutions of the FineMark board of directors or similar governing body authorizing any of the foregoing.

Conduct of Commerce’s Business Prior to the Effective Time
Prior to the effective time (or the earlier termination of the merger agreement), subject to specified exceptions, Commerce will not, and will not permit any of its subsidiaries to, without the prior written consent of FineMark (such consent not to be unreasonably withheld, conditioned or delayed):
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amend the Commerce articles or the Commerce bylaws in a manner that would adversely affect the holders of FineMark common stock, disproportionately relative to other holders of Commerce common stock;

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adjust, split, combine or reclassify any capital stock of Commerce or amend the Commerce articles or Commerce bylaws in a manner that would materially and adversely change the rights, terms and preferences of Commerce common stock;

•
incur any indebtedness for borrowed money that would reasonably be expected to prevent Commerce or its subsidiaries from assuming FineMark or its subsidiaries’ outstanding indebtedness in connection with the transactions contemplated by the merger agreement;

•
take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

•
take any action not contemplated by the merger agreement that is reasonably likely to (a) prevent, delay or impair Commerce’s ability to consummate the merger or the transactions contemplated by the merger agreement or (b) agree to take, make any commitment to take or adopt any resolutions of the Commerce board of directors or similar governing body authorizing any of the foregoing.

Regulatory Matters
Commerce and FineMark have agreed to cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the transactions contemplated by the merger agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or governmental entities.
Each of Commerce and FineMark has agreed to use its commercially reasonable efforts to resolve any objections that may be asserted by any governmental entity with respect to the merger agreement or the transactions contemplated thereby. Notwithstanding the foregoing, Commerce, FineMark and their respective subsidiaries are not required, and FineMark and its subsidiaries are not permitted (without Commerce’s prior written consent), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the required permits, consents, approvals and authorizations of governmental entities that would reasonably be expected to result in the imposition of a materially burdensome regulatory condition.
Commerce and FineMark have also agreed to, upon request, promptly furnish each other with all information concerning themselves, their subsidiaries, directors, officers and shareholders, and such other matters as may be reasonably necessary or advisable in connection with this proxy statement/prospectus, the registration statement of which this proxy statement/prospectus is a part or any other statement, filing, notice or application made by or on behalf of Commerce, FineMark or any of their respective subsidiaries to any governmental entity in connection with the merger, the bank merger and the other transactions contemplated by the merger agreement.
Commerce and FineMark have agreed to promptly advise each other upon receiving any communications from any governmental entity whose consent or approval is required for consummation of the transactions contemplated by the merger agreement that causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained, or will be obtained subject to a materially burdensome regulatory condition, or that the receipt of any such approval will be materially delayed.
Employee Matters
The merger agreement provides that during the relevant period, CBI-Kansas will, or CBI-Kansas will cause its subsidiaries to, provide each employee who is actively employed by FineMark or any of its subsidiaries on the closing date of the merger (each, a “continuing employee”) while employed by Commerce or any of its subsidiaries with: (i) base salary or hourly wages, as applicable, no less favorable than the base salary or hourly wages provided to such continuing employee immediately prior to the effective time; (ii) annual cash bonus opportunities in accordance with the confidential disclosure schedules; and (iii) employee benefits (excluding benefits described in clauses (i) and (ii) above, bonuses, change in control, retention, loan, equity, equity-based, long-term incentive, defined benefit pension and retiree welfare benefits) which, in the aggregate, are substantially comparable to the employee benefits (excluding benefits described in clauses (i) and (ii) above, bonuses, change in control, retention, loan, equity, equity-based, long-term incentive, defined benefit pension and retiree welfare benefits) provided by Commerce to similarly situated employees of Commerce.

Pursuant to the merger agreement, the “relevant period” means the earlier of (a) the date on which the applicable continuing employee’s employment with Commerce, CBI-Kansas, or any of their respective subsidiaries terminates for any reason (regardless of whether such termination is initiated by such continuing employee or by Commerce, CBI-Kansas, or any of their respective subsidiaries), (b) with respect to clauses (i) and (iii) of the preceding sentence above, the date that is one (1) year after the effective time and (c) with respect to clause (ii) of the preceding sentence above, the period beginning at the effective time and ending on December 31, 2026.
Upon continuing employees’ enrollment in Commerce’s employee benefit plans, such continuing employees will, consistent with the provisions of the merger agreement, become participants in such employee benefit plans on the same terms and conditions as similarly situated employees of Commerce. Prior service credit for each continuing employee’s service with FineMark and its subsidiaries (and their respective predecessors), except as expressly provided otherwise in the merger agreement, will be given by Commerce with respect to all of Commerce’s employee benefit plans to the extent that such crediting of service does not result in duplication of benefits, but not for accrual of benefits under any defined benefit pension plan or with respect to equity or equity-based compensation. If any continuing employee becomes eligible to participate in any of Commerce’s employee benefit plans that provides medical, vision, prescription drug, hospitalization or dental benefits, Commerce will use commercially reasonable efforts to (a) cause any pre-existing condition limitations or eligibility waiting periods under such Commerce employee benefit plan to be waived with respect to such continuing employee and his or her covered dependents to the extent such limitation or waiting period would have been waived or satisfied under the FineMark employee benefit plan in which such continuing employee participated, and (b) recognize for purposes of annual deductible, co-pay and out-of-pocket limits under such Commerce employee benefit plan, deductible, co-pays and out-of-pocket expenses incurred by such continuing employee and his or her covered dependents under any FineMark employee benefit plan during the plan year in which they commence participation in such Commerce employee benefit plan.
In addition, following the effective time, continuing employees will be covered by Commerce’s general severance policy during their employment with Commerce or any of its subsidiaries.
FineMark has agreed to take all actions necessary such that, no later than immediately prior to the effective time, the FineMark ESPP will be terminated.
Director and Officer Indemnification and Insurance
For a period of six years from and after the effective time, to the fullest extent permitted by applicable law, Commerce and CBI-Kansas will indemnify and hold harmless and, subject to the indemnified party providing an undertaking to repay such advances if it is ultimately determined that such indemnified party is not entitled to indemnification, will advance expenses as incurred (to the extent provided under the FineMark articles and FineMark bylaws as in effect as of the date of the merger agreement) to each present and former director and officer of FineMark and its subsidiaries (in each case, when acting in such capacity) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the effective time, arising out of the fact that such person is or was a director or officer of FineMark or any of its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time, including the transactions contemplated by the merger agreement.
The merger agreement requires Commerce to procure, no later than three business days prior to the closing of the merger, and cause to be maintained for a period of six years after the effective time, directors’ and officers’ liability insurance policies (or substitute policies with substantially comparable insurer of at least the same coverage and amounts with terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the effective time (including the transactions contemplated by the merger agreement). However, Commerce is not required to spend annually an amount in excess of 250% of the current annual premium paid as of the date of the merger agreement by Commerce for any such insurance (the “premium cap”), and if such premiums for such insurance would at any time exceed the premium cap, then Commerce will obtain and cause to be maintained policies of insurance that provide, in its good faith determination, the maximum coverage available at an annual premium not exceeding the premium cap. In lieu of the foregoing, Commerce or FineMark, in consultation with, but only upon the consent of, Commerce (which consent may not be unreasonably withheld, conditioned or delayed), may (and at the request of Commerce, FineMark will) obtain at or prior to the effective time a six-year “tail” policy providing equivalent coverage to that described in the two preceding sentences if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the premium cap.
Governance of Commerce and CBI-Kansas Following the Merger
Subject to the requirements of applicable law, after the bank merger effective time, Commerce Bank will operate FineMark Bank as a division of Commerce Bank under the branding “FineMark Bank & Trust, a division of Commerce Bank.”
Prior to the bank merger effective time, the Commerce Bank board of directors will take all actions necessary to appoint Joseph Catti, current chairman and chief executive officer of FineMark and FineMark Bank, to the Commerce Bank board of directors as of the bank merger effective time. Each of the members of the Commerce Bank board of directors immediately prior to the bank merger will continue to serve on the Commerce Bank board of directors.
FineMark Shareholder Meeting; Adverse Recommendation Change
FineMark has agreed to call a meeting of its shareholders for the purpose of voting upon the adoption and approval of the merger agreement, to be held as soon as reasonably practicable after the effectiveness of the registration statement of which this proxy statement/prospectus is a part, but in no event later than 60 days after such effectiveness.
FineMark and FineMark’s board of directors have agreed to use their reasonable best efforts to obtain from the FineMark shareholders, the requisite FineMark shareholder approval, including by communicating to the FineMark shareholders its recommendation (and including such recommendation in this proxy statement/prospectus) that the FineMark shareholders approve and adopt the merger agreement and the transactions contemplated thereby (the “FineMark board recommendation”). Subject to the exception described below, FineMark and FineMark’s board of directors will not (i) withhold, withdraw, modify or qualify in a manner materially adverse to Commerce, the FineMark board recommendation in this proxy statement/prospectus, (ii) fail to make the FineMark board recommendation, (iii) adopt, approve, recommend or endorse an acquisition proposal (as defined in the section entitled “The Merger Agreement — Agreement Not to Solicit Other Offers” below) or publicly announce an intention to adopt, approve, recommend or endorse an acquisition proposal, (iv) fail to publicly, finally and without qualification (a) recommend against any acquisition proposal or (b) reaffirm the FineMark board recommendation, in each case within 10 business days (or such fewer number of days as remains prior to the FineMark special meeting) after an acquisition proposal is made public or any request by Commerce to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing, a “recommendation change”).
Prior to the receipt of the requisite FineMark shareholder approval, the FineMark board of directors may make a recommendation change if and only if (i) FineMark and its subsidiaries and representatives have complied with the obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the FineMark board recommendation, (ii) an unsolicited bona fide written acquisition proposal is made (and not withdrawn) to FineMark after the date of the merger, (iii) the FineMark board of directors has concluded in good faith (after consultation with its outside legal counsel and financial advisors) that such acquisition proposal constitutes a superior proposal (as defined in the section entitled “The Merger Agreement — Agreement Not to Solicit Other Offers” below), (iv) the FineMark board of directors has concluded in good faith (after consultation with its outside legal counsel) that failure to make a recommendation change would be more likely than not to result in a violation of the directors’ fiduciary duties under applicable law, (v) prior to effecting the recommendation change, three business days have elapsed since FineMark has given written notice to Commerce advising Commerce that FineMark intends to take such action and specifying in reasonable detail the reasons therefor, including the terms and conditions of, and the identity of the person making, any such acquisition proposal, (vi) during such three business day period, FineMark has considered, and engaged in good-faith discussions with Commerce regarding, any adjustment or modification of the terms of the merger agreement proposed by Commerce and (vii) the FineMark board of directors, following such three business day period, again reasonably determines in good faith (after consultation with its outside legal counsel and financial advisors, and taking into account any adjustment or modification of the terms of the merger agreement proposed by Commerce and delivered to FineMark in writing) that such acquisition proposal nonetheless continues to constitute a superior proposal, and that failure to make a recommendation change would be more likely than not to result in a violation of the directors’ fiduciary duties under applicable law. Any material amendment to any acquisition proposal will require a new notice period.
FineMark has agreed that it will adjourn or postpone the FineMark special meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of FineMark common stock represented (either in attendance or by proxy) to constitute a quorum necessary to conduct the business of the FineMark special meeting, or if on the date of the FineMark special meeting, FineMark has not received proxies representing a sufficient number of shares of FineMark common stock necessary to obtain the requisite FineMark shareholder approval, except that no such adjournment or postponement will delay the FineMark special meeting by more than 10 days from the prior-scheduled date or to a date on or after the fifth (5th) business day preceding the termination date. Except as described in the preceding sentence, FineMark will not adjourn or postpone the FineMark special meeting without Commerce’s written consent, which will not be unreasonably withheld, conditioned or delayed.
Unless the merger agreement has been terminated in accordance with its terms, (i) FineMark is required to convene a meeting of its shareholders, and to submit the FineMark merger proposal to a vote of its shareholders and (ii) FineMark must not submit any acquisition proposal or any transaction contemplated thereby to a vote of the FineMark shareholders.
Agreement Not to Solicit Other Offers
FineMark has agreed that it will, and will cause its representatives to, immediately cease, and cause to be terminated, any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than Commerce with respect to any acquisition proposal and will request the return or destruction of any information provided to any such person in connection therewith.
Subject to specified exceptions summarized below, FineMark has agreed that it will not, and will cause each of its subsidiaries and use its and their respective officers, directors, employees, agents, advisors, financing sources, investment bankers, attorneys and other representatives (“representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any acquisition proposal, (ii) engage or participate in any negotiations with any person concerning any acquisition proposal, (iii) disclose or provide any confidential or nonpublic information to, have or participate in any discussions with, or otherwise cooperate in any way with, any person relating to any acquisition proposal (except to notify a person that has made or, to the knowledge of FineMark, is making any inquiries with respect to, or is considering making, an acquisition proposal, of the existence of the provisions of the merger agreement summarized in this section) or (iv) unless the merger agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with the merger agreement) in connection with or relating to any acquisition proposal.
For purposes of the merger agreement:
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an “acquisition proposal” means, with respect to FineMark, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of FineMark and its subsidiaries or 20% or more of any class of equity or voting securities of FineMark or its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of FineMark, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of FineMark or its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of FineMark, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving FineMark or its subsidiaries; and
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a “superior proposal” means an unsolicited, bona fide written acquisition proposal made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination or acquisition transaction, all or substantially all of the consolidated assets of FineMark and its subsidiaries or all of the outstanding shares of FineMark common stock, and which the FineMark board of directors has in good faith determined (after consultation with its outside legal counsel and financial advisors, and taking into account the terms and conditions of such acquisition proposal and the merger agreement (as it may be proposed to be amended by Commerce) and all legal, financial, timing, regulatory and other aspects of such acquisition proposal and the person making the proposal), to be more favorable, from a financial point of view, to FineMark’s shareholders than the merger and the transactions contemplated by the merger agreement (as it may be proposed to be amended by Commerce) and to be reasonably likely to be consummated on a timely basis on the terms proposed.

However, in the event that after the date of the merger agreement and prior to the receipt of the requisite FineMark shareholder approval, FineMark receives an unsolicited bona fide written acquisition proposal, FineMark party may, and may permit its subsidiaries and its and its subsidiaries’ representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in negotiations or discussions with the person making the acquisition proposal if and only if the FineMark board of directors determines in good faith (after consultation with its outside legal counsel and its financial advisors) that such acquisition proposal constitutes or is reasonably likely to result in a superior proposal and that the failure to take such actions would be more likely than not to result in a violation of the directors’ fiduciary duties under applicable law, except that, prior to furnishing any such confidential or nonpublic information, or participating in such negotiations, FineMark must provide Commerce with at least three business days’ prior written notice and FineMark must have entered into a confidentiality agreement with the person making such acquisition proposal on terms no less favorable to it than the confidentiality agreement, dated March 27, 2025, between Commerce and FineMark, and which confidentiality agreement must not provide such person with any exclusive right to negotiate with FineMark. FineMark will provide Commerce with a copy of any confidential or nonpublic information provided to any person pursuant to the prior sentence prior to or simultaneously with furnishing such information to such person (to the extent not previously provided).
FineMark has also agreed to (i) promptly (and, in any event, within 24 hours) advise Commerce following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or acquisition proposal), will provide Commerce an unredacted copy of any such acquisition proposal and any draft agreements, proposals or other materials received in connection with such inquiry or acquisition proposal, and will keep Commerce apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or acquisition proposal and (ii) will enforce any existing confidentiality agreements to which it or any of its subsidiaries is a party in accordance with the terms thereof and will not release any third party from, or waive any provisions of, any such agreements.
Conditions to Complete the Merger
As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or waived. These conditions include:
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adoption and approval of the merger agreement by the shareholders of FineMark by the requisite FineMark shareholder vote;

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the filing by Commerce with Nasdaq of a notification of listing of shares of Commerce common stock to be issued in the merger, and the absence of any objection by Nasdaq to the listing of such shares of Commerce common stock;

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the receipt of all requisite regulatory approvals, and the expiration or termination of all statutory waiting periods in respect thereof, in each case without the imposition of any materially burdensome regulatory condition;

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the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and the absence of any stop order suspending the effectiveness of such registration statement or proceedings for such purpose initiated or threatened by the SEC;

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the absence of any law, statute, rule, regulation, order, injunction, judgment or decree issued, enacted, promulgated, enforced or entered by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition, in each case whether temporary, preliminary or permanent (each, a “restraint”), preventing, restraining, enjoining, making illegal or otherwise prohibiting the consummation of the merger, the bank merger or any of the transactions contemplated by the merger agreement being in effect;

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the accuracy of the representations and warranties of each party contained in the merger agreement, generally as of the date on which the merger agreement was entered into and as of the closing date, subject to the materiality standards provided in the merger agreement (and the receipt by each party of a certificate signed on behalf of the other party by its chief executive officer or its chief financial officer to the foregoing effect);

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the performance in all material respects by each party of all obligations required to be performed by it under the merger agreement at or prior to the effective time (and the receipt by each party of a certificate signed on behalf of the other party by its chief executive officer or its chief financial officer to the foregoing effect); and

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receipt by each party of an opinion of its legal counsel, in form and substance reasonably satisfactory to such party, dated as of the closing date of the merger, to the effect that, on the basis of facts, representations and assumptions described or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Commerce’s obligation to complete the merger is also subject to the following additional conditions:
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since the date of the merger agreement, the absence of any effect, change, event, circumstance, condition, occurrence or development that has had, or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on FineMark; and

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no more than 10% of the outstanding shares of FineMark capital stock having properly exercised their dissenters’ rights under applicable law.

Neither Commerce nor FineMark can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.
Termination of the Merger Agreement
The merger agreement can be terminated before the effective time in the following circumstances:
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by mutual written consent of Commerce and FineMark;

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by either Commerce or FineMark if (i) any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger or any of the other transactions contemplated by the merger agreement and such denial has become final and nonappealable or (ii) any governmental entity of competent jurisdiction has issued a final nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger or any of the other transactions contemplated by the merger agreement;

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by either Commerce or FineMark if the merger is not consummated on or before March 16, 2026 (the “termination date”) (unless the failure of the closing to occur by such date is due to the failure of the terminating party’s failure to perform or comply with its obligations, covenants and agreements in the merger agreement), subject to each party’s right to extend the termination date to June 16, 2026 by written notice to the other party if receipt of requisite regulatory approvals (or a restraint relating to a requisite regulatory approval) remains outstanding and all other conditions to the completion of the merger are satisfied (or in the case of conditions that by their terms are to be satisfied at the closing, are then capable of being satisfied if the closing were to occur on that date) or waived;

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by either Commerce or FineMark, if there is a breach by the other party of any of its representations, warranties, obligations. covenants, or other agreements (or if any such representation or warranty ceases to be true) set forth in the merger agreement that would constitute, either individually or in the aggregate, the failure of any applicable closing condition of the terminating party and that is not cured within 30 days following written notice (or such fewer days as remain prior to the termination date), or that by its nature or timing cannot be cured during such period;

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by Commerce, if the FineMark special meeting has concluded (including any postponements or adjournments thereof) with the vote on the merger agreement having been taken without obtaining the requisite FineMark shareholder approval;

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by Commerce, prior to receipt of the requisite FineMark shareholder approval, if (i) FineMark or the FineMark board of directors has made a recommendation change or (ii) FineMark or the FineMark board of directors breaches in any material respect its obligations with respect to non-solicitation of acquisition proposals, the FineMark special meeting or the FineMark board recommendation; and

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by FineMark, if (i) FineMark has complied in all material respects with its obligations with respect to non-solicitation of acquisition proposals, the FineMark special meeting and the FineMark board recommendation, (ii) prior to the FineMark special meeting, FineMark has received a superior proposal that did not result from a breach of FineMark’s obligations with respect to non-solicitation of acquisition proposals, the FineMark special meeting and the FineMark board recommendation and the FineMark board of directors has determined to enter into a definitive agreement providing for such superior proposal upon termination of the merger agreement and has entered into such agreement concurrently with such termination and (iii) FineMark has paid the termination fee described below concurrently with the termination of the merger agreement.

Neither Commerce nor FineMark is permitted to terminate the merger agreement as a result, in and of itself, of any increase or decrease in the market price of Commerce common stock or FineMark common stock.
Effect of Termination
In the event of termination of the merger agreement by Commerce or FineMark as provided under the section entitled “— Termination of the Merger Agreement” above, the merger agreement will become void and have no effect, and none of Commerce, CBI-Kansas, FineMark, any of their respective subsidiaries or any of the officers or directors or any of them will have any liability of any nature whatsoever under the merger agreement, or in connection with the transactions contemplated by the merger agreement, except that (i) designated provisions of the merger agreement will survive the termination, including those relating to the confidential treatment of information, public announcements, the effect of termination, including the termination fee described below, and certain general provisions, and (ii) none of Commerce, CBI-Kansas or FineMark will be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of the merger agreement.
Termination Fee
FineMark will pay Commerce a termination fee equal to $24,000,000 (the “termination fee”) if the merger agreement is terminated in the following circumstances:
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In the event that after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been communicated to or otherwise made known to the FineMark board of directors or FineMark’s senior management or has been made directly to FineMark shareholders generally or any person has publicly announced an acquisition proposal, in each case with respect to FineMark, and (i) (a) thereafter the merger agreement is terminated by either Commerce or FineMark because the merger has not been completed prior to the termination date, and FineMark has not obtained the requisite FineMark shareholder approval, but all other conditions to FineMark’s obligation to complete the merger have been satisfied or were capable of being satisfied prior to such termination or (b) thereafter the merger agreement is terminated by Commerce as a result of (x) a breach of the merger agreement by FineMark that would constitute the failure of an applicable closing condition or (y) the failure of the requisite FineMark shareholder approval to be obtained at the FineMark special meeting and (ii) prior to the date that is 12 months after the date of such termination, FineMark enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above) then FineMark will, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Commerce the termination fee (for purposes of this bullet, all references in the definition of acquisition proposal to “20%” will instead refer to “50%”).
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In the event that the merger agreement is terminated by FineMark pursuant to the last bullet under the section entitled “— Termination of the Merger Agreement” above, then FineMark will pay Commerce the termination fee within two business days of the date of termination.

Expenses and Fees
Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense, whether or not the merger is consummated.
Amendment, Waiver and Extension of the Merger Agreement
Subject to compliance with applicable law, the merger agreement may be amended in writing by Commerce or FineMark at any time before or after the receipt of the requisite FineMark shareholder approval, except that after the receipt of the requisite FineMark shareholder approval, there may not be, without further approval of FineMark shareholders, any amendment of the merger agreement that requires such further approval under applicable law.
At any time prior to the effective time, each of the parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the presentations and warranties of the other party contained in the merger agreement, and (iii) waive compliance with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of either of the parties to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Governing Law
The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware, giving effect to its principles of conflicts of laws (except that matters relating to the fiduciary duties of the FineMark board of directors will be governed by the laws of the State of Florida, and matters relating to the fiduciary duties of the CBI-Kansas board of directors will be subject to the laws of the State of Kansas).
Specific Performance
Commerce and FineMark will be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement or to enforce specifically the performance of the terms and provisions of the merger agreement (including the parties’ obligations to consummate the merger), in addition to any other remedy to which they are entitled at law or in equity.

VOTING AND SUPPORT AGREEMENT
The following describes certain material provisions of the voting and support agreement. The following description of the voting and support agreement is subject to, and qualified in its entirety by reference to, the voting and support agreement, which is substantially in the form attached as Exhibit A to the Merger Agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the voting and support agreement carefully and in its entirety.
As an inducement for each of Commerce and FineMark to enter into the merger agreement, certain officers, directors and shareholders of FineMark entered into a voting and support agreement with Commerce and FineMark. As of the FineMark record date, such shareholders collectively and beneficially owned approximately 25.05% of the outstanding shares of FineMark common stock.
Pursuant to the voting and support agreement, each such shareholder agreed, among other things, to vote all of his or her shares of FineMark common stock in favor of the approval and adoption, against any acquisition proposal, including any superior proposal and against any action or agreement that would prevent, impede or delay the consummation of the transactions contemplated by the merger agreement. Subject to certain exceptions, each such shareholder also agrees not to transfer his or her shares of FineMark common stock without the prior written consent of Commerce.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following discussion sets forth a general summary of the anticipated material U.S. federal income tax consequences of the merger of FineMark and Commerce to U.S. holders (as defined below) of FineMark common stock that exchange their shares of FineMark common stock for shares of Commerce common stock for the merger consideration. The U.S. federal income tax laws are complex, and the tax consequences of the merger may vary depending upon each shareholder’s individual circumstances or tax status. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion. No attempt has been made to comment on all U.S. federal income tax consequences of the merger that may be relevant to FineMark shareholders. The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to a particular FineMark shareholder.
This discussion addresses only those FineMark shareholders that hold their shares of FineMark common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:
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a financial institution;

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a tax-exempt organization;

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a trust or estate;

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a pass-through entity (or an investor in a pass-through entity);

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an insurance company;

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a mutual fund;

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an individual retirement or other tax-deferred account;

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a dealer or broker in stocks and securities, or currencies;

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a trader in securities that elects mark-to-market treatment;

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a FineMark shareholder that received FineMark common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

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a person that is not a U.S. holder;

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a person that has a functional currency other than the U.S. dollar;

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a real estate investment trust;

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regulated investment companies;

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a FineMark shareholder that holds FineMark common stock as part of a hedge, straddle, constructive sale, wash sale, conversion or other integrated transaction; or

•
a United States expatriate.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of FineMark or Commerce. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of FineMark common stock that is for United States federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (iv) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source.
ALL HOLDERS OF FINEMARK COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS.
Tax Consequences of the Merger Generally
The parties intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Commerce’s obligation to complete the merger that Commerce receive an opinion from Holland & Knight, dated the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to FineMark’s obligation to complete the merger that FineMark receive an opinion from Alston & Bird dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be subject to customary qualifications and assumptions, including the assumption that the merger will be completed according to the terms of the merger agreement. These opinions will rely on the facts as stated in the merger agreement and the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, and on representation letters provided by Commerce and FineMark to be delivered at the time of the closing. These opinions will also be based on the assumption that the representations found in the representation letters of Commerce and FineMark are, as of the effective time, true and complete without qualification and that such representation letters are executed by appropriate and authorized officers of Commerce and FineMark. If any of the representations, warranties, covenants or assumptions upon which the opinions described above are based are inconsistent with the actual facts, or if any condition contained in the merger agreement and affecting these opinions is breached or is waived by any party, the U.S. federal income tax consequences of the merger could be adversely affected.
Neither of the opinions described above will be binding on the Internal Revenue Service (the “IRS”). Commerce and FineMark have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.
Based on the opinions that the merger will qualify as a “reorganization” under Section 368(a) of the Code, it is the opinion of Alston & Bird and Holland & Knight that the material U.S. federal income tax consequences of the merger will be as set forth in the remainder of this discussion:
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neither Commerce nor FineMark will recognize any taxable gain or loss as a result of the merger, and each will be a party to a reorganization within the meaning of section 368(a) of the Code;

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a U.S. holder who receives solely shares of Commerce common stock (or receives Commerce common stock and cash solely in lieu of a fractional share) in exchange for shares of FineMark common stock generally will not recognize any gain or loss upon the merger, except with respect to the cash received in lieu of a fractional share of Commerce common stock;

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a U.S. holder who receives cash in lieu of a fractional share of Commerce common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by Commerce. As a result, such U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to such holder’s fractional share of Commerce common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the relevant effective time, the holding period for the shares (including the holding period of FineMark common stock surrendered therefor) is greater than one year. The deductibility of capital losses is subject to limitations;

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the aggregate tax basis of the Commerce common stock received by a U.S. holder in the merger will be equal to the holder’s aggregate tax basis in the FineMark common stock for which it is exchanged, reduced by any amount allocable to a fractional share of Commerce common stock for which cash is received; and

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the holding period of Commerce common stock received in the merger will include the holder’s holding period of the FineMark common stock for which it is exchanged.

FineMark shareholders who acquired different blocks of FineMark common stock at different times and at different prices must calculate their basis, gains and losses, and holding periods separately for each identifiable block of such stock exchanged, converted, cancelled or received in the merger.
Tax Opinions
It is a condition to the obligations of Commerce and FineMark to complete the merger that Commerce receive an opinion of Holland & Knight, counsel to Commerce, or such other counsel as contemplated by the merger agreement, and that FineMark receive an opinion of Alston & Bird, counsel to FineMark, or such other counsel as contemplated by the merger agreement, each dated as of the closing date of the merger and each to the effect that, based on representations of Commerce and FineMark and on certain customary assumptions and conditions, the merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. The tax opinions in Exhibits 8.1 and 8.2 are not intended to satisfy this closing condition. The tax opinions to be received by Commerce and FineMark will be based on certain representations, covenants and assumptions, as set forth in certificates provided to Alston & Bird and Holland & Knight by appropriate officers of Commerce and FineMark, all of which must continue to be true and accurate in all material respects as of the effective time. Neither Commerce nor FineMark intends to waive this condition. If any of the representations, covenants or assumptions relied upon by tax counsel is inaccurate, tax counsel may not be able to provide the required closing date opinions or the tax consequences of the merger could differ from those described above.
Neither of the opinions described above will be binding on the IRS. Commerce and FineMark have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions contained in the tax opinions delivered to Commerce or FineMark, or the U.S. federal income tax consequences of the merger described in this proxy statement/prospectus.
Information Reporting and Backup Withholding
Payments of cash to a non-corporate FineMark shareholder in connection with the merger may be subject to information reporting and backup withholding (currently at a rate of 24%). A FineMark shareholder generally will not be subject to backup withholding, however, if the holder:
•
furnishes a correct taxpayer identification number, certifies that the holder is not subject to backup withholding on IRS form W-9 (or an applicable substitute or successor form) included in the election form/letter of transmittal the holder will receive and otherwise complies with all the applicable requirements of the backup withholding rules; or

•
provides proof of an applicable exemption from backup withholding.

Any amounts withheld under the backup withholding rules are not additional tax and will generally be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS. A U.S. holder that does not furnish their correct taxpayer identification number may be subject to penalties imposed by the IRS.
A U.S. holder receiving shares of Commerce common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder that is required to file a U.S. federal income tax return and is a “significant holder” will be required to file a statement with the holder’s U.S. federal income tax return setting forth certain facts relating to the merger, including the holder’s basis (determined immediately before the exchange) in the FineMark common stock surrendered and the fair market value (determined immediately before the exchange) of the FineMark common stock that is exchanged by such holder pursuant to the merger. A “significant holder” is a U.S. holder that receives shares of Commerce common stock in the merger and that, immediately before the merger, owned either at least 5% of the outstanding stock of FineMark (by vote or value) or securities of FineMark with a tax basis of $1 million or more.
This summary of certain material U.S. federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction and the effect of any proposed changes in tax laws.

DESCRIPTION OF CAPITAL STOCK OF COMMERCE
As a result of the merger, FineMark shareholders who receive shares of Commerce common stock in the merger will become shareholders of Commerce. Your rights as a shareholder of Commerce will be governed by The General and Business Corporation Law of Missouri (“MGBCL”), the Commerce articles, and the Commerce bylaws. The following briefly summarizes the material terms of Commerce’s capital stock, including the Commerce common stock to be issued in the merger. We urge you to read the applicable provisions of Missouri law, the Commerce articles and the Commerce bylaws and federal law governing bank holding companies carefully and in their entirety.
General
As of the date of this proxy statement/prospectus, Commerce has 192,000,000 shares of authorized capital stock, consisting of 190,000,000 shares of common stock, $5.00 par value, and 2,000,000 shares of preferred stock, $1.00 par value. Within the limits of applicable law and the listing rules of Nasdaq, these shares are available to be issued, without prior shareholder approval. As of the date of this proxy statement/prospectus, there were [    ] shares of Commerce common stock and no shares of Commerce preferred stock issued and outstanding and [    ] shares of Commerce common stock reserved for issuance under various stock-based equity plans and Commerce’s Stock Purchase Plan for Non-Employee Directors. All outstanding shares of Commerce capital stock are fully paid and non-assessable.
Common Stock
Voting Rights and Quorum.   Holders of Commerce common stock (the “Commerce shareholders”) are entitled to one vote per share on any matter to be voted upon by shareholders. The Commerce bylaws provide that a majority of Commerce’s outstanding capital stock entitled to vote at any meeting, represented at such meeting in person or by proxy, constitutes a quorum, and that all questions (except any question for which the manner of decision is otherwise specifically regulated by law) will be determined by vote of the majority of the outstanding shares represented at each meeting. The Commerce shareholders are not entitled to cumulative voting rights with respect to the election of directors, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.
Majority Voting in Uncontested Elections of Directors.   In any uncontested election of directors, the Commerce bylaws provide that a nominee will be elected if the number of votes cast “for” that nominee’s election exceed the number of votes cast “withheld” from that nominee (excluding abstentions and broker non-votes) at any meeting for the election of directors at which a quorum is present (a “majority vote”). Any nominee who does not receive a majority vote in an uncontested election is expected promptly to tender his or her resignation to the Chairman of the Commerce board of directors following certification of the shareholder vote. Commerce’s committee on governance and directors then will promptly consider any such resignation and will recommend to the Commerce board of directors whether to accept the tendered resignation or reject it. The Commerce board of directors will consider such recommendation and decide whether to accept or reject it no later than at the first regularly scheduled meeting following certification of the shareholder vote and Commerce then will promptly publicly disclose the Commerce board of directors decision. These provisions do not apply to any director who fails to receive a majority vote in an election in which there are more director candidates for election than director positions to be filled.
Dividends.   Subject to the limitations under Missouri law and the preferential rights of the holders of any outstanding shares of preferred stock, Commerce shareholders are entitled to dividends when, and if declared by the Commerce board of directors from legally available funds.
Liquidation.   Upon any voluntary or involuntary liquidation, dissolution or winding up of Commerce’s affairs, Commerce shareholders are entitled to share, on a pro rata basis, in all assets remaining after payment to creditors and subject to prior distribution rights granted to the holders of any outstanding shares of preferred stock.
No Preemptive or Similar Rights.   Commerce common stock is not entitled to preemptive rights, conversion or other rights to subscribe for additional securities. There are no redemption or sinking fund provisions applicable to Commerce common stock.

Listing.   Commerce common stock is traded on the NASDAQ Global Select Market under the symbol “CBSH.”
Transfer Agent and Registrar.   The transfer agent and registrar for Commerce common stock is Computershare Trust Company.
Preferred Stock
Under the Commerce articles, the Commerce board of directors has the authority, without any further vote or action by the Commerce shareholders, to issue 2,000,000 shares of preferred stock, $1.00 par value.
Missouri Law and Certain Provisions of the Commerce Articles and the Commerce Bylaws; Anti-Takeover Measures
Shareholders’ Vote for Mergers and Limitation on Certain Business Combinations
Under the MGBCL, a Missouri corporation must obtain the affirmative vote of the holders of 2/3 of the outstanding shares of the corporation entitled to vote thereon to approve a merger or consolidation.
The Commerce articles contain a restriction on transactions defined as “business combinations,” pursuant to which no business combination with a “related person” may be approved or authorized without receiving (i) the affirmative vote of the holders of not less than 75% of Commerce’s outstanding “voting stock” as well as (ii) the affirmative vote of the holders of not less than 67% of the outstanding shares of the Commerce’s voting stock held by shareholders other than the related person, unless one of the following three exceptions applies:
1.
The “continuing directors” of Commerce (defined to include any director who was a member of the Commerce board of directors immediately prior to the time that the related person involved in a business combination became a related person), by a two-thirds vote, have either (a) approved in advance the acquisition of outstanding shares of voting stock of the corporation that caused the related person to become a related person, or (b) approved the business combination prior to the related person involved in the business combination having become a related person; or

2.
The business combination is solely between Commerce and another corporation, 100% of the voting stock of which is owned directly or indirectly by Commerce; or

3.
The business combination is a merger or consolidation and the cash or fair market value of the property, securities or other consideration to be received per share by holders of Commerce common stock in the business combination is not less than the highest per share price (with appropriate adjustments for recapitalizations and for stock splits, stock dividends and like distributions), paid by the related person in acquiring any of its holdings of Commerce’s common stock.

For these purposes:
•
the term “business combination” is defined to mean (a) any merger or consolidation of Commerce or a subsidiary of Commerce with or into a related person, (b) any sale, lease, exchange, transfer or other disposition (including by mortgage or any security device) of all or any “substantial part” (more than 30% of fair market value) of the assets either of Commerce or a subsidiary to a related person, (c) any merger or consolidation of a related person with or into Commerce or a subsidiary, (d) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a related person to Commerce or a subsidiary of Commerce, (e) the issuance of any securities of Commerce or a subsidiary to a related person, (f) any recapitalization that would have the effect of increasing the voting power of a related person, and (g) any agreement, contract or other arrangement providing for any of such transactions.

•
the term “related person” generally means any individual corporation, partnership or other person or entity which, together with its “affiliates” and “associates” (as in SEC rules), “beneficially owns” (as defined for purposes of SEC Rule 13d-3, in each case as such rules were in effect on February 1, 1983) in the aggregate 20% or more of the outstanding voting stock of Commerce, and any affiliate or associate of any such individual corporation, partnership or other person or entity.

•
the term “voting sock” means all outstanding shares of capital stock of Commerce or another corporation entitled to vote generally in the election of directors and references to a proportion of shares of voting stock means such proportion of the votes entitled to be cast by such shares.

Anti-Takeover Statutes
Pursuant to the Commerce bylaws, the control shares acquisition statute in the MGBCL does not apply to Commerce. However, the MGBCL also has a statute known as a “business combination statute.” This statute restricts certain “business combinations” between a corporation and an “interested shareholder.” For this purpose, a “business combination” means one of various types of transactions that increases the proportionate voting power of the interested shareholder. Under the MGBCL, an “interested shareholder” means any person who owns or controls twenty percent (20%) or more of the outstanding shares of the corporation’s voting stock, or who is an affiliate or associate of the corporation (as defined in the statute) and at any time within the 5-year period prior to the date in question previously owned or controlled twenty percent (20%) or more of the outstanding shares of the corporation’s voting stock.
Under the MGBCL, a corporation may not engage in a business combination with an interested shareholder for a period of five (5) years following the time that the shareholder became an “interested shareholder” other than in certain circumstances such as:
•
a business combination approved by the corporation’s board of directors prior to the date on which the interested shareholder became an interested shareholder, or where the purchase of stock that caused the interested shareholder to become an interested shareholder was approved in advance by the corporation’s board of directors;

•
a business combination approved by the holders of a majority of the outstanding voting stock not owned by the interested shareholder, or by any affiliate or associate of the interested shareholder (as defined in the statute) at a meeting called for such purpose no earlier than 5 years after the date on which the interested shareholder became an interested shareholder; or

•
a business combination that satisfies certain fairness and procedural requirements prescribed in the statute.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF FINEMARK
The following sets forth the beneficial ownership of FineMark’s outstanding shares of common stock as of the FineMark record date by (i) each director and executive officer of FineMark, (ii) all directors and executive officers of FineMark as a group and (iii) each person or entity who is known by FineMark to beneficially own more than 5% of the outstanding shares of FineMark common stock.
The percentage of beneficial ownership by class is calculated in relation to the 12,284,795 outstanding shares of FineMark common stock. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, and includes shares issuable pursuant to the exercise of stock options that are exercisable within 60 days of the FineMark record date. Except as otherwise indicated, to FineMark’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o FineMark Holdings, Inc., 8695 College Parkway, Suite 100, Fort Myers, Florida 33919.
	Common Stock
Name of Individual	Amount and Nature of Beneficial Ownership	Percent of Class
Directors and Executive Officers
Martin E. Adams(1)	9,659	0.08%
Aurelia J. Bell(2)	90,436	0.74%
Michael J. Carron	143,138	1.17%
Thomas D. Case(3)	119,697	0.97%
Joseph R. Catti	408,434	3.32%
Brian J. Eagleston(4)	118,162	0.96%
Scott A. Edmonds(5)	53,569	0.44%
Tracey U. Galloway(6)	25,657	0.21%
William N. Horowitz(7)	85,098	0.69%
Clive L. Lubner(8)	40,560	0.33%
Brian D. Lucas(9)	120,452	0.98%
Tom Lytton(10)	12,474	0.10%
Vito S. Manone(11)	106,516	0.87%
Jeffrey B. Moes	95,373	0.78%
Robert A. Parimore	26,000	0.21%
Alan D. Reynolds(12)	91,140	0.74%
Lee J. Seidler(13)	96,166	0.78%
Martin M. Wasmer(14)	113,136	0.92%
All directors and executive officers as a group (18 persons)(15)	1,755,667	14.29%
5% or Greater Holders
Lucas Control Group(16)	2,057,592	16.90%
Strategic Value Opportunities LP(1)	818,182	6.66%

(1)
Martin Adams is a principal of Strategic Value Opportunities LP (6.66% interest) and Strategic Value Investors LP (2.07% interest).

(2)
All shares held by Aurelia Bell Rev. Trust.

(3)
Includes 95,754 shares held TEN ENT with spouse, Lynda Case. Also includes 8,958 shares held by Lynda Case Roth, and 14,985 shares held by Tom Case Roth.

(4)
Includes 71,810 shares held TEN ENT with spouse, Anita Del Bianco. Remaining 46,352 shares held by Eagleston Rev. Trust.

(5)
Includes 12,500 shares held TBE with spouse, Mary Edmonds. Remaining 41,069 shares held by Edmonds Acquisition.

(6)
All shares held in JT TEN with spouse.

(7)
Includes 10,000 shares held by Willilam Horowitz Roth. Remaining 75,098 shares held in JT TEN with spouse.

(8)
Includes 21,710 shares held personally and 100 shares held by spouse, Sonya Lubner. Remaining 18,750 shares held JT TEN with spouse, Sonya Lubner.

(9)
Member of the Lucas Control Group. Includes holdings from GJL 2004 Trust LLC (2,000 shares), GDL 2006 Trust LLC (2,000 shares), CJL 2009 Trust LLC (2,000 shares), SCS 2019 Trust LLC (1,000 shares), SRS 2019 Trust LLC (1,000 shares), Brian Lucas Rev. Trust (27,308 shares), BDL Family Trust (65,644 shares), BL 1976 Trust (17,500 shares), and Brian Lucas Sep. IRA (2,000 shares).

(10)
All shares held JT TEN with spouse.

(11)
Includes 9,346 shares held by Manone Rev. Trust and 94,849 shares held by Manone Family Trust. Remaining 2,321 held personally.

(12)
All shares held by Reynolds Family Trust.

(13)
Includes 15,000 shares held by Gene Harrison Rev. Trust. Remaining 81,166 shares held by Lee Seidler Rev. Trust.

(14)
Includes 38,460 shares held by Elaine Marieb Charitable Foundation of which Martin M. Wasmer is a Trustee. Also includes 4,054 shares held personally. Remaining 70,622 shares held by Martin M Wasmer Rev. Trust.

(15)
All shares listed above are issued and outstanding. There are no shares issuable pursuant to the exercise of stock options that are exercisable within 60 days of the FineMark record date.

(16)
The Lucas Control Group holds a 16.90% interest in FineMark and is comprised of several members of the Lucas family and their respective entities including: David Lucas Roth IRA 2 (162,162 shares), Kevin Michael Lucas (19,621 shares), GJL 2004 Trust LLC (2,000 shares), GDL 2006 Trust LLC (2,000 shares), CJL 2009 Trust LLC (2,000 shares), SCS 2019 Trust LLC (1,000 shares), SRS 2019 Trust LLC (1,000 shares), JRL 2013 Trust LLC (2,250 shares), CVL 2007 Trust LLC (2,250 shares), Brian Lucas Rev. Trust (27,308 shares), Linda Lucas Grat #4 (51,104 shares), Louise Ukleja Grat #3 (12,717 shares), BDL Family Trust (65,644 shares), KML Family Trust (96,468 shares), MLS Family Trust (71,243 shares), Megan Spears Rev. Trust (12,221 shares), Michelle Ukleja (4,171 shares), Mark Ukleja (4,171 shares), Lousie Ukleja Grat #4 (28,941 shares), Harbour Fm (1,189,189 shares), Bay Harbour (153,846 shares), BL 1976 Trust (17,500 shares), Linda Lucas Grat #5 (126,786 shares), and Brian Lucas Sep. IRA (2,000 shares).

COMPARISON OF SHAREHOLDERS’ RIGHTS
If the merger is completed, FineMark shareholders will receive shares of Commerce common stock in the merger and will cease to hold shares of FineMark common stock and FineMark preferred stock.
Commerce is organized under the laws of the State of Missouri. FineMark is organized under the laws of the State of Florida. The following is a summary of certain material differences between (i) the current rights of FineMark shareholders under the FineMark articles, the FineMark bylaws and Florida law and (ii) the current rights of Commerce shareholders under the Commerce articles, the Commerce bylaws and Missouri law.
The following summary is not a complete statement of the rights of shareholders of the two companies or a complete description of the specific provisions referred to below. Copies of Commerce’s governing documents have been filed with the SEC. See the section entitled “Where You Can Find More Information” beginning on page 107.
FINEMARK	COMMERCE
AUTHORIZED CAPITAL STOCK
FineMark is authorized, pursuant to its articles, to issue 50,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of the FineMark record date, there were 12,284,795 shares of FineMark common stock outstanding and 30,000 shares of FineMark preferred stock outstanding.	Commerce is authorized, pursuant to its articles, to issue 190,000,000 shares of common stock, par value $5.00 per share, and 2,000,000 shares of preferred stock, par value $1.00 per share. As of the date of this proxy statement/prospectus, there were [ ] shares of Commerce common stock outstanding and no shares of preferred stock outstanding.
VOTING RIGHTS
Each holder of FineMark common stock is entitled to one vote for each share held of record.	Each holder of Commerce common stock is entitled to one vote for each share held of record.
RIGHTS OF PREFERRED STOCK
As of the FineMark record date, there were 30,000 shares of FineMark preferred stock outstanding. FineMark may redeem such outstanding shares of FineMark preferred stock on or after March 27, 2029, at the liquidation preference plus any unpaid dividends declared.	Commerce does not have any issued and outstanding shares of preferred stock.

Holders of FineMark preferred stock have:
•
no voting rights, except as required by law;

•
certain consent rights in connection with events which would affect such holders’ rights;

•
preferential liquidation and dividend rights over holders of FineMark common stock and any senior non-cumulative perpetual preferred stock, Series A, par value $0.001 per share of FineMark;

•
a right to receive, only when, and if declared by the FineMark board of directors, non-cumulative cash dividends at the rate per annum equal to 7.25% of the preferred stock’s $1,000 liquidation preference; and

FINEMARK	COMMERCE
• the right to exercise a conversion option at a rate of $27.50 on or after June 27, 2029.
Pursuant to the terms of the merger agreement, at the closing of the merger each outstanding share of FineMark preferred stock will be converted into 36.3636 shares of FineMark common stock in accordance with the Certificate of Designation of FineMark preferred stock. The full rights of the holders of FineMark preferred stock are set forth in the Certificate of Designation.
SIZE OF BOARD OF DIRECTORS
The FineMark bylaws provide that the FineMark board of directors must consist of not less than three nor more than 25 members, with the precise number being determined by a majority vote of the entire board of directors. The FineMark board of directors currently has 15 directors.	The Commerce bylaws provide that the Commerce board of directors must consist of at least 12 persons, except that the board of directors may, from time to time, increase or decrease the number of persons constituting the board provided that the board, at all times, consist of at least three persons. The Commerce board of directors currently has 11 directors.
CLASSES OF DIRECTORS

Florida law allows a corporation to classify its board of directors by dividing the total number of directors into two or three groups, with each group containing half or one-third of the total, as near as may be practicable.
As permitted by Florida law, the FineMark articles provide that the FineMark board of directors will consist of three classes of directors, each class having as nearly as possible the same number of directors. The term of the classes of directors is three years with such terms being staggered so that one class of directors is elected each year.

Missouri law allows a corporation to classify its board of directors, so long as this classification is provided for in the corporation’s articles or bylaws. The Commerce articles and the Commerce bylaws provide for a staggered board of directors comprised of three classes as equal in size as possible.
Under Missouri law, a corporation may elect directors for terms ranging from one to three years. The Commerce articles and the Commerce bylaws provide that directors are elected to a three-year term.

DIRECTOR ELIGIBILITY AND MANDATORY RETIREMENT
The FineMark bylaws provide that each director must be a natural person who is 18 years of age or older but need not be a shareholder or a resident of Florida. The FineMark bylaws do not provide for the mandatory retirement of FineMark’s directors.	The Commerce bylaws provide that, upon turning 72, each director will be deemed to have submitted his or her resignation as a director, effective on the day the director turns 72. However, a director who is also an officer of Commerce, or an officer of a subsidiary of Commerce, must resign as a director on the date the director retires or resigns as an officer; provided, however, that a director serving as Chairman of the Commerce board of directors is not deemed to be an officer of Commerce.

FINEMARK	COMMERCE
Notwithstanding the retirement age set forth above, the Chairman of Commerce’s board of directors may invite a director who is the “lead director” to continue to serve as a director until the end of the director’s then current term (or some agreed upon portion thereof), at which time that director will be deemed to have submitted his or her resignation.
ELECTION OF DIRECTORS

The FineMark articles and the FineMark bylaws provide that at each annual meeting of the FineMark shareholders, the FineMark shareholders will elect the successors of the class of directors whose terms expire at such meeting with such directors being elected to hold office for a term expiring at the annual meeting of the FineMark shareholders held in the third year following the year of election.
Under Florida law, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Each FineMark shareholder who is entitled to vote at an election of directors has the right to vote the number of shares owned by him or her for as many persons as there are directors to be elected and for whose election the shareholder has a right to vote. FineMark shareholders do not have a right to cumulate their votes for directors under applicable law or the FineMark articles or the FineMark bylaws.

The Commerce bylaws provide that, except in a contested election, a nominee for director will be elected to the board of directors if the number of votes cast “for” that nominee’s election exceed the number of votes cast “withheld” from that nominee (excluding abstentions and broker non-votes) at any meeting for the election of directors at which a quorum is present (a “majority vote”). Any nominee for director who does not receive a majority vote in an uncontested election is expected promptly to tender his or her resignation to the Chairman of the board following certification of the shareholder and promptly considered by Commerce’s committee on governance and directors along with a recommendation to the board whether to accept or reject the tendered resignation.
Although Missouri law provides for cumulative voting for directors; pursuant to the Commerce bylaws, holders of Commerce common stock do not have cumulative voting rights in the election of directors.

REMOVAL OF DIRECTORS

The FineMark articles provide that directors may not be removed from office by the FineMark shareholders without cause.
Under Florida law, a director may be removed if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director; provided, however, (i) if a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove him or her; and (ii) a director may be removed by the shareholders only at a meeting of shareholders called for the purpose of removing the director, and the meeting notice must state that the removal of the director is the purpose, or one of the purposes, of the meeting.
The Commerce articles provide that the entire Commerce board of directors may be removed at any time, but only by the affirmative vote of the holders of 80% or more of the outstanding shares of capital stock of Commerce entitled to vote generally in the election of directors (considered for this purpose as one class) at a meeting of the shareholders called for that purpose.

FINEMARK	COMMERCE
FILLING VACANCIES ON THE BOARD OF DIRECTORS
The FineMark bylaws provide that any directorship not filled at the annual meeting and any vacancy, however caused (including as a result of any increase in the number of directors) may be filled by the affirmative vote of a majority of the incumbent directors or by a sole remaining director. If one or more directors resign from the FineMark board of directors, effective at a future date, a majority of directors then in office, including those who have resigned, may fill such vacancy or vacancies to take effect upon the effective date of such resignation.	The Commerce bylaws provide that an increase in the number of directors or vacancy occurring on the Commerce board of directors through death, resignation, disqualification or disability, may be filled by a vote of a majority of the surviving or remaining directors then in office. Directors elected to fill a vacancy will hold office for the unexpired portion of the term of the director whose place will be vacated.
If the number of directors is changed, any increase or decrease is to be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. Any additional director of any class elected to fill a vacancy resulting from an increase in the number of directors will hold office until the next annual meeting of the FineMark shareholders.
SPECIAL MEETINGS OF SHAREHOLDERS
The FineMark bylaws provide that special meetings of FineMark shareholders may be called by the Chief Executive Officer, or by the presiding officer of the FineMark board of directors, if any. A special meeting must be called by the Chief Executive Officer or the Secretary (i) upon written request by two or more directors; (ii) or upon a written request by FineMark shareholders holding at least 10% of all votes entitled to be cast on any issue proposed to be considered at such meeting.
The Commerce bylaws provide that special meetings may be called at any time by the Chairman of the board of directors, by any Vice Chairman, or by the President, or at any time upon the written request of a majority of the Commerce board of directors.
The special meeting may be held in person, solely by means of remote communication (virtual), or in person at a physical location combined with a means of remote communication (hybrid).

QUORUM

According to the FineMark bylaws, a “voting group” with respect to any given matter means all shares of one or more class or series which, under the FineMark articles, Florida law or the FineMark bylaws, are entitled to vote and be counted together collectively on any such matter.
The FineMark bylaws provide that a majority of the votes entitled to be cast on a matter by a voting group constitutes a quorum of that voting group for any such matter, and the presence of a quorum of each voting group entitled to vote thereon is a requisite for the transaction of business by the FineMark shareholders.
Consistent with Missouri law, the Commerce bylaws provide that a majority of the outstanding capital stock entitled to vote, being represented in person or by proxy, constitutes a quorum for all purposes, including the election of directors.

FINEMARK	COMMERCE
NOTICE OF SHAREHOLDER MEETINGS
The FineMark bylaws provide that notice, which shall be written, unless oral notice is reasonable under the circumstances, of the date, time and place of each annual and special shareholders’ meeting will be given to each shareholder entitled to vote thereat not less than 10 nor more than 60 days before the date of the meeting.	The Commerce bylaws provide that written or printed notice of the place, date and time of the meeting, and in case of a special meeting the purpose for which the meeting is called, must be given not less than 10 but no more than 70 days before the date of the meeting to shareholders entitled to vote at such meeting.
The notice may be communicated in person; by telephone, teletype, or other form of electronic communication; or by mail or other method of delivery. Written notice by FineMark to any FineMark shareholder is effective when deposited in the mail, if mailed with first-class postage prepaid and correctly addressed to the shareholder’s address shown in FineMark’s current stock transfer books. FineMark can use a different class of mail other than first class mail of the notice of the meeting is properly mailed no less than 30 days before the date of the meeting.	The notice must be made either (i) personally, (ii) by depositing the notice in a sealed envelope addressed to the shareholder at his address as it appears with the records of Commerce, and deposited in a U.S. Post Office, with the postage thereon prepaid, or (iii) if requested in advance by a shareholder, by an electronic transmission of a type which delivery thereof is capable of being confirmed.
ADVANCE NOTICE REQUIREMENTS FOR SHAREHOLDER NOMINATIONS AND OTHER PROPOSALS

Written notice by FineMark shareholder is effective at the earliest of the following:
•
When received;

•
Five days after its deposit in the mail, as evidenced by the postmark, if mailed with first-class postage prepaid and correctly addressed;

•
On the date shown on the return receipt, if sent by registered or certified mail, return receipt requested, and the receipt is signed by or on behalf of the addressee.

Oral notice is effective when communicated if communicated directly to the shareholder to be notified in a comprehensible manner.

The Commerce bylaws provide that, in addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice in proper written form to the Commerce Secretary.
To be timely, a shareholder’s notice to the secretary must be delivered to, or mailed and received at, the principal executive offices of Commerce not less than 60 but no more than 90 days prior to the date of the annual meeting, subject to certain exceptions set forth in Commerce’s bylaws.
A shareholder’s written notice must include, among other things, the following, as applicable:
•
a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•
the name and record address of the shareholder;

•
the class or series and number of shares of capital stock of Commerce which are owned beneficially or of record by such shareholder;

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•
a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in such business; and

•
a representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

A shareholder’s notice relating to director nominations must also set forth (in addition to the information comparable to that described above for the shareholder presenting the nomination), as to each person whom the shareholder proposes to nominate for election as a director, among other things:
•
the name, age, business address and residence address of the person;

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the principal occupation or employment of the person;

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the class or series and number of shares of capital stock of Commerce which are owned beneficially or of record by the person; and

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any other information relating to the person, or to the shareholder proposing the person’s nomination to serve as a director, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act.

The Commerce bylaws set forth additional information that the shareholder giving notice must provide on their behalf.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND OFFICERS
The FineMark articles provide that to the fullest extent permitted by law, no director will be personally liable for monetary damages for any action taken in his or her capacity as director, or any failure to take any action in his or her capacity as director.	Neither the Commerce articles nor the Commerce bylaws contain provisions limiting liability of directors and officers.

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INDEMNIFICATION OF DIRECTORS AND OFFICERS AND INSURANCE

The FineMark articles provide that FineMark, to the extent permitted by law, will indemnify its directors and officers in connection with any actual or threated action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of FineMark or otherwise) arising out of their service to FineMark or to another organization at the request of FineMark, or because of their position with FineMark. Persons who are not directors or officers of FineMark may be similarly indemnified in respect of such service to the extent authorized by the FineMark board of directors.
The FineMark bylaws provide that (i) for actions by persons other than FineMark, FineMark will indemnify any person who was or is a party to any, threatened, pending or completed action, suit or other type of proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal (other than an action by or in the right of FineMark) by reason of the fact that such person is or was a director, officer, employee or agent of FineMark, or is or was serving at the request of FineMark as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, including any appeal thereof, if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of FineMark and, with respect to criminal action or proceeding, such person had no reasonable cause to believe such person’s conduct was unlawful; and (ii) for action by or in the name of FineMark, FineMark will indemnify and hold harmless any person who was or is a party to any, threatened, pending or completed action, suit or other type of proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, by or in the right of FineMark to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of FineMark, or is or was serving at the request of FineMark as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees) and amounts paid in settlement not exceeding, in the judgment of the FineMark board

Commerce, to the extent permitted by law, will indemnify, any person who was or is a party or is threatened to be made a defendant party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action, suit, or proceeding by or in the right of Commerce), by reason of the fact that such person is or was a director or officer of Commerce or of another corporation included in a controlled group of corporations of which Commerce is a common parent, or is or was serving at the request of Commerce as a director or officer of another corporation or other enterprise (which will be deemed to include service in a fiduciary capacity or otherwise with respect to any employee benefit plan of Commerce or any other corporation or other entity), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of such action, suit, or proceeding if such person (i) acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Commerce or of the other corporation such person served as aforesaid and (ii)(A) with respect to any criminal action, suit, or proceeding, had no reasonable cause to believe such person’s conduct was unlawful or (ii)(B) shall not have been adjudged in such action or suit to be liable for negligence or misconduct in the performance of such persons duty to Commerce or such other corporation with respect to the matter involved unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify to the extent the court shall deem proper.
The Commerce bylaws provide that Commerce may purchase and maintain insurance on behalf of any person entitled to indemnification under the Commerce bylaws against any liability asserted against such person and expenses incurred by such person in any such capacity, or arising out of such persons status as a director or officer, whether or not Commerce would have the power to indemnify such person against the liability so insured.

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of directors, the estimated expense of litigating the action, suit or proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such action, suit or proceeding, including any appeal thereof. Such indemnification is authorized if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of FineMark; except that no indemnification will be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to FineMark, unless and only to the extent that, the court in which such action, suit or proceeding was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
The FineMark articles permit FineMark to purchase and maintain insurance to protect itself and any such director, officer or other person against liability, cost or expense asserted against or incurred by such person in respect of such service, whether or not FineMark would have the power to indemnify such person against such liability by law or under the provisions of FineMark’s articles.

AMENDMENTS TO ARTICLES OF INCORPORATION AND BYLAWS

The FineMark articles may not be amended, altered, changed or repealed without the affirmative vote of holders of at least 75% of the total number votes entitled to be cast by the holders of all of the shares of capital stock of FineMark entitled to vote generally in the election of directors.
The FineMark bylaws may generally be altered, amended or repealed, in whole or in part, by (a) the FineMark board of directors or (b) the FineMark shareholders at any meeting thereof, provided, however, that, if such action is to be taken at a meeting of the FineMark shareholders, notice of the general nature of the proposed change(s) must have been provided in the notice of meeting. Action on the FineMark bylaws by the FineMark shareholders requires the affirmative vote of 75% of each class of stock entitled to elect directors, and action on the FineMark bylaws by the FineMark board of directors requires the affirmative vote of a majority of all directors present at the time of the vote.
Notwithstanding the rights set forth above, any bylaw which sets a greater quorum or voting

A corporation governed by Missouri law may amend its articles through a process that typically involves both the board of directors and the shareholders. Specifically, a corporation may amend its articles upon a resolution of the board of directors, proposing the amendment and its submission to the shareholders for their approval by the holders of a majority of the shares of common stock entitled to vote thereon.
Under the Commerce articles, certain provisions of the Commerce articles, including those dealing with the number, term, and removal of directors, and certain business combinations, may not be repealed or amended without the affirmative vote of holders of at least 75% of the outstanding shares of voting stock. The Commerce shareholders may otherwise amend, alter, change, or repeal any provision of the Commerce articles as provided by Missouri law.
In Missouri, the power to create, alter, amend, or repeal a corporation’s bylaws generally resides with the shareholders. However, this power can be delegated to the board of directors if the articles explicitly grant it.

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requirement for shareholders than the minimum required by Florida Law may not be adopted, amended, or repealed by the FineMark board of directors; rather, such a bylaw:
•
May be amended or repealed only by the FineMark shareholders if originally adopted by the shareholders; and

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May be amended or repealed either by the directors or the FineMark shareholders if originally adopted by the board of directors.

The Commerce articles and the Commerce bylaws both authorize the Commerce board of directors to make, alter, amend, or repeal the Commerce bylaws.
ACTION BY WRITTEN CONSENT OF THE SHAREHOLDERS

The FineMark bylaws provide that, subject to the provisions of the FineMark articles, any action required or permitted to be taken by the FineMark shareholders at an annual or special meeting may be taken by written consent if the holders of the outstanding shares of FineMark capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting approve such action.
The FineMark bylaws also provide that within 10 days after obtaining such authorization by written consent, notice must be given to those FineMark shareholders who have not consented in writing or who are not entitled to vote on the action. The notice must fairly summarize the material features of the authorized action and, if the action is such that it would give rise to dissenter rights under Florida law, the notice must contain a clear statement of the right of the FineMark shareholders dissenting therefrom to be paid the fair value of their shares upon compliance with further provisions of Florida law regarding the rights of dissenting shareholders.
The Commerce bylaws provide that, whenever all shareholders entitled to vote consent, by a writing filed with the secretary, any action to be taken at a meeting of shareholders may be taken without a meeting, and any action so taken shall be as valid as if had at a meeting regularly called and noticed, and at such meeting any business, including the election of directors, may be transacted which is not excepted from the written consent or to the consideration of which no objection for want of notice is made at the time.
ANTI-TAKEOVER PROVISIONS
Under Section 607.0902 of the FBCA, unless there is a provision in the articles or bylaws electing not to be governed by such provision, “control shares” (shares that would otherwise have voting power for the election of directors in certain ranges of ownership over 20%) acquired in a control-share acquisition have the same voting rights as were accorded to the shares before such acquisition only to the extent granted by a resolution approved by the majority of all the votes entitled to be cast by each class or series of the disinterested shareholders of the issuing corporation entitled to vote on the matter, subject to certain exceptions. Under Section 607.0901 of the FBCA, unless a specified
Under Section 351.459 of Missouri law, business combinations with interested shareholders that beneficially own 20% or more of the corporation’s outstanding voting stock are prohibited without certain additional approvals unless such business combination receives the prior approval of the corporation’s board of directors.
Missouri law provides certain procedures for control share acquisitions to be followed unless the corporation’s articles of incorporation or bylaws provide that the statute does not apply. The Commerce bylaws provide that the provision under Missouri law regarding control share acquisitions shall not apply to Commerce.

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exception is met (including approval by a majority of a corporation’s disinterested directors), an interested shareholder (i.e., a person beneficially owning 10% or more of a corporation’s outstanding voting stock) and its affiliates and associates may not engage in an affiliated transaction (including a merger or other specified significant corporate transactions) with a Florida corporation unless such transaction is approved by two-thirds of the voting shares of the corporation excluding the shares beneficially owned by the interested shareholder.
FineMark has not opted out of Section 607.0901 or 607.902 in its articles or bylaws.

RIGHTS OF DISSENTING SHAREHOLDERS
Under Section 607.1302 of the FBCA, a shareholder of a corporation is generally entitled to receive payment of the fair value of his or her shares of stock if the shareholder exercises appraisal rights with respect to certain major corporate transactions including a proposed merger, share exchange, a sale of substantially all of the assets of the corporation, or certain amendments to articles of incorporation or bylaws.	Under Section 351.455 of Missouri law, a shareholder is entitled to appraisal rights and to obtain payment of the fair value of such shareholder’s shares in the event of certain corporate actions, like certain mergers and consolidations. However, when such appraisal rights are available, then such appraisal rights are to be the exclusive remedy of the shareholder as to that transaction, except in the case of fraud or lack of authorization for the transaction.
EXCLUSIVE FORUM
Neither the FineMark articles nor the FineMark bylaws contain an exclusive forum provision.	Neither the Commerce articles nor the Commerce bylaws contain an exclusive forum provision.

APPRAISAL RIGHTS
Holders of FineMark common stock as of the FineMark record date are entitled to appraisal rights under the FBCA. Pursuant to the FBCA, a FineMark shareholder who does not wish to accept the consideration to be received pursuant to the terms of the merger agreement may dissent from the merger and elect to receive the fair value of his or her shares of FineMark common stock immediately prior to the consummation of the merger, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable, and without discounting for lack of marketability or minority status. Under the terms of the merger agreement, if 10% or more of the outstanding shares of FineMark common stock validly exercise their appraisal rights, then Commerce will not be obligated to complete the merger. Holders of FineMark preferred stock are not entitled to appraisal rights under Florida law.
Under the FBCA, where a merger is to be submitted to a vote at a shareholders’ meeting for which appraisal rights are available, the meeting notice must state that the corporation has concluded that shareholders are entitled to assert appraisal rights under Sections 607.1301 through 607.1340 of the FBCA and include in the notice a copy of Sections 607.1301 through 607.1340 of the FBCA and the corporation’s financial statements, consisting of a balance sheet as of the end of the fiscal year ending not more than 16 months before the date of the corporation’s appraisal notice, an income statement for that fiscal year, a cash flow statement for that fiscal year, and the latest applicable interim financial statements if any. This proxy statement/prospectus constitutes FineMark’s notice to its shareholders that appraisal rights are available in connection with the merger, and the full text of Sections 607.1301 through 607.1340 is attached to this proxy statement/prospectus as Annex C. FineMark’s financial statements are attached to this proxy statement/prospectus as Annex D.
In order to exercise appraisal rights, a dissenting FineMark shareholder must strictly comply with the statutory procedures of Sections 607.1301 through 607.1340 of the FBCA, which are summarized below. The following discussion is not a complete statement of the law pertaining to appraisal rights under the FBCA and is qualified in its entirety by the full text of Sections 607.1301 through 607.1340, which is attached to this proxy statement/prospectus as Annex C and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that FineMark shareholders or beneficial owners of shares of FineMark common stock exercise their appraisal rights under Sections 607.1301 through 607.1340. FineMark shareholders are urged to read Annex C in its entirety and to consult with their legal advisors. Each FineMark shareholder who desires to assert his or her appraisal rights is cautioned that failure on his or her part to adhere strictly to the requirements of Florida law in any regard will cause a forfeiture of any appraisal rights.
Procedures for Exercising Dissenters’ Rights of Appraisal
The following summary of Florida law is qualified in its entirety by reference to the full text of the applicable provisions of the FBCA, a copy of which is included as Annex C to this proxy statement/prospectus. A dissenting shareholder, who desires to exercise his or her appraisal rights, must file with FineMark, prior to the taking of the vote on the merger agreement, a written notice of intent to demand payment for his or her shares if the merger is effectuated. A vote against the merger agreement will not alone be deemed to be the written notice of intent to demand payment and will not be deemed to satisfy the notice requirements under the FBCA. A dissenting shareholder need not vote against the merger agreement, but cannot vote, or allow any nominee who holds such shares for the dissenting shareholder to vote, any of his or her shares of FineMark common stock in favor of the merger agreement. A vote in favor of the merger agreement will constitute a waiver of the shareholder’s appraisal rights. A shareholder’s failure to vote against the merger agreement will not constitute a waiver of such shareholder’s dissenters’ rights. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to:
FineMark Holdings, Inc.
8695 College Parkway, Suite 100
Fort Myers, Florida 33919
Attention: Ryan Roberts

All such notices must be signed in the same manner as the shares are registered on the books of FineMark. If a FineMark shareholder has not provided written notice of intent to demand fair value before the vote on the proposal to adopt and approve the merger agreement is taken at the special meeting, then the FineMark shareholder will be deemed to have waived his or her appraisal rights.
Within 10 days after the completion of the merger, Commerce must provide to each FineMark shareholder who filed a notice of intent to demand payment for his or her shares a written appraisal notice and an election form that specifies, among other things:
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the date of the completion of the merger;

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Commerce’s estimate of the fair value of the shares of FineMark common stock;

•
where to return the completed appraisal election form and the shareholder’s stock certificates and the date by which each must be received by Commerce or its agent, which date with respect to the receipt of the appraisal election form may not be fewer than 40, nor more than 60, days after the date Commerce sent the appraisal election form to the shareholder (and shall state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless such form is received by Commerce by such specified date) and which with respect to the return of stock certificates must not be earlier than the date for receiving the appraisal election form;

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that, if requested in writing, Commerce will provide to the shareholder so requesting, within 10 days after the date set for receipt by Commerce of the appraisal election form, the number of shareholders who return the forms by such date and the total number of shares owned by them; and

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the date by which a notice from the FineMark shareholder of his or her desire to withdraw his or her appraisal election must be received by Commerce, which date must be within 20 days after the date set for receipt by Commerce of the appraisal election form from the FineMark shareholder.

The form must also contain Commerce’s offer to pay to the FineMark shareholder the amount that it has estimated as the fair value of the shares of FineMark common stock and, if not previously provided, a copy of Sections 607.1301 through 607.1340, and request certain information from the FineMark shareholder, including:
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the shareholder’s name and address;

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the number, classes, and series of shares as to which the shareholder is asserting appraisal rights;

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that the shareholder did not vote for or consent to the merger;

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whether the shareholder accepts the offer of Commerce to pay its estimate of the fair value of the shares of FineMark common stock to the shareholder; and

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if the shareholder does not accept the offer of Commerce, the shareholder’s estimated fair value of the shares of FineMark common stock and a demand for payment of the shareholder’s estimated value plus accrued interest, if and to the extent applicable.

A dissenting shareholder must execute the appraisal election form, and in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice, by the date specified in the notice. Any dissenting shareholder failing to return a properly completed appraisal election form and his or her stock certificates within the period stated in the form will lose his or her appraisal rights and be bound by the terms of the merger agreement. Upon returning the appraisal election form, a dissenting shareholder will be entitled only to payment pursuant to the procedure set forth in the applicable sections of the FBCA and will not be entitled to vote or to exercise any other rights of a shareholder, unless the dissenting shareholder withdraws his or her demand for appraisal within the time period specified in the appraisal election form.
A dissenting shareholder who has delivered the appraisal election form and his or her FineMark common stock certificates may decline to exercise appraisal rights and withdraw from the appraisal process by giving written notice to Commerce within the time period specified in the appraisal election form. Thereafter, a dissenting shareholder may not withdraw from the appraisal process without the written consent of Commerce. Upon such withdrawal, the right of the dissenting shareholder to be paid the fair value of his or her shares will cease, and he or she will be reinstated as a shareholder and will be entitled to receive the merger consideration.
If the dissenting shareholder accepts the offer of Commerce in the appraisal election form to pay Commerce’s estimate of the fair value of the shares of FineMark common stock, payment for the shares of the dissenting shareholder is to be made within 90 days after the receipt of the appraisal election form by Commerce. Upon payment of the agreed value, the dissenting shareholder will cease to have any right to receive any further consideration with respect to such shares.
A shareholder who is dissatisfied with Commerce’s estimate of the fair value of the shares of FineMark common stock must notify Commerce of the shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus accrued interest, if and to the extent applicable, in the appraisal election form within the time period specified in the form. Commerce has certain prepayment rights under Section 607.1326 of the FBCA. A shareholder who fails to notify Commerce in writing of the shareholder’s demand to be paid its stated estimate of the fair value of the shares plus accrued interest within the required time period waives the right to demand payment and will be entitled only to the payment offered by Commerce in the appraisal election form.
A shareholder must demand appraisal rights with respect to all of the shares registered in his or her name, except that a record shareholder may assert appraisal rights as to fewer than all of the shares registered in the record shareholder’s name but which are owned by a beneficial shareholder or a voting trust beneficial owner, if the record shareholder objects with respect to all shares owned by the beneficial shareholder or a voting trust beneficial owner, and such shares were acquired before the record date established in connection with the meeting to vote on the merger. A record shareholder must notify FineMark in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder and a voting trust beneficial owner may assert appraisal rights as to any shares held on behalf of the shareholder only if such shareholder submits to FineMark the record shareholder’s written consent to the assertion of such rights before the date specified in the appraisal election form, does so with respect to all shares that are beneficially owned by the beneficial shareholder or a voting trust beneficial owner, and acquired all shares of the class or series before the record date established in connection with the meeting to vote on the merger.
Section 607.1330 of the FBCA addresses what should occur if a dissenting shareholder fails to accept the offer of Commerce to pay the value of the shares as estimated by Commerce, and Commerce fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus accrued interest, if and to the extent applicable, calculated and accrued from the date the merger became effective and taking into account the amount of any prepayment previously made to the shareholder by Commerce.
If a dissenting shareholder refuses to accept the offer of Commerce to pay the value of the shares as estimated by Commerce, and Commerce fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus accrued interest, if and to the extent applicable, then within 60 days after receipt of a written demand from any dissenting shareholder, Commerce shall file an action in any court of competent jurisdiction in the county in Florida where the registered office of Commerce, maintained pursuant to Florida law, is located requesting that the fair value of such shares be determined by the court.
If Commerce fails to institute a proceeding within the above-prescribed period, any dissenting shareholder may do so in the name of Commerce. All dissenting shareholders whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares and a copy of the initial pleading will be served on each dissenting shareholder as provided by law. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.
Commerce is required to pay each dissenting shareholder the amount of the fair value of such shareholder’s shares plus accrued interest, if and to the extent applicable, as found by the court, within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder ceases to have any rights to receive any further consideration with respect to such shares other than any amounts ordered to be paid for court costs and attorneys’ fees under Section 607.1331 of the FBCA.
Section 607.1331 of the FBCA provides that the costs of a court appraisal proceeding, including reasonable compensation for, and expenses of, appraisers appointed by the court, will be determined by the court and assessed against Commerce, except that the court may assess costs against all or some of the dissenting shareholders, in amounts the court finds equitable, to the extent that the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their appraisal rights. The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against: (i) Commerce and in favor of any or all dissenting shareholders if the court finds Commerce did not substantially comply with the notification provisions set forth in Sections 607.1320 and 607.1322 of the FBCA; or (ii) either Commerce or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the appraisal rights. If the court in an appraisal proceeding finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against Commerce, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited. To the extent that Commerce fails to make a required payment when a dissenting shareholder accepts Commerce’s offer to pay the value of the shares as estimated by Commerce, the dissenting shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from Commerce all costs and expenses of the suit, including attorneys’ fees.
A shareholder entitled to appraisal rights may not challenge a completed corporate action for which appraisal rights are available unless such corporate action was either:
•
not authorized and approved in accordance with the applicable provisions of Florida law; or

•
procured as a result of fraud, material representation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading.

Also, nothing in the dissenters’ rights statutes operates to override or supersede the provisions of Florida law relating to conflict of interest transactions.
For a discussion of tax consequences with respect to dissenting shares, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.”
BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF FLORIDA LAW RELATING TO DISSENTERS’ APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISORS.

LEGAL MATTERS
The validity of the Commerce common stock to be issued in connection with the merger will be passed upon for Commerce by Holland & Knight LLP.
Certain U.S. federal income tax consequences relating to the merger will be passed upon for Commerce by Holland & Knight LLP and for FineMark by Alston & Bird LLP.

EXPERTS
Commerce
The consolidated financial statements of Commerce Bancshares, Inc. as of December 31, 2024 and 2023, and for each of the years in the three-year period ended December 31, 2024, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2024 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
FineMark
The consolidated financial statements of FineMark and subsidiaries as of December 31, 2024 and 2023 and each of the two years in the period ended by December 31, 2024 have been audited by Hacker, Johnson & Smith PA, an independent public accounting firm, as set forth in their report, which has been included in this proxy statement/prospectus. Such consolidated financial statements have been included in this proxy statement/prospectus in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
Commerce has filed with the SEC a registration statement under the Securities Act, that registers the issuance of the shares of Commerce common stock to be issued in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of Commerce and a proxy statement for FineMark shareholders. The registration statement, including this proxy statement/prospectus and the attached annexes, exhibits and schedules, contains additional relevant information about Commerce and Commerce common stock.
Commerce also files reports, proxy statements, and other information with the SEC under the Exchange Act. The SEC maintains an Internet website that contains reports, proxy statements, and other information about issuers, such as Commerce, who file electronically with the SEC. The address of the site is http://www.sec.gov. The reports and other information filed by Commerce with the SEC are also available at Commerce’s website at www.commercebank.com. The web addresses of the SEC and Commerce are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those web sites is not part of this proxy statement/prospectus.
FineMark is not subject to the informational reporting requirements of the Exchange Act. Therefore, FineMark does not file and is not required to file reports, proxy statements and other informational statements pursuant to the Exchange Act with the SEC or the FDIC. FineMark Bank, a wholly owned subsidiary of FineMark, does file unaudited, periodic reports of income and condition, or call reports, with the FDIC. FineMark Bank’s call reports can be accessed through the Federal Financial Institutions Examination Council, or FFIEC’s, website (https://cdr.ffiec.gov/public/). Reference to the call reports is for informational purposes only, and such call reports are not incorporated by reference into this proxy statement/prospectus.
The SEC allows Commerce to incorporate by reference information in this proxy statement/prospectus. This means that Commerce can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.
This proxy statement/prospectus incorporates by reference the documents listed below that Commerce previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed according to SEC rules). They contain important information about Commerce and its financial condition.
Commerce SEC Filings	Periods Covered or Date of Filing with the SEC
Annual Report on Form 10-K	Fiscal year ended December 31, 2024, filed on February 25, 2025
Quarterly Report on Form 10-Q	Quarterly period ended March 31, 2025, filed on May 6, 2025, Quarterly period ended June 30, 2025, filed on August 6, 2025
Current Reports on Form 8-K	January 31, 2025, April 29, 2025, June 16, 2025 (only with respect to Item 8.01), June 17, 2025, and September 3, 2025
Definitive Proxy Statement on Schedule 14A	Filed March 14, 2025
Description of Commerce Common Stock	Filed as Exhibit 4.2 to Commerce’s Annual Report on Form 10-K for the year ended December 31, 2023, filed on February 22, 2024
In addition, Commerce incorporates by reference additional documents filed with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the FineMark’s special meeting, provided that Commerce is not incorporating by reference any information furnished to, but not filed with, the SEC.

Except where the context otherwise indicates, Commerce has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Commerce, and FineMark has supplied all information contained in this proxy statement/prospectus relating to FineMark.
Documents incorporated by reference are available from Commerce without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Commerce at the following address and phone number:
Commerce Bancshares, Inc.
Investor Relations
8001 Forsyth Boulevard
St. Louis, MO 63015 Attention: Matt Burkemper
Telephone: (314) 746-7485
Email: CBSHInvestorRelations@commercebank.com
FineMark shareholders requesting documents must do so by October 7, 2025 to receive them before the FineMark special meeting. FineMark shareholders will not be charged for any of these documents that you request. If you request any incorporated documents from Commerce, Commerce will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.
Neither Commerce nor FineMark has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone gives you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

ANNEX A
Execution Version
AGREEMENT AND PLAN OF MERGER
by and among
COMMERCE BANCSHARES, INC.,
CBI-KANSAS, INC.,
and
FINEMARK HOLDINGS, INC.
Dated as of June 16, 2025

A-ii

A-iii

Exhibit A Form of Voting Agreement
Exhibit B Form of Bank Merger Agreement

A-iv

INDEX OF DEFINED TERMS
Acquisition Proposal	73
affiliate	84
Agreement	1
AI Tools	36
Appraisal Statutes	4
Articles of Merger	2
Audited Company Financial Statements	17
Balance Sheet Date	17
Bank Merger	6
Bank Merger Act	16
Bank Merger Agreement	7
Bank Merger Articles	7
Bank Merger Effective Time	7
BHC Act	10
BOLI	43
business day	84
Cancelled Shares	4
Capitalization Date	12
Chosen Courts	85
Closing	2
Closing Date	2
Code	1
Company	1
Company Articles	11
Company Bank	6
Company Benefit Plan	22
Company Board Recommendation	65
Company Bylaws	11
Company Common Stock	3
Company Contract	30
Company Disclosure Schedules	10
Company Equity Awards	13
Company Financial Statements	17
Company Indemnified Parties	70
Company Intellectual Property	38
Company IT Assets	38
Company Leased Properties	32
Company Loans	41
Company Meeting	65
Company Option	5
Company Owned Intellectual Property	38
Company Owned Properties	32

A-v

Company Preferred Stock	3
Company Products	38
Company Real Property	32
Company Regulatory Agreement	31
Company RSU	5
Company Securities	13
Company Stock Plan	5
Company Subsidiary	11
Company Subsidiary Securities	14
Confidentiality Agreement	65
Continuing Employee	67
COTS Offering	30
Derivative Contracts	31
Director Plan Shares	48
Dissenting Shares	4
Effective Time	2
Enforceability Exceptions	15
Environmental Laws	31
ERISA	22
ERISA Affiliate	23
ESPP	12
Exchange Act	11
Exchange Agent	7
Exchange Fund	7
Exchange Ratio	3
FBCA	2
FDIA	12
FDIC	12
Federal Reserve Board	15
Florida Articles of Merger	2
Florida Secretary	2
GAAP	11
Governmental Entity	16
HCERA	25
Healthcare Reform Laws	25
Information Security Incident	37
Insurance Policies	43
Intellectual Property	38
IRS	23
IT Assets	38
Kansas Certificate of Merger	2
Kansas Secretary	2
KGCC	2
knowledge	84

A-vi

Last Condition Satisfaction Date	2
Letter of Transmittal	7
Licensed Intellectual Property	39
Liens	13
made available	84
Malicious Code	39
Material Adverse Effect	11
Materially Burdensome Regulatory Condition	63
Merger	1
Merger Consideration	3
Merger Consideration Value	5
NASDAQ	9
New Certificates	7
OCC	16
Old Certificate	3
Open Source Software	39
ordinary course	84
Parent	1
Parent Articles	47
Parent Bank	7
Parent Benefit Plans	68
Parent Bylaws	47
Parent Common Stock	3
Parent Contract	56
Parent Disclosure Schedules	46
Parent Regulatory Agreement	56
Parent Reports	53
Parent Restricted Stock Awards	48
Parent SARs	48
Parent Share Closing Price	9
Parent Sub	1
Parent Sub Articles	6
Parent Sub Bylaws	6
Parent Subsidiary	47
Parties	1
Party	1
Permitted Encumbrances	33
person	84
Personal Data	26
Personal Property	33
PPACA	25
Premium Cap	70
Privacy and Security Laws	39
Privacy and Security Requirements	39

A-vii

Proxy Statement	16
Recommendation Change	66
Registered	40
Registered Intellectual Property	40
Regulatory Agencies	16
Relevant Period	68
Representatives	72
Requisite Company Vote	15
Requisite Regulatory Approvals	63
Restraint	77
S-4	16
Sarbanes-Oxley Act	52
SEC	11
Securities Act	13
Security Breach	26
Share	3
Shares	3
Software	40
SRO	16
Subsidiary	11
Superior Proposal	73
Surviving Corporation	1
Takeover Statutes	40
Tax	22
Tax Return	22
Taxes	22
Termination Date	79
Termination Fee	81
Trade Secrets	38
Voting Agreements	1

A-viii

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of June 16, 2025 (this “Agreement”), by and among Commerce Bancshares, Inc., a Missouri corporation (“Parent”), CBI-Kansas, Inc., a Kansas corporation and a direct, wholly owned subsidiary of Parent (“Parent Sub”), and FineMark Holdings, Inc., a Florida corporation (the “Company”) (the Company, Parent and Parent Sub, collectively, the “Parties” and each, a “Party”).
W I T N E S S E T H:
WHEREAS, the Boards of Directors of the Company, Parent and Parent Sub have declared advisable and determined that this Agreement and the transactions contemplated hereby, including the merger of the Company with and into Parent Sub (the “Merger”), with Parent Sub as the surviving corporation in the Merger (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”), are in the best interests of their respective corporations and shareholders or stockholders, as applicable;
WHEREAS, the Boards of Directors of the Company, Parent and Parent Sub have adopted and approved this Agreement and the transactions contemplated hereby, and the Board of Directors of the Company has resolved to recommend that the shareholders of the Company approve and adopt this Agreement and the transactions contemplated hereby;
WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;
WHEREAS, as an inducement for each Party to enter into this Agreement, certain directors, officers and shareholders of the Company have simultaneously herewith entered into voting and support agreements in connection with the Merger, each substantially in the form attached hereto as Exhibit A (collectively, the “Voting Agreements”);
WHEREAS, as an inducement for each Party to enter into this Agreement, certain officers and employees of the Company are concurrently entering into letter agreements in connection with the Merger that will, in each case, become effective upon and as of the Closing; and
WHEREAS, the Parties desire to make certain representations, warranties and agreements specified in this Agreement in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
THE MERGER
1.1   The Merger.   Subject to the terms and conditions of this Agreement, in accordance with the applicable provisions of the Florida Business Corporations Act (the “FBCA”) and the Kansas General Corporation Code (the “KGCC”), at the Effective Time, the Company shall merge with and into Parent Sub. Parent Sub shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Kansas. Without liming the generality of the foregoing, and subject to the FBCA and the KGCC, at the Effective Time: (a) all the rights, privileges, powers, franchises, licenses and interests in and to every type of property (whether real, personal, or mixed) of the Company shall vest in Parent Sub, (b) all causes of action of the Company shall continue unaffected and uninterrupted by the Merger and shall accrue to Parent Sub and (c) all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of Parent Sub. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.
1.2   Closing.   Subject to the terms and conditions of this Agreement, unless otherwise mutually agreed in writing by Parent and the Company, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents on the first (1st) business day of the first (1st) calendar month after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” Notwithstanding the foregoing or anything to the contrary herein, Parent may elect, by notifying the Company in writing, for the Closing to occur on January 1, 2026; provided, that if Parent makes such an election, (a) such election must include an acknowledgement of the Last Condition Satisfaction Date (which may be conditioned upon the Company certifying that the conditions set forth in Section 7.2 are or were satisfied as of such date (other than those conditions that by their nature are to be satisfied by actions taken at the Closing)), and (b) all references in the condition set forth in Section 7.2(a) to the “Closing Date” shall be deemed to be references to the Last Condition Satisfaction Date. The “Last Condition Satisfaction Date” shall mean the date that the condition set forth in Section 7.1(a) or Section 7.1(c) is satisfied, whichever is later; provided, that as of such date, the other conditions set forth in Article VII have either been satisfied or waived (subject to applicable law) on or before such date.
1.3   Effective Time.   Subject to the terms and conditions of this Agreement, at or before the Closing, the Parties shall execute, and Parent Sub and the Company shall cause to be filed, articles of merger with the Secretary of State of the State of Florida (the “Florida Secretary”) in accordance with the relevant provisions of the FBCA (the “Florida Articles of Merger”), and a certificate of merger with the Secretary of State of the State of Kansas (the “Kansas Secretary”) in accordance with the relevant provisions of the KGCC (the “Kansas Certificate of Merger”) (the Florida Articles of Merger and the Kansas Certificate of Merger, collectively, the “Articles of Merger”). The Merger shall become effective at such time as designated in the Articles of Merger, or if no time is designated, at the time of filing of the Articles of Merger. The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Articles of Merger (or if no time is designated, at the time of filing of the Articles of Merger).
1.4   Effects of the Merger.   At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the FBCA and the KGCC.
1.5   Reserved.
1.6   Conversion of Shares.   At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Parent Sub, the Company or the holder of any of the following securities:
(a)   Conversion of Shares.   Subject to Section 2.2(e), each share of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time and each share of 7.25% Series B Non-Cumulative Perpetual Convertible Preferred Stock of the Company (the “Company Preferred Stock” and each share of Company Common Stock or Company Preferred Stock, a “Share” and collectively, “Shares”) issued and outstanding immediately prior to the Effective Time (on an as-converted-to-Company Common Stock basis in accordance with the Certificate of Designation of the Company Preferred Stock), except for the Cancelled Shares and Dissenting Shares, shall be converted into the right to receive, without interest, 0.690 of a share (subject to adjustment pursuant to Section 1.6(c), the “Exchange Ratio”), of the common stock, par value $5.00 per share, of Parent (the “Parent Common Stock”) (the “Merger Consideration”). For the avoidance of doubt, the number of shares of Parent Common Stock that holders of Company Preferred Stock will have the right to receive in the Merger pursuant to this Section 1.6(a) will equal, for each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time, the product of the Exchange Ratio multiplied by 36.3636.
(b)   Effect of Conversion.   All of the Shares converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of Shares) previously representing any such Shares shall thereafter represent, automatically and without any required action on the part of the holder thereof, only the right to receive (i) a New Certificate representing the number of whole shares of Parent Common Stock which such Shares have been converted into the right to receive, (ii) cash in lieu of fractional shares which the Shares represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.6 and Section 2.2(e), without any interest thereon and (iii) any declared but unpaid dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), in each case, without any interest thereon.
(c)   Adjustments to Exchange Ratio.   If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or the Shares shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give holders of Shares and Parent the same economic effect as contemplated by this Agreement prior to such event. Such adjustment shall be made in good faith in consultation with the Company. However, nothing contained herein shall be construed to permit Parent or the Company to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.
(d)   Cancelled Shares.   At the Effective Time, all shares of Company Common Stock that are directly owned by the Company (or any of its wholly-owned Subsidiaries), Parent or Parent Sub (or any of their respective wholly-owned Subsidiaries) (in each case, other than (i) shares of Company Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties or (ii) shares of Company Common Stock held, directly or indirectly, by Parent, Parent Sub or the Company in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor (such cancelled shares, the “Cancelled Shares”).
(e)   Dissenting Shares.   Notwithstanding anything in this Agreement to the contrary, all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder of Company Common Stock who has properly exercised dissenters’ rights in respect of such Shares (such Shares, until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s dissenters’ rights under applicable law with respect to such Shares, the “Dissenting Shares”) in accordance with Sections 607.1301 through 607.1340 of the FBCA (the “Appraisal Statutes”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead such holder shall be entitled to payment of such consideration as may be determined to be due in accordance with the Appraisal Statutes; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to dissent pursuant to the Appraisal Statutes, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the Appraisal Statutes, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.6(a) above, without interest thereon, upon surrender of such Shares. The Company shall give Parent (a) prompt notice (and a copy) of any demands received by the Company from a record or beneficial holder of Shares for appraisal, of any withdrawals of such demands and of any other documents or instruments received by the Company related to the foregoing and (b) the opportunity to participate in all communications, negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle, or offer or agree to settle, any such demand; provided, however, that Parent shall not unreasonably withhold, condition or delay its consent to any settlement or resolution proposed by the Company. Any Merger Consideration made available to the Exchange Agent to exchange for Shares for which dissenters’ rights have been perfected shall be returned to Parent upon demand.
1.7   Parent Sub Common Stock.   At and after the Effective Time, each share of common stock, $1.00 par value per share, of Parent Sub issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.
1.8   Treatment of Company Equity Awards.   Except as set forth on Section 1.8 of the Company Disclosure Schedules:
(a)   Company Stock Options.   At the Effective Time, each option to purchase Company Common Stock granted under a Company Stock Plan (a “Company Option”) that is outstanding as of immediately prior to the Effective Time shall fully vest (to the extent unvested) and shall be cancelled and converted into the right to receive from Parent a cash payment without interest, equal to the product of (i) the number of shares of Company Common Stock subject to the Company Option as of immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Merger Consideration Value over the exercise price per share of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time. If the per share exercise price of a Company Option that is outstanding as of immediately prior to the Effective Time is equal to or greater than the Merger Consideration Value, then such Company Option shall be cancelled at the Effective Time for no consideration. Parent shall pay, or cause to be paid, the consideration described in this Section 1.8(a) on the first or second payroll date following the Effective Time. Parent shall be entitled to deduct and withhold, or cause the payor to deduct and withhold, from the consideration described in this Section 1.8(a) all such amounts as it is required to deduct and withhold under the Code or any provisions of applicable law in respect of Taxes. To the extent that amounts are so deducted or withheld and deducted pursuant to this Section 1.8(a) and remitted to the appropriate Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.
(b)   For purposes of this Agreement:
(i)   “Company Stock Plan” means the FineMark Holdings, Inc. 2019 Omnibus Incentive Plan, as amended, and the FineMark Holdings, Inc. 2007 Stock Incentive Plan, as amended, and any successor plan to each such plan; and
(ii)   “Merger Consideration Value” means the product of (A) the Exchange Ratio multiplied by (B) the Parent Share Closing Price.
(c)   Company RSUs.   On the Closing Date but prior to the Effective Time, each restricted stock unit granted under a Company Stock Plan (a “Company RSU”) that is then outstanding shall, automatically and without any required action on the part of the holder thereof, fully vest (to the extent unvested) and shall be cancelled and terminated, and in full satisfaction thereof, each holder of such a Company RSU shall receive (subject to the immediately following proviso) one (1) share of Company Common Stock for each Company RSU then being settled; provided, however, that, unless the holder of such Company RSU paid to the Company the aggregate withholding taxes owed as the result of the vesting and settlement of such Company RSU (using the minimum required statutory withholding rates) pursuant to and in accordance with a written election delivered to the Company not less than three (3) business days prior to the Effective Time, the number of shares of Company Common Stock to be delivered in respect of a Company RSU in accordance with the foregoing shall be reduced by the number of shares of Company Common Stock (rounded up to the nearest whole share) having a fair market value (based on the closing price of the Company Common Stock on the date immediately prior to the Closing Date) equal to the aggregate withholding taxes owed as the result of the vesting and settlement of such Company RSU (using the minimum required statutory withholding rates). For the avoidance of doubt, only the net number of shares of Company Common Stock (after reduction for shares of Company Common Stock used to satisfy tax withholding obligations) shall be provided to the holder of the applicable Company RSU.
(d)   General.   At or prior to the Effective Time, the Company, the Board of Directors of the Company or its Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.8, including providing notice to the holders of Company Options and Company RSUs in accordance with the Company Stock Plans (which notice shall be in a form mutually agreed to by Parent and the Company). In addition, the Board of Directors of the Company shall terminate the Company Stock Plans, effective as of the Effective Time.
1.9   Articles of Incorporation of the Surviving Corporation.   At the Effective Time, the Restated Articles of Incorporation of Parent Sub (the “Parent Sub Articles”), as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, until thereafter duly amended in accordance with the terms thereof and applicable law.

1.10   Bylaws of the Surviving Corporation.   At the Effective Time, the By-Laws of Parent Sub (the “Parent Sub Bylaws”), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter duly amended in accordance with the terms thereof and applicable law.
1.11   Directors and Officers of the Surviving Corporation.   The directors and officers of Parent Sub in office immediately prior to the Effective Time shall serve as the directors and officers, respectively, of the Surviving Corporation from and after the Effective Time in accordance with the Parent Sub Bylaws. The Parties shall take all actions necessary to effect the provisions of this Section 1.11.
1.12   Name of the Surviving Corporation.   The legal name of the Surviving Corporation shall be the name of Parent Sub.
1.13   Tax Consequences.   It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code (and any comparable provision of state law), and that this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.
1.14   Bank Merger.   Promptly following the Merger, FineMark National Bank & Trust (“Company Bank”), a nationally-chartered commercial bank and trust company and a wholly owned Subsidiary of the Company, will merge (the “Bank Merger”) with and into Commerce Bank (“Parent Bank”), a Missouri state-chartered trust company and a wholly owned Subsidiary of Parent Sub. Parent Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank shall cease. Promptly after the execution of this Agreement, Parent and the Company shall cause Parent Bank and Company Bank, respectively, to enter into an agreement and plan of merger in substantially the form set forth in Exhibit B hereto (the “Bank Merger Agreement”), and Parent Sub, as the sole shareholder of Parent Bank, and the Company, as the sole shareholder of Company Bank, shall each approve and adopt the Bank Merger Agreement. The Company shall cause Company Bank, and Parent shall cause Parent Bank, to execute such articles or certificates of merger and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Articles”) promptly following the Effective Time. The Bank Merger shall become effective at such time and date as specified in the Bank Merger Agreement in accordance with applicable law, or at such other time as shall be provided by applicable law (such time when the Bank Merger becomes effective, the “Bank Merger Effective Time”). It is intended that the Bank Merger qualify as a “reorganization” under Section 368(a) of the Code, and that the Bank Merger Agreement constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. As provided in the Bank Merger Agreement, the Bank Merger may be abandoned at the election of Parent at any time, whether before or after filings are made for regulatory approval of the Bank Merger, subject to Section 6.14.
ARTICLE II
EXCHANGE OF SHARES
2.1   Parent to Make Merger Consideration Available.   No later than three (3) days prior to the Effective Time, Parent shall deposit, or shall (a) cause to be deposited, with an exchange agent designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for exchange in accordance with this Article II, certificates or, at Parent’s option, evidence of shares in book-entry form, representing the shares of Parent Common Stock (collectively, referred to herein as “New Certificates”), to be delivered to the holders of Shares pursuant to Section 1.6, and (b) any cash in lieu of fractional shares required to be paid to holders of Shares pursuant to this Article II (such New Certificates and cash, together with any dividends or distributions with respect to shares of Parent Common Stock payable in accordance with Section 2.2(b), being hereinafter referred to as the “Exchange Fund”).
2.2   Exchange of Shares.
(a)   As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Parent and the Company shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing Shares immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to

Article I, (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of Parent Common Stock and any cash in lieu of fractional shares which the Shares represented by such Old Certificates shall have been converted into the right to receive pursuant to this Agreement, as well as any dividends or distributions to be paid in respect thereof pursuant to Section 2.2(b). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, accompanied by a properly completed Letter of Transmittal, duly executed, and such other evidence of transfer as the Exchange Agent may reasonably request in the case of a book-entry transfer of uncertificated Shares, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of Parent Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I and/or (ii) a check representing the amount of (A) any cash in lieu of fractional shares that such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (B) any dividends or distributions that the holder presenting such Old Certificate or Old Certificates has the right to receive pursuant to this Section 2.2, the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Merger Consideration, dividends or distributions or cash in lieu of fractional shares payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Parent Common Stock which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.
(b)   No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Old Certificate until such holder shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Parent Common Stock that the Shares represented by such Old Certificate have been converted into the right to receive.
(c)   If any New Certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of Parent and the Exchange Agent that such Tax has been paid or is not payable.
(d)   After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.
(e)   Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former holder of Shares who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing price per share of Parent Common Stock on the NASDAQ Global Select Market (the “NASDAQ”) as reported by The Wall Street Journal for the consecutive period of five (5) full trading days immediately preceding (but not including) the date that is the fifth (5th) business day prior to the Closing Date (or, if not reported therein, in another authoritative source mutually agreed upon by Parent and the Company) (the “Parent Share Closing Price”) by (ii) the fraction of a share (after taking into account all Shares held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.6. This cash payment will be made promptly and without requiring any additional action from the holder beyond the standard exchange process discussed in this Section 2.2. The Parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.
(f)   Any portion of the Exchange Fund that remains unclaimed by the holders of Shares for one (1) year after the Effective Time shall be delivered to the Surviving Corporation. Any former holders of Shares who have not theretofore exchanged their Old Certificates in compliance with this Article II shall thereafter look only to the Surviving Corporation for payment of the shares of Parent Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each former Share such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, Parent Sub, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of Shares for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(g)   Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, cash dividends or distributions payable pursuant to Section 2.2(b) or any other amounts otherwise payable pursuant to this Agreement to any holder or former holder of Shares or Company Equity Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder in respect of which the deduction and withholding was made by Parent or the Exchange Agent, as the case may be.
(h)   In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary (which amount shall be consistent with Parent’s or Exchange Agent’s customary procedure) as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of Parent Common Stock and any cash in lieu of fractional shares, deliverable in respect thereof pursuant to this Agreement, and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(b).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in the applicable section of the disclosure schedule delivered by the Company to Parent concurrently herewith (the “Company Disclosure Schedules”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Company Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (iii) any disclosures made with respect to a section of Article III shall be deemed to qualify (a) any other section of Article III specifically referenced or cross-referenced and (b) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, the Company hereby represents and warrants to Parent as follows:
3.1   Corporate Organization.
(a)   The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”). The Company has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. The Company is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent, the Company or the Surviving Corporation, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or condition (financial or otherwise) of such party and its Subsidiaries, taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies of similar size in the banking industry in which such party and its Subsidiaries operate, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event, (E) changes relating to or arising out of the public disclosure of this Agreement or of the transactions contemplated hereby (provided, that this exception shall not apply for purposes of the representations and warranties in Section 3.3(b) or Section 4.3(b)), (F) a decline in the trading price of a party’s common stock or a failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof, or (G) actions that are taken with the express prior written consent of the other party in contemplation of the transactions contemplated hereby; except, with respect to subclauses (A), (B), (C) or (D), to the extent that the effects of such change are disproportionately adverse to such party and its Subsidiaries, taken as a whole, as compared to other companies of similar size in the banking industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” when used with respect to any person, means any Subsidiary of such person within the meaning ascribed to such term in either Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or Section 2(d) of the BHC Act. True and complete copies of the Articles of Incorporation of the Company, as amended (the “Company Articles”) and the Amended and Restated Bylaws of the Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available by the Company to Parent. The Company is not in violation of any of the provisions of the Company Articles or the Company Bylaws.
(b)   Each Subsidiary of the Company (a “Company Subsidiary”) (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary and in which the failure to be so licensed or qualified or in good standing would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company and (iii) has all requisite corporate (or similar) power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted in all material respects. There are no restrictions on the ability of the Company or any Subsidiary of the Company to pay dividends or distributions, except in the case of the Company or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of the Company that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950 (the “FDIA”)) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the Company Disclosure Schedules sets forth a true, correct and complete list of all Subsidiaries of the Company and the ownership interest of the Company in each such Subsidiary and a description of the business of each Subsidiary. True and complete copies of the organizational documents of each Subsidiary of the Company as in effect on the date of this Agreement have previously been made available by the Company to Parent. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of the Company other than the Company Subsidiaries listed on Section 3.1(b) of the Company Disclosure Schedules. No Company Subsidiary is in violation of any of the provisions of the articles or certificate of incorporation or bylaws (or comparable organizational documents) of such Company Subsidiary. Other than the Company Subsidiaries, and shares or interests acquired pursuant to security interests owned by or in favor of a Subsidiary created in the ordinary course of business thereof, the Company does not, directly or indirectly, beneficially own any equity securities or similar interests of any entity or any interests of any entity or any interest in a partnership or joint venture of any kind.
3.2   Capitalization.
(a)   The authorized capital stock of the Company consists of (i) 50,000,000 shares of common stock, par value $0.01 per share, and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share. As of June 12, 2025 (the “Capitalization Date”), there are (i) 12,282,063 shares of Company Common Stock issued and outstanding, which number includes 489,611 shares of Company Common Stock granted in respect of outstanding awards of Company RSUs, (ii) no shares of Company Common Stock held in treasury, (iii) 30,000 shares of Company Preferred Stock issued and outstanding, (iv) 489,611 shares of Company Common Stock reserved for issuance upon the settlement of outstanding Company RSUs, (v) 326,888 shares of Company Common Stock subject to and reserved for issuance upon the exercise of outstanding Company Options (which Company Options have a weighted average exercise price of $26.77 per share of Company Common Stock as of the Capitalization Date), (vi) 176,259 shares of Company Common Stock available for issuance under the FineMark Holdings, Inc. 2014 Employee Stock Purchase Plan (the “ESPP”) and (vii) no other shares of capital stock or other voting securities or equity interests of the Company issued, reserved for issuance or outstanding. The Company owns all of the outstanding stock of Company Bank. All of the issued and outstanding Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness or instruments that have the right to vote on any matters on which shareholders of the Company may vote, and no trust preferred or debt securities of the Company are issued or outstanding, except as set forth on Section 3.2(a) of the Company Disclosure Schedules. Other than the Company Options and Company RSUs (collectively, the “Company Equity Awards”) issued prior to the date of this Agreement and set forth in this Section 3.2(a), there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in the Company, or contracts, commitments, understandings or arrangements by which the Company may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in the Company, or otherwise obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, or register under the Securities Act of 1933, as amended (the “Securities Act”) any of the foregoing (collectively, “Company Securities”). Section 3.2(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of all Company Equity Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, as applicable, (A) the name of each holder, (B) the number of shares subject to each such Company Equity Award, (C) the grant date of each such Company Equity Award, (D) the Company Benefit Plan under which such Company Equity Award was granted, (E) the exercise price for each such Company Equity Award that is a Company Option, and (F) the expiration date for each such Company Equity Award that is a Company Option. Other than the Company Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined, in whole or in part, based on the price of any capital stock of the Company or any of its Subsidiaries) are outstanding. No Subsidiary of the Company owns any capital stock of the Company. Neither the Company nor any of its Subsidiaries is required to file with or furnish to the SEC any reports. Other than the Voting Agreements, there are no voting trusts, shareholder agreements, proxies or other agreements in effect to which the Company or any of its Subsidiaries is a party with respect to the voting or transfer of the Shares, capital stock or other voting or equity securities or ownership interests of the Company or granting any shareholder or other person any registration rights. The Company does not have in effect a “poison pill” or similar shareholder rights plan. As of the date of this Agreement, (i) no offering period or purchase period is in effect under the ESPP and (ii) there are no participants in the ESPP.
(b)   The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever, and any other encumbrances securing a payment or the performance of an obligation (collectively, “Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. §55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any Company Subsidiary, or contracts, commitments, understandings or arrangements by which any Company Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such Company Subsidiary, or otherwise obligating any Company Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire, or register under the Securities Act, any of the foregoing (collectively, “Company Subsidiary Securities”). Except for its interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.
(c)   Other than Company Equity Awards that are outstanding as of the Capitalization Date and listed in Section 3.2(a) of the Company Disclosure Schedules, no other equity-based awards are outstanding as of the Capitalization Date. Since the Capitalization Date through the date hereof, the Company has not (i) issued or repurchased any shares of Company Common Stock, Company Preferred Stock or other equity securities of the Company, other than pursuant to Company Equity Awards in accordance with their terms that were outstanding on the Capitalization Date or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of the Company capital stock or any other equity-based awards. With respect to each grant of Company Equity Awards, each such grant was made in accordance with the terms of any Company Stock Plan and all other applicable laws. All Company Options granted by the Company or any of its Subsidiaries have been granted with a per share exercise at least equal to the fair market value of the underlying stock on the date of grant, within the meaning of Section 409A of the Code and associated Treasury Department guidance, and each Company Option has a grant date identical to the date on which the Board of Directors of the Company or the Compensation Committee of the Board of Directors of the Company approved such Company Option. Each Company Option does not trigger any liability for the holder thereof under Section 409A of the Code. Upon issuance of any

Company Common Stock in accordance with the terms of the applicable Company Stock Plan, such Company Common Stock will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.
3.3   Authority; No Violation.
(a)   The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the transactions contemplated hereby, including the consummation of the Merger, have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has duly adopted resolutions pursuant to which it has determined that the consummation of the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement is advisable and in the best interests of the Company and its shareholders, has adopted and approved this Agreement and the transactions contemplated by this Agreement, has directed that this Agreement and the transactions contemplated hereby be submitted to the shareholders of the Company for approval at a meeting of such shareholders and has adopted a resolution to recommend that the shareholders of the Company approve and adopt this Agreement and the transactions contemplated hereby. Except for the adoption and approval of this Agreement by the affirmative vote of a majority of the votes entitled to be cast thereon by the holders of the outstanding shares of Company Common Stock (the “Requisite Company Vote”), and the adoption and approval of the Bank Merger Agreement by the Board of Directors of Company Bank and the Company as Company Bank’s sole shareholder, no other corporate proceedings on the part of the Company (including by holders of Shares of Company Preferred Stock) are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Parent Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depository institutions or the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).
(b)   Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Articles or the Company Bylaws or the articles or certificate of incorporation or bylaws (or similar organizational documents) of any Company Subsidiary or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, require consent or notice under or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (y) above, for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.
3.4   Consents and Approvals.   Except for (a) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (b) the filing of any required applications, filings or notices, as applicable, with the Federal Reserve Board under the Bank Merger Act of 1960, as amended (the “Bank Merger Act”), and approval of such applications, filings and notices, (c) the filing of any required applications, filings or notices, as applicable, with the Missouri Division of Finance, and approval of such applications, filings and notices, (d) any required filings or notices with the

Office of the Comptroller of the Currency (the “OCC”), (e) those additional applications, filings and notices, if any, listed on Section 3.4 of the Company Disclosure Schedules or Section 4.4 of the Parent Disclosure Schedules and approval of such applications, filings and notices, (f) the filing with the SEC of a registration statement on Form S-4 (including any amendments and supplements thereto, the “S-4”) in which a proxy statement in definitive form relating to the Company Meeting to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement”) will be included as a prospectus, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement and declaration by the SEC of effectiveness of the S-4, (g) the filing of the Florida Articles of Merger with the Florida Secretary pursuant to the FBCA, the filing of the Kansas Certificate of Merger with the Kansas Secretary pursuant to the KGCC, and the filing of the Bank Merger Articles, (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Parent Common Stock pursuant to this Agreement and (i) the approval of the listing of such shares of Parent Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or SRO (each, a “Governmental Entity”) are necessary in connection with (A) the execution, delivery and performance by the Company of this Agreement or (B) the consummation by the Company of the Merger and the other transactions contemplated hereby. As of the date hereof, the Company is not aware of any reason why the necessary regulatory approvals and consents will not be received to permit consummation of the Merger, the Bank Merger and the other transactions contemplated by this Agreement on a timely basis.
3.5   Reports.   Except as set forth on Section 3.5 of the Company Disclosure Schedules, the Company and each of its Subsidiaries have timely filed all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2022 with (i) any state regulatory authority, (ii) the OCC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) any foreign regulatory authority and (vi) any self-regulatory organization (an “SRO”) ((i) through (vi), collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2022, including any report, form, correspondence, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Each such report, form, correspondence, registration or statement filed with any Regulatory Agency or other Governmental Entity since January 1, 2022, as of the date of its filing complied in all material respects with relevant legal requirements. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of the Company and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2022. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2022, in each case, which would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the OTCQX Market.
3.6   Financial Statements.
(a)   Set forth in Section 3.6(a) of the Company Disclosure Schedules are true, complete and correct copies of (x) the audited balance sheets, statements of earnings, statements of comprehensive income, statements of shareholders’ equity and statements of cash flows (including any related notes and schedules thereto and the opinion of Hacker, Johnson & Smith PA, the Company’s independent auditor) for the fiscal years ended December 31, 2024, 2023 and 2022, in each case for the Company and its Subsidiaries on a consolidated basis (collectively, the “Audited Company Financial Statements”) and (y) the unaudited balance sheet and statement of income for the Company, as of and for the three (3) months ended March 31, 2025 (the “Balance Sheet Date”), in each case on a consolidated basis for the

Company and its Subsidiaries (such unaudited financial statements, together with the Audited Company Financial Statements, the “Company Financial Statements”). The Company Financial Statements (i) have been prepared from, and are in accordance with, the books and records of the Company, (ii) fairly present in all material respects the consolidated results of operations, cash flows, shareholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal and not material in nature and amount), (iii) complied, as of their respective dates of preparation, in all material respects with applicable accounting requirements and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto and except with respect to the interim financial statements for the omission of footnotes, none of which, individually or in the aggregate, will be material. The books and records of the Company and its Subsidiaries have been since January 1, 2022, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. No independent public accounting firm of the Company has resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)   Except as set forth on Section 3.6(b) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has any liability of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due) that would be required by GAAP to be set forth on its consolidated balance sheet or the notes thereto, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company as of the Balance Sheet Date included in the Company Financial Statements and for liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, or as expressly contemplated by this Agreement, in each case, which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.
(c)   The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company maintains a system of internal accounting controls sufficient to comply with all legal and accounting requirements applicable to the business of the Company and its Subsidiaries. The Company has not identified (i) any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would be reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting. Since January 1, 2022, the Company has not experienced or effected any material change in internal control over financial reporting.
(d)   Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company Financial Statements.
(e)   Since January 1, 2022, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise has had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney (whether or not employed by the Company or any of its Subsidiaries) representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or the Board of Directors or similar governing body of any Company Subsidiary or any committee thereof, or to the knowledge of the Company, to any director or officer of the Company or any Company Subsidiary.
3.7   Broker’s Fees.   With the exception of the engagement of Piper Sandler & Co. in accordance with the terms of a letter agreement between Piper Sandler & Co. and the Company, a true, complete and correct copy of which has been delivered by the Company to Parent, neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.
3.8   Absence of Certain Changes or Events.
(a)   Since December 31, 2024, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.
(b)   Since December 31, 2024, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course consistent with past practice.
3.9   Legal Proceedings.
(a)   Except as set forth in Section 3.9(a) of the Company Disclosure Schedules or as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement, and, to the knowledge of the Company, there are no facts or circumstances that would reasonably be expected to result in any such proceedings, claims, actions or governmental or regulatory investigations.
(b)   There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon or entered into by the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates) (other than any order issued by a Regulatory Agency in connection with the Mergers or Bank Merger whose approval is required for the Mergers or Bank Merger, as the case may be).
3.10   Taxes and Tax Returns.   For purposes of this Section 3.10, any reference to the Company or its Subsidiaries shall be deemed to include a reference to the Company’s predecessors or the predecessors of the Company’s Subsidiaries, respectively, except where explicitly inconsistent with the language of this Section 3.10.
(a)   Except as set forth on Section 3.10(a) of the Company Disclosure Schedules, each of the Company and its Subsidiaries has duly and timely filed (giving effect to all valid and applicable extensions) all income Tax Returns and all other material Tax Returns required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects and were prepared in compliance with applicable law. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return which has not been filed.

(b)   All Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the Balance Sheet Date, exceed the accrued Tax liability (rather than any deferred income Tax liability established to reflect timing differences between book and Tax income) included in the Company’s unaudited balance sheet as of the Balance Sheet Date included in the Company Financial Statements and (ii) will not exceed the accrued Tax liability as adjusted for transactions or operations in the ordinary course of business through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. There are no material Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for Liens for Taxes not due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP. No written claim has ever been made by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.
(c)   Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party, and each of the Company and its Subsidiaries have complied in all material respects with all information reporting with respect thereto.
(d)   Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax or Tax Return that remains in effect. No private letter rulings (or comparable rulings), technical advice memoranda or similar agreements, or other rulings have been entered into, requested from, or issued by any Governmental Entity with respect to the Company or any of its Subsidiaries.
(e)   Neither the Company nor any of its Subsidiaries has received a written notice of deficiency or assessment for any material amount of Tax that has not been fully settled or satisfied, and no such deficiency or assessment has been proposed or threatened in writing. There are no disputes, claims, audits, examinations or other proceedings regarding any Tax or Tax Return of the Company and its Subsidiaries or with respect to the assets of the Company and its Subsidiaries that is currently ongoing or pending or has been proposed or threatened in writing. The Company has made available to Parent true, correct and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years.
(f)   Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement entered exclusively between or among the Company and its Subsidiaries or entered into in the ordinary course of business and not having Taxes as the primary purpose). Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.
(g)   Neither the Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment in whole or in part under Section 355 or Section 361 of the Code.
(h)   Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b) (or any predecessor provision) and each of the Company and its Subsidiaries has disclosed on its U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of income tax within the meaning of Section 6662 or Section 6662A of the Code.
(i)   At no time during the past five (5) years has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(j)   Neither the Company nor any Subsidiary has a permanent establishment in any country other than the United States under any applicable Tax treaty between the United States and such other country.
(k)   None of the Company or its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date; (ii) intercompany transactions entered into prior to the Closing or any excess loss account as of the Closing Date, each as described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law); (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount or deferred revenue received on prior to the Closing Date; (v) use of any method of accounting other than the accrual method; (vi) any change in method of accounting or use of an improper method of accounting on or prior to the Closing Date, (vii) any election under Section 965 of the Code or (viii) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of the Company or any of its Subsidiaries from any period ending on or before the Closing Date to any period ending after the Closing Date. Each of the Company and its Subsidiaries currently computes its taxable income exclusively using the accrual method of accounting and has exclusively used the accrual method of accounting to compute its taxable income for all taxable years since its formation.
(l)   Each of the Company and Company Bank is, and has been since its incorporation, validly classified as a “C corporation” for income Tax purposes. Section 3.10(k) of the Company Disclosure Schedules lists the U.S. income tax classification for each Subsidiary of the Company (other than Company Bank). No election has been made (or is pending) to change any such tax classifications.
(m)   Neither the Company nor any of its Subsidiaries has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(n)   As used in this Agreement, the term “Tax” or “Taxes” means all taxes, duties, charges, fees, levies or other assessments in the nature of a tax, including, without limitation, federal, state, local, and foreign income, excise, gross receipts, ad valorem, escheat, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, together with all penalties, additions to tax, interest or other additional amounts imposed thereon by any Governmental Entity, whether disputed or not.
(o)   As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed to a Governmental Entity.
3.11   Employees and Employee Benefit Plans.
(a)   Section 3.11(a) of the Company Disclosure Schedules sets forth a true and correct list of each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and each bonus, stock option, stock purchase, restricted stock, phantom stock, incentive, deferred compensation, retiree welfare, supplemental retirement, severance, change in control, retention, fringe benefit, welfare, pension, bonus, employment, commission, incentive, consulting, termination or other benefit plan, program, practice, policy, agreement or arrangement, in any case, (i) to or with respect to which the Company or any of its Subsidiaries is a party or has or, would reasonably be expected to have, any current or future obligation or liability or (ii) that is sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries. For purposes of this Agreement, “ERISA Affiliate” means any person, entity, trade or business (in any case, whether or not incorporated) that is, or at any relevant time was, treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code.
(b)   The Company has heretofore made available to Parent a true and complete copy of (i) each material Company Benefit Plan and all amendments thereto (or, with respect to any unwritten material Company Benefit Plan, a written description thereof), and (ii) to the extent applicable: (A) the current summary plan description and all summaries of material modification thereto, (B) all supplements relating to any Company Benefit Plan, (C) the most recent annual report (Form 5500), if any, filed with the Internal Revenue Service (the “IRS”) with respect to such Company Benefit Plan, (D) the most recently received IRS determination, opinion or advisory letter, if any, with respect to such Company Benefit Plan, (E) the most recently prepared actuarial report (if applicable) with respect to such Company Benefit Plan, (F) all notices and non-routine correspondence with the IRS, Department of Labor, Pension Benefit Guarantee Corporation or other Governmental Entity during the last six (6) years, (G) all Forms 1094-C and a sample of Forms 1095-C for the 2021-2024 calendar years, (H) the most recent testing results and (I) all insurance contracts, administrative services agreements, service contracts, trust agreements and funding arrangements.
(c)   Except as set forth on Section 3.11(c) of the Company Disclosure Schedules, each Company Benefit Plan has been established, operated, funded and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including (to the extent applicable) ERISA and the Code. Neither the Company nor any of its Subsidiaries has, during the last three (3) years, taken any corrective action or made a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and neither the Company nor any of its Subsidiaries has any knowledge of any plan defect (whether documentary or operational) that would qualify for correction under any such program.
(d)   Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS on which it may currently rely (or such Company Benefit Plan is on a prototype or volume submitter form and the sponsor of such form has been issued a current opinion or advisory letter from the IRS), and no fact or circumstance exists or has occurred that is reasonably likely to materially and adversely affect such qualified or Tax-exempt status.
(e)   Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case, that is subject to Section 409A of the Code, has since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.
(f)   None of the Company, any of its Subsidiaries or any ERISA Affiliate has any liability or obligation (whether actual, contingent or otherwise) for, and has not at any time during the last six (6) years sponsored, maintained or contributed to or been obligated to contribute to, (i) any plan or arrangement that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code, (ii) any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or Section 3(37) of ERISA, (iii) any plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA, or a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or (v) a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code).
(g)   No Company Benefit Plan provides, and neither the Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation, promise, liability or commitment to provide, any post-employment or post-retirement health, medical, dental, vision or life insurance benefits to any person (or any beneficiary or dependent thereof), except as required by Section 4980B of the Code or other applicable law or for coverage through the last day of the month in which termination of employment occurs (to the extent required by the terms of the appliable Company Benefit Plan).

(h)   All contributions required to be made to any Company Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan have been timely made or paid in full or, to the extent not yet required to be made or paid, have been fully reflected on the books and records of the Company in accordance with applicable law and accounting requirements.
(i)   There are no pending or to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of the Company, no set of circumstances exists that may reasonably give rise to a claim or lawsuit, against any of the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans that could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries. No Company Benefit Plan is under audit (or in the last six (6) years has received a notice that it is expected to be under audit or is being investigated by), the IRS, the Department of Labor or any other Governmental Entity.
(j)   None of the Company, any of its Subsidiaries, any ERISA Affiliate or any other person or entity, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Benefit Plans or their related trusts, the Company, any of its Subsidiaries or any person or entity that the Company or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
(k)   Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, cause the vesting, exercisability or delivery of, or increase the amount or value of, any payment, right, compensation or other benefit to any current, former or future employee, officer, director or other service provider of the Company or any of its Subsidiaries, (ii) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust or (iii) result in the receipt or retention by any person of an “excess parachute payment” within the meaning of Section 280G of the Code.
(l)   Neither the Company nor any of its Subsidiaries maintains or contributes to, or is or will be required to contribute to, a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require the Company or any of its Subsidiaries to establish or make any contribution to a rabbi trust or similar funding vehicle.
(m)   No Company Benefit Plan provides for, and neither the Company nor any of its Subsidiaries has any liability or obligation to provide for, the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.
(n)   The Company has made available to Parent true, correct and complete copies of its Code Section 280G calculations (whether or not final) with respect to all “disqualified individuals” (within the meaning of Code Section 280G) in connection with the transactions contemplated hereby.
(o)   Each Company Benefit Plan that is a “group health plan” within the meaning of Section 5001 of the Code complies, and at all relevant times, complied, in all material respects with the Patient Protection and Affordable Care Act (“PPACA”), the Health Care and Education Reconciliation Act of 2010 (“HCERA”) and all regulations and guidance under the PPACA and HCERA (collectively, the “Healthcare Reform Laws”). None of the Company or any of its Subsidiaries has incurred any liability, nor do any facts or circumstances exist that would result in the Company or any of its Subsidiaries incurring any liability, under Section 4980D of the Code or Section 4980H of the Code or as the result of the failure to comply with any provision of the Healthcare Reform Laws.
(p)   Section 3.11(p) of the Company Disclosure Schedules set forth, as of the date of this Agreement, a list of outstanding loans made by the Company or any of its Subsidiaries to any current or former employee of the Company or any of its Subsidiaries (other than loans on terms made available to the general public).

3.12   Compliance with Applicable Law.
(a)   The Company and each of its Subsidiaries hold, and have at all times since January 1, 2022, held, and been in compliance with, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable law (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold or be in compliance with nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and to the knowledge of the Company, no suspension or cancellation of any such necessary license, franchise, permit, charter or authorization is threatened.
(b)   The Company and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under (i) any applicable law, statute, order, rule, guideline and/or regulation of any Governmental Entity relating to the Company or any of its Subsidiaries, including all laws related to cybersecurity, data protection or privacy (including laws relating to the privacy and security of data or information that constitutes “personal data,” “nonpublic personal information,” “personal information” or any other equivalent term as defined under applicable law (“Personal Data”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Coronavirus Aid, Relief, and Economic Security (CARES) Act, the Small Business Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, the Health Insurance Portability and Accountability Act of 1996, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, guideline or policy relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans, and (ii) any posted or internal privacy policies relating to data protection or privacy, including the protection of Personal Data. Neither the Company nor any of its Subsidiaries has knowledge of, and none of the Company or any of its Subsidiaries has received from a Governmental Entity since January 1, 2022, written notice of, any material defaults or violations of any applicable law relating to Company or any of its Subsidiaries. The Company and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by the Company and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where the Company and its Subsidiaries conduct business.
(c)   Company Bank has a Community Reinvestment Act rating of “satisfactory” or better.
(d)   The Company maintains a written information privacy and security program that contains reasonable administrative, technical and physical safeguards designed to protect the privacy, confidentiality and security of Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized access to or acquisition of Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the knowledge of the Company, since January 1, 2022, the Company and its Subsidiaries have not experienced any Security Breach that would reasonably be expected to be material to the Company and its Subsidiaries or require notification to affected individuals, a Governmental Entity or a Regulatory Agency that has not been made. To the knowledge of Company, there are no data security or other technological vulnerabilities with respect to the information technology systems or networks of the Company and its Subsidiaries that would reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, the Company has not been the subject of any inquiry or action of any Governmental Entity or Regulatory Agency with respect to any unauthorized processing of Personal Data or material violation of any laws related to cybersecurity, data protection or privacy.
(e)   Without limitation, none of the Company, or any of its Subsidiaries, or to the knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.
(f)   Each of the Company and Company Bank maintains regulatory capital ratios that exceed the levels established for “well-capitalized” institutions (as such term is defined in the relevant regulation of the institution’s primary bank regulator). Neither the Company nor Company Bank has received any notice from a Governmental Entity that its status as “well-capitalized” or that Company Bank’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.
3.13   Certain Contracts.
(a)   Except as set forth in Section 3.13(a) of the Company Disclosure Schedules, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral):
(i)   that would be a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, excluding any Company Benefit Plan), assuming for these purposes that the Company were required to file periodic reports with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act;
(ii)   that contains a non-compete or client, employee or customer non-solicit requirement or any other provision that restricts the conduct of, or the manner or location of conducting, any line of business by the Company or any of its Subsidiaries or upon consummation of the Merger would restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business or in any geographic region;
(iii)   that is a collective bargaining agreement or similar agreement with any labor union or guild;
(iv)   any of the benefits of or obligations of or under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;
(v)   that relates to the incurrence of indebtedness by the Company or any of its Subsidiaries, including any sale-leaseback transactions, capitalized leases and other similar financing transactions,

or provides for the guarantee, support, indemnification, assumption or endorsement by the Company or any of its Subsidiaries of, or any similar commitment by the Company or its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in each case, in the principal amount of $500,000 or more;
(vi)   that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of the Company or its Subsidiaries or that limits or purports to limit the ability of the Company or any of its Subsidiaries (or that following consummation of the Merger would purport to limit the Surviving Corporation or any of its affiliates) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;
(vii)   that obligates the Company or any of its Subsidiaries, or upon consummation of the Merger would obligate the Surviving Corporation or any of its affiliates, to conduct business with any third party on a preferential or exclusive basis, that requires referrals of business or requires the Company or any of its affiliates to make available investment opportunities to any person on a priority or exclusive basis, that contains any “most favored nation” or similar covenants or that provides for a “clawback” or similar undertaking requiring the reimbursement or refund of any fees;
(viii)   that is an alliance, cooperation, limited liability company, joint venture, shareholders, partnership or similar agreement or any agreement involving a sharing of profits or losses relating to the Company or any of its Subsidiaries;
(ix)   that involves future payment obligations in excess of $150,000 per annum, other than any such contracts which are terminable by the Company or any of its Subsidiaries on ninety (90) days’ or less notice without penalty;
(x)   that limits the payment of dividends by the Company or any of its Subsidiaries;
(xi)   that relates to the acquisition or disposition of any person, business or asset and under which the Company or any of its Subsidiaries has or would reasonably be expected to have a material obligation or liability, or that provides for any earn-out, contingent purchase price or similar payment obligation, or a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell any equity securities of any person;
(xii)   that provides any third party the right to acquire, use or have access to, any assets or properties, or any interest therein, of the Company or any of its Subsidiaries, other than in connection with the sale of loans, loan participations or investment securities in the ordinary course of business;
(xiii)   that is a Derivative Contract;
(xiv)   that is a settlement, consent or similar agreement and contains any continuing obligations of the Company or any of its Subsidiaries;
(xv)   that is an agreement with a federal or state Governmental Entity that insures or guarantees mortgage loans or mortgage-backed securities;
(xvi)   that governs the operation of solar farms or the sale to third parties of energy generated by solar farms;
(xvii)   to which any affiliate, officer, director, employee or consultant of the Company or any of its Subsidiaries, or any person beneficially owning five percent (5%) or more of the outstanding Shares of Company Common Stock or Company Preferred Stock, is a party or beneficiary (except with respect to loans to, or deposit or asset management accounts of, directors, officers and employees entered into in the ordinary course and in accordance with all applicable regulatory requirements with respect to it);
(xviii)   that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger, the Bank Merger or the other transactions contemplated hereby;
(xix)   that is a lease of real or personal property;

(xx)   that contains a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another person or any of its affiliates;
(xxi)   that (A) grants the Company or any of its Subsidiaries any right to use any Intellectual Property (other than under a “shrink-wrap,” “click-wrap,” “web-wrap,” or similar nonexclusive license agreement in respect of non-customized, generally commercially available off-the-shelf software or similar offering, such as a “software-as-a-service” platform (such offerings, “COTS Offering”) that provides for annual payments for license, maintenance, or other fees, in the aggregate, in excess of $150,000), (B) permits any person to use, enforce, register, or otherwise exercise rights in any Intellectual Property of the Company or any of its Subsidiaries, including any license agreements, coexistence agreements and covenants not to sue, or (C) restricts the right of the Company or any of its Subsidiaries to use, register, enforce, or otherwise exercise rights in any Company-Owned Intellectual Property; or
(xxii)   any broker, distributor, dealer, agency, sales promotion, customer or client referral, underwriter, administrative services, market research, market consulting or advertising agreement providing for annual payments by the Company and its Subsidiaries of more than $150,000.
(b)   Each agreement, contract, arrangement, commitment or understanding of the type described in Section 3.13(a), whether or not set forth in the Company Disclosure Schedules, is referred to herein as a “Company Contract.” The Company has made available to Parent true, correct and complete copies of each Company Contract in effect as of the date hereof.
(c)   In each case, except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect, (ii) the Company and each of its Subsidiaries has performed and complied with all obligations required to be performed by it under each Company Contract, (iii) to the knowledge of the Company, each counterparty to each Company Contract has performed and complied with all obligations required to be performed by it under such Company Contract, (iv) neither the Company nor any of its Subsidiaries knows of, or has received notice of, any violation of any Company Contract by any of the parties thereto and (v) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of the Company or any of its Subsidiaries, or to the knowledge of the Company, any other party thereto, of or under any such Company Contract.
3.14   Agreements with Regulatory Agencies.   Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been, since January 1, 2022, a recipient of any supervisory letter from, or since January 1, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedules, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is currently considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement. The Company and each of its Subsidiaries are in compliance with each Company Regulatory Agreement to which it is party or subject, and neither the Company nor any of its Subsidiaries has received any notice from any Governmental Entity indicating that either the Company or any of its Subsidiaries is not in compliance with any such Company Regulatory Agreement.
3.15   Risk Management Instruments.   All interest rate swaps, caps, floors, option agreements, collars, futures and forward contracts and other similar derivative transactions and risk management arrangements (including any collateralized debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions) (“Derivative Contracts”), whether entered into for the account of the Company, any of its

Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with prudent banking practice, applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. The Company and each of its Subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. The financial position of the Company and its Subsidiaries on a consolidated basis under any such Derivative Contracts has been reflected in the books and records of the Company and such Subsidiaries in accordance with GAAP in all material respects.
3.16   Environmental Matters.   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance, and have since January 1, 2022 complied, with all federal, state or local laws, regulations, orders, decrees, permits, authorizations, common law and agency requirements relating to: (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance handling or exposure or the protection of natural resources, (ii) the handling, use, transportation, treatment, storage, presence, disposal, release or threatened release of, or exposure to, any hazardous substance or (iii) noise, odor, wetlands, indoor air quality, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of the Company, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against the Company, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or third party imposing any liability or obligation with respect to the foregoing environmental matters that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. There has been no written third-party environmental site assessment conducted since January 1, 2022 assessing the presence of hazardous materials located on any property owned or leased by the Company or any Company Subsidiary that is within the possession or control of the Company or any of its Subsidiaries as of the date of this Agreement that has not been delivered to Parent prior to the date of this Agreement.
3.17   Investment Securities and Commodities.
(a)   Each of the Company and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP in all material respects.
(b)   The Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that are prudent and reasonable in the context of such businesses, and the Company and its Subsidiaries have, since January 1, 2022, been in material compliance with the terms of such policies, practices and procedures.
3.18   Real Property; Personal Property.
(a)   Section 3.18(a) of the Company Disclosure Schedules sets forth a complete and accurate list of all of the real properties owned by the Company or any Company Subsidiary as of the date of this Agreement (the “Company Owned Properties”).

(b)   Section 3.18(b) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a complete and accurate list of all of the leases, subleases, licenses or other occupancies to which the Company or any Company Subsidiary is a party as lessee or tenant for real property (the “Company Leased Properties” and, collectively with the Company Owned Properties, the “Company Real Property”), true and correct copies of which have previously been made available to Parent.
(c)   The Company or a Company Subsidiary (x) has good and marketable title to all the Company Owned Properties, free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) Liens identified in Section 3.18(c) of the Company Disclosure Schedules (collectively, “Permitted Encumbrances”), and (y) is the lessee of and has a valid leasehold interest in all the Company Leased Properties, free and clear of all Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid, binding and enforceable in accordance with its terms and in full force and effect, the Company and each of its Subsidiaries and, to the knowledge of the Company, each lessor, has performed all material obligations required to be performed by it under each such lease, and no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any lessor, under any such lease. There are no pending or, to the knowledge of the Company, threatened condemnation proceedings against the Company Real Property. No person other than the Company and its Subsidiaries has any right in any of the Company Owned Properties or any right to use or occupy any portion of the Company Owned Properties or any portion of the Company Leased Properties, except, in each case, as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.
(d)   (i) The Company or a Company Subsidiary has good, valid and marketable title to all of the personal property of the Company and its Subsidiaries consisting of the trade fixtures, shelving, furniture, on-premises ATMs, equipment, security systems, safe deposit boxes (exclusive of contents), vaults, sign structures, machinery, vehicles, tools, plants, parts, supplies and other tangible personal property excluding any items consumed or disposed of, but including new items acquired or obtained, in the ordinary course of the operation of the business of the Company and its Subsidiaries (“Personal Property”) and (ii) each of the leases under which the Company or its Subsidiaries lease Personal Property is valid, and in full force and effect, without default thereunder by the lessee or, to the knowledge of the Company, the lessor. Section 3.18(d) of the Company Disclosure Schedules sets forth a true, correct, and complete list of all material Personal Property used in the operation of the solar farm business of the Company and its Subsidiaries.
(e)   The properties and assets of the Company and its Subsidiaries (including the Company Real Property and the Personal Property) are in good condition and are sufficient for the continued conduct of the business of the Company and its Subsidiaries after the Closing in substantially the same manner as conducted prior to the Closing.
3.19   Intellectual Property; Information Security.
(a)   Section 3.19(a)(i) of the Company Disclosure Schedules contains a true and complete list, as of the date hereof, of all Registered Intellectual Property, indicating for each item the record owner, registration number, registration date and the filing jurisdiction, domain name registrar, as applicable. Section 3.19(a)(ii) of the Company Disclosure Schedules contains a true and complete list, as of the date hereof, of all Company Owned Intellectual Property that is not Registered, including: (a) all material unregistered trademarks (e.g., trademarks service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin); (b) all Software owned by the Company or any of its Subsidiaries; and (c) summary description of all material Trade Secrets and other unregistered Intellectual Property owned by the Company or its Subsidiaries.
(b)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company: (a) each of the Company and its Subsidiaries solely owns (beneficially, and of record where applicable), free and clear of all Liens, other than Permitted

Encumbrances, all right, title and interest in and to its respective material Company Owned Intellectual Property; (b) the Company Owned Intellectual Property and all issued and granted items therein are valid, subsisting, and enforceable; (c) the Company and its Subsidiaries have not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver, or unenforceability of any Company Owned Intellectual Property; (d) the Company or one of its Subsidiary is properly recorded as the registered owner of the Registered Intellectual Property; (e) neither the Company nor any of its Subsidiaries is a party to any consent, coexistence, indemnification, forbearance to sue, license, settlement, distribution, development or other agreements relating to the Company Intellectual Property; (f) to the Company’s knowledge, none of the Company Owned Intellectual Property is subject to any outstanding order or agreement restricting or otherwise materially limiting the use, validity, enforceability, scope, disposition or exploitation thereof by the Company or any of its Subsidiaries or any right, title or interest of the Company or any of its Subsidiaries with respect thereto; (g) the Company has received no written notice claiming or alleging that Company Owned Intellectual Property is, and to the Company’s knowledge none of the Company Owned Intellectual Property is, the subject of any opposition, cancellation, inter partes review or similar proceeding before any governmental, registration, or other authority in any jurisdiction, or is currently the subject of an office action or other form of preliminary or final refusal of registration; and (h) the Company has received no written notice claiming or alleging that either the Company or any of its Subsidiaries is, and to the Company’s knowledge neither the Company nor any of its Subsidiaries are, subject to any injunction or other specific judicial, administrative, or other order that restricts or impairs its use or distribution of any Company Intellectual Property.
(c)   The Company Intellectual Property constitutes all of the material Intellectual Property used in and necessary for the operation of the business of the Company and its Subsidiaries as currently conducted. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, each of the Company and its Subsidiaries owns or has the right to use, and immediately following the Closing will continue to own or have the right to use, all Company Intellectual Property on identical terms and conditions.
(d)   The Company has disclosed a complete and accurate list, as of the date hereof, of all Licensed Intellectual Property other than any COTS Offering pursuant to Section 3.19(d). Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, any use, reproduction, modification, distribution, or sublicensing of Licensed Intellectual Property by the Company or its Subsidiaries has been performed in accordance with the applicable terms, and the Company and its Subsidiaries are otherwise in compliance with all obligations relating to the use or protection of the Licensed Intellectual Property.
(e)   Neither the Company Owned Intellectual Property nor the operation of the Company and each of its Subsidiaries’ respective businesses as presently conducted infringes, dilutes, misappropriates or otherwise violates, nor has infringed, diluted, misappropriated or otherwise violated, the Intellectual Property rights of any third person, and neither the Company nor any of its Subsidiaries has received any written claim, notice, invitation to license or similar communication, nor has any action been instituted or threatened relating to any Company Owned Intellectual Property, alleging any of the foregoing.
(f)   The Company has received no written notice claiming or alleging that a third person is, and to the Company’s knowledge no third person is, infringing, diluting, misappropriating or otherwise violating, or has since January 1, 2022 infringed, diluted, misappropriated or otherwise violated any of the Company Owned Intellectual Property or any Licensed Intellectual Property exclusively licensed to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has since January 1, 2022 asserted or threatened in writing any claim, action, suit, proceeding or investigation against any person alleging any of the foregoing.
(g)   The Company and its Subsidiaries have made commercially reasonable efforts to protect and maintain the proprietary nature of each item of Company Intellectual Property and the confidentiality of the Trade Secrets that are included in the Company Intellectual Property (including, without limitation, by entering into confidentiality, nondisclosure, or similar agreements as appropriate with the officers, directors, employees, agents, independent contractors, and consultants to the Company or its Subsidiaries who would reasonably be expected to have access to any such Trade Secrets). Without limiting the generality of the foregoing, all past and present employees of the Company and its Subsidiaries have entered into valid and binding written confidentiality and nondisclosure agreements with the Company or a Subsidiary that are in substantially the form provided by the Company to Parent for review. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, no such Trade Secrets (and to the extent contractually or otherwise required to do so, the Trade Secrets of third parties in the possession of the Company or its Subsidiaries) have been disclosed or permitted to be disclosed to any person (except in the ordinary and normal course of business and under an obligation of confidence), and all such Trade Secrets held outside the Company or its Subsidiaries are subject to contractual confidentiality obligations to which the Company or its Subsidiary is a party and able to enforce. To the Company’s knowledge, no such Trade Secrets have been used or appropriated without authorization, and other than for benefit of the Company and its Subsidiaries. To the Company’s knowledge, no present or former officer, director, employee, agent, independent contractor, or consultant has misappropriated in any material respect any such Trade Secrets in the course of the performance of responsibilities to the Company or its Subsidiaries.
(h)   [Intentionally Omitted.]
(i)   The Company and each of its Subsidiaries have implemented commercially reasonable measures designed to (i) protect the confidentiality, integrity, operation and security of the Company IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including backup, security and disaster recovery technology and procedures, and (ii) prevent the introduction of Malicious Code, including the use of firewall protections and virus scans and access monitoring.
(j)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each of its Subsidiaries do not access, distribute, modify, or otherwise use, and since January 1, 2022, have not accessed, distributed, modified, or otherwise used, any Open Source Software.
(k)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company Products comply in all material respects with applicable contractual commitments relating to their use, functionality, or performance, and, to the knowledge of the Company, there are no pending or threatened claims alleging any such failure.
(l)   The Company has disclosed a complete and accurate list and summary description of all generative artificial intelligence, machine learning, deep learning tools or similar technologies (“AI Tools”) utilized by the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries (i) maintain and adhere to commercially reasonable practices designed to ensure the lawful use of AI Tools, and (ii) comply with any obligations pertaining to such use under applicable laws or any contracts to which they are parties.
(m)   No funding, facilities, or personnel of any Governmental Entity or educational institution were used to develop or create, in whole or in part, any of the Company Owned Intellectual Property. None of the Company Owned Intellectual Property contains Intellectual Property that is (i) owned by any Governmental Entity or educational institution or (ii) derived from Intellectual Property owned by any Governmental Entity or educational institution.
(n)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company IT Assets operate and perform substantially as required by the Company and each of its Subsidiaries in connection with their respective businesses. To the knowledge of the Company, there has been no material unauthorized use, access, interruption, modification or corruption of any of the Company IT Assets (or any information or transactions stored or contained therein or transmitted thereby) since January 1, 2022 that, individually or in the aggregate, has resulted in or is reasonably expected to result in material liability to the Company or any of its Subsidiaries, taken as a whole, or an obligation for the Company or any of its Subsidiaries to notify any Governmental Entity. The Company has implemented and maintains data backups, disaster recovery and business-continuity practices for its business, IT Assets and data contained therein that are consistent with industry practices and comply in all material respects with applicable law. The Company has: (i) on a periodic basis, conducted reasonable vulnerability tests and assessments of the IT Assets, and (ii) to the knowledge of the Company, timely corrected any identified material issues, and patched or otherwise remediated any identified vulnerabilities. To the knowledge of the Company, the IT Assets do not presently have any material issues or vulnerabilities.
(o)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company has not: (i) suffered, or reasonable suspected to have suffered, any (A) failures or delays or breakdowns in the IT Assets since January 1, 2022 which have caused any material disruption or interruption in the Company’s business, or (B) any material unauthorized intrusion or breach of the security of the IT Assets or any material defect, bug, breakdown, malfunction, or other failure of the IT Assets; or (ii) received any written notices, written claims or written complaints from any person regarding the same. The Company maintains and has since January 1, 2022 maintained reasonable physical, technical and administrative security measures, policies, and practices to protect the confidentiality, integrity and availability of all Personal Data and other confidential or proprietary information of the Company’s business therein from and against unlawful, accidental, or unauthorized access, destruction, disposal, loss, use, modification, misuse or disclosure. To the knowledge of the Company, the Company contractually requires all vendors and other persons providing services for the Company’s business who have access to, or receive, Personal Data or other confidential or proprietary information of the Company’s business from or on behalf of the Company’s business to (i) maintain reasonable physical, technical and administrative security measures, and (ii) comply with all Privacy and Security Requirements, as applicable. The Company has not since January 1, 2022 received any written complaint, claim, demand, inquiry or other such notice, from any person or Governmental Entity regarding any alleged violation of, or deficiency in, Privacy and Security Requirements, or compliance with contractual obligations, with respect to Personal Data, other confidential or proprietary information of the business or the IT Assets.
(p)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company has not: (i) experienced, or reasonably suspected, any breaches of security or privacy (including theft or unlawful, accidental, or unauthorized use, access, collection, processing, storage, disposal, destruction, transfer, disclosure, interruption, modification or other misuse by any person of Personal Data) or policies relating to Personal Data collected, processed, owned, stored, used, maintained or controlled by or on behalf of the Company’s business, (ii) materially failed to comply with Privacy and Security Requirements, in each case relating to Personal Data collected, processed, owned, stored, used, or maintained or controlled by or on behalf of any of the Company’s business, or (iii) experienced any material losses, thefts or unauthorized accesses to or disclosures of confidential information or proprietary information ((i)-(iii) collectively, “Information Security Incident”). The Company has not been obligated to provide notification of an Information Security Incident under applicable Privacy and Security Requirements to any person or Governmental Entity and has not received any written complaints or notices of the same. To the knowledge of the Company, this Agreement will not result in any violation of any applicable Privacy and Security Requirements.
(q)   For purposes of this Agreement:
(i)   “Company Intellectual Property” means, collectively, all Company Owned Intellectual Property and Licensed Intellectual Property.
(ii)   “Company IT Assets” means any and all IT Assets owned, leased or licensed (or purported to be owned, leased or licensed) by the Company or any of its Subsidiaries.
(iii)   “Company Owned Intellectual Property” means Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, including the Registered Intellectual Property, Company Products, and Software owned by the Company or any of its Subsidiaries.

(iv)   “Company Products” means all products or services (including any websites, mobile applications, firmware or other Software) owned (or purported to be owned), developed (or currently being developed) or otherwise made available at any time by or on behalf of the Company or any of its Subsidiaries.
(v)   “Intellectual Property” means any and all: (i) trademarks, service marks, brand names, collective marks, Internet domain names, internet and mobile account names, including social media names, “tags,” or “handles,” logos, symbols, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby; (ii) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues in connection therewith; (iii) confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, designs, unpatentable discoveries and inventions (“Trade Secrets”); (iv) copyrights in published and unpublished works of authorship (including Software, databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property rights, rights of publicity, or similar proprietary rights throughout the world, including causes of action, damages and remedies for past, present and future infringements, misappropriations or other violations thereof and rights of protection of an interest therein under the laws of any jurisdiction.
(vi)   “IT Assets” means the computer systems (including computers, servers, workstations, routers, hubs, switches, circuits, networks, data communication lines, software, hardware, information technology systems, data processing systems, databases, data repositories, cloud services and other systems, equipment and infrastructure) that are owned, leased, licensed or otherwise used by or on behalf of the Company in or necessary to the conduct of the Company’s business.
(vii)   “Licensed Intellectual Property” means all Intellectual Property owned by a third party that is licensed to the Company or any of its Subsidiaries.
(viii)   “Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware,” “malware,” (in each case, as such terms are commonly understood in the software industry) or any other code designed to have any of the following functions: (i) disrupting, disabling or harming the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file, in each case, without authorization and without the applicable user’s consent.
(ix)   “Open Source Software” means any Software that is distributed (i) as “free software” (as defined by the Free Software Foundation), (ii) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd), or (iii) under a license that (A) requires source code or derivative works based on such Software to be made publicly available under the same license or (B) prohibits the receipt of consideration in connection with sublicensing or distributing such software.
(x)   “Privacy and Security Laws” means all applicable laws (including common law), statute, legislation, constitution, principle of common law, resolution, ordinance, code, judgment, order, decree, treaty, rule, regulation, ruling, determination, charge, direction or other restriction of an arbitrator or Governmental Entity, including without limitation laws relating to privacy, data security, data protection, data transfer, data disposal, breach notification, telephone and text message communications, online tracking, and marketing by email or other channels, in all relevant jurisdictions. This includes but is not limited to U.S. state comprehensive and financial privacy laws, federal privacy laws and regulations (including but not limited to the Gramm-Leach-Bliley

Act, Fair Credit Reporting Act, etc.), Federal Financial Institutions Examination Council IT Handbooks, and digital marketing practices subject to laws such as the CAN-SPAM Act and Telephone Consumer Protection Act.
(xi)   “Privacy and Security Requirements” means, in connection with the collection, storage, use, security, disclosure or disposal of any Personal Data by or on behalf of the Company, all (a) applicable Privacy and Security Laws, (b) contractual commitments of a party or any of its Subsidiaries, (c) publicly-facing statements, policies, or procedures adopted by a party or any of its Subsidiaries, (d) internal privacy and security policies and procedures, and (e) industry and self-regulatory standards and codes of conduct to which a party or any of its Subsidiaries is bound, including, as applicable, the Payment Card Industry Data Security Standard, in each of clause (a) through (e) of this definition, regarding privacy, cybersecurity, data security or artificial intelligence.
(xii)   “Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity, Internet domain name registrar, or social media platform.
(xiii)   “Registered Intellectual Property” means all Company Owned Intellectual Property that is Registered.
(xiv)   “Software” means any computer program, application, middleware, firmware, microcode and other software, including operating systems, software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or other form or format, including libraries, subroutines and other components thereof, and all material documentation relating thereto.
3.20   Related Party Transactions.   Except as set forth in Section 3.20 of the Company Disclosure Schedules, (i) there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of the Company), on the other hand, except those of a type available to employees of the Company or its Subsidiaries generally and other than deposits held by Company Bank in the ordinary course of business, and (ii) there are no material properties, rights or assets that are used in the business of the Company or any of its Subsidiaries and owned by any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of the Company).
3.21   State Takeover Laws.   The Board of Directors of the Company has approved this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions, the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the Company Articles or Company Bylaws (collectively with any similar provisions of the Parent Sub Articles or Parent Sub Bylaws, “Takeover Statutes”).
3.22   Reorganization.   The Company has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
3.23   Opinion.   Prior to the execution of this Agreement, the Company has received an opinion (which if initially rendered verbally, has been or will be confirmed by a written opinion as of the same date) from Piper Sandler & Co., to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.
3.24   Company Information.   The information relating to the Company and its Subsidiaries or that is provided by the Company or its Subsidiaries or representatives for inclusion in the Proxy Statement and the S-4, or in any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection herewith, will not (with respect to the Proxy Statement, as of the date the Proxy Statement is first mailed to the Company’s shareholders and as of the date of the special meeting of the Company, and with respect to the S-4, as of the time the S-4 or any amendment or supplement thereto is filed and when declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Parent or any of its Subsidiaries) will comply in all material respects with applicable law.
3.25   Loan Portfolio.
(a)   Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, each loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) in which the Company or any Subsidiary of the Company is a creditor (collectively, “Company Loans”) currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the knowledge of the Company, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Enforceability Exceptions). The notes or other credit or security documents with respect to each such outstanding Company Loan were in compliance in all material respects with all applicable laws at the time of origination or purchase by the Company or its Subsidiaries.
(b)   Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, each outstanding Company Loan was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Company Loan files are being maintained in accordance with the relevant notes or other credit or security documents and the Company’s written underwriting standards, in each case, with all applicable requirements of applicable law.
(c)   Section 3.25(c) of the Company Disclosure Schedules sets forth a list of (i) each Company Loan that as of the Balance Sheet Date (A) was contractually past due 90 days or more in the payment of principal and/or interest, (B) was on non-accrual status, (C) was classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “credit risk assets,” “concerned loans,” “watch list,” “impaired” or “special mention” (or words of similar import) by the Company, any of its Subsidiaries or any Governmental Entity, (D) a specific reserve allocation existed in connection therewith, or (E) was required to be accounted for as a troubled debt restructuring in accordance with ASC 310-40, (ii) each Company Loan that, as of the Balance Sheet Date, (A) a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the Company Loans are less than 90 days past due, (B) the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Company Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (C) where a specific reserve allocation exists in connection therewith, and (iii) each asset of the Company or any of its Subsidiaries that, as of the Balance Sheet Date, was classified as “other real estate owned,” “other repossessed assets” or as an asset to satisfy Company Loans, and the book value thereof as of such date. For each Company Loan identified in accordance with the immediately preceding sentence, Section 3.25(c) of the Company Disclosure Schedules sets forth the outstanding balance, including accrued and unpaid interest, on each such Company Loan and the identity of the borrower thereunder as of the Balance Sheet Date.
(d)   Section 3.25(d) of the Company Disclosure Schedules sets forth a list of all Company Loans outstanding as of the date of this Agreement by the Company or any of its Subsidiaries to any directors, officers and principal stockholders (as such terms are defined in Regulation O of the Federal Reserve

Board (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries. There are no employee, officer, director or other affiliate Company Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O, and all such Company Loans are and were originated in all material respects compliance with all applicable laws.
(e)   Neither the Company nor any of its Subsidiaries is now, nor has it ever been since January 1, 2022, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Company Loans.
(f)   The allowances for loan and lease losses and for credit losses contained in the Company Financial Statements were, and such allowances contained in the financial statements required to be delivered to Parent under Section 6.2(a) will be, determined in compliance with the Company’s methodologies and in accordance with the requirements of GAAP in all material respects.
(g)   Since January 1, 2022, the Company and each of its Subsidiaries has complied in all material respects with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated by the Company or any of its Subsidiaries satisfied in all material respects: (1) all applicable laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, loan modification, loss mitigation or filing of claims in connection with such mortgage loans, including, to the extent applicable, all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, in each case applicable as of the time of such origination, processing, underwriting or credit approval; (2) the responsibilities and obligations relating to such mortgage loans set forth in any contract between the Company or any of its Subsidiaries, on the one hand, and any Governmental Entity, loan investor or insurer, on the other hand; (3) the applicable rules, regulations, guidelines, handbooks and other requirements of any Governmental Entity, loan investor or insurer, in each case applicable as of the time of such origination, processing, underwriting or credit approval; and (4) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each such mortgage loan; in each case applicable as of the time of such origination, processing, underwriting or credit approval.
3.26   Insurance.
(a)   True and correct copies of all policies (“Insurance Policies”) of liability, property, fire, casualty, business interruption, product liability, and other forms of insurance owned or held by the Company or any of its Subsidiaries or with respect to which the Company or any Company Subsidiary is a beneficiary have previously been made available to Parent. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, (a) the Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and the Company and its Subsidiaries are in compliance with their Insurance Policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. There is no material claim pending under any Insurance Policies as to which coverage has been denied or disputed by the underwriters of such policies.
(b)   Section 3.26(b) of the Company Disclosure Schedules sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by the Company or its Subsidiaries, including the value of its BOLI, as of the date hereof. The value of such BOLI is and has since January 1, 2022 in all material respects been fairly and accurately reflected in the most recent balance sheet included in the Company Financial Statements in accordance with GAAP. The Company has complied with all applicable laws and regulatory requirements regarding its investment in BOLI, including the requirement to obtain positive consent from all applicable employees allowing the Company to be the beneficiary of the applicable life insurance policies.
3.27   Labor.
(a)   Neither the Company nor any of its Subsidiaries is, nor at any time since January 1, 2022 was, a party to or bound by any collective bargaining agreement or other agreement with a labor union or like organization, and to the knowledge of the Company, there are no organizational campaigns, petitions or other activities or proceedings of any individual or group of individuals, including representatives of any labor union, workers’ council or labor organization, seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of the Company or any of its Subsidiaries. All employees of the Company and its Subsidiaries classified as exempt under the Fair Labor Standards Act are properly classified. All individuals engaged as independent contractors or consultants are properly classified.
(b)   There are no labor-related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the knowledge of the Company, threatened (in writing), and neither the Company nor any of its Subsidiaries has experienced any such labor related controversy, strike, slowdown, walkout or other work stoppage since January 1, 2022.
(c)   Each of the Company and its Subsidiaries is in material compliance with all applicable laws relating to labor, employment, termination of employment or similar matters, including but not limited to laws relating to discrimination, disability, classification of workers, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers’ compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations, and has not engaged in any unfair labor practices or similar prohibited practices. Neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local law that remains unsatisfied. The Company and its Subsidiaries are in compliance in all material respects with all applicable requirements of the Immigration Reform and Control Act and have in their files properly completed copies of Form I-9 for all employees with respect to whom that form is required. The Company and its Subsidiaries are enrolled in and use E-Verify where required by applicable law. All employees of Company Bank and its Subsidiaries are covered by Company Bank’s bankers’ bond policy and are eligible to be employed by an FDIC-insured bank under the FDIA and applicable FDIC rules and regulations.
(d)   In the past three (3) years, there has not been any allegation or threatened allegation of sexual harassment, sexual misconduct or discrimination against any current or former director, manager, officer or employee of the Company or its Subsidiaries. In the past three (3) years, neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations or threatened allegations of sexual harassment, sexual misconduct or discrimination by any current or former director, manager, officer, employee, independent contractor, or other service provider of the Company or any of its Subsidiaries.
3.28   Broker-Dealer, Investment Advisory and Insurance Matters.
(a)   Except as set forth on Section 3.28(a) of the Company Disclosure Schedules, none of the Company, its Subsidiaries or, to the knowledge of the Company, any of their respective officers and employees are required to be registered, licensed or qualified with the SEC or any securities or insurance commission or other Governmental Entity as a broker-dealer, investment adviser, futures commission merchant, municipal securities dealer, registered principal, registered representative, agent, salesperson or investment adviser representative. Neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to any obligation to be so registered, licensed or qualified.
(b)   Neither the Company nor any Subsidiary of the Company serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended.

(c)   Neither the Company nor any Subsidiary of the Company is required to be registered, licensed or qualified as an insurance agency or broker.
3.29   Trust and Asset Management Business.
(a)   The accounts of each trust or asset management customer of the Company or any of its Subsidiaries have, since January 1, 2022, been administered (i) in conformity in all material respects with the applicable policies of the Company and its Subsidiaries, (ii) in accordance in all material respects with the terms of any applicable contract governing the relationship with such customer, (iii) in accordance in all material respects with the applicable policies of the Company and its Subsidiaries regarding instructions received from such customers and their authorized representatives and authorized signers, (iv) consistent in all material respects with each customer’s risk profile in effect at such time and (v) in compliance in all material respects with all applicable laws and the Company’s and its Subsidiaries’ constituent documents, including any policies and procedures adopted thereunder and in effect at such time. Each contract governing a relationship with a trust or wealth management customer of the Company or any of its Subsidiaries has been duly and validly executed and delivered by the Company and each Subsidiary and, to the knowledge of the Company, the other contracting parties, each such contract constitutes a valid and binding obligation of the parties thereto, except as such enforceability may be limited by the Enforceability Exceptions, and the Company and its Subsidiaries and, to the knowledge of the Company, the other contracting parties thereto, have duly performed in all material respects their obligations thereunder, and the Company and its Subsidiaries and, to the knowledge of the Company, such other contracting parties are in material compliance with each of the terms thereof.
(b)   Since January 1, 2022, none of the Company or any of its Subsidiaries has been, and none are currently, engaged in any dispute with, or subject to claims by, any such trust or wealth management customer for breach of fiduciary duty or otherwise in connection with any such account.
(c)   Except as would not be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2022, the Company and each of its Subsidiaries have properly administered all accounts for which the Company or any of its Subsidiaries acts as a fiduciary, including accounts for which the Company or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in compliance with the terms of the applicable governing documents and applicable law. None of the Company or any of its Subsidiaries, or any director, officer or employee of Company or any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would be material to the Company and its Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets and results of such fiduciary account.
3.30   Transactions in Company Securities.   All offers and sales of Company Common Stock and Company Preferred Stock by the Company were at all relevant times exempt from, or complied with, the registration requirements of the Securities Act.
3.31   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by the Company in this Article III and in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses, operations, assets, liabilities, or condition (financial or otherwise), and the Company hereby disclaims any such other representations or warranties.
(b)   The Company acknowledges and agrees that neither Parent, Parent Sub nor any other person has made or is making, and the Company has not relied on, any express or implied representation or warranty other than those contained in Article IV and in any certificate delivered by Parent pursuant to this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND PARENT SUB
Except (A) as disclosed in the applicable section of the disclosure schedule delivered by Parent to the Company concurrently herewith (the “Parent Disclosure Schedules”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Parent Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (a) any other section of this Article IV specifically referenced or cross-referenced and (b) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, or (B) as disclosed in any Parent Reports filed by Parent since January 1, 2022, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer), Parent and Parent Sub hereby represent and warrant to the Company as follows:
4.1   Corporate Organization.
(a)   Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and is a bank holding company duly registered under the BHC Act. Parent Sub is a corporation duly organized and validly existing under the laws of the State of Kansas. Each of Parent and Parent Sub has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects, and is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. True and complete copies of the Restated Articles of Incorporation of Parent (the “Parent Articles”), the By-Laws, as amended, of Parent (the “Parent Bylaws”), the Parent Sub Articles and the Parent Sub Bylaws, in each case, as in effect as of the date of this Agreement, have previously been made available by Parent to the Company. Parent is not in violation of any of the provisions of the Parent Articles or Parent Bylaws and Parent Sub is not in violation of any of the provisions of the Parent Sub Articles or the Parent Sub Bylaws.
(b)   Each Subsidiary of Parent (a “Parent Subsidiary”) (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary and in which the failure to be so licensed or qualified or in good standing would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Parent, and (iii) has all requisite corporate (or similar) power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted in all material respects. There are no restrictions on the ability of any Parent Subsidiary to pay dividends or distributions, except in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Parent Subsidiary that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the FDIA) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 4.1(b) of the Parent Disclosure Schedules sets forth a true and complete list of all Subsidiaries of Parent as of the date hereof. No Parent Subsidiary is in violation of any of the provisions of the articles or certificate of incorporation or bylaws (or comparable organizational documents) of such Parent Subsidiary.
4.2   Capitalization.
(a)   As of the date of this Agreement, the authorized capital stock of Parent consists of 190,000,000 shares of Parent Common Stock and 2,000,000 shares of preferred stock, par value of $1 per share, of which no shares of preferred stock are issued or outstanding as of the date of this Agreement. As of the Capitalization Date, there are (i) 133,420,143 shares of Parent Common Stock outstanding (which number includes 1,273,911 shares of Parent Common Stock subject to outstanding awards of restricted Parent Common Stock ( “Parent Restricted Stock Awards”)), (ii) 1,530,982 shares of Parent Common Stock held in treasury, (iii) 259,687 shares of Parent Common Stock held in a rabbi trust, (iv) 157,304 shares of Parent Common Stock issuable upon the exercise of outstanding stock appreciation rights (“Parent SARs”), (v) 14,485 shares of Parent Common Stock reserved for issuance under a director stock purchase plan (“Director Plan Shares”), and (vi) no other shares of capital stock or other voting securities or equity interests of Parent issued, reserved for issuance or outstanding. Parent Sub owns all of the outstanding stock of Parent Bank. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness or instruments that have the right to vote on any matters on which stockholders of Parent may vote. Other than Parent Restricted Stock Awards, Parent SARs and Director Plan Shares issued on or prior to the date of this Agreement, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character whatsoever relating to or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in Parent, or contracts, commitments, understandings or arrangements by which Parent may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Parent, or otherwise obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. There are no voting trusts, stockholder agreements, proxies or other agreements in effect to which Parent or any of its Subsidiaries is a party with respect to the voting or transfer of the Parent Common Stock, capital stock or other voting or equity securities or ownership interests of Parent.
(b)   Except as set forth on Section 4.2(b) of the Parent Disclosure Schedules, Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Parent Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence or set forth on Section 4.2(b) of the Parent Disclosure Schedules, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any Parent Subsidiary, or contracts, commitments, understandings or arrangements by which any Parent Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such Parent Subsidiary, or otherwise obligating any Parent Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire an such securities.
4.3   Authority; No Violation.
(a)   Each of Parent and Parent Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the transactions contemplated hereby, including the consummation of the Merger, have been duly and validly approved by the Boards of Directors of Parent and Parent Sub. The Board of Directors of Parent Sub has duly adopted resolutions pursuant to which it has determined that the consummation of the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement is advisable and in the best interests of Parent Sub and its sole stockholder and has adopted and approved this Agreement and the transactions contemplated by this Agreement. Except for the adoption and approval of the Bank Merger Agreement by the Board of Directors of Parent Bank and Parent Sub as its sole shareholder, no other corporate proceedings on the part of Parent or Parent Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Parent Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of each of Parent and Parent Sub, enforceable against Parent and Parent Sub in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Parent Common Stock to be issued in connection with the Merger have been validly authorized, when issued, will be validly issued, fully paid and nonassessable, and no current or past stockholder of Parent will have any preemptive right or similar rights in respect thereof.
(b)   Neither the execution and delivery of this Agreement by Parent or Parent Sub, nor the consummation by Parent or Parent Sub of the transactions contemplated hereby, nor compliance by Parent or Parent Sub with any of the terms or provisions hereof, will (i) violate any provision of the Parent Articles, the Parent Bylaws, the Parent Sub Articles or the Parent Sub Bylaws, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or Parent Sub, or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, require consent or notice under or result in the creation of any Lien upon any of the respective properties or assets of Parent or Parent Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract agreement or other instrument or obligation to which Parent or Parent Sub is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (y) above, for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.
4.4   Consents and Approvals.   Except for (a) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (b) the filing of any required applications, filings or notices, as applicable, with the Federal Reserve Board under the Bank Merger Act, and approval of such applications, filings and notices, (c) the filing of any required applications, filings or notices, as applicable, with the Missouri Division of Finance, and approval of such applications, filings and notices, (d) any required filings or notices with the OCC, (e) those additional applications, filings and notices, if any, listed on Section 3.4 of the Company Disclosure Schedules or Section 4.4 of the Parent Disclosure Schedules and approval of such applications, filings and notices, (f) the filing with the SEC of the S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement and declaration by the SEC of effectiveness of the S-4, (g) the filing of the Florida Articles of Merger with the Florida Secretary pursuant to the FBCA, the filing of the Kansas Certificate of Merger with the Kansas Secretary pursuant to the KGCC, and the filing of the Bank Merger Articles, (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Parent Common Stock pursuant to this Agreement and (i) the approval of the listing of such shares of Parent Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution, delivery and performance by Parent and Parent Sub of this Agreement or (B) the consummation by Parent and Parent Sub of the Merger and the other transactions contemplated hereby. As of the date hereof, Parent is not aware of any reason why the necessary regulatory approvals and consents will not be received to permit consummation of the Merger, the Bank Merger and the other transactions contemplated by this Agreement on a timely basis.
4.5   Reports.   Parent and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2022 with any Regulatory Agencies and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2022, including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Each such report, form, correspondence, registration or statement filed with (or furnished to, as applicable) any Regulatory Agency or other Governmental Entity since January 1, 2022, as of the date of its filing (or furnishing, as applicable) complied in all material respects with relevant legal requirements. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Parent and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2022. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries since January 1, 2022, in each case, which would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.
4.6   Financial Statements.
(a)   The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal and not material in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. No independent public accounting firm of Parent has resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)   Neither Parent nor any of its Subsidiaries has any liability of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due) that would be required by GAAP to be set forth on its consolidated balance sheet or the notes thereto, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025 and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2025, or as expressly contemplated by this Agreement, in each case, which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.
(c)   The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent. Parent (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as reasonably appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors

(i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.
(d)   Since January 1, 2022, (i) neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise has had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney (whether or not employed by Parent or any of its Subsidiaries) representing Parent or any of its Subsidiaries has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or the Board of Directors or similar governing body of any Parent Subsidiary or any committee thereof, or to the knowledge of Parent, to any director or officer of Parent or any Parent Subsidiary.
4.7   Broker’s Fees.   With the exception of the engagement of Keefe, Bruyette & Woods, Inc., neither Parent nor any Parent Subsidiary (including Parent Sub) nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.
4.8   Absence of Certain Changes or Events.
(a)   Since December 31, 2024, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.
(b)   Since December 31, 2024 through the date of this Agreement, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course consistent with past practice.
4.9   Legal Proceedings.
(a)   Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement, and, to the knowledge of Parent, there are no facts or circumstances that would reasonably be expected to result in any such claims, actions or governmental or regulatory investigations.
(b)   There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon or entered into by Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries (other than any order issued by a Regulatory Agency in connection with the Mergers or Bank Merger whose approval is required for the Mergers or Bank Merger, as the case may be).
4.10   SEC Reports.   An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent since January 1, 2022 pursuant to the Securities Act or the Exchange Act (the “Parent Reports”) is publicly available, and no such Parent Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2022, as of their respective dates, all Parent Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.
4.11   Compliance with Applicable Law.
(a)   Parent and each of its Subsidiaries hold, and have at all times since January 1, 2022, held, and been in compliance with, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable law (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold or be in compliance with, nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, and to the knowledge of Parent no suspension or cancellation of any such necessary license, franchise, permit, charter or authorization is threatened.
(b)   Parent and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under (i) any applicable law, statute, order, rule, guideline and/or regulation of any Governmental Entity relating to Parent or any of its Subsidiaries, including all laws related to cybersecurity, data protection or privacy (including laws relating to the Personal Data), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Coronavirus Aid, Relief, and Economic Security (CARES) Act, the Small Business Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, the Health Insurance Portability and Accountability Act of 1996, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans and (ii) any posted or internal privacy policies relating to data protection or privacy, including the protection of Personal Data. Neither Parent nor any of its Subsidiaries has knowledge of, and none of Parent or any of its Subsidiaries has received from a Governmental Entity since January 1, 2022, written notice of, any material defaults or violations of any applicable law relating to Parent or any of its Subsidiaries. Parent and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by Parent and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where Parent and its Subsidiaries conduct business.
(c)   Parent Bank has a Community Reinvestment Act rating of “satisfactory” or better.
(d)   Parent maintains a written information privacy and security program that contains reasonable administrative, technical and physical safeguards designed to protect the privacy, confidentiality and security of Personal Data against a Security Breach. To the knowledge of Parent, sine January 1, 2022, Parent has not experienced any Security Breach that would reasonably be material to Parent or require notification to affected individuals, a Governmental Entity or a Regulatory Agency that has not been made. To the knowledge of Parent, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that would reasonably be expected to have a Material Adverse Effect on Parent. To the knowledge of Parent, Parent has not been the subject of any inquiry or action of any Governmental Entity or Regulatory Agency with respect to any unauthorized processing of Personal Data or material violation of any laws related to cybersecurity, data protection or privacy.

(e)   Without limitation, none of Parent, or any of its Subsidiaries, or to the knowledge of Parent, any director, officer, employee, agent or other person acting on behalf of Parent or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Parent or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Parent or any of its Subsidiaries, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Parent or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Parent or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Parent or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Parent or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.
(f)   Except as would not be material to Parent and its Subsidiaries, taken as a whole, since January 1, 2022, Parent and each of its Subsidiaries have properly administered all accounts for which Parent or any of its Subsidiaries acts as a fiduciary, including accounts for which Parent or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in compliance with the terms of the applicable governing documents and applicable law. None of Parent or any of its Subsidiaries, or any director, officer or employee of Parent or any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would be material to Parent and its Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets and results of such fiduciary account.
(g)   Each of Parent and Parent Bank maintains regulatory capital ratios that exceed the levels established for “well-capitalized” institutions (as such term is defined in the relevant regulation of the institution’s primary bank regulator). Neither Parent nor Parent Bank has received any notice from a Governmental Entity that its status as “well-capitalized” or that Company Bank’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.
4.12   Certain Contracts.
(a)   Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Parent nor any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Parent, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Parent Contract”).
(b)   In each case, except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (i) each Parent Contract is valid and binding on Parent or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Parent and each of its Subsidiaries has performed and complied with all obligations required to be performed by it under each Parent Contract, (iii) to the knowledge of Parent, each counterparty to each Parent Contract has performed and complied with all obligations required to be performed by it under such Parent Contract, (iv) neither Parent nor any of its Subsidiaries knows of, or has received notice of, any violation of any Parent Contract by any of the parties thereto and (v) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of Parent or any of its Subsidiaries, or to the knowledge of Parent, any other party thereto, of or under any such Parent Contract.
4.13   Agreements with Regulatory Agencies.   Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2022, a recipient of any supervisory letter from, or since January 1, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedules, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is currently considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement. Parent and each of its Subsidiaries are in compliance with each Parent Regulatory Agreement to which it is party or subject, and neither Parent nor any of its Subsidiaries has received any notice from any Governmental Entity indicating that either Parent or any of its Subsidiaries is not in compliance with any such Parent Regulatory Agreement.
4.14   State Takeover Laws.   The Board of Directors of Parent Sub has approved this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions, the provisions of any Takeover Statutes.
4.15   Reorganization.   Parent has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.16   [Reserved].
4.17   Parent Information.   The information relating to Parent and its Subsidiaries to be contained in the Proxy Statement and the S-4, and the information relating to Parent and its Subsidiaries or that is provided by Parent or its Subsidiaries or representatives for inclusion in any other application, notification or document filed with any Regulatory Agency or other Governmental Entity in connection herewith, will not (with respect to the Proxy Statement, as of the date of the Proxy Statement is first mailed to the Company’s shareholders and as of the date of the special meeting of Parent, and with respect to the S-4, as of the time the S-4 or any amendment or supplement thereto is filed and when declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The S-4 (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply in all material respects with the Securities Act and the rules and regulations thereunder.
4.18   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by Parent and Parent Sub in this Article IV and in any certificate delivered by Parent pursuant to this Agreement, neither Parent, Parent Sub nor any other person makes any express or implied representation or warranty with respect to Parent, Parent Sub, or their respective Subsidiaries, businesses, operations, assets, liabilities, or condition (financial or otherwise), and Parent and Parent Sub hereby disclaim any such other representations or warranties.
(b)   Parent and Parent Sub acknowledge and agree that neither the Company nor any other person has made or is making, and Parent and Parent Sub have not relied on, any express or implied representation or warranty other than those contained in Article III and in any certificate delivered by the Company pursuant to this Agreement.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1   Conduct of Business of the Company Prior to the Effective Time.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in Section 5.1 of the Company Disclosure Schedules), required by law or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees, franchises, rights, authorizations issued by Governmental Entities and relationships with customers, regulators and other persons with whom they have advantageous business relationships and (c) take no action that (i) is intended to or would reasonably be expected to adversely affect or delay the ability of any Party to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform the Company’s covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis or (ii) that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being or becoming not being capable of being satisfied.
5.2   Company Forbearances.   Without limiting the foregoing, during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement in accordance with Article VIII, except as set forth in Section 5.2 of the Company Disclosure Schedules, as expressly contemplated or permitted by this Agreement or as required by law, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):
(a)   other than (i) federal funds borrowings and Federal Home Loan Bank borrowings in each case with a maturity not in excess of twelve (12) months and (ii) creation of deposit liabilities or sales of certificates of deposit, in the case of each of (i) and (ii), in the ordinary course of business consistent with past practice, incur any indebtedness or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, corporation or other entity;
(b)   (i)   (A) adjust, split, combine or reclassify any Company Securities or Company Subsidiary Securities or (B) amend any term or alter any rights of any outstanding Company Securities or Company Subsidiary Securities;
(ii)   make, declare or pay or set a record date for any dividend, or any other distribution on (whether in cash, stock, property or any combination thereof), or directly or indirectly redeem, purchase or otherwise acquire, or register under the Securities Act any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any Company Securities or Company Subsidiary Securities (except (A) cash dividends paid by any of the Subsidiaries of the Company to the Company or any of its wholly owned Subsidiaries, (B) dividends provided for and paid on the Company Preferred Stock in accordance with the terms thereof and (C) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Options or for withholding taxes incurred in connection with the exercise of Company Options or the vesting or settlement of Company Equity Awards outstanding as of the date hereof, in each case, in accordance with past practice and the terms of the applicable award agreements as in effect on the date hereof);
(iii)   grant any Company Equity Awards or any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity or equity-based awards or interests, or grant any person, corporation or other entity any right to acquire any Company Securities or Company Subsidiary Securities;
(iv)   issue, sell, transfer, dispose of, mortgage, encumber or otherwise permit to become outstanding any shares of capital stock, voting securities or equity interests, or securities convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any Company Securities or Company Subsidiary Securities, or any options, warrants or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any Company Securities or Company Subsidiary Securities, except pursuant to the exercise, vesting or settlement of Company Equity Awards outstanding as of the date hereof in accordance with their terms as in effect on the date hereof and except in respect of the conversion of shares of Company Preferred Stock outstanding as of the date hereof in accordance with the Company Articles;
(c)   sell, transfer, mortgage, encumber, subject to any Lien (other than a Permitted Encumbrance), lease, or otherwise dispose of (whether by merger, consolidation, disposition of stock or assets or otherwise) any material properties or assets (other than Intellectual Property addressed under Section 5.2(d) below) to any person other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice;
(d)   sell, assign, license, transfer or otherwise dispose of, cancel, abandon or allow to lapse or expire any Company Intellectual Property, except for (i) non-exclusive licenses granted in the ordinary course of business or (ii) cancellations, abandonments, lapses or expirations of Registered Intellectual Property at the end of such Registered Intellectual Property’s statutory term;
(e)   except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business consistent with past practice, (i) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business or any material assets, deposits or properties of any other person or (ii) make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person, corporation or other entity;
(f)   terminate, amend any material provision of or waive any material provision of any Company Contract, other than normal renewals of contracts in the ordinary course of business consistent with past practice without material changes of terms, or enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement;
(g)   except as required under applicable law or the terms of any Company Benefit Plan as in effect immediately prior to the date of this Agreement, (i) enter into, adopt, amend or terminate any Company Benefit Plan or other program, policy, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof, (ii) increase the compensation or benefits payable to any current, future or former employee, officer, director, consultant or individual independent contractor, except for base salary increases made in the ordinary course of business consistent with past practice for employees whose annual compensation does not exceed $200,000 (provided, that such increases do not exceed 5% for any single employee and do not exceed in the aggregate 5% of the aggregate base salaries as of the date of this Agreement of all Company employees whose annual compensation does not exceed $200,000), (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation, (iv) grant or accelerate the vesting of any equity or equity-based awards, (v) fund any rabbi trust or similar arrangement, (v) grant any rights with respect to severance, change in control, retention, or similar compensation, (vi) terminate the employment or services of, or provide a notice of termination to, any officer, employee, consultant or individual independent contractor whose annual compensation is greater than $150,000, other than for cause or (vii) hire, engage, offer to hire or offer to engage, any officer, employee, consultant or individual independent contractor whose annual compensation would be greater than $200,000, except, following consultation with Parent, to fill vacancies that may arise in the ordinary course of business;
(h)   settle any claim, suit, action or proceeding, except in the ordinary course of business involving solely monetary remedies in an amount and for consideration not in excess of $50,000 individually or $1,000,000 in the aggregate and which would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Corporation;
(i)   amend its articles of incorporation, its bylaws or comparable governing documents of its Subsidiaries;
(j)   merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(k)   materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade;
(l)   implement or adopt any change in its accounting principles, practices or methods, other than as may be required by law or GAAP or applicable accounting requirements of any Governmental Entity, in each case, including changes in the interpretation or enforcement thereof;
(m)   (i) enter into any new line of business or change in any material respect, or implement any new, lending, investment, underwriting, hedging, risk, asset liability management, interest rate, fee pricing, operating, securitization, servicing or other banking policies or programs, except as required by applicable law, regulation or policies imposed by any Governmental Entity, or (ii) make or acquire any loans or extensions of credit (A) outside of the ordinary course of business consistent with past practice and the Company’s lending policies and procedures in effect as of the date of this Agreement (other than exceptions from the Company’s lending policies approved in the ordinary course of business and consistent with past practices), (B) in excess of $15,000,000 in loan exposure per transaction or (C) that exceed the Company’s internal lending limits such that the loan or extension of credit would require approval by the Company’s Directors Loan Committee, unless in the case of this clause (C) the Company has notified and provided the relevant loan package to Parent (through Parent’s Chief Executive Officer of Commerce Trust, Chief Credit Officer or such other representative as may be designated by Parent) and thereafter has consulted with Parent for at least two (2) business days after the relevant loan package is provided to Parent;
(n)   make, or commit to make, any capital expenditures that exceed $100,000 individually or $500,000 in the aggregate; provided, that Parent shall be deemed to have consented to emergency repairs or replacements necessary not to exceed $1,000,000 to prevent substantial deterioration of the condition of a property if it has not responded to the Company within two (2) business days of its receipt of a written request from the Company requesting such capital expenditure;
(o)   except as required by applicable law, make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, enter into any closing agreement with respect to Taxes, settle any Tax claim, audit, assessment or dispute, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, fail to timely file any Tax Return (taking into account timely requested extensions) or fail to timely pay any Tax due and payable;
(p)   make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office, solar farm or other significant office or operations facility of it or its Subsidiaries;
(q)   materially reduce the amount of its insurance coverage;
(r)   amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate or allow to lapse any material permits;
(s)   enter into any securitizations of any Company Loans or create any special purpose funding or variable interest entity other than on behalf of clients;
(t)   commence an offering period, purchase period or similar period under the ESPP, or grant any right or option under the ESPP;
(u)   take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or
(v)   agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body authorizing any of the actions prohibited by this Section 5.2.
5.3   Parent Forbearances.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.3 of the Parent Disclosure Schedules, as expressly contemplated or permitted by this Agreement or as required by law, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed):
(a)   amend the Parent Articles or Parent Bylaws in a manner that would adversely affect the holders of Company Common Stock disproportionately relative to other holders of Parent Common Stock;
(b)   adjust, split, combine or reclassify any capital stock of Parent or amend the Parent Articles or Parent Bylaws in a manner that would materially and adversely change the rights, terms or preferences of the Parent Common Stock;
(c)   incur any indebtedness for borrowed money that would reasonably be expected to prevent Parent or its Subsidiaries from assuming the Company or its Subsidiaries’ outstanding indebtedness in connection with the transactions contemplated hereby;
(d)   take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or
(e)   take any action not contemplated by this Agreement that is intended or is reasonably likely to (A) prevent, delay or impair Parent’s ability to consummate the Merger or the transactions contemplated by this Agreement or (B) agree to take, make any commitment to take or adopt any resolutions of its board of directors or similar governing body authorizing any of the actions prohibited by this Section 5.3.
ARTICLE VI
ADDITIONAL AGREEMENTS
6.1   Regulatory Matters.
(a)   Each of Parent and the Company and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts to promptly prepare and file with the SEC the Proxy Statement, and Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus, and Parent and the Company shall use commercially reasonable efforts to file the S-4 no later than thirty (30) days following the date of this Agreement. Each of Parent and the Company shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail or deliver the Proxy Statement to its shareholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Each Party shall provide the other all non-privileged information concerning itself and its affiliates as may be reasonably requested by the other in connection with the preparation of the Proxy Statement and the S-4.
(b)   The Parties shall cooperate with each other and use their reasonable best efforts to promptly (and in the case of the applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, within forty-five (45) days of the date of this Agreement) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Parent and the Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the non-confidential information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party will keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated herein, subject to applicable law. As used in this Agreement, “Requisite Regulatory Approvals” means all regulatory consents, registrations, orders, approvals (and the expiration or termination of all statutory waiting periods in respect thereof), permits and authorizations from the Federal Reserve Board and the Missouri Division of Finance and any other approvals set forth in Sections 3.4 and 4.4 that are necessary to consummate the transactions contemplated by this Agreement or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or the Company.
(c)   Each of Parent and the Company shall use its commercially reasonable efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, under no circumstances shall Parent or any of its Subsidiaries be required, and the Company and its Subsidiaries shall not be permitted (without Parent’s written consent), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be expected to have a material and adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of the Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole (in each case, measured on a scale relative to the Company and its Subsidiaries, taken as a whole) after giving effect to the Merger (any of the foregoing, a “Materially Burdensome Regulatory Condition”).
(d)   Parent and the Company shall, upon request, promptly furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders or stockholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the Bank Merger and the other transactions contemplated by this Agreement. Each of Parent and the Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the Company’s shareholders, and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statements were made, not misleading. Each of Parent and the Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the S-4 or the Proxy Statement, as applicable.
(e)   Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained, or will be obtained subject to a Materially Burdensome Regulatory Condition, or that the receipt of any such approval will be materially delayed.
6.2   Access to Information; Confidentiality.
(a)   Upon reasonable notice and subject to applicable laws, for the purposes of preparing for the Merger, the Bank Merger and the other matters contemplated by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of Parent, reasonable access, during normal business hours during the period prior to the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, to all its properties, books, contracts, commitments, personnel and records, and the Company and its Subsidiaries, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, and other document filed with or received from a Governmental Entity (other than information that the Company is not permitted to disclose under applicable law), (ii) a copy of the Company’s monthly loan trial balance (in each case on a consolidated basis) for each month during such period, (iii) a copy of the Company’s monthly statement of condition and profit and loss statement (in each case on a consolidated basis) for each month during such period, and (iv) all other information concerning the Company’s and its Subsidiaries’ business, properties and personnel as Parent may reasonably request for the purposes of preparing for the Merger, the Bank Merger and the other matters contemplated by this Agreement; provided, that any investigation or request pursuant to this Section 6.2(a) shall not interfere unreasonably with normal operations of the Company and its Subsidiaries. Upon the reasonable request of the Company, Parent shall furnish such reasonable information about it and its business as is reasonably relevant to the Company and its shareholders. Neither the Company nor Parent, nor any of their respective Subsidiaries, shall be required to provide access to or to disclose information to the extent such access or disclosure would violate or prejudice the rights of such Party’s or its Subsidiaries’ customers, jeopardize the attorney-client privilege of such Party or its Subsidiaries (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law or binding agreement entered into prior to the date of this Agreement. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)   All nonpublic information and materials provided pursuant to this Agreement shall be subject to the provisions of the Mutual Confidentiality and Nondisclosure Agreement, dated March 27, 2025, between Parent and the Company (the “Confidentiality Agreement”).
(c)   No investigation by the Parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give Parent or Parent Sub, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
6.3   Shareholder Approval.
(a)   Following the execution of this Agreement, the Company shall, in accordance in all material respects with applicable law and the Company Articles and the Company Bylaws, call a meeting of its shareholders (the “Company Meeting”) to be held as soon as reasonably practicable after the S-4 is declared effective, but in no event later than sixty (60) calendar days after the S-4 is declared effective, for the purpose of obtaining the Requisite Company Vote required in connection with this Agreement and the Merger, and, if so desired and mutually agreed, upon other matters of the type customarily brought before a meeting of shareholders to approve a merger agreement or the transactions contemplated thereby, and the Company shall use its reasonable best efforts to cause the Company Meeting to occur as soon as reasonably practicable. The Company and its Board of Directors shall use their reasonable best efforts to obtain from the shareholders of the Company the Requisite Company Vote, including by communicating to its shareholders its recommendation (and including such recommendation in the Proxy Statement) that they adopt and approve this Agreement and the transactions contemplated hereby (the “Company Board Recommendation”), and shall not, except as expressly permitted by Section 6.3(b), (i) withhold, withdraw, modify or qualify in a manner materially adverse to Parent the Company Board Recommendation, (ii) fail to make the Company Board Recommendation in the Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly, finally and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Company Board Recommendation, in each case within ten (10) business days after such Acquisition Proposal is made public or any request by Parent to do so (which request may be made once per Acquisition Proposal, and any material change thereto) (or such fewer number of days as remains prior to Company Meeting), or (v) publicly propose to do any of the foregoing (any of the foregoing, a “Recommendation Change”).
(b)   Notwithstanding anything in this Agreement to the contrary, prior to the time the Requisite Company Vote is obtained, the Board of Directors of the Company may make a Recommendation Change if and only if (i) the Company and its Subsidiaries and Representatives have complied with their obligations under Section 6.12, (ii) an unsolicited bona fide written Acquisition Proposal is made to the Company after the date of this Agreement by a third party, and such Acquisition Proposal is not withdrawn, (iii) the Board of Directors of the Company has concluded in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, (iv) the Board of Directors of the Company has concluded in good faith (after consultation with its outside legal counsel) that failure to make a Recommendation Change would be more likely than not to result in a violation of the directors’ fiduciary duties under applicable law, (v) prior to effecting the Recommendation Change, three (3) business days shall have elapsed since the Company has given written notice to Parent advising Parent that the Company intends to take such action and specifying in reasonable detail the reasons therefor, including the terms and conditions of, and the identity of the person making, any such Acquisition Proposal that is the basis of the Recommendation Change (it being understood that any amendment or change to any material term of such Acquisition Proposal shall require a new notice and the provisions of this Section 6.3(b) shall apply anew), (vi) during such three (3) business day period, the Company has considered, and engaged in good-faith discussions with Parent regarding, any adjustment or modification of the terms of this Agreement proposed by Parent and (vii) the Board of Directors of the Company, following such three (3)-business day period, again reasonably determines in good faith (after consultation with its outside legal counsel and financial advisors, and taking into account any adjustment or modification of the terms of this Agreement proposed by Parent and delivered to the Company in writing) that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal, and that failure to make a Recommendation Change would be more likely than not to result in a violation of the directors’ fiduciary duties under applicable law.
(c)   The Company shall adjourn or postpone the Company Meeting if, as of the time for which such meeting is originally scheduled, there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting the Company has not received proxies representing a sufficient number of Shares necessary to obtain the Requisite Company Vote, provided, that no such adjournment or postponement shall delay the Company Meeting by more than 10 days from the prior-scheduled date or to a date on or after the fifth (5th) business day preceding the Termination Date. Except as described in the preceding sentence, the Company shall not adjourn or postpone the Company Meeting without Parent’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
(d)   Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms (i) the Company Meeting shall be convened and this Agreement shall be submitted to the shareholders of the Company at the Company Meeting for the purpose of voting on the approval and adoption of this Agreement, and nothing contained herein shall be deemed to relieve the Company of such obligations, and (ii) the Company shall not submit to the vote of its shareholders any Acquisition Proposal or any transaction contemplated thereby.
6.4   Legal Conditions to Merger.   Subject in all respects to Section 6.1 of this Agreement, each of Parent and the Company shall, and shall cause its respective Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such Party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other Parties to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is advisable or required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.5   Stock Exchange Listing.   Parent shall file with the NASDAQ a notification form for the listing of all shares of Parent Common Stock to be delivered as Merger Consideration prior to the Effective Time and shall use its reasonable best efforts to cause such shares of Parent Common Stock to be listed on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.
6.6   Employee Benefit Plans.
(a)   During the Relevant Period, the Surviving Corporation shall, or shall cause each of its Subsidiaries to, provide each employee who is actively employed by the Company or any of its Subsidiaries on the Closing Date (each, a “Continuing Employee”): (i) base salary or hourly wages, as applicable, no less favorable than the base salary or hourly wages provided to such Continuing Employee immediately prior to the Effective Time; (ii) annual cash bonus opportunities in accordance with Section 6.6(a)(ii) of the Company Disclosure Schedules; and (iii) employee benefits (excluding benefits described in clauses (i) and (ii) above, bonuses, change in control, retention, loan, equity, equity-based, long-term incentive, defined benefit pension and retiree welfare benefits) which, in the aggregate, are substantially comparable to the employee benefits (excluding benefits described in clauses (i) and (ii) above, bonuses, change in control, retention, loan, equity, equity-based, long-term incentive, defined benefit pension and retiree welfare benefits) provided by Parent to similarly situated employees of Parent during such period; provided, however, that until such time as Parent shall cause Continuing Employees to participate in the employee benefit plans of Parent or its Subsidiaries (“Parent Benefit Plans”), a Continuing Employee’s continued participation in the Company Benefit Plans shall be deemed to satisfy the foregoing clause (iii) of this sentence (it being understood that participation in Parent Benefit Plans may commence at different times with respect to each Company Benefit Plan). For purposes of this Section 6.6(a), the “Relevant Period” means the earlier of (a) the date on which the applicable Continuing Employee’s employment with the Surviving Corporation, Parent or any of their respective Subsidiaries terminates for any reason (regardless of whether such termination is initiated by such Continuing Employee or by the Surviving Corporation, the Parent or any of their respective Subsidiaries), (b) with respect to clauses (i) and (iii) of this Section 6.6(a), the date that is one (1) year after the Effective Time and (c) with respect to clause (ii) of this Section 6.6(a), the period beginning at the Effective Time and ending on December 31, 2026. The annual cash bonus opportunities described in clause (ii) of this Section 6.6(a) in respect of the Relevant Period shall be administered in accordance with the structure described on Section 6.6(a) of the Company Disclosure Schedules.
(b)   Upon Continuing Employees’ enrollment in Parent Benefit Plans, such Continuing Employees will, consistent with the provisions of Section 6.6(a) above, become participants in such Parent Benefit Plans on the same terms and conditions as similarly situated employees of Parent. Without limiting the generality of the foregoing, prior service credit for each Continuing Employee’s service with the Company and its Subsidiaries (and their respective predecessors), except as expressly provided otherwise herein, shall be given by Parent with respect to all Parent Benefit Plans to the extent that such crediting of service does not result in duplication of benefits, but not for accrual of benefits under any defined benefit pension plan or with respect to equity or equity-based compensation. If any Continuing Employee becomes eligible to participate in any Parent Benefit Plan that provides medical, vision, prescription drug, hospitalization or dental benefits, Parent shall use commercially reasonable efforts to (a) cause any pre-existing condition limitations or eligibility waiting periods under such Parent Benefit Plan to be waived with respect to such Continuing Employee and their covered dependents to the extent such limitation or waiting period would have been waived or satisfied under the Company Benefit Plan in which such Continuing Employee participated, and (b) recognize, for the plan year in which such Continuing Employee becomes eligible to participate in such Parent Benefit Plan, for purposes of annual deductible, co-pay and out-of-pocket limits under such Parent Benefit Plan, deductible, co-pays and out-of-pocket expenses incurred by such Continuing Employee and their covered dependents under any Company Benefit Plan during the plan year in which they commence participation in such Parent Benefit Plan.
(c)   If requested in writing by Parent at least 10 calendar days prior to the Effective Time, the Company shall take (or cause to be taken) all actions reasonably determined by Parent to be necessary or appropriate to terminate, effective not later than the day immediately prior to the Effective Time, any Company Benefit Plans that contain a cash or deferred arrangement intended to qualify under

Section 401(a) of the Code. In the event that Parent requests that such plan(s) be terminated, (i) the Company shall provide Parent with evidence (including amendments to bring such plans into compliance with applicable law and the operation of such plan(s), and resolutions providing for the termination of such plan(s)) that such plan(s) has been terminated (the form and substance of which shall be subject to review and approval by Parent, approval of which shall not be unreasonably withheld, conditioned or delayed) not later than the day immediately preceding the Effective Time and (ii) effective as of the Effective Time, Parent shall have in effect a defined contribution plan that is qualified under Section 401(a) of the Code, which plan shall accept the transfer of account balances (including, if permitted by the applicable recordkeeper without undue burden on Parent, the Surviving Corporation or any of their respective Subsidiaries, promissory notes evidencing all outstanding loans) of each participant in the Company Benefit Plans terminated under this Section 6.6(c). All materials, amendments, resolutions, notices and communications relating to the termination of any Company Benefit Plan under this Section 6.6(c) shall be subject to the advance approval by Parent (such approval not to be unreasonably withheld, conditioned or delayed), and are to be provided to Parent reasonably in advance of being adopted, distributed or disseminated (as applicable).
(d)   Following the Effective Time, Continuing Employees shall be covered by Parent’s general severance policy (in accordance with the terms thereof, as in effect from time to time) during their employment with Parent or a Subsidiary thereof, a copy of which policy (as in effect as of the date hereof) has been made available to the Company.
(e)   From the date hereof until the earlier of the Effective Time or the termination of this Agreement, the Company and its Subsidiaries shall not make any communications to any of their employees regarding compensation, benefits or other employment-related matters affected by the transactions contemplated by this Agreement that are inconsistent with any talking points agreed to by the Company and Parent unless the Company or such Subsidiary first consults with Parent and reflects any reasonable comments received from Parent.
(f)   The Company shall take all actions necessary such that, no later than immediately prior to the Effective Time, the ESPP has been terminated. The Company shall provide Parent with evidence reasonably satisfactory to Parent of such termination (including, without limitation, resolutions of the Board of Directors of the Company).
(g)   Notwithstanding the foregoing or anything contained in this Agreement to the contrary, nothing in this Section 6.6 shall, or is intended to, (i) be treated as an amendment, modification, adoption or establishment of any Company Benefit Plan, Parent Benefit Plan, or other employee benefit plan, program, agreement, practice, policy or arrangement, (ii) alter or limit the ability of Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries or affiliates to amend, modify, adopt or terminate any Company Benefit Plan, Parent Benefit Plan, or other employee benefit plan, program, agreement, practice, policy or arrangement, (iii) alter or limit the ability of Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries or affiliates to terminate the employment of any Continuing Employee at any time for any reason (with or without notice), or (iv) create any third-party beneficiary rights in any person (including any employee of the Company, the Surviving Corporation or any of their respective Subsidiaries or affiliates (including any Continuing Employee), any beneficiary or dependent thereof or any collective bargaining representative thereof), including, without limitation, with respect to compensation, terms and/or conditions of employment and/or benefits.
6.7   Indemnification; Directors’ and Officers’ Insurance.
(a)   For a period of six (6) years from and after the Effective Time, to the fullest extent permitted by applicable law, Parent and the Surviving Corporation shall indemnify and hold harmless (and shall also advance expenses as incurred to the extent provided under the Company Articles and Company Bylaws as in effect as of the date of this Agreement), each present and former director and officer of the Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages, or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification.
(b)   No later than three (3) business days prior to the Closing, Parent will procure, and, for a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided, that the Surviving Corporation may substitute therefor policies with substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated hereby); provided, however, that in no event shall the Surviving Corporation be obligated to expend, on an annual basis, an amount in excess of 250% of the current annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium not exceeding the Premium Cap. In lieu of the foregoing, Parent or the Company, in consultation with, but only upon the consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), may (and at the request of Parent, the Company shall) obtain at or prior to the Effective Time a six (6)-year “tail” policy under the Company’s existing directors’ and officers’ liability insurance policy providing equivalent coverage to that described in the preceding sentence, if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.
(c)   The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties or assets to any person, then, and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.
6.8   Additional Agreements.   In case at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of the Company, on the other hand) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger and the Bank Merger, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may be required or reasonably requested by Parent.
6.9   Advice of Changes.   Parent and the Company shall each promptly advise the other Party of any fact, effect, change, event, circumstance, condition, occurrence or development that (i) has had or is reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect on it or (ii) would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or Section 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or Section 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the Party receiving such notice.

6.10   Shareholder Litigation.   Each Party shall promptly advise the other Party in writing of any actual or threatened shareholder litigation against such Party or any of its Subsidiaries and/or the members of the boards of directors of the Company or the board of directors of Parent or their respective Subsidiaries related to this Agreement or the Merger and the other transactions contemplated by this Agreement. The Company shall give Parent the right to review and comment on all filings or responses to be made by the Company in connection with any such litigation, and the Company will in good faith take such comments into account, and no such settlement shall be offered or agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that Parent shall not be obligated to consent to any settlement which does not include a full release or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Corporation or its affiliates.
6.11   Governance Matters.
(a)   Subject to the requirements of applicable law, after the Bank Merger Effective Time, Parent Bank shall operate Company Bank as a division of Parent Bank under the branding “FineMark Bank & Trust, a division of Commerce Bank.”
(b)   Prior to the Bank Merger Effective Time, the Board of Directors of Parent Bank shall take all actions necessary to cause Joseph Catti to be appointed to the Board of Directors of Parent Bank as of the Bank Merger Effective Time.
6.12   Acquisition Proposals.   Except as expressly permitted by this Section 6.12, the Company agrees that it will not, and will cause each of its Subsidiaries and its and their respective officers, directors, employees, agents, advisors, financing sources, investment bankers, attorneys and other representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) disclose or provide any confidential or nonpublic information to, have or participate in any discussions with (except to notify a person that has made or, to the knowledge of the Company, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 6.12) or otherwise cooperate in any way with, any person in connection with or relating to any Acquisition Proposal (including by affording access to the personnel, properties, books, records or assets of the Company or its Subsidiaries) or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.12) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, prior to the receipt of the Requisite Company Vote and subject to compliance with this Section 6.12, in the event the Company receives an unsolicited bona fide written Acquisition Proposal after the date of this Agreement that did not result from a breach of this Section 6.12, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if and only if its Board of Directors determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal and that the failure to take such actions would be more likely than not to result in a violation of the directors’ fiduciary duties under applicable law; provided, that prior to providing any confidential or nonpublic information permitted to be provided pursuant to the foregoing or participating in such negotiations or discussions, the Company shall have given Parent at least three (3) business days’ prior written notice and shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with the Company. The Company shall provide Parent with a copy of any confidential or nonpublic information provided to any person pursuant to the prior sentence prior to or simultaneously with furnishing such information to such person (to the extent not previously provided). The Company will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Parent with respect to any Acquisition Proposal and will request the return or destruction of any information provided to any such person in connection therewith. The Company will promptly (and within 24 hours) advise Parent following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal) and will provide Parent an unredacted copy of such Acquisition Proposal and any draft agreements, proposals or other materials or correspondence received in connection with such inquiry or Acquisition Proposal, and will keep Parent reasonably apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. The Company shall enforce any existing confidentiality agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof and will not release any third party from, or waive any provisions of, any such agreements. As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or 20% or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer), exchange offer or other acquisition of equity or voting securities that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or its Subsidiaries. As used in this Agreement, “Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination or acquisition transaction, all or substantially all of the consolidated assets of the Company and its Subsidiaries or all of the outstanding shares of Company Common Stock, and which the Board of Directors of the Company has in good faith determined (after consultation with its outside legal counsel and financial advisors, and taking into account the terms and conditions of such Acquisition Proposal and this Agreement (as it may be proposed to be amended by Parent) and all legal, financial, timing, regulatory and other aspects of such Acquisition Proposal and the person making the proposal), to be more favorable, from a financial point of view, to the Company’s shareholders than the Merger and the transactions contemplated by this Agreement (as it may be proposed to be amended by Parent) and to be reasonably likely to be consummated on a timely basis on the terms proposed.
6.13   Public Announcements.   The Parties agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by Parent and the Company. Each of the Parties agrees that no public release or announcement or other statement concerning this Agreement or the transactions contemplated hereby shall be issued by any Party without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant Party is subject, in which case the Party required to make the release or announcement shall consult with the other Parties about, and allow the other Parties reasonable time to comment on, such release or announcement in advance of such issuance.
6.14   Change of Method.   Parent shall be empowered, at any time prior to the Effective Time, to change the method or structure of effecting the combination of the Company and Parent (including the provisions of Article I); provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to any Party or its shareholders or shareholders as applicable or (iii) impede or materially delay the consummation of the transactions contemplated by this Agreement or the receipt of the Requisite Regulatory Approvals. If Parent elects to make such a change, the Parties agree to cooperate to execute appropriate documents to reflect the change.
6.15   Restructuring Efforts.   If the Company shall have failed to obtain the Requisite Company Vote at the duly convened Company Meeting or any adjournment or postponement thereof, unless this Agreement has been validly terminated in accordance with Section 8.1, each of the Parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for herein (it being understood that no Party shall have any obligation to alter or change any material terms, including the amount or kind of the Merger Consideration, in a manner adverse to such party or its shareholders or stockholders as applicable or to agree to any change that would adversely affect the Tax treatment of the Merger with respect to such Party or its shareholders or stockholders as applicable) and/or resubmit this Agreement and the transactions contemplated hereby (or as restructured pursuant to this Section 6.15) to the Company’s shareholders for adoption and approval.
6.16   No Control of Other Party’s Business.   Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.
6.17   Takeover Statutes.   None of the Company, Parent, Parent Sub or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Voting Agreements, the Merger or any of the other transactions contemplated hereby or thereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) this Agreement, the Voting Agreements, the Merger and the other transactions contemplated hereby and thereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to this Agreement, the Voting Agreements, the Merger or any of the other transactions contemplated hereby or thereby, each Party and their respective Boards of Directors will grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement or the Voting Agreements, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
6.18   Tax Cooperation.   Subject to Section 6.1, Parent and the Company shall cooperate in order to obtain the tax opinions referenced in Section 7.2(c) and Section 7.3(c), including by executing and delivering representations contained in certificates of officers of Parent and the Company reasonably satisfactory in form and substance to Parent’s and the Company’s respective counsel.
6.19   Treatment of Company Indebtedness.   Upon the Effective Time, Parent or a Subsidiary of Parent shall assume the due and punctual performance and observance of the covenants to be performed by the Company under the agreements set forth on Section 6.19 of the Company Disclosure Schedules to the extent set forth in such agreements. In connection therewith, Parent and Company shall cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, officer’s certificates, opinions or other documents, and the Parties shall cooperate and use reasonable best efforts to provide any opinion of counsel to the trustee thereof, required to make such assumption effective as of the Effective Time or the Bank Merger Effective Time, as applicable.
6.20   Third-Party Consents and Agreements.
(a)   The Parties shall use commercially reasonable efforts and shall reasonably cooperate with one another in order to obtain the consents or waivers from any third parties (that are not Governmental Entities) that are required to consummate or are necessary or mutually agreed to be advisable connection with, the transactions contemplated by this Agreement (in such form and content as mutually agreed by the Parties).
(b)   The Company shall use commercially reasonable efforts to provide data processing, item processing and other processing support to assist Parent in planning and preparing for a successful conversion of the data and other files and records of the Company and its Subsidiaries to Parent’s production environment, subject to any applicable laws. In furtherance of the foregoing and subject to any applicable laws, the Company shall:
(i)   reasonably cooperate with Parent to establish a mutually agreeable project plan to effectuate the conversion;

(ii)   use its commercially reasonable efforts to have the Company’s outside contractors continue to support both the conversion effort and its ongoing needs until the conversion can be established;
(iii)   provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts reasonably requested by Parent for use in planning the conversion, as soon as reasonably practicable;
(iv)   provide reasonable access to the Company’s personnel and facilities and, with the consent of its outside contractors, its outside contractors’ personnel and facilities, to enable the conversion effort to be completed on schedule; and
(v)   give notice of termination, conditioned upon the completion of the Merger, of the contracts of outside data, item and other processing contractors or other third-party vendors to which the Company or any of its Subsidiaries are bound when directed in writing to do so in advance by Parent.
(c)   Parent agrees that all actions taken pursuant to this Section 6.20 shall be taken in a manner intended to minimize disruption to, and Section 6.20 shall not require the Company or any of its Subsidiaries to take any action that will unreasonably interfere with, the customary business activities of the Company and its Subsidiaries.
(d)   Notwithstanding anything to the contrary in this Section 6.20, (i) the Company and its Subsidiaries shall not be required to compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party and (ii) any breach by the Company of its obligations under this Section 6.20 shall not, whether alone or together with any other breach of this Section 6.20, constitute a failure to satisfy the condition precedent set forth in Section 7.2(b) unless (x) such breach has not been cured by the Company within ten (10) business days after Parent’s delivery to the Company of a written notice specifying in reasonable detail the facts and circumstances constituting such breach and (y) such breach is a willful and material breach.
6.21   Pre-Closing Actions.   The Company shall, and shall cause its Subsidiaries to, take the actions set forth on Section 6.21 of the Company Disclosure Schedules prior to the Closing.
ARTICLE VII
CONDITIONS PRECEDENT
7.1   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a)   Shareholder Approval.   This Requisite Company Vote shall have been obtained.
(b)   NASDAQ Listing.   Parent shall have filed with the NASDAQ a notification form for the listing of all shares of Parent Common Stock to be delivered as Merger Consideration, and the NASDAQ shall not have objected to the listing of such shares of Parent Common Stock.
(c)   Regulatory Approvals.   (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated, and (ii) none of the Requisite Regulatory Approvals shall include or shall have resulted in the imposition of a Materially Burdensome Regulatory Condition.
(d)   S-4.   The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
(e)   No Injunctions or Restraints; Illegality.   No law, statute, rule, regulation, order, injunction, judgment or decree issued, enacted, promulgated, enforced or entered by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition, in each case whether temporary, preliminary or permanent (each, a “Restraint”), preventing, restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect.
7.2   Conditions to Obligations of Parent and Parent Sub.   The obligations of Parent and Parent Sub to effect the Merger are also subject to the satisfaction, or waiver (subject to applicable law) by Parent, at or prior to the Effective Time, of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of the Company set forth in (i) Sections 3.2(a), 3.2(b) (but only with respect to Company Bank) and 3.8(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct in all respects (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis), in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and (ii) Sections 3.1(a), 3.1(b) (but only with respect to Company Bank), 3.3(a), 3.3(b)(i), 3.7 and 3.23 (in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of the Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Corporation. Parent shall have received a certificate dated as of the Closing Date and signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.
(b)   Performance of Obligations of the Company.   The Company shall have performed and complied with, in all material respects, the obligations, covenants and agreements required to be performed and complied with by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate dated as of the Closing Date and signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.
(c)   Federal Tax Opinion.   Parent shall have received the opinion of Holland & Knight LLP, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent and the Company, reasonably satisfactory in form and substance to such counsel.
(d)   Dissenting Shares.   Holders of not more than 10% of the outstanding Shares as of the record date for the Company Meeting shall have properly exercised their dissenters’ rights pursuant to the FBCA.
(e)   No Material Adverse Effect.   Since the date of this Agreement, there shall not have occurred any effect, change, event, circumstance, condition, occurrence or development that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.
7.3   Conditions to Obligations of the Company.   The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver (subject to applicable law) by the Company at or prior to the Effective Time of the following conditions:

(a)   Representations and Warranties.   The representations and warranties of Parent and Parent Sub set forth in (i) Sections 4.2(a) and 4.8(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis), in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and (ii) Section 4.1(a), 4.1(b) (but only with respect to Parent Bank), 4.2(b) (but only with respect to Parent Bank), 4.3(a), 4.3(b)(i), and 4.7 (in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Parent set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Parent. The Company shall have received a certificate dated as of the Closing Date and signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effect.
(b)   Performance of Obligations of Parent and Parent Sub.   Parent and Parent Sub shall have performed and complied with, in all material respects, the obligations, covenants and agreements required to be performed and complied with by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate dated as of the Closing Date and signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.
(c)   Federal Tax Opinion.   The Company shall have received the opinion of Alston & Bird LLP, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent and the Company, reasonably satisfactory in form and substance to such counsel.
ARTICLE VIII
TERMINATION AND AMENDMENT
8.1   Termination.   This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Company Vote:
(a)   by mutual written consent of Parent and the Company;
(b)   by either Parent or the Company, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger or any of the other transactions contemplated by this Agreement and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, or any of the other transactions contemplated by this Agreement;
(c)   by either Parent or the Company, if the Merger shall not have been consummated on or before March 16, 2026 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or comply with the obligations, covenants and agreements of such party set forth herein; provided, that if on such date, any of the conditions to the Closing set forth in (A) Section 7.1(c) or (B) Section 7.1(e) (if, in the case of clause (B), the Restraint relates to a Requisite Regulatory Approval) shall not have been satisfied, but all other conditions set forth in Article VII shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall then be capable of being satisfied if the Closing were to take place on such date) or waived, then either Party may, by written notice to the other Party, elect to extend Termination Date to June 16, 2026;
(d)   by either Parent or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein), if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent or Parent Sub, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Parent, or Section 7.3, in the case of a termination by the Company, and which is not cured within thirty (30) days following written notice to the Company, in the case of a termination by Parent, or Parent and Parent Sub, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);
(e)   by the Company if (i) the Company shall have complied in all material respects with its obligations under Section 6.3 (including with respect to any requested adjournment or postponement requested under Section 6.3(c)) and Section 6.12, (ii) the Company Meeting (including any postponements or adjournments thereof) shall have concluded with the vote contemplated by Section 6.3(a) having been taken and the Requisite Company Vote shall not have been obtained and (iii) prior to the Company Meeting, the Company shall have received a Superior Proposal which did not result from a breach of Section 6.3 or Section 6.12 and the Board of Directors of the Company shall have determined to enter into a definitive agreement providing for such Superior Proposal upon termination of this Agreement in accordance with this Section 8.1(e) and shall have entered into such agreement concurrently with such termination; provided, that (x) following such Company Meeting (including any postponements or adjournments thereof) and prior to such termination, the Company and the Board of Directors of the Company shall have complied with their respective obligations pursuant to Sections 6.3(b)(v), 6.3(b) (vi) and 6.3(b)(vii), which shall be deemed to apply to a termination pursuant to this Section 8.1(e) mutatis mutandis (it being understood that references to “Recommendation Change” therein shall, for purposes of this clause (x), be deemed to be references to a termination pursuant to this Section 8.1(e)) and (y) concurrently with and as a condition to the effectiveness of such termination the Company shall pay Parent the Termination Fee pursuant to Section 8.2(d);
(f)   by Parent if the Company Meeting (including any postponements or adjournments thereof) shall have concluded with the vote contemplated by Section 6.3(a) having been taken and the Requisite Company Vote shall not have been obtained; or
(g)   by Parent, prior to the Requisite Company Vote having been obtained, if the Company or the Board of Directors of the Company shall have (i) made a Recommendation Change or (ii) breached its obligations under Section 6.3 or Section 6.12 in any material respect.
8.2   Effect of Termination.
(a)   In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Parent Sub, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b), Section 6.13, Section 8.1, this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, none of Parent, Parent Sub nor the Company shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement.

(b)   In the event that, after the date of this Agreement and prior to the termination of this Agreement, (i) a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of the Company or shall have been made directly to the shareholders of the Company, or any person shall have publicly announced an Acquisition Proposal, with respect to the Company, (ii) thereafter this Agreement is terminated (A) by either Parent or the Company pursuant to Section 8.1(c) (if the Requisite Company Vote has not theretofore been obtained but all other conditions set forth in Sections 7.1 and 7.3 had been satisfied or were capable of being satisfied prior to such termination) or (B) by Parent (x) pursuant to Section 8.1(d) or (y) pursuant to Section 8.1(f), and (iii) prior to the date that is 12 months after the date of such termination, the Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same-day funds, a fee equal to $24,000,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%.”
(c)   In the event that this Agreement is terminated by Parent pursuant to Section 8.1(g), then the Company shall pay Parent, by wire transfer of same day funds, the Termination Fee within two (2) business days of the date of termination.
(d)   In the event that this Agreement is terminated by the Company pursuant to Section 8.1(e), then the Company shall, concurrently with and as a condition to such termination, pay Parent the Termination Fee by wire transfer of same day funds.
(e)   The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Parent Sub would not enter into this Agreement; accordingly, if the Company fails to pay the amount due pursuant to this Section 8.2 when required, and, in order to obtain such payment, Parent or Parent Sub commences a suit which results in a judgment against the Company for the Termination Fee or any portion thereof, the Company shall pay the costs and expenses of Parent or Parent Sub (including attorneys’ fees and expenses) in connection with such suit. In addition, if the Company fails to pay the amounts payable pursuant to this Section 8.2 when required, then the Company shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” published in The Wall Street Journal on the date such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid. The amounts payable by the Company pursuant to this Section 8.2 constitute liquidated damages and not a penalty, and, except in the case of fraud or willful and material breach of this Agreement, shall be the sole monetary remedy of Parent in the event of a termination of this Agreement specified in such section. In no event shall the Company be required to pay the Termination Fee more than once.
8.3   Amendment.   Subject to compliance with applicable law, this Agreement may be amended by the Parties, at any time before or after receipt of the Requisite Company Vote; provided, however, that after the receipt of the Requisite Company Vote, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
8.4   Extension; Waiver.   At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX
GENERAL PROVISIONS
9.1   Nonsurvival of Representations, Warranties and Agreements.   None of the representations, warranties, obligations, covenants and agreements in this Agreement shall survive the Effective Time, except for those obligations, covenants and agreements contained herein which by their terms apply or are to be performed in whole or in part after the Effective Time.
9.2   Expenses.   Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense.
9.3   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
(a)   if to the Company, to:
FineMark Holdings, Inc.
8695 College Parkway, Suite 100
Fort Myers, Florida 33919
Attention:
Joseph Catti, Chairman and Chief Executive Officer

Email:
jcatti@finemarkbank.com

with a copy (which shall not constitute notice) to:
Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, GA 30309
Attention:
Mark Kanaly
Will Hooper

E-mail:
mark.kanaly@alston.com
will.hooper@alston.com

and
(b)   if to Parent or Parent Sub, to:
Commerce Bancshares, Inc.
CBI Legal Department
1000 Walnut St, BB 4-1
Kansas City, MO 64106
Attention:
Margaret M. Rowe, General Counsel

Email:
Peggy.Rowe@CommerceBank.com

with a copy (which shall not constitute notice) to:
Holland & Knight LLP
800 17th Street N.W., Suite 1100
Washington, D.C. 20006
Attention:
Paul Aguggia
Shawn Turner

Email:
paul.aguggia@hklaw.com
shawn.turner@hklaw.com

9.4   Interpretation.   The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of the Company means the actual knowledge, after reasonable investigation, of any of the officers or employees of the Company listed on Section 9.4 of the Company Disclosure Schedules, and the “knowledge” of Parent means the actual knowledge, after reasonable investigation, of any of the Chief Executive Officer or Chief Financial Officer of Parent. As used herein, (i) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, in each case as of the date on which, or at any time during the period for which, the determination of affiliation is being made, (iii) the term “made available” means any document or other information that was (a) provided by one Party or its representatives to the other Parties and their representatives at least three (3) business days prior to the date hereof, (b) included in the virtual data room of a party at least one (1) business day prior to the date hereof or (c) filed by a Party with the SEC and publicly available on EDGAR at least one (1) business day prior to the date hereof, (iv) the term “ordinary course” means, with respect to any Party, conduct consistent with past practice and the normal day-to-day customs, practices and procedures of such Party, (v) the term “business day” means, any day other than a Saturday, a Sunday or a day on which banks in the State of Missouri are authorized by law or executive order to be closed, (vi) any reference to any statute includes all amendments thereto and all rules and regulations promulgated thereunder, and (vii) all references to “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Merger unless otherwise indicated. All references to “dollars” or “$” in this Agreement are to United States dollars.
9.5   Counterparts.   This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.
9.6   Entire Agreement.   This Agreement (including the Company Disclosure Schedules, the Parent Disclosure Schedules, the Voting Agreements and the other documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the Parties and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.
9.7   Governing Law; Jurisdiction.
(a)   This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law (except that matters relating to the fiduciary duties of the Board of Directors of the Company shall be governed by the laws of the State of Florida and matters relating to the fiduciary duties of the Board of Directors of Parent Sub shall be subject to the laws of the State of Kansas).
(b)   Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and

(iv) agrees that service of process upon such Party in any such action or proceeding will be effective if notice is given in accordance with Section 9.3.
9.8   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.
9.9   Assignment; Third Party Beneficiaries.   Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
9.10   Specific Performance.   The Parties agree that irreparable damage may occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity.
9.11   Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
9.12   Confidential Supervisory Information.   Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8) and 12 CFR § 4.32(b)) of a Governmental Entity by any Party to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.13   Delivery by Electronic Transmission.   This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each Party forever waives any such defense.
[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Parent Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
COMMERCE BANCSHARES, INC.
By:
/s/ John W. Kemper

Name:
John W. Kemper

Title:
President and Chief Executive Officer

CBI-KANSAS, INC.
By:
/s/ John W. Kemper

Name:
John W. Kemper

Title:
President

FINEMARK HOLDINGS, INC.
By:
/s/ Joseph R.Catti

Name:
Joseph R. Catti

Title:
Chairman and Chief Executive Officer

[Signature Page to Merger Agreement]

Exhibit A
Form of Voting Agreement

EXHIBIT A
FORM OF
VOTING AND SUPPORT AGREEMENT
This Voting and Support Agreement (this “Agreement”), dated as of June 16, 2025, is entered into by and among Commerce Bancshares, Inc., a Missouri corporation (“Parent”), FineMark Holdings, Inc., a Florida corporation (the “Company”), and the undersigned shareholder, solely in his, her or its capacity as a shareholder, (the “Shareholder”) of the Company.
WHEREAS, pursuant to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, by and among Parent, CBI-Kansas, Inc., a Kansas corporation and a direct, wholly owned subsidiary of Parent (“Parent Sub”), and the Company, among other things, the Company will be merged with and into Parent Sub (the “Merger”), with Parent Sub as the surviving corporation in the Merger;
WHEREAS, as of the date of this Agreement, the Shareholder owns beneficially or of record, and has the sole power to vote or direct the voting of, certain shares of common stock, par value $0.01 per share, of the Company (the “Common Stock” and all such shares, the “Existing Shares”);
WHEREAS, the Board of Directors of the Company has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of the Company and its shareholders, and declared that the Merger Agreement is advisable, and (ii) adopted and approved the Merger Agreement and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger; and
WHEREAS, the Shareholder is supportive of the Merger Agreement and the transactions contemplated thereby, including the Merger, and has determined that it is in his, her or its best interests to enter into this Agreement to provide for his, her or its support for the Merger Agreement and the transactions contemplated thereby, and this Agreement is further a condition and inducement for Parent and Parent Sub to enter into the Merger Agreement.
NOW THEREFORE, in consideration of the foregoing, the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:
1.   Definitions.   Capitalized terms not defined in this Agreement have the meanings assigned to those terms in the Merger Agreement. Notwithstanding anything to the contrary in this Agreement, the Shareholder’s Existing Shares and the Shareholder’s Owned Shares shall exclude, in each case, any shares of Common Stock held or controlled by the Shareholder where the Shareholder only controls such shares in his or her capacity as trustee, representative or fiduciary or other similar capacity for the benefit of another Person.
2.   Effectiveness; Termination.   This Agreement shall be effective upon execution hereof by all parties hereto. This Agreement shall automatically terminate and be null and void and of no effect upon the earlier to occur of the following: (a) termination of the Merger Agreement for any reason in accordance with its terms or (b) the Effective Time; provided, that (i) this Section 2 and Sections 14 through 21 hereof shall survive any such termination and (ii) such termination shall not relieve any party hereto of any liability or damages resulting from any willful or intentional and material breach of any of his, her or its representations, warranties, covenants or other agreements set forth herein.
3.   Support Agreement.   From the date hereof until the earlier of (a) the Effective Time or (b) the termination of the Merger Agreement in accordance with its terms (the “Support Period”), the Shareholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of the Company’s shareholders, however called, and in connection with any written consent of the Company’s shareholders, the Shareholder shall (i) be present (in person or by proxy) at such meeting or otherwise cause all of the Shareholder’s Existing Shares and all other shares of Common Stock or voting securities over which the Shareholder has acquired, after the date hereof, beneficial or record ownership and the sole power to vote or direct the voting thereof (including any such shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any Company Options, vesting of any Company RSUs or the conversion of any convertible securities, or pursuant to any other equity awards or derivative securities or otherwise) (together with the Existing Shares, the “Owned Shares”), as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Owned Shares as to which Shareholder controls the right to vote in his, her or its individual capacity (A) in favor of the approval and adoption of the Merger Agreement (including any amendments or modifications of the terms thereof approved and adopted in accordance with the terms of the Merger Agreement), (B) in favor of any proposal to adjourn or postpone such meeting of Company’s shareholders to a later date if there are not sufficient votes to approve and adopt the Merger Agreement, (C) against any Acquisition Proposal, including any Superior Proposal, and (D) against any action, proposal, transaction, agreement or amendment of the Company Articles or Company Bylaws, in each case of this clause (D), which would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Shareholder contained in this Agreement or (2) prevent, impede, delay, interfere with, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Merger. During the Support Period, the Shareholder shall not vote to rescind or amend in any manner any prior vote or revoke any prior consent, in each case in his, her or its capacity as a shareholder of the Company, to adopt or approve the Merger Agreement or the Merger. The Shareholder further agrees to exercise all voting or other determination rights the Shareholder has in any trust or other legal entity to carry out the intent and purposes of the Shareholder’s obligations in this Section 3 and otherwise set forth in this Agreement. The Shareholder represents, covenants and agrees that, except for this Agreement, the Shareholder (x) has not entered into, and shall not enter into during the Support Period, any support or voting agreement or voting trust or similar agreement with respect to the Owned Shares that would be inconsistent with the Shareholder’s obligations under this Agreement and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Owned Shares, except any proxy to carry out the intent of and the Shareholder’s obligations under this Agreement and any revocable proxy granted to officers or directors of the Company at the request of the Company’s Board of Directors in connection with election of directors or other routine matters at any annual or special meeting of the Company’s shareholders. The Shareholder represents, covenants and agrees that he, she or it has not entered into and will not enter into any agreement or commitment with any person the effect of which would be inconsistent with or otherwise violate any of the provisions and agreements set forth herein; provided, that nothing in this sentence will prohibit any Permitted Transfer. With respect to any other shares of Common Stock over which the Shareholder has shared voting power, the Shareholder shall exercise his, her or its individual voting power over such shares, to the extent within his, her or its direct control, in a manner consistent with the Shareholder’s voting obligations under this Agreement with respect to the Owned Shares.
4.   Non-Solicitation.   The Shareholder hereby agrees not to, and agrees to cause his, her or its controlled affiliates (which, for the avoidance of doubt, does not include the Company or any of its Subsidiaries) and his, her or its and their respective Representatives not to, take any action that, were it taken by the Company or its Representatives, would violate Section 6.12 of the Merger Agreement.
5.   Transfer Restrictions Prior to the Merger.   The Shareholder hereby agrees that the Shareholder will not, from the date hereof until the earlier of (a) the end of the Support Period and (b) receipt of the Requisite Company Vote, directly or indirectly, offer for sale, sell, transfer, assign, give, convey, tender in any tender or exchange offer, pledge, encumber, hypothecate or dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, grant any proxy, consent or power of attorney (other than this Agreement) with respect to, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, conveyance, hypothecation or other transfer or disposition of, any of the Owned Shares, or any legal or beneficial interest therein, whether or not for value and whether voluntary or involuntary or by operation of law (any of the foregoing, a “Transfer”);

A-A-2

provided, that the Shareholder may Transfer Owned Shares (i) upon the death of Shareholder to a descendant, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of the Shareholder, (ii) for bona fide estate and tax planning purposes to (A) the Shareholder’s spouse, (B) any descendant, niece or nephew of the Shareholder or the Shareholder’s spouse or (C) any estate, trust, guardianship, custodianship or other fiduciary arrangement for the primary benefit of any one or more individuals described in the foregoing clauses (A) or (B); (iii) to any other shareholder who has executed a copy of this Agreement on the date hereof; (iv) in connection with the payment of any withholding taxes owed by the Shareholder in connection with any vesting, settlement or exercise, as applicable, of a Company Option or a Company RSU or (vi) that Parent may otherwise permit in writing; provided that, in the case of the foregoing clauses (i), (ii), (iii) and (vi), prior to the effectiveness of such Transfer, such transferee executes an delivers to Parent and the Company an agreement that is identical to this Agreement or such other written agreement, in form and substance acceptable to Parent, to assume all of Shareholder’s obligations hereunder in respect of the Owned Shares subject to such Transfer and to be bound by the terms of this Agreement, with respect to the Owned Shares subject to such Transfer, to the same extent as the Shareholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the Owned Shares Transferred as the Shareholder shall have made hereunder (any Transfer permitted in accordance with this Section 5, a “Permitted Transfer”). With respect to any other shares of Common Stock over which the Shareholder has shared disposition power, the Shareholder agrees to exercise the Shareholder’s individual disposition power over such shares, to the extent within his, her or its control, in a manner consistent with the Shareholder’s restrictions on Transfer under this Agreement with respect to the Owned Shares, it being understood that the Shareholder shall not have the power to cause other persons to restrict their disposition power accordingly.
6.   Representations of the Shareholder.   The Shareholder represents and warrants as follows: (a) the Shareholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and legally binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by the Shareholder or the performance of the Shareholder’s obligations hereunder; (c) the execution and delivery of this Agreement by the Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Owned Shares pursuant to, any agreement or other instrument or obligation binding upon the Shareholder or the Owned Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity (other than an amendment to such Shareholder’s Schedule 13D or 13G filed with the SEC, if applicable); (d) the Shareholder beneficially owns and has the sole power to vote or direct the voting of the Owned Shares, including all of the Shareholder’s Existing Shares as set forth on, and in the amounts set forth on, Schedule A hereto, which as of the date hereof constitute all of the shares of Common Stock beneficially owned by the Shareholder and over which the Shareholder, directly or indirectly, has sole voting and dispositive authority; (e) the Shareholder beneficially owns the Shareholder’s Existing Shares as set forth on Schedule A hereto free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement, or under applicable federal or state securities laws, or disclosed on the Shareholder’s Schedule 13D or 13G filed with the SEC, if applicable); (f) there is no legal action pending or threatened against the Shareholder that would reasonably be expected to impair the ability of the Shareholder to perform its obligations hereunder; and (g) the Shareholder does not have any agreements, arrangements or understandings of any kind with the Company or any other person (i) with respect to the Transfer or voting of the Owned Shares or the transactions contemplated hereby or (ii) that would conflict with, restrict, limit, violate or interfere with the performance of any of the Shareholder’s covenants and obligations hereunder. The Shareholder agrees that the Shareholder shall not take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by the Shareholder of the Shareholder’s

A-A-3

obligations under this Agreement; provided, that nothing in this sentence will prohibit any Permitted Transfer. As used in this Agreement, the terms “beneficial owner,” “beneficially own” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act.
7.   Publicity.   The Shareholder hereby (a) authorizes the Company and Parent to publish and disclose in any announcement or disclosure in connection with the Merger, including in the S-4, the Proxy Statement, or any other filing with any Governmental Entity made in connection with the Merger, the Shareholder’s identity and ownership of the Shareholder’s Company Shares, and the nature of the Shareholder’s obligations under this Agreement and (b) agrees to promptly provide to the Company and Parent any non-confidential information that the Company or Parent may reasonably require for the preparation of any such disclosure documents; provided, that prior to any such announcement or disclosure, as well as any other disclosure that references the Shareholder (individually or as part of a group), the Company and/or Parent, as applicable, shall use commercially reasonable efforts to provide the Shareholder with the opportunity to review and comment on any references to the Shareholder generally in such announcement or disclosure and consider such comments. The Shareholder agrees to notify Parent as promptly as practicable of any inaccuracies or omissions in any information relating to the Shareholder that is so published or disclosed. The Shareholder shall not be permitted to make any public statement to the effect that Shareholder does not, or that other shareholders of the Company should not, support the Merger Agreement or the transactions contemplated thereby.
8.   Stock Dividends, Etc.   In the event of any change in the Common Stock by reason of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, merger or other similar change in capitalization, the terms “Existing Shares” and “Owned Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
9.   Waiver of Appraisal and Dissenters’ Rights and Certain Other Actions.
(a)   To the fullest extent permitted by applicable law, the Shareholder hereby irrevocably and unconditionally waives, and agrees not to assert, exercise or perfect, any rights of appraisal or rights to dissent in connection with the Merger or the other transactions contemplated by the Merger Agreement that the Shareholder may have with respect to the Owned Shares under applicable law.
(b)   The Shareholder hereby agrees not to commence or participate in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any proceeding, claim or action, derivative or otherwise, against Parent, the Company, or any of their respective Subsidiaries, successors, directors or officers (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing), or (ii) to the fullest extent permitted under applicable law, alleging a breach of any duty of the Board of Directors of the Company or Parent or Parent Sub in connection with the Merger Agreement, this Agreement, or the transactions contemplated thereby or hereby.
10.   Further Assurances.   The Shareholder agrees, from time to time, and without additional consideration, to execute and deliver such additional proxies, documents, and other instruments and to take all such further action as Parent or the Company may reasonably request to consummate and make effective the transactions contemplated by this Agreement.
11.   Entire Agreement.   This Agreement and, to the extent referenced herein, the Merger Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. Nothing in this Agreement shall, or shall be construed or deemed to, constitute a Transfer of any Owned Shares or any legal or beneficial interest in or voting or other control over any of the Owned Shares or as creating or forming a “group” for purposes of the Exchange Act, and all rights, ownership and benefits of and relating to the Owned

A-A-4

Shares shall remain vested in and belong to the Shareholder, subject to the agreements of the parties hereto set forth herein. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or other like relationship between the parties hereto.
12.   Assignment; Third-Party Beneficiaries.   This Agreement shall not be assigned by operation of law or otherwise and, except as provided herein, shall be binding upon and inure solely to the benefit of each party hereto and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
13.   Remedies/Specific Enforcement.   Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that each party hereto may be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by any party hereto of any provision contained in this Agreement, in addition to any other remedy to which the other parties hereto may be entitled whether at law or in equity (including monetary damages), each other party hereto shall be entitled to injunctive relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof, and each party hereto hereby waives any defense in any action for specific performance or an injunction or other equitable relief that a remedy at law would be adequate. Each party hereto further agrees that no party hereto shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and each party hereto irrevocably waives any right such party may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
14.   Governing Law; Jurisdiction; Venue.   This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law. Each party hereto agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Chosen Courts, and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party hereto in any such action or proceeding will be effective if notice is given in accordance with Section 15.
15.   Notice.   All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (provided, that no transmission error is received), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation), if to the Shareholder, to his, her or its address set forth on the signature pages hereto (or at such other address for a party as shall be specified by like notice) and if to Parent or the Company, as applicable, in accordance with Section 9.3 of the Merger Agreement.
16.   Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
17.   Amendments; Waivers.   Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed (a) in the case of an amendment or modification, by Parent, the Company and the Shareholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single

A-A-5

or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
18.   Waiver of Jury Trial.   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH HERETO PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 18.
19.   No Representative Capacity.   Notwithstanding anything to the contrary herein, this Agreement applies solely to the Shareholder in the Shareholder’s capacity as a shareholder of the Company, and, to the extent the Shareholder serves as a member of the board of directors or as an officer of the Company, nothing in this Agreement shall limit or affect any actions or omissions taken by the Shareholder in the Shareholder’s capacity as a director or officer and not as a shareholder.
20.   Counterparts.   This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
21.   Delivery by Electronic Transmission.   This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
22.   Spousal Consent.   If a Shareholder is a married individual and any of its Owned Shares constitutes community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, such Shareholder shall deliver to Parent, concurrently herewith, a duly executed consent of such Shareholder’s spouse, in the form attached hereto as Schedule B.
[Signature pages follow]

A-A-6

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties and is effective as of the date first set forth above:
COMMERCE BANCSHARES, INC.
By:
Name:
Title:
FINEMARK HOLDINGS, INC.
By:
Name:
Title:
[SHAREHOLDER]:1
By:
Name:
Address:

1
The Shareholder is executing this Agreement in all capacities in which the Shareholder has, or may in the future have, voting and/or disposition power with respect to shares of Common Stock.

[Signature Page to Voting and Support Agreement]

SCHEDULE A
Existing Share Information
Name of Shareholder	Existing Shares

SCHEDULE B
SPOUSAL CONSENT
The undersigned represents that the undersigned is the spouse of the Shareholder and that the undersigned is familiar with the terms of the Voting and Support Agreement (the “Agreement”), entered into as of June 16, 2025, by and among Commerce Bancshares, Inc., a Missouri corporation (“Parent”), FineMark Holdings, Inc., a Florida corporation (the “Company”), and the undersigned’s spouse listed on Schedule A to the Agreement. The undersigned hereby agrees that the interest of the undersigned’s spouse in all property which is the subject of the Agreement shall be irrevocably bound by the terms of the Agreement and by any amendment, modification, waiver or termination signed by the undersigned’s spouse. The undersigned further agrees that the undersigned’s community property interest in all property which is the subject of the Agreement shall be irrevocably bound by the terms of the Agreement, and that the Agreement shall be binding on the executors, administrators, heirs and assigns of the undersigned. The undersigned further authorizes the undersigned’s spouse to amend, modify or terminate the Agreement, or waive any rights thereunder, and that each such amendment, modification, waiver or termination signed by the undersigned’s spouse shall be binding on the community property interest of undersigned in all property which is the subject of the Agreement and on the executors, administrators, heirs and assigns of the undersigned, each as fully as if the undersigned had signed such amendment, modification, waiver or termination.
Dated: , 2025	Name:

Exhibit B
Form of Bank Merger Agreement

EXHIBIT B
FORM OF
AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
COMMERCE BANK
AND
FINEMARK NATIONAL BANK & TRUST
This Agreement and Plan of Merger (this “Agreement”), dated as of June [•], 2025, is made by and between Commerce Bank, a Missouri state-chartered trust company (“Parent Bank”), and FineMark National Bank & Trust, a nationally-chartered commercial bank and trust company (“Company Bank”). Each of Parent Bank and Company Bank may be referred to individually as a “Party,” or together as the “Parties.”
WITNESSETH:
WHEREAS, Parent Bank is a wholly owned subsidiary of CBI-Kansas, Inc., a Kansas corporation (“Parent Sub”), and Company Bank is a wholly owned subsidiary of FineMark Holdings, Inc., a Florida corporation (“Company”);
WHEREAS, Parent Sub and Company have entered into an Agreement and Plan of Merger, dated as of June 16, 2025, by and among Parent, a Missouri corporation (“Parent”), Parent Sub and Company (as amended and/or supplemented from time to time, the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, Company will merge with and into Parent Sub (the “Merger”), with Parent Sub as the surviving corporation in the Merger;
WHEREAS, contingent upon the Merger, on the terms and subject to the conditions contained in this Agreement, the Parties intend to effect the merger of Company Bank with and into Parent Bank (the “Bank Merger”) promptly following the Merger, with Parent Bank continuing as the surviving bank (the “Surviving Bank”);
WHEREAS, the Board of Directors of Parent Bank and the Board of Directors of Company Bank have deemed the Bank Merger advisable, and have adopted and approved the execution and delivery of this Agreement and the transactions contemplated hereby; and
WHEREAS, in each case acting by written consent, the sole stockholder of Parent Bank and the sole shareholder of Company Bank have approved this Agreement, the Bank Merger and the principal terms thereof.
NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the Parties do hereby agree as follows:
ARTICLE I
BANK MERGER
Section 1.01   The Merger.   Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), Company Bank shall be merged with and into Parent Bank pursuant to the provisions of, and with the effect provided in, applicable law. At the Effective Time, the separate existence of Company Bank shall cease, and Parent Bank, as the Surviving Bank, shall continue unaffected and unimpaired by the Bank Merger. The effect of the Bank Merger shall be as prescribed by applicable law. All assets of Company Bank as they exist at the Effective Time shall pass to and vest in the Surviving Bank without any conveyance or other transfer. The Surviving Bank shall be responsible for all of the liabilities of every kind and description of each of the Parties existing as of the Effective Time. The name of the Surviving Bank will be “Commerce Bank” following the Effective Time.
Section 1.02   Closing.   The closing of the Bank Merger will take place by electronic exchange of documents promptly following the Merger or at such other time and date as specified by Parent or Parent

Sub, but in no case prior to the Merger or the date on which all of the conditions precedent to the consummation of the Bank Merger specified in this Agreement shall have been satisfied or duly waived by the Party entitled to satisfaction thereof, at such place as is agreed by the Parties.
Section 1.03   Effective Time.   Subject to applicable law, the Bank Merger shall become effective upon the filing for record with the Missouri Division of Finance of the copies as required by the Revised Statutes of Missouri, Chapter 362.700 (such date and time being herein referred to as the “Effective Time”).
Section 1.04   Articles of Agreement and Bylaws of the Surviving Bank.   The articles of agreement and bylaws of Parent Bank in effect immediately prior to the Effective Time shall be the articles of agreement and the bylaws of the Surviving Bank, in each case until amended in accordance with applicable law and the terms thereof.
Section 1.05   Board of Directors of the Surviving Bank.   Effective as of the Effective Time, the members of the Board of Directors of the Surviving Bank shall be the members of the Board of Directors of Parent Bank immediately prior to the Effective Time, together with Joseph Catti, pursuant to the terms of the Merger Agreement.
Section 1.06   Tax Treatment.   It is the intention of the Parties that the Bank Merger be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.
ARTICLE II
CONSIDERATION
Section 2.01   Effect on Company Bank Capital Stock.   By virtue of the Bank Merger and without any action on the part of the holder of any capital stock of Company Bank, at the Effective Time, all shares of Company Bank capital stock issued and outstanding shall be automatically cancelled and retired and shall cease to exist, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.
Section 2.02   Effect on Parent Bank Capital Stock.   Each share of Parent Bank capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Bank Merger.
ARTICLE III
COVENANTS
Section 3.01   During the period from the date of this Agreement and continuing until the Effective Time, subject to the provisions of the Merger Agreement, each of the Parties agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.
ARTICLE IV
CONDITIONS PRECEDENT
Section 4.01   The Bank Merger and the respective obligations of each Party to consummate the Bank Merger are subject to the fulfillment or written waiver of each of the following conditions prior to the Effective Time:
(a)   All required federal and state regulatory approvals shall have been obtained with respect to the Bank Merger and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and all other material approvals and authorizations of, filings and registrations with, and notifications to, all governmental authorities required for the consummation of the Bank Merger shall have been obtained or made and shall remain in full force and effect, and all statutory waiting periods required by law shall have expired or been terminated.

A-B-2

(b)   The Merger shall have been consummated in accordance with the terms of the Merger Agreement.
(c)   No order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger shall be in effect and no law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the Bank Merger.
ARTICLE V
TERMINATION AND AMENDMENT
Section 5.01   Termination.   This Agreement may be terminated at any time prior to the Effective Time, at Parent’s election, subject to Sections 1.14 and 6.14 of the Merger Agreement, or by mutual written agreement of the parties hereto. Notwithstanding the approval of this Agreement by the sole stockholder of Parent Bank or the sole shareholder of Company Bank, this Agreement will terminate automatically prior to the Effective Time upon the termination of the Merger Agreement. In the event of termination of this Agreement as provided in this Section 5.01, this Agreement shall forthwith become void and have no effect.
Section 5.02   Amendment.   This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the Parties.
ARTICLE VI
GENERAL PROVISIONS
Section 6.01   Representations and Warranties.   Each of the Parties represents and warrants that this Agreement has been duly authorized, executed and delivered by such Party and (assuming due authorization, execution and delivery by the other Party) constitutes a valid and binding obligation of such Party, enforceable against it in accordance with the terms hereof (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies).
Section 6.02   Nonsurvival of Agreements.   None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.
Section 6.03   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)   if to Parent Bank, to:
Commerce Bank
Legal Department
1000 Walnut St, BB 4-1
Kansas City, MO 64106
Attention:
Margaret M. Rowe, General Counsel

Email:
Peggy.Rowe@CommerceBank.com

With a copy (which shall not constitute notice) to:
Holland & Knight LLP
800 17th Street N.W., Suite 1100
Washington, D.C. 20006
Attention:
Paul Aguggia
Shawn Turner

Email:
paul.aguggia@hklaw.com
shawn.turner@hklaw.com

A-B-3

and
(b)   if to Company Bank, to:
FineMark National Bank & Trust
8695 College Parkway, Suite 100
Fort Myers, Florida 33919
Attention:
Joseph Catti, Chairman and Chief Executive Officer

Email:
jcatti@finemarkbank.com

With a copy (which shall not constitute notice) to:
Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, GA 30309
Attention:
Mark Kanaly
Will Hooper

E-mail:
mark.kanaly@alston.com
will.hooper@alston.com

Section 6.04   Interpretation.   The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 6.05   Counterparts.   This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.
Section 6.06   Entire Agreement.   This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.
Section 6.07   Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri without regard to any applicable conflicts of law principles.
Section 6.08   Assignment.   Neither this Agreement nor any of the rights, interests or obligations may be assigned by any of the Parties and any attempted assignment in contravention of this Section 6.08 shall be null and void.
[Signature page follows]

A-B-4

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.
COMMERCE BANK
By:
Title:
FINEMARK NATIONAL BANK & TRUST
By:
Title:
[Signature Page to Bank Merger Agreement]

ANNEX B
June 15, 2025
Board of Directors
FineMark Holdings, Inc.
8695 College Parkway, Suite 100
Fort Myers, FL 33919
Ladies and Gentlemen:
FineMark Holdings, Inc. (“Company”), Commerce Bancshares, Inc. (“Parent”) and Commerce Bank, a wholly owned subsidiary of Parent (“Parent Sub”), are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Company will, subject to the terms and conditions set forth therein, merge with and into Parent Sub (the “Merger”) so that Parent Sub is the surviving corporation in the Merger. As set forth in the Agreement, at the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, except for certain shares of Company Common Stock as specified in the Agreement, shall be converted into the right to receive 0.690 (the “Exchange Ratio”) of a share of Parent Common Stock. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Company Common Stock.
Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated June 11, 2025; (ii) certain publicly available financial statements and other historical financial information of Company and its banking subsidiary, FineMark National Bank & Trust, that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Parent that we deemed relevant; (iv) internal balance sheet and net income projections for Company for the years ending December 31, 2025 and December 31, 2026, as well as estimated annual net income, assets, loans and deposits growth rates for the years ending December 31, 2027 through December 31, 2029 and estimated dividends per share for Company for the years ending December 31, 2025 through December 31, 2029, as provided by the senior management of Company; (v) publicly available mean analyst net income estimates for Parent for the years ending December 31, 2025 and December 31, 2026 as well as an estimated long-term annual net income growth rate for the years ending December 31, 2027 through December 31, 2029 and estimated dividends per share for Parent for the years ending December 31, 2025 through December 31, 2029, as provided by the senior management of Parent; (vi) the pro forma financial impact of the Merger on Parent based on certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as certain adjustments for current expected credit losses (CECL) accounting standards, as provided by the senior management of Parent; (vii) the publicly reported historical price and trading activity for Company Common Stock and Parent Common Stock, including a comparison of certain stock trading information for Company Common Stock and Parent Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (viii) a comparison of certain financial and market information for Company and Parent with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Company and its representatives the business, financial condition, results of operations and prospects of Company and held similar discussions with certain members of the senior management of Parent and its representatives regarding the business, financial condition, results of operations and prospects of Parent.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Company, Parent or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of Company and Parent that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Company or Parent, nor were we furnished with any such evaluations or appraisals. We render no opinion on or evaluation of the collectability of any assets or the future performance of any loans of Company or Parent, nor any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for credit losses of Company or Parent, any of their respective subsidiaries or the combined entity after the Merger, and we have not reviewed any individual credit files relating to Company or Parent or any of their respective subsidiaries. We have assumed, with your consent, that the respective allowances for credit losses for Company and Parent and their respective subsidiaries are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Piper Sandler used internal balance sheet and net income projections for Company for the years ending December 31, 2025 and December 31, 2026, as well as estimated annual net income, assets, loans and deposits growth rates for the years ending December 31, 2027 through December 31, 2029 and estimated dividends per share for Company for the years ending December 31, 2025 through December 31, 2029, as provided by the senior management of Company. In addition, Piper Sandler used publicly available mean analyst net income estimates for Parent for the years ending December 31, 2025 and December 31, 2026 as well as an estimated long-term annual net income growth rate for the years ending December 31, 2027 through December 31, 2029 and estimated dividends per share for Parent for the years ending December 31, 2025 through December 31, 2029, as provided by the senior management of Parent. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as certain adjustments for CECL accounting standards, as provided by the senior management of Parent. With respect to the foregoing information, the respective senior managements of Company and Parent confirmed to us that such information reflected (or in the case of the publicly available analyst estimates referred to above, was consistent with) the best currently available projections, estimates and judgements of those respective senior managements as to the future financial performance of Company and Parent, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such projections, estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in Company’s or Parent’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that Company and Parent will remain as going concerns for all periods relevant to our analyses.
We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Company, Parent, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.
Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Company Common Stock or Parent Common Stock at any time or what the value of Parent Common Stock will be once the shares are actually received by the holders of Company Common Stock.
We have acted as Company’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon consummation of the Merger. Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the two years preceding the date hereof, Piper Sandler has provided certain other investment banking services to Company. In summary, Piper Sandler acted as financial advisor to Company in connection with its capital raising activities in March 2024, for which Piper Sandler received a fee of $35,000. Piper Sandler did not provide any investment banking services to Parent in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Company, Parent and their respective affiliates. We may also actively trade the equity and debt securities of Company, Parent and their respective affiliates for our own account and for the accounts of our customers.
Our opinion is directed to the Board of Directors of Company in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Company as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Company Common Stock and does not address the underlying business decision of Company to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Company or the effect of any other transaction in which Company might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any Company officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Proxy Statement and the Registration Statement, to be filed with the SEC and mailed to shareholders in connection with the Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view.
Very truly yours,

Annex C — Sections 607.1301 through 607.1340 of the Florida Business Corporation Act
Shareholders are advised to read the relevant sections of the Florida Business Corporation Act (“FBCA”). The following extract does not revise, amend or supersede the FBCA.
607.1301. Appraisal rights; definitions.
The following definitions apply to ss. 607.1301 – 607.1340:
(1)
“Accrued interest” means interest at the rate agreed to by the corporation and the shareholder asserting appraisal rights, or at the rate determined by the court to be equitable, which rate may not be greater than the rate of interest determined for judgments pursuant to s. 55.03; however, if the court finds that the shareholder asserting appraisal rights acted arbitrarily or otherwise not in good faith, no interest shall be allowed by the court.

(2)
“Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive of such person. For purposes of paragraph (6)(a), a person is deemed to be an affiliate of its senior executives.

(3)
“Corporate action” means an event described in s. 607.1302(1).

(4)
“Corporation” means the domestic corporation that is the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322 – 607.1340, includes the domesticated eligible entity in a domestication, the covered eligible entity in a conversion, and the survivor of a merger.

(5)
“Fair value” means the value of the corporation’s shares determined:

(a)
Immediately before the effectiveness of the corporate action to which the shareholder objects.

(b)
Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c)
Without discounting for lack of marketability or minority status.

(6)
“Interested transaction” means a corporate action described in s. 607.1302(1), other than a merger pursuant to s. 607.1104, involving an interested person in which any of the shares or assets of the corporation are being acquired or converted. As used in this definition:

(a)
“Interested person” means a person, or an affiliate of a person, who at any time during the 1-year period immediately preceding approval by the board of directors of the corporate action:

1.
Was the beneficial owner of 20 percent or more of the voting power of the corporation, other than as owner of excluded shares;

2.
Had the power, contractually or otherwise, other than as owner of excluded shares, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

3.
Was a senior executive or director of the corporation or a senior executive of any affiliate of the corporation, and will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a.
Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b.
Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in, s. 607.0832; or
c.
In the case of a director of the corporation who, in the corporate action, will become a director or governor of the acquirer or any of its affiliates, rights and benefits as a director or governor that are provided on the same basis as those afforded by the acquirer generally to other directors or governors of such entity or such affiliate.

(b)
“Beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; except that a member of a national securities exchange is not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership as of the date of the agreement, of all shares having voting power of the corporation beneficially owned by any member of the group.

(c)
“Excluded shares” means shares acquired pursuant to an offer for all shares having voting power if the offer was made within 1 year before the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action.

(7)
“Preferred shares” means a class or series of shares the holders of which have preference over any other class or series of shares with respect to distributions.

(8)
“Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or any individual in charge of a principal business unit or function.

(9)
Notwithstanding s. 607.01401(67), “shareholder” means a record shareholder, a beneficial shareholder, and a voting trust beneficial owner.

S. 118, ch. 89-154; s. 21, ch. 2003-283; s. 2, ch. 2005-267; s. 161, ch. 2019-90, effective January 1, 2020; s. 41, ch. 2020-32, effective June 18, 2020; s. 2, ch. 2021-13, effective May 7, 2021.
607.1302. Right of shareholders to appraisal.
(1)
A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a)
Consummation of a domestication or a conversion of such corporation pursuant to s. 607.11921 or s. 607.11932, as applicable, if shareholder approval is required for the domestication or the conversion;

(b)
Consummation of a merger to which such corporation is a party:

1.
If shareholder approval is required for the merger under s. 607.1103 or would be required but for s. 607.11035, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remains outstanding after consummation of the merger where the terms of such class or series have not been materially altered; or

2.
If such corporation is a subsidiary and the merger is governed by s. 607.1104;

(c)
Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not acquired in the share exchange;

(d)
Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares or any class or series if:

1.
Under the terms of the corporate action approved by the shareholders there is to be distributed to shareholders in cash the corporation’s net assets, in excess of a reasonable amount reserved to meet claims of the type described in ss. 607.1406 and 607.1407, within 1 year after the shareholders’ approval of the action and in accordance with their respective interests determined at the time of distribution; and

2.
The disposition of assets is not an interested transaction;

(e)
An amendment of the articles of incorporation with respect to a class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or the right to repurchase the fractional share so created;

(f)
Any other merger, share exchange, disposition of assets, or amendment to the articles of incorporation, in each case to the extent provided as of the record date by the articles of incorporation, bylaws, or a resolution of the board of directors providing for appraisal rights, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval;

(g)
An amendment to the articles of incorporation or bylaws of a corporation, the effect of which is to adversely affect the interest of the shareholder by altering or abolishing appraisal rights under this section;

(h)
With regard to a class of shares prescribed in the articles of incorporation in any corporation as to which that particular class of shares was in existence prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, and for classes of shares authorized on or after October 1, 2003, in any corporation with 100 or fewer shareholders, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1.
Altering or abolishing any preemptive rights attached to any of his, her, or its shares;

2.
Altering or abolishing the voting rights pertaining to any of his, her, or its shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3.
Effecting an exchange, cancellation, or reclassification of any of his, her, or its shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his, her, or its percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4.
Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his, her, or its shares, or making any of his, her, or its shares subject to redemption when they are not otherwise redeemable;

5.
Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6.
Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7.
Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation;

(i)
An amendment of the articles of incorporation of a social purpose corporation to which s. 607.504 or s. 607.505 applies;

(j)
An amendment of the articles of incorporation of a benefit corporation to which s. 607.604 or s. 607.605 applies;

(k)
A merger, domestication, conversion, or share exchange of a social purpose corporation to which s. 607.504 applies; or

(l)
A merger, domestication, conversion, or share exchange of a benefit corporation to which s. 607.604 applies.

(2)
Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), (d), (e), (f), and (h) shall be limited in accordance with the following provisions:

(a)
Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1.
A covered security under s. 18(b)(1)(A) or (B) of the Securities Act of 1933;6

2.
Not a covered security, but traded in an organized market (or subject to a comparable trading process) and has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $20 million, exclusive of the value of outstanding shares held by the corporation’s subsidiaries, by the corporation’s senior executives, by the corporation’s directors, and by the corporation’s beneficial shareholders and voting trust beneficial owners owning more than 10 percent of the outstanding shares; or

3.
Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 19407 and which may be redeemed at the option of the holder at net asset value.

(b)
The applicability of paragraph (a) shall be determined as of:

1.
The record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the corporate action requiring appraisal rights, the record date fixed to determine the shareholders entitled to sign a written consent approving the corporate action requiring appraisal rights, or, in the case of an offer made pursuant to s. 607.11035, the date of such offer; or

2.
If there will be no meeting of shareholders, no written consent approving the corporate action, and no offer made pursuant to s. 607.11035, the close of business on the day before the consummation of the corporate action or the effective date of the amendment of the articles, as applicable.

(c)
Paragraph (a) is not applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares where the corporate action is an interested transaction.

(d)
For the purposes of subparagraph (a),8 a comparable trading process exists if:

1.
The market price of the corporation’s shares is determined at least quarterly based on an independent valuation and by following a formalized process that is designed to determine a value for the corporation’s shares that is comparable to the value of comparable publicly traded companies; and

2.
The corporation repurchases the shares at the price set by its board of directors based upon the independent valuation and subject to certain terms and conditions established

6
15 U.S.C.A. § 77r(b)(l)(A) or (B).

7
15 U.S.C.A. § 77r(b)(l)(A) or (B).

8
15 U.S.C.A. § 80a-1 et seq.

by the corporation and provides the corporation’s shareholders with a trading market comparable to that typically available had the corporation’s shares been traded in an organized market.
(3)
Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment to the articles of incorporation may limit or eliminate appraisal rights for any class or series of preferred shares, except that:

(a)
No such limitation or elimination shall be effective if the class or series does not have the right to vote separately as a voting group, alone or as part of a group, on the action or if the action is a domestication under s. 607.11920 or a conversion under s. 607.11930, or a merger having a similar effect as a domestication or conversion in which the domesticated eligible entity or the converted eligible entity is an eligible entity; and

(b)
Any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately before the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year after the effective date of such amendment if such action would otherwise afford appraisal rights.

S. 119, ch. 89-154; s. 5, ch. 94-327; s. 31, ch. 97-102; s. 22, ch. 2003-283; s. 1, ch. 2004-378; s. 3, ch. 2005-267; s. 5, ch. 2014-209, effective July 1, 2014; s. 162, ch. 2019-90, effective January 1, 2020; s. 42, ch. 2020-32, effective June 18, 2020; s. 3, ch. 2021-13, effective May 7, 2021.
607.1303. Assertion of rights by nominees and beneficial owners.
(1)
A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder or a voting trust beneficial owner only if:

(a)
The record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder or the voting trust beneficial owner;

(b)
The particular beneficial shareholder or voting trust beneficial owner acquired all such shares before the record date established under s. 607.1321 in connection with the applicable corporate action; and

(c)
The record shareholder notifies the corporation in writing of its name and address (if the record shareholder beneficially owns the shares as to which appraisal rights are being asserted) or notifies the corporation in writing of the name and address of the particular beneficial shareholder or voting trust beneficial owner on whose behalf appraisal rights are being asserted.

The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.
(2)
A beneficial shareholder and a voting trust beneficial owner may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a)
Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

(b)
Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder or the voting trust beneficial owner.

(c)
Acquired all shares of the class or series before the record date established under s. 607.1321 in connection with the applicable corporate action.

S. 23, ch. 2003-283; s. 163, ch. 2019-90, effective January 1, 2020; s. 43, ch. 2020-32, effective June 18, 2020; s. 4, ch. 2021-13, effective May 7, 2021.
607.1320. Notice of appraisal rights.
(1)
If a proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice (or, where no approval of such action is required pursuant to s. 607.11035, the offer made pursuant to s. 607.11035) must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301 – 607.1340 must accompany the meeting notice or offer sent to those record shareholders entitled to exercise appraisal rights.

(2)
In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3)
If a proposed corporate action described in s. 607.1302(1) is to be approved by written consent of the shareholders pursuant to s. 607.0704:

(a)
Written notice that appraisal rights are, are not, or may be available must be sent to each shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited, and, if the corporation has concluded that appraisal rights are or may be available, a copy of ss. 607.1301 – 607.1340 must accompany such written notice; and

(b)
Written notice that appraisal rights are, are not, or may be available must be delivered, at least 10 days before the corporate action becomes effective, to all nonconsenting and nonvoting shareholders, and, if the corporation has concluded that appraisal rights are or may be available, a copy of ss. 607.1301 – 607.1340 must accompany such written notice.

(4)
Where a corporate action described in s. 607.1302(1) is proposed or a merger pursuant to s. 607.1104 is effected, and the corporation concludes that appraisal rights are or may be available, the notice referred to in subsection (1), paragraph (3)(a), or paragraph (3)(b) must be accompanied by:

(a)
Financial statements of the corporation that issued the shares that may be or are subject to appraisal rights, consisting of a balance sheet as of the end of the fiscal year ending not more than 16 months before the date of the notice, an income statement for that fiscal year, and a cash flow statement for that fiscal year; however, if such financial statements are not reasonably available, the corporation must provide reasonably equivalent financial information; and,

(b)
The latest available interim financial statements, including year-to-date through the end of the interim period, of such corporation, if any.

(5)
The right to receive the information described in subsection (4) may be waived in writing by a shareholder before or after the corporate action is effected.

S. 120, ch. 89-154; s. 35, ch. 93-281; s. 32, ch. 97-102; s. 24, ch. 2003-283; s. 164, ch. 2019-90, eff. Jan. 1, 2020; s. 44, ch. 2020-32, eff. June 18, 2020.
607.1321. Notice of intent to demand payment.
(1)
If a proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a)
Must have beneficially owned the shares of such class or series as of the record date for the shareholders’ meeting at which the proposed corporate action is to be submitted to a vote;

(b)
Must deliver to the corporation before the vote is taken written notice of the shareholder’s intent, if the proposed corporate action is effectuated, to demand payment for all shares of such class or series beneficially owned by the shareholder as of the record date for the shareholders’ meeting at which the proposed corporate action is to be submitted to a vote; and

(c)
Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed corporate action.

(2)
If a proposed corporate action requiring appraisal rights under s. 607.1302 is to be approved by written consent, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a)
Must have beneficially owned the shares of such class or series as of the record date established for determining who is entitled to sign a written consent;

(b)
Must assert such appraisal rights for all shares of such class or series beneficially owned by the shareholder as of the record date for determining who is entitled to sign the written consent; and

(c)
Must not sign a consent in favor of the proposed corporate action with respect to that class or series of shares.

(3)
If a proposed corporate action specified in s. 607.1302(1) does not require shareholder approval pursuant to s. 607.11035, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a)
Must have beneficially owned the shares of such class or series as of the date the offer to purchase is made pursuant to s. 607.11035;

(b)
Must deliver to the corporation before the shares are purchased pursuant to the offer a written notice of the shareholder’s intent to demand payment if the proposed corporate action is effected for all shares of such class or series beneficially owned by the shareholder as of the date the offer to purchase is made pursuant to s. 607.11035; and

(c)
Must not tender, or cause or permit to be tendered, any shares of such class or series in response to such offer.

(4)
A shareholder who may otherwise be entitled to appraisal rights but does not satisfy the requirements of subsection (1), subsection (2), or subsection (3) is not entitled to payment under this chapter.

S. 25, ch. 2003-283; s. 7, ch. 2004-378; s. 165, ch. 2019-90, effective January 1, 2020; s. 5, ch. 2021-13, effective May 7, 2021.
607.1322. Appraisal notice and form.
(1)
If a proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321(1), (2), or (3). In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2)
The appraisal notice must be delivered no earlier than the date the corporate action became effective, and no later than 10 days after such date, and must:

(a)
Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1.
The shareholder’s name and address.

2.
The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3.
That the shareholder did not vote for or consent to the transaction.

4.
Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5.
If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus accrued interest, if and to the extent applicable.

(b)
State:

1.
Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date by which the corporation must receive the required form under subparagraph 2.

2.
A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3.
The corporation’s estimate of the fair value of the shares.

4.
An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5.
That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6.
The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c)
If not previously provided, be accompanied by a copy of ss. 607.1301 – 607.1340.

S. 26, ch. 2003-283; s. 166, ch. 2019-90, effective January 1, 2020; s. 6, ch. 2021-13, effective May 7, 2021.
607.1323. Perfection of rights; right to withdraw.
(1)
A shareholder who receives notice pursuant to s. 607.1322 and who wishes to exercise appraisal rights must sign and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2)
A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3)
A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in s. 607.1322(2), shall not be entitled to payment under ss. 607.1301 – 607.1340.

S. 27, ch. 2003-283; s. 167, ch. 2019-90, effective January 1, 2020.

607.1324. Shareholder’s acceptance of corporation’s offer.
(1)
If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2)
Upon payment of the agreed value, the shareholder shall cease to have any right to receive any further consideration with respect to such shares.

S. 28, ch. 2003-283; s. 168, ch. 2019-90, eff. Jan. 1, 2020.
607.1326. Procedure if shareholder is dissatisfied with offer.
(1)
A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2) (b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus accrued interest, if and to the extent applicable.

(2)
A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus accrued interest, if and to the extent applicable, under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

(3)
With respect to a shareholder who properly makes demand for payment pursuant to subsection (1), at any time after the shareholder makes such demand, including during a court proceeding under s. 607.1330, the corporation shall have the right to prepay to the shareholder all or any portion of the amount that the corporation determines to be due under s. 607.1322(2)(b)3. and the shareholder shall be obligated to accept such prepayment.

(a)
If such prepayment is made within 90 days after the earlier of the date on which the appraisal notice is provided by the corporation under s. 607.1322(1) or the deadline date by which the appraisal notice is required to be provided by the corporation under s. 607.1322(2), accrued interest will be payable, if at all, to the shareholder entitled to appraisal rights, calculated and accrued from the date on which the corporate action became effective and only on amounts that are determined to be due to the shareholder and are above the amount so prepaid. Accrued interest will not be payable to the shareholder entitled to appraisal rights on the prepayment previously made to the shareholder by the corporation pursuant to this paragraph.

(b)
If such prepayment is made more than 90 days after the earlier of the date on which the appraisal notice is provided by the corporation under s. 607.1322(1) or the deadline date by which the appraisal notice is required to be provided by the corporation under s. 607.1322(2), the prepayment must include accrued interest on the amount of the prepayment, calculated at the rate of interest determined for judgments pursuant to s. 55.03 and calculated and accrued from the date that the corporate action became effective through the date of the prepayment previously made to the shareholder by the corporation pursuant to this paragraph. In addition, accrued interest will be payable to the shareholder entitled to appraisal rights on such amounts, if any, determined to be due to the shareholder in excess of the prepaid amount, calculated and accrued from the date on which the corporate action became effective.

S. 29, ch. 2003-283; s. 169, ch. 2019-90, effective January 1, 2020; s. 7, ch. 2021-13, effective May 7, 2021.

607.1330. Court action.
(1)
If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest, if and to the extent applicable, calculated and accrued from the date the corporate action became effective and taking into account the amount of any prepayment previously made to the shareholder by the corporation pursuant to s. 607.1326(3). If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2)
The proceeding shall be commenced in the circuit court in the applicable county. If by virtue of the corporate action becoming effective the entity has become a foreign eligible entity without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign eligible entity was located immediately before the time the corporate action became effective. If such entity has, and immediately before the corporate action became effective had, no principal or registered office in this state, then the proceeding shall be commenced in the county in this state in which the corporation has, or immediately before the time the corporate action became effective had, an office in this state. If such entity has, or immediately before the time the corporate action became effective had, no office in this state, the proceeding shall be commenced in the county in which the corporation’s registered office is or was last located.

(3)
All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4)
The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5)
Each shareholder entitled to appraisal rights who is made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares as found by the court, plus accrued interest, if and to the extent applicable and as found by the court, taking into account the amount of any prepayment previously made to the shareholder by the corporation pursuant to s. 607.1326(3).

(6)
The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any rights to receive any further consideration with respect to such shares other than any amounts ordered to be paid for court costs and attorney fees under s. 607.1331.

S. 2, ch. 2004-378; s. 170, ch. 2019-90, effective January 1, 2020; s. 8, ch. 2021-13, effective May 7, 2021.
607.1331. Court costs and counsel fees.
(1)
The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the- shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2)
The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a)
Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b)
Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3)
If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4)
To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including attorney fees.

S. 30, ch. 2003-283; s. 98, ch. 2004-5; s. 171, ch. 2019-90, eff. Jan. 1, 2020.
607.1332. Disposition of acquired shares.
Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the survivor into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the survivor.
S. 31, ch. 2003-283; s. 172, ch. 2019-90, eff. Jan. 1, 2020.
607.1333. Limitation on corporate payment.
(1)
No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a)
Withdraw his, her, or its notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b)
Retain his, her, or its status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if the corporation is not liquidated, retain his, her, or its right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2)
The shareholder shall exercise the option under paragraph (1)(a) or paragraph (1)(b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

S. 32, ch. 2003-283; s. 173, ch. 2019-90, eff. Jan. 1, 2020; s. 45, ch. 2020-32, eff. June 18, 2020.

607.1340. Other remedies limited.
(1)
A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action was either:

(a)
Not authorized and approved in accordance with the applicable provisions of this chapter; or

(b)
Procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading.

(2)
Nothing in this section operates to override or supersede the provisions of s. 607.0832.

S. 174, ch. 2019-90, eff. Jan. 1, 2020; s. 46, ch. 2020-32, eff. June 18, 2020.

ANNEX D
FineMark Holdings, Inc.
Audited Consolidated Financial Statements
At December 31, 2024 and 2023 and for the Years then Ended

Independent Auditor’s Report
The Board of Directors and Stockholders
FineMark Holdings, Inc.
Fort Myers, Florida:
Opinion
We have audited the accompanying consolidated financial statements of FineMark Holdings, Inc. and Subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2024 and 2023, and the related consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.
In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
We also have audited, in accordance with auditing standards generally accepted in the United States of America, the Company’s internal control over financial reporting as of December 31, 2024, based on criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated February 26, 2025 expressed an unmodified opinion.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with GAAP, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year from when the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.
In performing an audit in accordance with GAAS, we:
•
Exercise professional judgment and maintain professional skepticism throughout the audit.

•
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control — related matters that we identified during the audit.
HACKER, JOHNSON & SMITH PA
Tampa, Florida
February 26, 2025

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
($ in thousands, except share amounts)
	December 31,
	2024	2023
Assets
Cash and due from banks	$366,795	369,060
Debt securities available for sale	807,303	947,701
Debt securities held to maturity (fair value of $71,901 in 2024 and $78,610 in 2023)	80,944	87,928
Loans, net of allowance for credit losses of $23,576 in 2024 and $23,472 in 2023	2,672,279	2,493,809
Federal Home Loan Bank stock	19,494	16,974
Federal Reserve Bank stock	7,548	6,362
Premises and equipment, net	38,367	39,869
Operating lease right-of-use assets	10,282	11,338
Accrued interest receivable	13,637	13,062
Deferred tax asset	15,831	21,152
Bank-owned life insurance	75,267	73,333
Other assets	7,153	20,167
Total assets	$4,114,900	4,100,755
Liabilities and Shareholders’ Equity
Liabilities:
Noninterest-bearing demand deposits	668,036	629,976
Savings, NOW and money-market deposits	2,356,602	1,949,898
Time deposits	232,843	312,137
Total deposits	3,257,481	2,892,011
Official checks	23,339	6,264
Other borrowings	—	500,000
Federal Home Loan Bank advances	350,000	305,000
Repurchase agreements	77,972	31,397
Operating lease liabilities	10,445	11,490
Subordinated debt	27,517	27,477
Other liabilities	13,111	30,829
Total liabilities	3,759,865	3,804,468
Commitments and contingencies (notes 13 and 21)
Shareholders’ equity:
Preferred stock, 10,000,000 shares authorized, $.01 par value, 50,000 designated 7.25%, Series B Non-Cumulative Perpetual Convertible, 30,000 shares issued and outstanding	—	—
Common stock, $.01 par value 50,000,000 shares authorized, 12,148,343 and 11,934,086 shares issued and outstanding in 2024 and 2023	121	119
Additional paid-in capital	251,323	215,497
Retained earnings	137,661	132,585
Accumulated other comprehensive loss	(34,070)	(51,914)
Total shareholders’ equity	355,035	296,287
Total liabilities and shareholders’ equity	$4,114,900	4,100,755
The accompanying notes are an integral part of these consolidated financial statements.

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Earnings
($ in thousands, except per share amounts)
	Year Ended December 31,
	2024	2023
Interest income:
Loans	$135,323	112,138
Debt securities	18,387	15,786
Interest bearing deposits and other	18,949	10,599
Total interest income	172,659	138,523
Interest expense:
Deposits	87,424	56,733
Other borrowings	20,686	18,469
Federal Home Loan Bank advances	12,405	11,672
Subordinated debt	1,481	1,716
Total interest expense	121,996	88,590
Net interest income	50,663	49,933
Credit loss expense	716	406
Net interest income after credit loss expense	49,947	49,527
Noninterest income:
Trust fees	36,649	29,774
Income from bank-owned life insurance	1,934	2,190
Income from solar farms	309	310
Gain on sale of debt securities available for sale	104	—
Gain on extinguishment of debt	367	534
Other fees and service charges	1,901	1,692
Total noninterest income	41,264	34,500
Noninterest expenses:
Salaries and employee benefits	51,848	47,167
Occupancy	9,708	9,921
Information systems	6,933	6,240
Professional fees	2,555	2,598
Marketing and business development	1,619	2,023
Regulatory assessments	3,036	2,921
Other	7,450	7,071
Total noninterest expense	83,149	77,941
Earnings before income taxes	8,062	6,086
Income taxes	1,699	987
Net earnings	6,363	5,099
Preferred stock dividends	1,287	—
Earnings available to common shareholders	$5,076	5,099
Weighted average common shares outstanding – basic (in thousands)	12,075	11,898
Weighted average common shares outstanding – diluted (in thousands)	12,157	11,936
Per share information: Basic earnings per common share	$0.42	0.43
Diluted earnings per common share	$0.42	0.43
The accompanying notes are an integral part of these consolidated financial statements.

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
($ in thousands)
	Year Ended December 31,
	2024	2023
Net Earnings	$6,363	$5,099
Other comprehensive income:
Unrealized holding gain on debt securities available for sale	23,912	35,305
Unrealized holding (loss) gain on cash flow hedges	(9)	9
Total other comprehensive income before income tax effect	23,903	35,314
Income tax effect	(6,059)	(8,950)
Total other comprehensive income	17,844	26,364
Comprehensive income	$24,207	31,463
The accompanying notes are an integral part of these consolidated financial statements.

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Shareholders’ Equity
For the Years Ended December 31, 2024 and 2023
($ in thousands)
	Preferred Stock		Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2022	—	$—	11,773,050	$118	210,953	127,514	(78,278)	260,307
CECL – unfunded commitments adjustment	—	—	—	—	—	(28)	—	(28)
Stock-based compensation	—	—	24,969	—	3,517	—	—	3,517
Net earnings	—	—	—	—	—	5,099	—	5,099
Change in unrealized loss on debt securities available for sale, net of tax	—	—	—	—	—	—	26,357	26,357
Change in unrealized gain on cash flow hedges, net of tax	—	—	—	—	—	—	7	7
Stock units vested	—	—	80,340	—	—	—	—	—
Proceeds from exercise of stock options	—	—	55,727	1	1,027	—	—	1,028
Balance at December 31, 2023	—	—	11,934,086	119	215,497	132,585	(51,914)	296,287
Stock-based compensation	—	—	27,209	—	4,373	—	—	4,373
Net earnings	—	—	—	—	—	6,363	—	6,363
Change in unrealized loss on debt securities available for sale, net of tax	—	—	—	—	—	—	17,851	17,851
Change in unrealized loss on cash flow hedges, net of tax	—	—	—	—	—	—	(7)	(7)
Proceeds from issuance of preferred stock, net of offering costs	30,000	—	—	—	29,840	—	—	29,840
Preferred Dividends	—	—	—	—	—	(1,287)	—	(1,287)
Stock units vested	—	—	95,048	—	—	—	—	—
Proceeds from exercise of stock options	—	—	92,000	2	1,613	—	—	1,615
Balance at December 31, 2024	30,000	$—	12,148,343	$121	251,323	137,661	(34,070)	355,035
The accompanying notes are an integral part of these consolidated financial statements.

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
($ in thousands)
	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net earnings	$6,363	5,099
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	2,905	2,866
Credit loss expense	716	406
Amortization of deferred loan fees and costs	720	823
Amortization of premiums and discounts on debt securities	102	960
Amortization of subordinated debt issuance costs	40	182
Gain on sale of debt securities available for sale	(104)	—
Gain on extinguishment of debt	(367)	(534)
Increase in accrued interest receivable	(575)	(2,842)
Decrease (increase) in other assets	13,005	(12,671)
Decrease in operating lease liabilities	(1,771)	(1,857)
Amortization of operating lease right-of-use assets	1,782	1,934
Deferred income taxes	(738)	(138)
Income from bank-owned life insurance	(1,934)	(2,190)
(Decrease) increase in other liabilities	(17,574)	19,396
Increase (decrease) in official checks	17,075	(7,048)
Stock-based compensation	4,373	3,517
Net cash provided by operating activities	24,018	7,903
Cash flows from investing activities:
Net increase in loans	(180,050)	(266,668)
Purchase of premises and equipment, net	(1,403)	(1,726)
Debt securities available for sale:
Purchases	(160,570)	(148,115)
Proceeds from sales	17,771	—
Proceeds from principal repayments	27,642	28,095
Proceeds from maturities and calls	279,769	227,580
Debt securities held to maturity:
Proceeds from principal repayments	2,872	4,159
Proceeds from maturities and calls	3,812	978
Bank-owned life insurance proceeds	—	995
Purchase of Federal Home Loan Bank stock	(2,520)	(3,115)
Purchase of Federal Reserve Bank stock	(1,186)	(85)
Net cash used in investing activities	(13,863)	(157,902)
Cash flows from financing activities:
Net increase in deposits	365,470	73,520
Net (decrease) increase in other borrowings	(500,000)	412,953
Net increase in repurchase agreements	46,575	—
Net proceeds from Federal Home Loan Bank advances	45,367	19,434
Redemption of subordinated debt	—	(6,250)
Payments of preferred stock dividends	(1,287)	—
Proceeds from issuance of preferred stock, net of offering costs	29,840	—
Proceeds from exercise of stock options	1,615	1,028
Net cash (used in) provided by financing activities	(12,420)	500,685
Net (decrease) increase in cash and due from banks	(2,265)	350,686
Cash and due from banks at beginning of year	369,060	18,374
Cash and due from banks at end of year	$366,795	369,060
The accompanying notes are an integral part of these consolidated financial statements.

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (continued)
($ in thousands)
	Year Ended December 31,
	2024	2023
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$137,889	70,215
Income taxes	$615	1,697
Noncash transactions:
Accumulated other comprehensive loss, net change in unrealized loss on debt securities available for sale, net of tax	$17,851	26,357
Accumulated other comprehensive loss, fair value adjustment on cash flow hedges, net of tax	$(7)	7
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$726	447
Reduction in shareholders’ equity due to CECL adoption, net	$—	(28)

The accompanying notes are an integral part of these consolidated financial statements.

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
At December 31, 2024 and 2023 and for the Years then Ended
(1) Summary of Significant Accounting Policies
Organization.   FineMark Holdings, Inc. (the “Holding Company”) was incorporated on May 31, 2006 and owns 100% of the outstanding common stock of FineMark National Bank & Trust (the “Bank”) (collectively, the “Company”). The Holding Company’s stock is traded on the OTCQX, under the symbol FNBT. The Holding Company’s primary activity is the operation of the Bank. The Bank is a nationally-chartered commercial bank and trust company. The Bank offers a variety of banking and financial services to individual and corporate clients through its thirteen banking offices located in Lee, Collier and Palm Beach County, Florida, Maricopa County, Arizona, and Berkeley County, South Carolina. The deposit accounts of the Bank are insured up to the applicable limits by the Federal Deposit Insurance Corporation (“FDIC”). The Bank also has a trust department which offers investment management, trust administration, estate planning and financial planning services. In 2017, the Bank formed FineMark Solar, LLC (“Solar”), a South Carolina Limited Liability Company. The purpose of Solar is to own solar farms located in South Carolina. The Bank owns 100% of Solar which operates twelve solar farms that generate renewable energy that is sold to local electric companies. In 2018, the Bank formed 8695, LLC, which was created in connection with the acquisition and construction of the Bank’s headquarters.
Management has evaluated all significant events occurring subsequent to the consolidated balance sheet date through February 26, 2025, which is the date the consolidated financial statements were available to be issued, determining no events require additional disclosure in the consolidated financial statements.
Basis of Presentation.   The accompanying consolidated financial statements include the accounts of the Holding Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The accounting and reporting practices of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”) and to general practices within the banking industry. The following summarizes the more significant of these policies and practices.
Use of Estimates.   In preparing consolidated financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for credit losses.
Revenue Recognition.   The majority of the Company’s revenues come from interest income and financial assets, including loans, securities, derivatives, bank owned life insurance, and gain on extinguishment of debt, which are outside the scope of the accounting guidance with respect to revenue from contracts with customers. The Company’s services that fall within this guidance are presented within noninterest income and are recognized as revenue as the Company satisfies its obligation to the customer.
The Company’s revenue recognition accounting policies for trust fees, income from solar farms, and other fees and service charges are as follows:
Trust Fees.   The Company earns wealth management fees from its contracts with trust clients to provide trustee, custodian, and investment management services. These fees are primarily earned over time as the Company provides the contracted monthly or quarterly services and are generally assessed based on a tiered scale of the average market value of assets under management (“AUM”) at month-end. AUM fees are earned as a percentage of the client’s AUM. Fees that are transaction based, including trade execution services, are recognized at the point in time that the transaction is executed, i.e., the trade date.
Solar Farms.   The income is recognized monthly based on the quantity of electric energy generated and provided to local electric companies.
Other Fees and Service Charges.   Deposit related fees consist of fees earned on transaction-based, account maintenance, and to a lesser degree business overdraft fees. Transaction-based fees, which include

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
At December 31, 2024 and 2023 and for the Years then Ended
(1) Summary of Significant Accounting Policies (continued)
services such as wire fees, ATM use fees, debit card interchange fees, stop payment charges, statement rendering, and ACH fees, are recognized at the time the transaction is executed as that is the point in time the Company fulfills the customer’s request. Account maintenance fees, which related primarily to monthly maintenance, are earned over the course of a month, representing the period over which the Company satisfies the performance obligation. Overdraft fees are recognized at the point in time that the overdraft occurs. Service charges on deposit accounts are withdrawn from the customer’s account balance.
Debt Securities.   Debt Securities (“Securities”) may be classified as either trading, held-to-maturity or available-for-sale. Trading securities are held principally for resale and recorded at fair value. Unrealized gains and losses on trading securities are included immediately in earnings. Securities held-to-maturity are those which the Company has the positive intent and ability to hold to maturity and are reported at amortized cost. Securities available-for-sale consist of securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gain and loss on available- for-sale securities, net of tax are excluded from earnings and reported in accumulated other comprehensive loss. Gain and loss on the sale of securities available-for-sale are recorded on the trade date and are determined using the specific-identification method. Premiums and discounts on securities are recognized in interest income using the interest method over the period to expected maturity or call date.
Loans.
Loans are carried at the principal amount outstanding, adjusted by partial charge-offs and net of unamortized deferred loan origination fees and costs. Interest income is accrued on a level yield basis based upon principal amounts outstanding, except for loans on nonaccrual status. Deferred loan origination fees and costs are amortized as an adjustment to yield over the term of the related loans.
Loans, with the exception of certain well-secured loans that are in the process of collection, are placed on nonaccrual status and interest recognition is suspended when such loans are 90 days or more overdue with respect to principal and/or interest, or sooner if considered appropriate by management. Well-secured loans are permitted to remain on accrual status provided that full collection of principal and interest is assured and the loan is in the process of collection. Loans are also placed on nonaccrual status when, in the opinion of management, full collection of principal and interest is doubtful. When loans are placed on nonaccrual status, interest previously accrued but not collected is reversed against current period income. Subsequent interest payments received on nonaccrual loans are applied to the outstanding principal balance of the loan or recognized as interest income depending on management’s assessment of the ultimate collectability of the loan. Loans are removed from nonaccrual status when they have been current as to principal and interest for a six month period, the borrower has demonstrated an ability to comply with repayment terms, and when, in management’s opinion, the loans are considered to be fully collectible.
Allowance for Credit Losses (“ACL”).   The following is a summary of the Company’s significant accounting policies with respect to ACL:
ACL — Debt Securities Available for Sale.   Management uses a systematic methodology to determine its ACL for debt securities available for sale. Each quarter management evaluates impairment where there has been a decline in fair value below the amortized cost basis to determine whether there is a credit loss associated with the decline in fair value. The Company first assesses whether it intends to sell, or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis. If either one of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through earnings. For debt securities that do not meet the aforementioned criteria, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which the fair value is less than the amortized cost basis, among various other factors, including the nature of the collateral, potential future

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
At December 31, 2024 and 2023 and for the Years then Ended
(1) Summary of Significant Accounting Policies (continued)
changes in collateral values, default rates, delinquency rates, third-party guarantees, credit ratings, interest rate changes since purchase, volatility of the security’s fair value and historical loss information for financial assets secured with similar collateral among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis. If the present value of cash flows expected to be collected is less than the amortized cost basis, an ACL is recorded, which is limited by the amount that the fair value is less than the amortized cost basis. Credit losses are calculated individually, rather than collectively. Any impairment that has not been recorded through an ACL is recognized in other comprehensive income.
Changes in the ACL are recorded as credit loss expense. Losses are charged against the ACL when management believes the collectability of the debt security is confirmed or when either of the criteria regarding intent or requirement to sell is met.
Management excludes the accrued interest receivable balance from the amortized cost basis in measuring expected credit losses on the debt securities available for sale and does not record an ACL on accrued interest receivable. As of December 31, 2024 and 2023, the accrued interest receivable for debt securities available for sale recognized in accrued interest receivable was $3,390,000 and $3,595,000, respectively.
ACL — Debt Securities Held to Maturity.   The Company measures expected credit losses on debt securities held to maturity on a collective basis by major security type. U.S. Government agency securities, Mortgage-backed securities and collateralized mortgage obligations are either explicitly or implicitly guaranteed by the U.S. government, are highly rated by major rating agencies and have a long history of no credit losses. Taxable municipal securities are highly rated by major credit agencies. A debt security is placed on nonaccrual status at the time any principal or interest payments become ninety days delinquent. Interest accrued but not received for a debt security placed on nonaccrual is reversed against interest income. During the years ended December 31, 2024 and 2023, there were no debt securities placed on nonaccrual. As of December 31, 2024 and 2023, the accrued interest receivable for debt securities held to maturity was $358,000 and $392,000, respectively.
ACL — Loans.   The ACL reflects management’s estimate of losses that will result from the inability of borrowers to make required loan payments. The Company records loans charged-off against the ACL when management believes the uncollectability of a loan balance is confirmed and subsequent recoveries, if any, increase the ACL when they are recognized.
Management uses systematic methodologies to determine its ACL for loans and certain off-balance sheet credit exposures. The ACL is a valuation account that is deducted from the amortized cost basis to present the net amount expected to be collected on the loan portfolio. Management estimates the ACL using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. Historical credit loss experience provides the basis for the estimation of the expected credit losses. Adjustments to historical loss information are made for the differences in current loan-specific risk characteristics such as differences in underwriting standards, portfolio mix, delinquency level, or term as well as changes in environmental conditions, such as changes in unemployment rates, property values, or other relevant factors.
The Company’s estimate of its ACL involves a high degree of judgment; therefore, management’s process for determining expected credit losses may result in a range of expected credit losses.
The Company’s ACL recorded in the consolidated balance sheets reflects management’s best estimate within the range of expected credit losses. The Company recognizes in earnings the amount needed to adjust the ACL for management’s current estimate of expected credit losses. The Company’s ACL is calculated using collectively evaluated and individually evaluated loans.

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
At December 31, 2024 and 2023 and for the Years then Ended
(1) Summary of Significant Accounting Policies (continued)
The ACL is measured on a collective pool basis when similar risk characteristics exist. Loans with similar risk characteristics are grouped into homogenous segments for analysis. The Company’s ACL is measured based on FFIEC call report codes as these types of loans exhibit similar risk characteristics. The loan portfolio is further segmented by loan product type, collateral codes, occupancy codes, property code or lien position and are representative of the manner in which the Company lends.
The ACL for each segment is measured through the use of the weighted-average remaining maturity (“WARM”) method. In accordance with the WARM method, an annual loss rate is applied to the amortized cost of an asset or pool of assets over the remaining expected life. The annual loss rate consists of historical and forecasted loss components. The forecasted component is applied using loss rates from historical periods that management believes are representative of economic conditions over a full economic cycle. For certain loan segments with limited credit loss histories, management determined the loss experience of peer banks provides the best basis for its assessment of expected credit losses. Other loan segments with more established loss histories utilize historical loss experience of the Company. Management determined that the appropriate historical loss period will begin the fourth quarter of 2007 and continue through the most recent quarter, which represents a full peak to peak economic cycle.
Included in its systematic methodology to determine its ACL, management considers the need to qualitatively adjust model results for risk factors that are not considered within the Company’s loss estimation process but are nonetheless relevant in assessing the expected credit losses within the loan pools.
These qualitative factors (“Q-Factors”) may increase or decrease management’s estimate of expected credit losses by a calculated percentage based upon the estimated level of risk. The various risks that may be considered in making Q-Factor adjustments include, among other things, the impact of 1) changes in lending policies and procedures, including changes in underwriting standards; 2) changes in international, national, regional and local economic conditions; 3) changes in the volume and severity of past due and nonaccrual status; 4) the effect of any concentrations of credit and changes in the levels of such concentrations; 5) changes in the experience, depth, and ability of lending management; 6) changes in nature and volume of the portfolio; 7) trends in underlying collateral values; 8) changes in the quality of the loan review system and 9) the effect of other external factors (i.e., competition, legal and regulatory requirements) on the level of estimated credit losses.
The annual loss rates, as defined above, adjusted for Q-Factors, are applied to the amortized loan balances over each subsequent period and aggregated to arrive at the General ACL. The amortized loan balances are adjusted based on management’s estimate of loan repayments in future periods.
When a loan no longer shares similar risk characteristics with its segment, the asset is assessed to determine whether it should be included in another segment or should be individually evaluated. The Company has adopted the collateral maintenance practical expedient to measure the ACL based on the fair value of collateral. Collateral dependent loans are loans for which the repayment is expected to be provided substantially through the operation or sale of the collateral and the borrower is experiencing financial difficulty. These loans do not share common risk characteristics and are not included within the collectively evaluated loans for determining ACL. A Specific ACL is calculated on an individual loan basis based on the shortfall between the fair value of the loan’s collateral, which is adjusted for selling costs, and amortized cost. If the fair value of the collateral exceeds the amortized cost, no allowance is required.
Financial assets that have been individually evaluated can be returned to a pool for purposes of estimating the expected credit loss to the extent as their credit profile improves and that the repayment terms were not considered to be unique to the asset.
Management measures expected credit losses over the contractual term of a loan. The contractual term excludes expected extensions, renewals, and modifications unless either of the following applies:

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
At December 31, 2024 and 2023 and for the Years then Ended
(1) Summary of Significant Accounting Policies (continued)
•
Management has a reasonable expectation at the reporting date that a loan modification will be executed with an individual borrower.

•
The extension or renewal options are included in the original or modified contract at the reporting date and are not unconditionally cancellable by the Company.

The Company follows its nonaccrual policy by reversing contractual interest income in the consolidated statements of earnings when the Company places a loan on nonaccrual status. Therefore, management excludes the accrued interest receivable balance from the amortized cost basis in measuring expected credit losses on the portfolio and does not record an ACL on accrued interest receivable. As of December 31, 2024 and 2023, the accrued interest receivable for loans recorded in accrued interest receivable was $9,203,000 and $8,419,000, respectively.
ACL — Off-Balance Sheet Credit Exposures.   The Company has a variety of assets that have a component that qualifies as an off-balance sheet exposure. These primarily include commitments to extend credit, standby letters of credit, and unfunded commitments under revolving lines of credit. The Company estimates expected credit losses over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit, unless that obligation is unconditionally cancellable by the Company. Management has determined that a majority of the Company’s off-balance-sheet credit exposures are not unconditionally cancellable.
The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over their expected lives. Management used its judgement to determinate funding rates. Management applied the funding rates, along with the loss factor rate determined for each pooled loan segment, to unfunded loan commitments, excluding unconditionally cancellable exposures and letters of credit, to arrive at the reserve for unfunded loan commitments.
As of December 31, 2024 and 2023, the liability recorded for expected credit losses on unfunded commitments was $27,000 and $171,000, respectively, and is included in “other liabilities” on the accompanying consolidated balance sheets. The current adjustment to the ACL for unfunded commitments is recognized through credit loss expense in the consolidated statements of earnings.
Premises and Equipment.   Land is carried at cost. Building, leasehold improvements, furniture, fixtures, solar farms, equipment, data processing equipment, and software are carried at cost less accumulated depreciation and amortization. Depreciation and amortization expense are computed using the straight-line method over the estimated useful life of each type of asset or lease term, if shorter.
Leases.   The Company has committed to rent premises used in its business operations under non- cancelable operating leases and determines if an arrangement meets the definition of a lease upon inception. The Company recognizes operating lease right-of-use assets (“ROU”) and operating lease liabilities based on the present value of the future minimum lease payments at the lease commencement date. Lease agreements that have lease and non-lease components, are accounted for as a single lease component. Lease expense is recognized on a straight-line basis over the lease term. ROU assets represent a right to use an underlying asset for the contractual lease term. Operating lease liabilities represent an obligation to make lease payments arising from the lease.
The Company’s leases do not provide an implicit interest rate, therefore the Company uses its incremental borrowing rates commensurate with the underlying lease terms to determine the present value of operating lease liabilities. Variable lease components, such as consumer price index adjustments, are expensed as incurred and not included in ROU assets and operating lease liabilities.
Bank-Owned Life Insurance (“BOLI”).   The investment in BOLI represents the cash surrender value of life insurance policies on the lives of certain employees who have provided positive consent allowing the

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
At December 31, 2024 and 2023 and for the Years then Ended
(1) Summary of Significant Accounting Policies (continued)
Company to be the beneficiary of such policies. Increases in the cash value of the policies, as well as insurance proceeds received, are recorded in noninterest income and are not subject to income taxes.
Trust Assets.   Client assets, totaling $7.7 billion and $6.8 billion at December 31, 2024 and 2023 respectively, are not included in the consolidated balance sheets as such, these items are not assets of the Company.
Derivative Financial Instruments.   Derivative financial instruments are recognized as assets or liabilities in the accompanying consolidated balance sheets and measured at fair value.
At the inception of a derivative contract, the Company designates the derivative as one of three types based on the Company’s intentions and belief as to likely effectiveness as a hedge. These three types are (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (“fair value hedge”), (2) a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow hedge”), or (3) an instrument with no hedging designation (“stand-alone derivative”). For a fair value hedge, the gain or loss on the derivative, as well as the offsetting loss or gain on the hedged item, are recognized in earnings as fair values change. For a cash flow hedge, the gain or loss on the derivative is reported in accumulated other comprehensive loss and is reclassified into earnings in the same periods during which the hedged transaction affects earnings. For both types of hedges, changes in the fair value of derivatives that are not highly effective in hedging the changes in fair value or expected cash flows of the hedged item are recognized immediately in earnings. Changes in the fair value of stand-alone derivatives are reported currently in earnings, as other noninterest income.
Net cash settlements on derivatives that qualify for hedge accounting are recorded in interest income or interest expense, based on the item being hedged. Net cash settlements on stand-alone derivatives are reported in other noninterest income. Cash flows on hedges are classified in the consolidated statements of cash flows the same as the cash flows of the items being hedged.
The Company formally documents the relationship between derivatives and hedged items, as well as the risk-management objective and the strategy for undertaking hedge transactions at the inception of the hedging relationship. This documentation includes linking fair value or cash flow hedges to specific assets and liabilities on the consolidated balance sheet or to specific firm commitments or forecasted transactions. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivative instruments that are used are highly effective in offsetting changes in fair values or cash flows of the hedged items. The Company discontinues hedge accounting when it determines that the derivative is no longer effective in offsetting changes in the fair value or cash flows of the hedged item, the derivative is settled or terminates, a hedged forecasted transaction is no longer probable, a hedged firm commitment is no longer firm, or treatment of the derivative as a hedge is no longer appropriate or intended.
When hedge accounting is discontinued, subsequent changes in fair value of the derivative are recorded as other noninterest income. When a fair value hedge is discontinued, the hedged asset or liability is no longer adjusted for changes in fair value and the existing basis adjustment is amortized or accreted over the remaining life of the asset or liability. When a cash flow hedge is discontinued but the hedged cash flows or forecasted transactions are still expected to occur, gains or losses that were in accumulated other comprehensive loss are amortized into earnings over the same periods which the hedged transactions will affect earnings.
The Company is exposed to losses if a counterparty fails to make its payments under a contract in which the Company is in the net receiving position. The Company anticipates that the counterparties will be able to fully satisfy their obligations under the agreements. All the contracts to which the Company is a party settle monthly or quarterly. In addition, the Company obtains collateral above certain thresholds of the

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
At December 31, 2024 and 2023 and for the Years then Ended
(1) Summary of Significant Accounting Policies (continued)
fair value of its derivatives for each counterparty based upon their credit standing and the Company has netting agreements with the dealers with which it does business.
Interest-Rate Swap Agreements.   For asset/liability management purposes, the Company uses interest- rate swap agreements to hedge various exposures or to modify interest-rate characteristics of various balance sheet accounts. Such derivatives are used as part of the asset/liability management process and are linked to specific assets or liabilities, and have high correlation between the contract and the underlying item being hedged, both at inception and throughout the hedge period.
The Company used the interest-rate swap agreements to convert a portion of its fixed-rate loans to variable rate (fair value hedge). Interest-rate swaps are contracts in which a series of interest rate flows are exchanged over a prescribed period. The notional amount on which the interest payments are based is not exchanged.
Comprehensive Income.   Accounting principles generally require that recognized revenue, expenses, gains and losses be included in earnings. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities and fair value adjustments on cash flow hedges, are reported as a separate component of the equity section of the consolidated balance sheet, such items along with net earnings, are components of comprehensive income. The tax effects of the items included in accumulated other comprehensive loss are released as each individual item matures, is sold, or disposed of.
The components of accumulated other comprehensive loss are as follows ($ in thousands):
	At December 31,
	2024	2023
Unrealized loss on debt securities available for sale	$(45,635)	(69,548)
Fair value adjustments on cash flow hedges	—	9
Gross unrealized amount	$(45,635)	(69,539)
Income tax benefit	11,565	17,625
Accumulated other comprehensive loss	$(34,070)	(51,914)
Transfer of Financial Assets.   Transfers of financial assets or a participating interest in an entire financial asset are accounted for as sales, when control over the asset has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity. A participating interest is a portion of an entire financial asset that (1) conveys proportionate ownership rights with equal priority to each participating interest holder (2) involves no recourse (other than standard representations and warranties) to, or subordination by, any participating interest holder, and (3) does not entitle any participating interest holder to receive cash before any other participating interest holder.
Income Taxes.   There are two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods.

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
At December 31, 2024 and 2023 and for the Years then Ended
(1) Summary of Significant Accounting Policies (continued)
Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than- not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.
The Company follows accounting guidance relating to accounting for uncertainty in income taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions. As of December 31, 2024 and 2023, management is not aware of any uncertain tax positions that would have a material effect on the Company’s consolidated financial statements.
The Company recognizes interest and penalties on income taxes, if any, as a component of income tax expense.
Fair Value Measurements.   GAAP defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measurements.
Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. GAAP also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:
Level 1:   Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2:   Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; and model-driven valuations whose inputs are observable or whose significant value drivers are observable. Valuations may be obtained from, or corroborated by, third-party pricing services.
Level 3:   Unobservable inputs to measure fair value of assets and liabilities for which there is little, if any market activity at the measurement date, using reasonable inputs and assumptions based upon the best information at the time, to the extent that inputs are available without undue cost and effort.
The following describes valuation methodologies used for assets measured at fair value:
Securities Available for Sale.   Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include highly liquid government bonds and certain mortgage products. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include certain collateralized mortgage and debt obligations. In certain cases where there is limited activity

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
At December 31, 2024 and 2023 and for the Years then Ended
(1) Summary of Significant Accounting Policies (continued)
or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy. Securities classified within Level 3 include certain residual interests in securitizations and other less liquid securities.
Derivative Contracts.   Exchange-traded derivatives are valued using quoted prices and are classified within Level 1 of the valuation hierarchy. However, few classes of derivative contracts are listed on an exchange; thus, the Company’s derivative positions are valued by third-parties using their models and confirmed by the Company. Since the model inputs can be observed in a liquid market and the models do not require significant judgement, such derivatives contracts are classified within Level 2 of the fair value hierarchy. The Company’s interest-rate swap contracts (designated as fair value hedges) are classified within Level 2. Derivative contracts that are valued based upon models with significant unobservable market parameters and that are normally traded less actively or have trade activity that is one way are classified within Level 3.
Collateral Dependent Loans.   Estimates of fair value are determined based on a variety of information, including the use of available appraisals, estimates of market value by licensed appraisers or local real estate brokers and the knowledge and experience of the Company’s management related to values of properties in the Company’s market areas. Management takes into consideration the type, location and occupancy of the property as well as current economic conditions in the area the property is located in assessing estimates of fair value. Accordingly, fair value estimates for collateral dependent loans are classified as Level 3.
Off-Balance Sheet Instruments.   In the ordinary course of business the Company has entered into off- balance sheet financial instruments consisting of commitments to extend credit, unused lines of credit and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded.
Fair Value of Financial Instruments.   The following methods and assumptions were used by the Company in estimating fair values of financial instruments:
Cash and Due from Banks.   The carrying amount of cash and due from banks represents fair value.
Debt Securities.   Fair values for securities are based on the framework for measuring fair value.
Loans.   For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.
Federal Home Loan Bank Stock.   As a requirement of membership, the Company must own a minimum amount of Federal Home Loan Bank (“FHLB”) stock, calculated periodically based primarily on its level of borrowing from the FHLB. No market exists for the shares and therefore, they are carried at cost. The Company monitors its investment to determine if impairment exists. Based on the capital adequacy and the liquidity position of the FHLB, the Company believes there is no impairment related to the carrying amount of FHLB stock as of December 31, 2024 and 2023.
Federal Reserve Bank Stock.   The stock is not publicly traded and the estimated fair value is based on its redemption value.
Accrued Interest Receivable.   The carrying amount of accrued interest receivable approximates fair value.
Deposit Liabilities.   The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
At December 31, 2024 and 2023 and for the Years then Ended
(1) Summary of Significant Accounting Policies (continued)
amounts). Fair values for fixed-rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits to a schedule of aggregated expected monthly maturities of time deposits.
Other Borrowings.   The carrying amount of other borrowings approximates fair value.
Federal Home Loan Bank Advances.   Fair values for FHLB advances are estimated using discounted cash flow analysis based on current borrowing rates of the FHLB.
Repurchase Agreements.   The carrying amount of repurchase agreements approximates their fair value.
Subordinated Debt.   The fair value of the subordinated debt is estimated using discounted cash flow analysis based on the current rate of similar debt.
Off-Balance-Sheet Instruments.   Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. Fees received are taken into income over the life of the commitment.
Marketing.   The Company expenses all marketing as incurred.
Stock-Based Compensation.   The Company expenses the fair value of stock-based compensation. The Company recognizes stock-based compensation in salaries and employee benefits for officers and employees and in other expense for directors in the consolidated statements of earnings. The expense is recognized over the vesting period.
Earnings Per Share.   Earnings per share (“EPS”) has been computed on the basis of the weighted- average number of shares of common stock outstanding. The impact of convertible preferred stock on diluted earnings per share is computed using the if-converted method. For the year ended December 31, 2024, the convertible preferred stock was excluded from the diluted EPS computation because it was antidilutive. Outstanding stock options and unvested restricted stock units are considered dilutive securities for purposes of calculating diluted EPS which was computed using the treasury stock method ($ in thousands, except per share amounts):
	2024			2023
	Earnings	Weighted- Average Shares	Per Share Amount	Earnings	Weighted- Average Shares	Per Share Amount
Year Ended December 31:
Basic EPS:
Net earnings available to common shareholders	$5,076	12,075,278	$0.42	$5,099	11,898,461	$0.43
Effect of dilutive securities –
Incremental shares from restricted stock units and assumed conversion of options		81,496			37,517
Diluted EPS:
Net earnings available to common shareholders	$5,076	12,156,774	$0.42	$5,099	11,935,978	$0.43

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
At December 31, 2024 and 2023 and for the Years then Ended
(1) Summary of Significant Accounting Policies (continued)
Recent Prouncements.   In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-09, “Improvements to Income Tax Disclosures.” ASU 2023-09 requires disclosure of specific categories in the income tax rate reconciliation and requires additional information for reconciling items that meet a quantitative threshold. The standard requires an annual disclosure of income taxes paid, net of refunds received, disaggregated by federal, state and foreign taxes and to disaggregate the information by jurisdiction based on a quantitative threshold. The standard is effective for fiscal years beginning after December 15, 2024 and early adoption is permitted. The Company does not expect the adoption of the standard to have a material impact on its disclosures.
In November 2024, the FASB issued ASU 2024-03, “Expense Disaggregation Disclosures.” ASU 2024-03 requires disclosure to disaggregate prescribed expenses within relevant income statement captions. The standard is effective for fiscal years beginning after December 15, 2026 and for interim periods after December 15, 2027. Early adoption is permitted. The Company is evaluating the impact of the changes to its existing disclosures.
Reclassifications.
Certain reclassifications of prior year amounts have been made to conform to the current year presentation.

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
At December 31, 2024 and 2023 and for the Years then Ended
(2) Debt Securities
The carrying amount of securities and their fair values are as follows ($ in thousands):
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available for sale
At December 31, 2024:
U.S. Government agency securities	$428,442	48	(16,859)	411,631
Corporate debt securities	11,944	12	—	11,956
Mortgage-backed securities	62,605	41	(7,903)	54,743
Collateralized mortgage obligations	43,818	—	(3,268)	40,550
SBA securities	9,088	—	(47)	9,041
U.S. Treasuries	80,188	—	(1,508)	78,680
Taxable municipal securities	216,853	3	(16,154)	200,702
Total	$852,938	104	(45,739)	807,303
At December 31, 2023:
U.S. Government agency securities	440,360	11	(29,632)	410,739
Corporate debt securities	29,127	236	—	29,363
Mortgage-backed securities	57,674	91	(7,646)	50,119
Collateralized mortgage obligations	47,425	—	(4,096)	43,329
SBA securities	4,571	1	(30)	4,542
U.S. Treasuries	150,453	—	(5,245)	145,208
Taxable municipal securities	287,639	—	(23,238)	264,401
Total	$1,017,249	339	(69,887)	947,701
Securities held to maturity
At December 31, 2024:
U.S. Government agency securities	20,783	—	(2,767)	18,016
Mortgage-backed securities	29,816	—	(5,220)	24,596
Collateralized mortgage obligations	4,536	—	(198)	4,338
Taxable municipal securities	25,809	—	(858)	24,951
Total	$80,944	—	(9,043)	71,901
At December 31, 2023:
U.S. Government agency securities	20,971	—	(2,878)	18,093
Mortgage-backed securities	32,756	—	(4,682)	28,074
Collateralized mortgage obligations	4,550	—	(211)	4,339
Taxable municipal securities	29,651	—	(1,547)	28,104
Total	$87,928	—	(9,318)	78,610

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
At December 31, 2024 and 2023 and for the Years then Ended
(2) Debt Securities (continued)
Available-for-sale securities measured at fair value on a recurring basis are summarized below ($ in thousands):
	Fair Value Measurements Using
	Fair Value	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2024:
U.S. Government agency securities	$411,631	—	411,631	—
Corporate debt securities	11,956	—	11,956	—
Mortgage-backed securities	54,743	—	54,743	—
Collateralized mortgage obligations	40,550	—	40,550	—
SBA Securities	9,041	—	9,041	—
U.S. Treasuries	78,680	78,680	—	—
Taxable municipal securities	200,702	—	200,702	—
Total	$807,303	78,680	728,623	—
December 31, 2023:
U.S. Government agency securities	410,739	—	410,739	—
Corporate debt securities	29,363	—	29,363	—
Mortgage-backed securities	50,119	—	50,119	—
Collateralized mortgage obligations	43,329	—	43,329	—
SBA Securities	4,542		4,542
U.S. Treasuries	145,208	145,208	—	—
Taxable municipal securities	264,401	—	264,401	—
Total	$947,701	145,208	802,493	—
During the years ended December 31, 2024 and 2023, no securities were transferred in or out of Level 3.
The scheduled maturities of securities at December 31, 2024 are as follows ($ in thousands):
	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in less than one year	$304,057	298,997	6,462	6,396
Due from one to five years	362,261	343,424	29,874	27,883
Due from five to ten years	69,204	59,122	10,015	8,473
Due in over ten years	10,993	10,467	241	215
Mortgage-backed securities	62,605	54,743	29,816	24,596
Collateralized mortgage obligations	43,818	40,550	4,536	4,338
Total	$852,938	807,303	80,944	71,901

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
At December 31, 2024 and 2023 and for the Years then Ended
(2) Debt Securities (continued)
Securities with gross unrealized losses, aggregated by length of time that individual securities have been in a continuous loss position, are as follows ($ in thousands):
	Less Than Twelve Months		More Than Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
Securities available for sale
December 31, 2024:
U.S. Government agency securities	$(16)	9,984	(16,843)	351,605
Mortgage-backed securities	(367)	12,484	(7,536)	40,672
Collateralized mortgage obligations	(25)	3,965	(3,243)	36,585
SBA Securities	(11)	5,639	(36)	3,402
U.S. Treasuries	—	—	(1,508)	78,680
Taxable Municipal securities	—	—	(16,154)	199,266
Total	$(419)	32,072	(45,320)	710,210
December 31, 2023:
U.S. Government agency securities	—	—	(29,632)	400,728
Mortgage-backed securities	(36)	2,480	(7,610)	44,743
Collateralized mortgage obligations	—	—	(4,096)	43,329
SBA Securities	(30)	4,402	—	—
U.S. Treasuries	—	—	(5,245)	145,208
Taxable Municipal securities	(65)	935	(23,173)	262,716
Total	$(131)	7,817	(69,756)	896,724
Securities held to maturity
December 31, 2024:
U.S. Government agency securities	—	—	(2,767)	18,016
Mortgage-backed securities	—	—	(5,220)	24,596
Collateralized mortgage obligations	—	—	(198)	4,338
Taxable Municipal securities	—	—	(858)	24,951
Total	$—	—	(9,043)	71,901
December 31, 2023:
U.S. Government agency securities	—	—	(2,878)	18,093
Mortgage-backed securities	—	—	(4,682)	28,074
Collateralized mortgage obligations	—	—	(211)	4,339
Taxable Municipal securities	—	—	(1,547)	28,104
Total	$—	—	(9,318)	78,610
At December 31, 2024 and 2023, the unrealized losses on 297 and 353 investment debt securities, respectively, were caused by interest-rate changes.

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
At December 31, 2024 and 2023 and for the Years then Ended
(2) Debt Securities (continued)
Management evaluates debt securities for impairment where there has been a decline in fair value below the amortized cost basis of a security to determine whether there is a credit loss associated with the decline in fair value on at least a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the financial condition and near-term prospects of the issuer including looking at default and delinquency rates, (2) the outlook for receiving the contractual cash flows of the investments, (3) the length of time and the extent to which the fair value has been less than cost, (4) the intent and ability to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value or for a debt security whether it is more-likely-than-not that the Company will be required to sell the debt security prior to recovering its fair value, (5) the anticipated outlook for changes in the general level of interest rates, (6) credit ratings, (7) third party guarantees, and (8) collateral values. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, the results of reviews of the issuer’s financial condition, and the issuer’s anticipated ability to pay the contractual cash flows of the investments.
The Company performed an analysis that determined that the mortgage-backed securities, collateralized mortgage obligations, SBA securities, U.S. government agency securities, and U.S. treasuries have a zero expected credit loss as they have the full faith and credit backing of the U.S. government or one of its agencies. Municipal securities and corporate debt securities that do not have a zero expected credit loss are evaluated at least quarterly to determine whether there is a credit loss associated with a decline in fair value. All debt securities in an unrealized loss position as of December 31, 2024 continue to perform as scheduled and the Company does not believe that there is a credit loss or that a credit loss expense is necessary. Also, as part of the evaluation of the intent and ability to hold investments for a period of time sufficient to allow for any anticipated recovery in the market, the Company considers investment strategy, cash flow needs, liquidity position, capital adequacy and interest rate risk position. The Company does not currently intend to sell the investments within the portfolio, and it is not more-likely-than-not that a sale will be required.
Management continues to monitor all investments with a high degree of scrutiny. There can be no assurance that in a future period that conditions existing at that time indicate some or all of its securities may be sold or would require a charge to operations as a credit loss expense in such periods.
At December 31, 2024 and 2023, securities with a fair value of $501.8 million and $658.6 million, respectively, were pledged to secure repurchase agreements, State of Florida deposits and trust operations. At December 31, 2023, the pledged securities also included pledging to participate in the Bank Term Funding Program to the Federal Reserve Bank.
(3) Loans
A significant portion of the loan portfolio is concentrated among borrowers in Southwest Florida, Palm Beach, Florida, Scottsdale, Arizona, and Charleston, South Carolina and a substantial portion of the portfolio is collateralized by real estate in these areas. In general, the ability of single-family residential and consumer borrowers to honor their repayment commitments is generally dependent on the level of overall economic activity within the market area and real estate values. The ability of commercial borrowers to honor their repayment commitments is dependent on the general economy as well as the health of the real estate economic sector in the Company’s market areas.

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
At December 31, 2024 and 2023 and for the Years then Ended
(3) Loans (continued)
The components of loans by segment and class are as follows ($ in thousands):
	At December 31,
	2024	2023
Real estate mortgage:
Commercial real estate	$351,523	365,481
Residential real estate	1,582,437	1,505,595
Construction and land development	313,419	282,785
Total real estate mortgage	2,247,379	2,153,861
Commercial	247,050	175,136
Personal	198,790	185,610
Total loans	2,693,219	2,514,607
Add (subtract):
Deferred loan costs, net	2,636	2,674
Allowance for credit losses	(23,576)	(23,472)
Loans, net	$2,672,279	2,493,809
The Company has divided the loan portfolio into three portfolio segments, each with different risk characteristics and methodologies for assessing risk. All loans are underwritten based upon standards set forth in the policies approved by the Company’s board of directors. The portfolio segments identified by the Company are as follows:
Real Estate Mortgage.   Real estate mortgage loans are typically segmented into three classes: Commercial real estate, Residential real estate and Construction and land development. Commercial real estate loans are secured by the subject property and are approved based on standards which include, among other factors, loan to value limits, cash flow coverage and the general creditworthiness of the obligors. Residential real estate loans are approved based on repayment capacity and source, value of the underlying property, credit history and stability of the borrower. Construction and land development loans are to borrowers to finance the construction of owner occupied and leased properties. These loans are categorized as construction and land loans during the construction period, later converting to commercial or residential real estate loans after the construction is complete and amortization of the loan begins. Construction and land development loans are approved based on an analysis of the borrower and guarantor, the viability of the project and on an acceptable percentage of the appraised value of the property securing the loan. Construction and land development loan funds are disbursed periodically based on the percentage of construction completed. The Company carefully monitors these loans with on-site inspections and requires the receipt of lien waivers on funds advanced. Construction and land loans are typically secured by the properties under development or construction, and personal guarantees are typically obtained. Further, to assure that reliance is not placed solely on the value of the underlying property, the Company considers the market conditions and feasibility of proposed projects, the financial condition and reputation of the borrower and guarantors, the amount of the borrower’s equity in the project, independent appraisals, cost estimates and pre-construction sale information. The Company also makes loans on occasion for the purchase of land for future development by the borrower. Land development loans are extended for either commercial or residential use by the borrower. The Company carefully analyzes the intended use of the property and the viability thereof.
Commercial.   Commercial loans are primarily underwritten on the basis of the borrowers’ ability to service such debt from income. The cash flows of borrowers, however, may not be as expected and the

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
At December 31, 2024 and 2023 and for the Years then Ended
(3) Loans (continued)
collateral securing these loans may fluctuate in value. As a general practice, the Company takes as collateral a security interest in any available real estate, equipment, or other chattel, although loans may also be made on an unsecured basis. Collateralized working capital loans typically are secured by short- term assets whereas long-term loans are primarily secured by long-term assets.
Personal.   Personal loans are extended for various purposes, including purchases of automobiles, recreational vehicles, and boats. The Company also offers home improvement loans, lines of credit, personal loans, personal investment account secured loans, and deposit account collateralized loans. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas such as unemployment levels. Personal loans are extended after a credit evaluation, including the creditworthiness of the borrower(s), the purpose of the credit, and the secondary source of repayment. Personal loans are made at fixed and variable interest rates and may be made on terms of up to ten years. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.
An analysis of the change in the ACL follows ($ in thousands):
	Real Estate Mortgage	Commercial	Personal	Total
Year Ended December 31, 2024:
Beginning balance	$20,575	1,394	1,503	23,472
Credit loss expense (income)	281	1,094	(515)	860
Charge Offs	—	(750)	(6)	(756)
Ending balance	20,856	1,738	982	23,576
For the year ended December 31, 2024, total credit loss income related to unfunded commitments was $(144,000).
Year Ended December 31, 2023:
Beginning balance	20,093	1,803	1,272	23,168
Credit loss expense (income)	482	(441)	231	272
Recoveries	—	32	—	32
Ending balance	$20,575	1,394	1,503	23,472
For the year ended December 31, 2023, total credit loss expense related to unfunded commitments was $134,000. There were no restructured loans during the years ended December 31, 2024 and 2023.
The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors.
The Company analyzes loans individually by classifying the loans as to credit risk. Loans classified as substandard or special mention over $50,000 are reviewed regularly by the Company for further deterioration or improvement to determine if they are appropriately classified and whether there is any impairment. All loans are graded upon initial issuance. Further, most commercial and commercial real estate loans over $1,000,000 are reviewed annually to determine the appropriate loan grading. In addition, during the renewal process of any loan, as well as if a loan becomes past due, the Company will determine the appropriate loan grade.

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
At December 31, 2024 and 2023 and for the Years then Ended
(3) Loans (continued)
Loans excluded from the review process above are generally classified as pass credits until: (a) they become 90 days past due; (b) management becomes aware of deterioration in the credit worthiness of the borrower; or (c) the customer contacts the Company for a modification. In these circumstances, the loan is specifically evaluated for potential classification as to special mention, substandard or even charged-off. The Company uses the following definitions for risk ratings:
Pass — A Pass loan’s primary source of loan repayment is satisfactory, with secondary sources very likely to be realized if necessary.
Special Mention — A Special Mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in the deterioration of the repayment prospects for the asset or the Company’s credit position at some future date. Special Mention loans are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.
Substandard — A Substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well- defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.
Doubtful — A loan classified Doubtful has all the weaknesses inherent in one classified Substandard with the added characteristics that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.
Loss — A loan classified Loss is considered uncollectible and of such little value that continuance as a bankable asset is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is being written off as a basically worthless asset even though partial recovery may be effected in the future.
The following summarizes the loan credit quality ($ in thousands):
	Real Estate Mortgage
	Commercial Real Estate	Residential Real Estate	Construction and Land Development	Commercial	Personal	Total
At December 31, 2024:
Credit Risk Profile by Internally Assigned Grade:
Pass	346,134	1,580,097	311,139	246,829	198,575	2,682,774
Special Mention	5,389	276	—	—	191	5,856
Substandard	—	2,064	2,280	221	24	4,589
Total	$351,523	1,582,437	313,419	247,050	198,790	2,693,219
At December 31, 2023:
Credit Risk Profile by Internally Assigned Grade:
Pass	365,481	1,503,169	282,785	174,345	185,590	2,511,370
Special Mention	—	387	—	762	—	1,149
Substandard	—	2,039	—	29	20	2,088
Total	$365,481	1,505,595	282,785	175,136	185,610	2,514,607

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
At December 31, 2024 and 2023 and for the Years then Ended
(3) Loans (continued)
The Company’s loans as of December 31, 2024 based on year of origination within each credit quality indicator are as follows:
	Term Loans Amortized Cost by Origination Year						Revolving Loans Amortized Cost	Revolving Loans Converted to Term Loans	Total
	2024	2023	2022	2021	2020	Prior
Commercial Real Estate:
Pass	10,577	35,638	79,555	83,166	41,535	86,873	8,790	—	$346,134
Special Mention	—	—	—	—	—	5,000	389	—	5,389
Substandard	—	—	—	—	—	—	—	—	—
Total Commercial Real Estate	10,577	35,638	79,555	83,166	41,535	91,873	9,179	—	351,523
Residential Real Estate:
Pass	184,128	166,245	257,586	257,293	192,594	341,363	180,888	—	1,580,097
Special Mention	—	—	—	—	—	276	—	—	276
Substandard	—	—	—	281	—	1,743	40	—	2,064
Total Residential Real Estate	184,128	166,245	257,586	257,574	192,594	343,382	180,928	—	1,582,437
Construction & Land Development:
Pass	21,609	131,508	104,744	13,395	10,704	3,843	25,336	—	311,139
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	2,280	—	—	—	—	—	2,280
Total Construction & Land Development	21,609	131,508	107,024	13,395	10,704	3,843	25,336	—	313,419
Commercial:
Pass	69,987	27,889	24,345	11,960	5,215	16,514	89,807	1,112	246,829
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	221	—	—	—	—	—	221
Total Commercial	69,987	27,889	24,566	11,960	5,215	16,514	89,807	1,112	247,050
Personal:
Pass	6,656	8,346	13,046	4,134	10,036	2,783	153,574	—	198,575
Special Mention	—	—	—	—	—	—	191	—	191
Substandard	24	—	—	—	—	—	—	—	24
Total Personal	6,680	8,346	13,046	4,134	10,036	2,783	153,765	—	198,790
Total Loans	$292,981	$369,626	$481,777	$370,229	$260,084	$458,395	$459,015	$1,112	$2,693,219
Total loans written off during the year ended December 31, 2024 totaled $790,000. The loans written off consisted of one commercial loan for $631,000, origination year of 2020, one commercial loan for $150,000, origination year of 2022, and two personal loans totaling $9,000, with origination years of 2022 and 2024.

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
At December 31, 2024 and 2023 and for the Years then Ended
(3) Loans (continued)
The Company’s loans as of December 31, 2023 based on year of origination within each credit quality indicator are as follows:
	Term Loans Amortized Cost by Origination Year						Revolving Loans Amortized Cost	Revolving Loans Converted to Term Loans	Total
	2023	2022	2021	2020	2019	Prior
Commercial Real Estate:
Pass	$40,902	83,926	89,216	45,787	22,093	80,717	2,840	—	365,481
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Total Commercial Real Estate	40,902	83,926	89,216	45,787	22,093	80,717	2,840	—	365,481
Residential Real Estate:
Pass	182,430	273,213	274,823	207,699	119,354	303,486	142,164	—	1,503,169
Special Mention	—	—	—	105	—	282	—	—	387
Substandard	—	—	1,232	—	—	752	55	—	2,039
Total Residential Real Estate	182,430	273,213	276,055	207,804	119,354	304,520	142,219	—	1,505,595
Construction & Land Development:
Pass	87,939	113,352	34,635	16,272	1,134	28	29,425	—	282,785
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Total Construction & Land Development	87,939	113,352	34,635	16,272	1,134	28	29,425	—	282,785
Commercial:
Pass	28,201	34,311	15,934	11,651	12,105	5,437	62,176	4,530	174,345
Special Mention	—	—	—	—	—	—	762	—	762
Substandard	—	—	—	—	—	—	29	—	29
Total Commercial	28,201	34,311	15,934	11,651	12,105	5,437	62,967	4,530	175,136
Personal:
Pass	18,951	15,110	6,114	32,659	1,965	2,180	108,611	—	185,590
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	20	—	—	—	—	—	—	20
Total Personal	18,951	15,130	6,114	32,659	1,965	2,180	108,611	—	185,610
Total Loans	$358,423	519,932	421,954	314,173	156,651	392,882	346,062	4,530	2,514,607
There were no loans written off for any class of loans during the year ended December 31, 2023.

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
At December 31, 2024 and 2023 and for the Years then Ended
(3) Loans (continued)
Age analysis of past-due loans is as follows ($ in thousands):
	Accruing Loans
	30 – 59 Days Past Due	60 – 89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Current	Nonaccrual Loans	Total Loans
At December 31, 2024:
Real estate mortgage:
Commercial real estate	$—	—	—	—	351,523	—	351,523
Residential real estate	1,856	1,112	1,328	4,296	1,577,723	418	1,582,437
Construction and land development	—	2,280	—	2,280	311,139	—	313,419
Commercial	—	—	—	—	246,829	221	247,050
Personal	13	—	—	13	198,777	—	198,790
Total	$1,869	3,392	1,328	6,589	2,685,991	639	2,693,219
At December 31, 2023:
Real estate mortgage:
Commercial real estate	—	—	—	—	365,481	—	365,481
Residential real estate	2,860	289	153	3,302	1,500,685	1,608	1,505,595
Construction and land development	—	—	—	—	282,785	—	282,785
Commercial	62	—	738	800	174,336	—	175,136
Personal	—	—	—	—	185,590	20	185,610
Total	$2,922	289	891	4,102	2,508,877	1,628	2,514,607
The following table presents the amortized cost basis of loans on nonaccrual status at December 31, 2024 and 2023:
	Nonaccrual with No Allowance for Credit Loss	Nonaccrual with an Allowance for Credit Loss	Total Nonaccrual Loans
At December 31, 2024
Residential real estate	418	—	418
Commercial	221	—	221
Total	$639		$639
At December 31, 2023
Residential real estate	1,608	—	1,608
Personal	20	—	20
Total	$1,628	$—	$1,628
The Company did not recognize any interest income on nonaccrual loans during the years ended December 31, 2024 and 2023.

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
At December 31, 2024 and 2023 and for the Years then Ended
(4) Premises and Equipment
A summary of premises and equipment follows ($ in thousands):
	At December 31,
	2024	2023
Land	$6,103	6,103
Building	21,848	21,848
Leasehold Improvements	9,791	9,473
Furniture, fixtures, solar farms and equipment	18,718	18,469
Data processing equipment and software	3,752	3,042
Total, at cost	60,212	58,935
Less accumulated depreciation and amortization	(21,845)	(19,066)
Premises and equipment, net	$38,367	39,869
(5) Leases
The Company leases various locations to conduct operations. Lease expiration dates range from 3 years to 25 years, with renewal options on certain leases of 3 years to 25 years.
The components of lease expense and other lease information are as follows ($ in thousands):
	Year Ended December 31,
	2024	2023
Operating Lease Expense Recognized	$2,228	2,283
Cash paid for amounts included in measurement of operating lease liabilities	$2,275	2,117
	At December 31,
	2024	2023
Operating lease right-of-use assets	$10,282	11,338
Operating lease liabilities	$10,445	11,490
Weighted-average remaining lease term	6.7 years	7.2 years
Weighted-average discount rate	2.70%	2.50%
At December 31, 2024
2025	$2,269
2026	2,064
2027	1,392
2028	1,241
2029	1,175
Thereafter	3,670
Total future minimum lease payments	11,811
Less imputed interest	(1,366)
Total operating lease liabilities	$10,445

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
At December 31, 2024 and 2023 and for the Years then Ended
(6) Bank-Owned Life Insurance
Bank-Owned Life Insurance (“BOLI”) amounted to $75,267,000 and $73,333,000 at December 31, 2024 and 2023, respectively. BOLI provides a means to mitigate increasing employee benefit costs. The Company expects to benefit from the BOLI contracts as a result of the tax-free growth in cash surrender value and death benefits that are expected to be generated over time. The purchase of the life insurance policies result in an interest sensitive asset on the consolidated balance sheets that provides monthly tax-free income to the Company. BOLI is invested in the “general account” and a “separate account” of quality insurance companies. All carriers were rated “A++” or better by A.M. Best and “Aa2” or better by Moody’s at December 31, 2024 and 2023. BOLI is included in the consolidated balance sheets at its cash surrender value. Increases in BOLI’s cash surrender value are reported as a component of noninterest income in the consolidated statements of earnings.
(7) Deposits
The aggregate amount of time deposits with a denomination of $250,000 or more was approximately $191.0 million and $266.4 million at December 31, 2024 and 2023, respectively. A schedule of maturities of time deposits at December 31, 2024 follows ($ in thousands):
Year Ending December 31,	Amount
2025	$208,567
2026	23,542
2027	243
2028	252
2029	239
$232,843
(8) Other Borrowings and Repurchase Agreements
The Company enters into repurchase agreements with customers. These agreements require the Company to pledge securities as collateral for the balance in the accounts. At December 31, 2024 and 2023, the balance totaled $77,972,000 and $31,397,000 respectively, and the Company had pledged securities as collateral for these agreements with a carrying value of $85,187,000 and $33,965,000 respectively.
At December 31, 2024, the Company had $60 million available under an unsecured federal funds purchase facility. The Company also has a line of credit with the Federal Reserve Bank (“FRB”) under which the Company may draw up to $514.3 million. The line is secured by $654 million in loans. There were no borrowings under these lines as of December 31, 2024 and 2023. At December 31, 2023, the Company had available a $500.3 million advance as part of the Bank Term Funding Program with the Federal Reserve Bank, which is secured by U.S. Government agency securities, mortgage-backed securities, and U.S. Treasury securities. At December 31, 2024 and 2023, there was $0 and $500 million outstanding, respectively. At December 31, 2023, the Company had $500.3 million as collateral for this borrowing.
(9) Shareholders’ Equity
Stock Repurchase Plan.   The Company’s Stock Repurchase Plan authorizes the repurchase of up to $15.0 million of the Company’s outstanding common stock. This authority may be exercised from time to time and in such amounts as market conditions warrant, and subject to regulatory considerations. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, market conditions, and other corporate liquidity requirements and priorities. Since the Stock Repurchase Plan’s inception, 64,661 shares have been repurchased, totaling $1.6 million, at an average price of $24.82. There have been no repurchases for the years ended December 31, 2024 and 2023, respectively.

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
At December 31, 2024 and 2023 and for the Years then Ended
(10) Federal Home Loan Bank Advances and Other Available Credit
A summary of FHLB advances follows ($ in thousands):
Maturing in the Year Ending December 31,	Fixed or Variable Rate	Weighted-Average Interest Rate	At December 31,
			2024	2023
2024	Fixed	2.73%	—	45,000
2025	Fixed	3.31%	—	10,000
2026	Fixed	4.32%	266,000	200,000
2027	Fixed	4.26%	84,000	25,000
2028	Fixed	3.25%	—	25,000
			$350,000	305,000
The Company has entered into a collateral agreement with the FHLB which consists of a blanket lien on qualifying real estate loans. As of December 31, 2024 and 2023, the Company had remaining available borrowing capacity of $578.5 million and $506.1 million, respectively.
In 2024 and 2023, the Company prepaid certain FHLB advances with a total carrying amount of $35 million and $45 million, respectively, and recorded a gain on extinguishment of debt of $367,000 and $534,000, respectively. The gains resulted from the difference in interest rates between the current market rate and the interest rate on the debt obligations.
(11) Subordinated Debt
In 2018 the Company issued $30,000,000 face value of subordinated debt (the “2018 Subordinated Debt”) due June 30, 2028. The 2018 Subordinated Debt had a fixed annual interest rate of 5.875% until June 30, 2023, at which time the rate became an annual floating rate equal to three-month Secured Overnight Financing (“SOFR”), determined quarterly, plus 323.2 basis points (8.54% at December 31, 2024). Interest is payable in arrears on March 31, June 30, September 30 and December 31, of each year through the maturity date, unless redeemed. The Company may, at its option, beginning June 29, 2023, and on any scheduled interest payment date thereafter, redeem the 2018 Subordinated Debt, in whole or in part, at 100% of the principal amount of the Subordinated Debt plus any accrued and unpaid interest. As of December 31, 2024, $6,250,000 was left to redeem.
In 2020, the Company issued $21,300,000 face value of subordinated debt due November 30, 2030, (the “2020 Subordinated Debt”). The 2020 Subordinated Debt has a fixed annual interest rate of 4.25% until November 30, 2025, at which time the rate will become an annual floating rate equal to three- month SOFR, determined quarterly, plus 400.6 basis points. Interest is payable in arrears semi- annually on May 31 and November 30 of each year through November 30, 2025, then quarterly until the maturity date, unless redeemed. The Company may, at its option, beginning November 30, 2025, and on any scheduled interest payment date thereafter, redeem the 2020 Subordinated Debt, in whole or in part, at 100% of the principal amount of the 2020 Subordinated Debt plus accrued and unpaid interest.
The 2020 and 2018 Subordinated Debt was structured to comply with certain regulatory requirements which provide for qualification as Tier 2 Capital. The 2020 and 2018 Subordinated Debt is subject to certain affirmative and negative covenants and at December 31, 2024, the Company was in compliance with the covenants.

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
At December 31, 2024 and 2023 and for the Years then Ended
(11) Subordinated Debt (continued)
The following summarized the 2020 and 2018 Subordinated Debt during the years end December 31, 2024 and 2023, ($ in thousands).
Subordinated debt at December 31, 2022	$33,545
Redemption of subordinated debt	(6,250)
Amortization of issuance expenses	182
Subordinated debt at December 31, 2023	$27,477
Amortization of issuance expenses	40
Subordinated debt at December 31, 2024	$27,517

(12)
Income Taxes

The components of the income taxes are as follows ($ in thousands):
	Year Ended December 31,
	2024	2023
Current:
Federal	$2,050	988
State	387	137
Total current	2,437	1,125
Deferred:
Federal	(635)	(51)
State	(103)	(87)
Total deferred	(738)	(138)
Income tax expense	$1,699	987
The reasons for the difference between the statutory Federal income tax rate of 21% and the effective tax rates are summarized as follows ($ in thousands):
	Year Ended December 31,
	2024		2023
	Amount	% of Pretax Earnings	Amount	% of Pretax Earnings
Income taxes at statutory rate	$1,693	21.0%	1,278	21.0%
Increase (decrease) resulting from:
State taxes, net of Federal tax benefit	225	2.8	40	0.7
Share-based compensation	138	1.7	128	2.1
Tax-exempt income	(406)	(5.0)	(460)	(7.6)
Other, net	49	0.6	1	—
Income tax expense	$1,699	21.1%	987	16.2%

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
At December 31, 2024 and 2023 and for the Years then Ended
(12)
Income Taxes (continued)

Tax effects of temporary differences that give rise to the deferred tax assets and liabilities are as follows ($ in thousands):
	At December 31,
	2024	2023
Deferred tax assets:
Allowance for credit losses	$5,989	5,949
Share-based compensation	842	684
Operating lease liabilities	2,647	2,912
Unrealized loss on securities available for sale	11,565	17,634
Deferred tax assets	21,043	27,179
Deferred tax liabilities:
Prepaid expenses	(142)	(265)
Premises and equipment	(1,510)	(1,882)
Deferred loan costs	(954)	(1,006)
Operating lease right-of-use assets	(2,606)	(2,874)
Deferred tax liabilities	(5,212)	(6,027)
Net deferred tax asset	$15,831	21,152
The Company’s Federal and state income tax returns filed prior to 2021 are no longer subject to examination by the respective taxing authorities.
(13) Financial Instruments with off-Balance Sheet Credit Risk
The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to extend credit, unused lines of credit, and standby letters of credit and may involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.
The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, unused lines of credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.
Commitments to extend credit are agreements to lend to a customer as long as there are no violations of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and normally generate a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each borrower’s creditworthiness is evaluated on a case-by-case basis the same as other extensions of credit.
Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Under the standby letters of credit, the Company is required to make payments to the beneficiary of the letters of credit upon request by the beneficiary contingent

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
At December 31, 2024 and 2023 and for the Years then Ended
(13) Financial Instruments with off-Balance Sheet Credit Risk (continued)
upon the customer’s failure to perform under the terms of the underlying contract with the beneficiary. Standby letters of credit extend up to one year. At December 31, 2024 and 2023, there was no liability to beneficiaries resulting from standby letters of credit. At December 31, 2024, a substantial portion of the standby letters of credit were supported by pledged collateral. Should the Company be required to make payments to the beneficiary, repayment from the customer to the Company is required.
Commitments to extend credit, unused lines of credit and standby letters of credit typically result in loans with a market interest rate when funded. A summary of the amounts of the Company’s financial instruments with off-balance sheet risk at December 31, 2024, follows ($ in thousands):
Commitments to extend credit	$131,875
Unused lines of credit	$631,062
Standby letters of credit	$4,900

(14)
Fair Value of Financial Instruments

The carrying amounts and estimated fair values of the Company’s financial instruments, are as follows ($ in thousands):
		At December 31,
		2024		2023
	Level	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks	1	$366,795	366,795	369,060	369,060
Securities available for sale	1,2	807,303	807,303	947,701	947,701
Securities held to maturity	2	80,944	71,901	87,928	78,610
Loans, net	3	2,672,279	2,517,125	2,493,809	2,308,210
Federal Home Loan Bank stock	3	19,494	19,494	16,974	16,974
Federal Reserve Bank stock	3	7,548	7,548	6,362	6,362
Accrued interest receivable	3	13,637	13,637	13,062	13,062
Financial liabilities:
Deposits	3	3,257,481	3,257,027	2,892,011	2,891,057
Other borrowings	3	—	—	500,000	500,000
Federal Home Loan Bank advances	3	350,000	349,569	305,000	304,833
Repurchase agreements	3	77,972	77,972	31,397	31,397
Subordinated debt, net	3	27,517	24,781	27,477	24,005
Derivatives	3	805	805	2,470	2,470
Off-balance sheet financial instruments	3	—	—	—	—

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
At December 31, 2024 and 2023 and for the Years then Ended
(15)
Derivative Financial Instruments

Interest-Rate Swap Agreement
The Company’s interest rate swap agreements (the “Swaps”) are designated as fair value hedges of residential mortgage loans. The aggregate fair value of the Swaps amounted to $805,000 at December 31, 2024, which is recorded in “other liabilities” on the accompanying consolidated balance sheets with changes in fair value recorded in loan interest income. At December 31, 2024, a fair value basis adjustment in the amount of $826,000 is recorded in “loans” on the accompanying consolidated balance sheets with changes in fair value recorded in loan interest income. During the third quarter of 2024, one swap matured with a notional value of $50 million.
The Company is exposed to credit related losses in the event of nonperformance by the counterparties to the Swaps. In addition, the Company requires collateral from counterparties in the form of cash deposits or other marketable securities in the event that the fair value of the contracts were positive and such fair value for all positions with counterparty exceeds the credit support thresholds specified by the underlying agreements. Conversely, the Company is required to post cash deposits as collateral, in the event the fair value of the contracts were negative and were below the credit support thresholds. At December 31, 2024, there were cash deposits of $550,000 pledged as collateral to the counterparty.
Summary information about the interest rate swaps designated as fair value hedges are as follows ($ in thousands):
	Year Ended December 31,
	2024	2023
Notional amounts	150 million	200 million
Weighted-average pay rate	4.65%	4.82%
Weighted-average receive rate	5.11%	5.36%
Weighted-average maturity	1.15 years	1.78 years
Net interest income	$806	$351
Fair value of Swaps (included in other liabilities)	$805	$2,479
Fair value basis adjustment (included in loans)	$826	$2,471
Number of agreements	2	3
The Company entered into Interest Rate Cap agreements, with an aggregate notional amount of $510 million. The agreements are designated as cash flow hedges of the trust money market deposit accounts that are indexed to Simple SOFR. These are one year Interest Rate agreements with caps ranging from 5.5% to 6%, maturing throughout 2025. The fair value of the caps as of December 31, 2024 was $0 with changes in fair value recorded in other comprehensive income.
(16) Employee Benefit Plan
The Company has a 401(k) plan (the “Plan”) which is available to all employees electing to participate after meeting certain length-of-service requirements. The Company matches up to 5% of employee’s salaries, which amounted to approximately $1,496,000 and $1,398,000 for the years ended December 31, 2024 and 2023, respectively.

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
At December 31, 2024 and 2023 and for the Years then Ended
(17) Stock-Based Compensation Plans
The 2019 Omnibus Incentive plan (the “2019 Plan”) was approved by shareholders on April 25, 2019. Under the 2019 Plan, the maximum number of shares of common stock to be issued is 1,000,000, of which 115,717 remain available for grant as of December 31, 2024. The 2019 Plan permits the granting of stock options and other equity incentives to employees, directors or consultants of the Company.
The 2007 Stock Incentive Plan (the “2007 Plan”) was amended and restated and approved by the shareholders in April 2015. Under the plan, 1,813,100 shares (amended) have been reserved for the granting of stock options or restricted stock awards. The 2007 Plan permits the granting of stock options and other equity incentives to employees, directors and affiliates. As part of the 2019 Plan approval, no future awards will be issued under the 2007 Plan.
The exercise price of each stock option may not be less than the fair market value of the Company’s common stock on the date of grant, and options shall have a term of no more than ten years. Stock options are designated as either non-qualified or incentive stock options. In general, the stock options price is payable in cash. The fair value of stock options on the date of grant is estimated using the Black-Scholes Option-Pricing Model.
In 2024 and 2023, $196,000 and $238,000 of compensation expense was recognized. At December 31, 2024, there was $181,000 of unrecognized compensation expense related to the nonvested stock options granted under this plan. The remaining cost is expected to be recognized over the next 1.20 years. A summary of the stock option activity under the 2019 Plan is as follows:
	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term
Outstanding at December 31, 2022	432,675	$25.72
Forfeited	(23,485)	(27.62)
Exercised	(15,627)	(19.69)
Outstanding at December 31, 2023	393,563	25.85
Forfeited	(25,025)	(25.83)
Exercised	(32,350)	(16.04)
Outstanding at December 31, 2024	336,188	$26.79	3.87 years
Exercisable at December 31, 2024	300,148	$26.20	3.59 years
On April 25, 2013, the Company adopted a Non-Qualified Stock Option Plan and made 150,000 options available. All stock options must be granted at a price not less than the fair market value of the common stock on the date of grant. Stock options cliff vest after a four year period. At December 31, 2024, 25,800 shares remain available for grant. All options expire ten years from the date of grant. At December 31, 2024 and 2023, there was no unrecognized compensation expense. A summary of stock option activity under this plan is as follows:

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
At December 31, 2024 and 2023 and for the Years then Ended
(17) Stock-Based Compensation Plans (continued)
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Outstanding and exercisable at December 31, 2022	112,550	$14.54
Forfeited	(3,975)	(13.63)
Exercised	(40,100)	(13.39)
Outstanding and exercisable at December 31, 2023	68,475	$15.27
Forfeited	(8,825)	(15.23)
Exercised	(59,650)	(15.28)
Outstanding and exercisable at December 31, 2024	—	$—	0 years
The Company issued under the 2019 Plan, restricted stock units that vest over 36 to 60 months. At December 31, 2024, there was $9,003,000 of total unrecognized compensation expense related to restricted stock units, which will be recognized over the next 2.10 years. In 2024 and 2023, $3,547,000 and $2,744,000, respectively, of compensation expense was recognized with a related income tax benefit of $898,000 and $695,000 for 2024 and 2023, respectively. A summary of the restricted stock unit activity is as follows:
	Number of Grants	Price	Fair Value (in thousands)
Outstanding at December 31, 2022	273,270	$32.93	8,998
Granted	146,750	23.95	3,515
Forfeited	(4,160)	(33.29)	(138)
Vested and issued	(80,340)	(31.69)	(2,546)
Outstanding at December 31, 2023	335,520	29.29	9,829
Granted	281,100	18.86	5,302
Forfeited	(14,485)	(24.42)	(354)
Vested and issued	(95,048)	(29.31)	(2,786)
Outstanding at December 31, 2024	507,087	$23.65	11,991
The Company issued stock-based compensation to directors totaling $630,000 and $535,000, during the years ended December 31, 2024 and 2023, respectively. Total shares issued to directors for services was 27,209 and 24,969, during the years ended December 31, 2024 and 2023, respectively.
(18) Related Party Transactions
The Company has had transactions in the ordinary course of business, including deposits, loans, trust relationships and other transactions, such as lease agreements, furniture purchases and acquisition of insurance products, with certain of its directors and executive officers and their related interests. All transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features when granted. Similar transactions may be expected to take place in the ordinary course of business in the future.

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
At December 31, 2024 and 2023 and for the Years then Ended
(18) Related Party Transactions (continued)
The following summarizes these transactions ($ in thousands):
	At or for the Year Ended December 31,
	2024	2023
Loans:
Beginning balance	$30,270	32,015
Additions	6,860	4,873
Repayments	(17,435)	(6,618)
Ending balance	$19,695	30,270
Deposits at end of year	$54,764	45,854
Trust accounts under administration	$268,316	218,560

(19)
Regulatory Matters

The Bank and the Company are subject to various regulatory capital requirements, administered by the banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. The net unrealized gain or loss on securities available for sale is not included in computing regulatory capital.
The Bank is subject to the capital conservation buffer rules which places limitations on distributions, including dividend payments, and certain discretionary bonus payments to executive officers. In order to avoid these limitations, an institution must hold a capital conservation buffer above its minimum risk-based capital requirements. As of December 31, 2024, the Bank’s capital conservation buffer exceeds the minimum requirements.
As of December 31, 2024, the Bank was well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized the Bank must maintain a minimum Common equity tier 1 capital ratio, Tier 1 capital ratio, Total capital ratio and Tier 1 leverage ratio as set forth in the table. Management believes, as of December 31, 2024, that the Company and the Bank meet all capital adequacy requirements to which it is subject. The Company’s and the Bank’s actual capital amounts and percentages are presented in the table ($ in thousands):

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
At December 31, 2024 and 2023 and for the Years then Ended
(19)
Regulatory Matters (continued)

	Actual		For Capital Adequacy Purposes		For Well Capitalized Purposes
	Amount	Percent	Amount	Percent	Amount	Percent
As of December 31, 2024:
Common equity tier 1 capital ratio Bank	$409,445	17.44%	$105,645	4.50%	$152,599	6.50%
Total Capital to Risk-Weighted Assets-Bank	433,021	18.44	187,814	8.00	234,767	10.00
Tier I Capital to Risk-Weighted Assets-Bank	409,445	17.44	140,860	6.00	187,814	8.00
Tier I Capital to Average Assets-Bank	409,445	9.96	164,433	4.00	205,542	5.00
Common equity tier 1 capital ratio Company	359,264	15.29	105,705	4.50	N/A	N/A
Total Capital to Risk-Weighted Assets-Company	440,198	18.74	187,920	8.00	N/A	N/A
Tier I Capital to Risk-Weighted Assets-Company	389,105	16.56	140,940	6.00	N/A	N/A
Tier I Capital to Average Assets-Company	389,105	9.46	164,486	4.00	N/A	N/A
As of December 31, 2023:
Common equity tier 1 capital ratio Bank	$369,437	16.41%	$101,287	4.50%	$146,304	6.50
Total Capital to Risk-Weighted Assets-Bank	392,909	17.46	180,066	8.00	225,083	10.00
Tier I Capital to Risk-Weighted Assets-Bank	369,437	16.41	135,050	6.00	180,066	8.00
Tier I Capital to Average Assets-Bank	369,437	8.98	164,609	4.00	205,762	5.00
Common equity tier 1 capital ratio Company	348,201	15.46	101,363	4.50	N/A	N/A
Total Capital to Risk-Weighted Assets-Company	399,150	17.72	180,200	8.00	N/A	N/A
Tier I Capital to Risk-Weighted Assets-Company	348,201	15.46	135,150	6.00	N/A	N/A
Tier I Capital to Average Assets-Company	348,201	8.46	164,677	4.00	N/A	N/A

(20)
Preferred Stock

In March 2024, the Company issued 30,000 shares of Preferred, Series B, Non-Cumulative Perpetual Convertible stock. The proceeds (less offering costs) received by the Company were $29,840,000. The preferred stock has a liquidation preference plus any dividends declared and unpaid. After 60 months, the Company has a redemption right, to redeem at the liquidation preference plus any unpaid dividends declared. After 63 months, the holder has a conversion option at a rate of $27.50, resulting in 36.3636 shares of common stock for each share of preferred stock.
If declared by the Board of Directors, dividends are paid quarterly in arrears on February 5th, May 5th, August 5th, and November 5th of each year at 7.25%. For a period of 12 months (commitment period) after the closing date, the Company can sell an additional 20,000 shares with the same terms of the original preferred stock purchase.
(21) Contingencies
Various legal claims arise from time to time in the normal course of business. In the opinion of management, none have occurred through December 31, 2024, that will have a material effect on the Company’s consolidated financial statements.

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
At December 31, 2024 and 2023 and for the Years then Ended
(22) Parent Company Only Financial Information
The Holding Company’s unconsolidated financial information is as follows ($ in thousands):
Condensed Balance Sheets
	At December 31,
	2024	2023
Assets
Cash and due from banks	$6,283	5,028
Other assets	1,313	1,659
Investment in subsidiaries	375,357	317,505
Total assets	$382,953	324,192
Liabilities and Shareholders’ Equity
Accounts payable	401	428
Subordinated debt	27,517	27,477
Shareholders’ equity	355,035	296,287
Total liabilities and shareholders’ equity	$382,953	324,192
Condensed Statements of Shareholders’ Equity
	Year Ended December 31,
	2024	2023
Shareholders’ Equity beginning balance	$296,287	260,307
Net earnings	6,363	5,099
Stock-based compensation	4,373	3,517
Proceeds from issuance of preferred stock, net of offering costs	29,840	—
Preferred dividends	(1,287)	—
Proceeds from exercise of stock options	1,615	1,028
CECL – unfunded commitments adjustment	—	(28)
Change in accumulated other comprehensive loss	17,844	26,364
Shareholders’ Equity ending balance	$355,035	296,287
Condensed Statements of Earnings
	Year Ended December 31,
	2024	2023
Revenue	$6	8
Expenses	(1,908)	(2,027)
Loss before earnings of subsidiaries	(1,902)	(2,019)
Earnings of subsidiaries	8,265	7,118
Net earnings	$6,363	5,099

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
At December 31, 2024 and 2023 and for the Years then Ended
(22) Parent Company Only Financial Information (continued)
Condensed Statements of Cash Flows
	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net earnings	$6,363	5,099
Adjustments to reconcile net earnings to net cash used in operating activities:
Equity in undistributed earnings of subsidiaries	(8,265)	(7,118)
Decrease in other assets	346	355
Decrease in accounts payable	(27)	(69)
Amortization of subordinated debt issuance costs	40	182
Stock-based compensation	630	535
Net cash used in operating activities	(913)	(1,016)
Cash flows from investing activity:
Capital infusion to subsidiaries	(28,000)	(8,000)
Cash flows from fmancing activities:
Payments of preferred stock dividends	(1,287)	—
Proceeds from issuance of preferred stock, net of offering costs	29,840	—
Proceeds from exercise of stock options	1,615	1,028
Redemption of subordinated debt	—	(6,250)
Net cash provided by (used in) fmancing activities	30,168	(5,222)
Net increase (decrease) in cash	1,255	(14,238)
Cash at beginning of year	5,028	19,266
Cash at end of year	$6,283	5,028
Noncash transactions:
Accumulated other comprehensive loss, net change in unrealized loss on debt securities available for sale, net of tax	$17,851	26,357
Accumulated other comprehensive loss, fair value adjustment on cash flow hedges, net of tax	$(7)	7
Stock-based compensation expense of subsidiaries	$3,743	2,982

FineMark Holdings, Inc.
Condensed Consolidated Financial Statements
At June 30, 2025 and the three and six month periods ended
June 30, 2025 and 2024 (Reviewed) and at December 31, 2024
(Audited)

Independent Accountant’s Review Report
The Board of Directors and Stockholders
FineMark Holdings, Inc.
Fort Myers, Florida
Results of Review of Interim Financial Information
We have reviewed the accompanying condensed consolidated financial statements of FineMark Holdings, Inc. and Subsidiaries (the “Company”), which comprise the condensed consolidated balance sheet at June 30, 2025, and the related condensed consolidated statements of earnings, comprehensive income, shareholders’ equity for the three and six months ended June 30, 2025 and 2024 and cash flows for the six months ended June 30, 2025 and 2024, and the related notes to the condensed consolidated financial statements.
Based on our reviews, we are not aware of any material modifications that should be made to the accompanying condensed interim financial information for it to be in accordance with accounting principles generally accepted in the United States of America.
Basis for Review Results
We conducted our reviews in accordance with auditing standards generally accepted in the United States of America (“GAAS”) applicable to reviews of interim financial information. A review of condensed interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. A review of condensed interim financial information is substantially less in scope than an audit conducted in accordance with GAAS, the objective of which is an expression of an opinion regarding the financial information as a whole, and accordingly, we do not express such an opinion. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our review. We believe that the results of the review procedures provide a reasonable basis for our conclusion.
Responsibilities of Management for the Interim Financial Information
Management is responsible for the preparation and fair presentation of the condensed interim financial information in accordance with accounting principles generally accepted in the United States of America and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of interim financial information that is free from material misstatement, whether due to fraud or error.

Report on Condensed Balance Sheet as of December 31, 2024
We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet as of December 31, 2024, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for the year then ended (not presented herein); and we expressed an unmodified audit opinion on those audited consolidated financial statements in our report dated February 26, 2025. In our opinion, the accompanying condensed consolidated balance sheet of the Company and subsidiaries as of December 31, 2024, is consistent, in all material respects, with the audited consolidated financial statements from which it has been derived.
HACKER, JOHNSON & SMITH PA
Fort Lauderdale, Florida
August 11, 2025

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
($ in thousands, except share amounts)
	June 30,	December 31,
	2025	2024
	(Unaudited)
Assets
Cash and due from banks	$311,948	366,795
Debt securities available for sale	678,558	807,303
Debt securities held to maturity	$78,912	80,944
Loans, net of allowance for credit losses of $23,114 in 2025 and $23,576 in 2024	2,632,301	2,672,279
Federal Home Loan Bank stock	$19,505	19,494
Federal Reserve Bank stock	7,603	7,548
Premises and equipment, net	$41,773	38,367
Operating lease right-of-use assets	7,485	10,282
Accrued interest receivable	$12,703	13,637
Deferred tax asset	12,486	15,831
Bank-owned life insurance	$76,248	75,267
Other assets	8,829	7,153
Total assets	$3,888,351	4,114,900
Liabilities and Shareholders’ Equity
Liabilities:
Noninterest-bearing demand deposits	696,635	668,036
Savings, NOW and money-market deposits	$2,186,778	2,356,602
Time deposits	174,530	232,843
Total deposits	$3,057,943	3,257,481
Official checks	$7,281	23,339
Federal Home Loan Bank advances	350,000	350,000
Repurchase agreements	$51,948	77,972
Operating lease liabilities	7,610	10,445
Subordinated debt	$27,537	27,517
Other liabilities	13,025	13,111
Total liabilities	$3,515,344	3,759,865
Commitments and contingencies (Notes 1 and 15)
Shareholders’ equity:
Preferred stock, 10,000,000 shares authorized, $.01 par value, 50,000 designated 7.25%, Series B Non-Cumulative Perpetual Convertible, 30,000 shares issued and outstanding	—	—
Common stock, $.01 par value 50,000,000 shares authorized, 12,282,063 and 12,148,343 shares issued and outstanding in 2025 and 2024	122	121
Additional paid-in capital	$253,591	251,323
Retained earnings	144,128	137,661
Accumulated other comprehensive loss	$(24,834)	(34,070)
Total shareholders’ equity	373,007	355,035
Total liabilities and shareholders’ equity	$3,888,351	4,114,900
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Earnings (Unaudited)
($ in thousands, except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Interest income:
Loans	$34,279	33,686	$68,142	65,367
Debt securities	3,482	4,707	7,258	9,137
Interest bearing deposits and other	4,262	4,563	8,043	10,253
Total interest income	42,023	42,956	83,443	84,757
Interest expense:
Deposits	19,520	22,421	39,108	43,534
Other borrowings	578	5,938	1,285	13,048
Federal Home Loan Bank advances	3,807	2,592	7,573	5,146
Subordinated debt	355	370	715	741
Total interest expense	24,260	31,321	48,681	62,469
Net interest income	17,763	11,635	34,762	22,288
Credit loss expense	—	200	—	620
Net interest income after credit loss expense	17,763	11,435	34,762	21,668
Noninterest income:
Trust fees	9,660	8,876	19,244	17,409
Income from bank-owned life insurance	494	477	980	947
Gain on extinguishment of debt	—	—	—	367
Other fees and service charges	574	576	1,152	1,101
Total noninterest income	10,728	9,929	21,376	19,824
Noninterest expenses:
Salaries and employee benefits	14,907	12,844	29,250	24,526
Occupancy	2,647	2,528	5,237	5,027
Information systems	1,889	1,654	3,791	3,326
Professional fees	1,373	566	2,095	1,074
Marketing and business development	496	456	941	945
Regulatory assessments	539	754	1,162	1,516
Other	1,718	1,695	3,379	3,294
Total noninterest expense	23,569	20,497	45,855	39,708
Earnings before income taxes	4,922	867	10,283	1,784
Income taxes	922	101	2,185	207
Net earnings	4,000	766	8,098	1,577
Preferred stock dividends	1,087	562	1,631	562
Earnings available to common shareholders	$2,913	204	$6,467	1,015
Weighted average common shares outstanding – basic	12,284	12,081	12,251	12,046
Weighted average common shares outstanding – diluted	12,555	12,106	12,633	12,072
Per share information: Basic earnings per common share	$0.24	0.02	$0.53	0.08
Diluted earnings per common share	$0.24	0.02	$0.53	0.08
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Comprehensive Income (Unaudited)
($ in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net Earnings	$4,000	766	$8,098	$1,577
Other comprehensive income:
Unrealized holding gain on debt securities available for sale	3,519	6,223	12,355	6,975
Unrealized holding (loss) gain on cash flow hedges	(48)	1	16	(6)
Total other comprehensive income before income tax effect	3,471	6,224	12,371	6,969
Income tax effect	(879)	(1,577)	(3,135)	(1,767)
Total other comprehensive income	2,592	4,647	9,236	5,202
Comprehensive income	$6,592	5,413	17,334	6,779
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Shareholders’ Equity
Three and Six Months Ended June 30, 2025 and 2024 (Unaudited)
($ In thousands)
	Preferred Stock		Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2023	—	$—	11,934,086	$119	$215,497	$132,585	$(51,914)	$296,287
Stock-based compensation	—	—	6,401	—	1,000	—	—	1,000
Net earnings	—	—	—	—	—	811	—	811
Change in unrealized loss on debt securities available for sale, net of tax	—	—	—	—	—	—	561	561
Change in unrealized loss on cash flow hedges, net of tax	—	—	—	—	—	—	(6)	(6)
Proceeds from issuance of preferred stock, net of offering costs	30,000	—			29,956			29,956
Stock units vested	—	—	56,731	—	—	—	—	—
Proceeds from exercise of stock options	—	—	50,675	2	771	—	—	773
Balance at March 31, 2024	30,000	$—	12,047,893	$121	$247,224	$133,396	$(51,359)	$329,382
Stock-based compensation			6,936	—	1,149	—	—	1,149
Net earnings	—	—	—	—	—	766	—	766
Change in unrealized loss on debt securities available for sale, net of tax	—	—	—	—	—	—	4,646	4,646
Change in unrealized loss on cash flow hedges, net of tax	—	—	—	—	—	—	1	1
Proceeds from issuance of preferred stock, net of offering costs	—	—	—	—	(116)	—	—	(116)
Preferred Dividends	—	—	—	—	—	(562)	—	(562)
Stock units vested	—	—	20,386	—	—	—	—	—
Proceeds from exercise of stock options	—	—	2,575	—	38	—	—	38
Balance at June 30, 2024	30,000	$—	12,077,790	$121	$248,295	$133,600	$(46,712)	$335,304
Balance at December 31, 2024	30,000	$—	12,148,343	$121	$251,323	$137,661	$(34,070)	$355,035
Stock-based compensation	—	—	5,512	—	1,050	—	—	1,050
Net earnings	—	—	—	—	—	4,098	—	4,098
Change in unrealized loss on debt securities available for sale, net of tax	—	—	—	—	—	—	6,596	6,596
Change in unrealized loss on cash flow hedges, net of tax	—	—	—	—	—	—	48	48
Preferred Dividends	—	—	—	—	0	(544)	—	(544)
Stock units vested	—	—	107,724	1	—	—	—	1
Common stock retirement			(171)		(5)			(5)
Balance at March 31, 2025	30,000	$—	12,261,408	$122	$252,368	$141,215	$(27,426)	$366,279
Stock-based compensation	—	—		—	1,226	—	—	1,226
Net earnings	—	—	—	—	—	4,000	—	4,000
Change in unrealized loss on debt securities available for sale, net of tax	—	—	—	—	—	—	2,628	2,628
Change in unrealized loss on cash flow hedges, net of tax	—	—	—	—	—	—	(36)	(36)
Preferred Dividends	—	—	—	—	—	(1,087)	—	(1,087)
Stock units vested	—	—	20,747	—	—	—	—	—
Common stock retirement			(92)		(3)			(3)
Balance at June 30, 2025	30,000	$—	12,282,063	$122	$253,591	$144,128	$(24,834)	$373,007
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
($ in thousands)
	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net earnings	$8,098	1,577
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	1,498	1,449
Credit loss expense	—	620
Amortization of deferred loan fees and costs	541	382
Amortization of premiums and discounts on debt securities	481	403
Amortization of subordinated debt issuance costs	20	20
Gain on extinguishment of debt	—	(367)
Decrease (increase) in accrued interest receivable	934	(1,414)
(Increase) decrease in other assets	(1,662)	4,598
Decrease in operating lease liabilities	(2,871)	(984)
Amortization of operating lease right-of-use assets	2,833	984
Deferred income taxes	210	(22)
Income from bank-owned life insurance	(980)	(947)
Decrease in other liabilities	(868)	(10,918)
Decrease in official checks	(16,058)	(2,688)
Stock-based compensation	2,276	2,149
Net cash used in operating activities	(5,548)	(5,158)
Cash flows from investing activities:
Net decrease (increase) in loans	39,675	(122,807)
Purchase of premises and equipment, net	(4,904)	(166)
Debt securities available for sale:
Purchases	(40,204)	(52,938)
Proceeds from principal repayments	7,330	5,504
Proceeds from maturities and calls	173,635	74,016
Debt securities held to maturity:
Proceeds from principal repayments	707	968
Proceeds from maturities and calls	1,185	122
(Purchase) redemption of Federal Home Loan Bank stock	(11)	2,230
Purchase of Federal Reserve Bank stock	(55)	(1,128)
Net cash provided by (used in) investing activities	177,358	(94,199)
Cash flows from financing activities:
Net (decrease) increase in deposits	(199,538)	107,731
Net decrease in other borrowings	—	(50,000)
Net (decrease) increase in repurchase agreements	(26,024)	5,535
Net repayment from Federal Home Loan Bank advances	—	(54,633)
Payments of preferred cash dividends	(1,087)	(18)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited) (continued)
($ in thousands)
	Six Months Ended June 30,
	2025	2024
Proceeds from issuance of preferred stock, net of offering costs	—	29,840
Common stock retirement	(8)	—
Proceeds from exercise of stock options	—	811
Net cash (used in) provided by financing activities	(226,657)	39,266
Net decrease in cash and due from banks	(54,847)	(60,091)
Cash and due from banks at beginning of period	366,795	369,060
Cash and due from banks at end of period	$311,948	308,969
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$48,885	68,981
Noncash transactions:
Accumulated other comprehensive loss, net change in unrealized gain on debt securities available for sale, net of tax	$9,224	5,207
Accumulated other comprehensive gain (loss), fair value adjustment on cash flow hedges, net of tax	$12	(5)
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$36	—
Preferred stock dividends declared included in other liabilities	$544	544

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)
(1) General
Organization.   FineMark Holdings, Inc. (the “Holding Company”) was incorporated on May 31, 2006 and owns 100% of the outstanding common stock of FineMark National Bank & Trust (the “Bank”) (collectively, the “Company”). The Holding Company’s stock is traded on the OTCQX, under the symbol FNBT. The Holding Company’s primary activity is the operation of the Bank. The Bank is a nationally-chartered commercial bank and trust company. The Bank offers a variety of banking and financial services to individual and corporate clients through its fourteen banking offices located in Lee, Collier and Palm Beach County, Florida, Maricopa County, Arizona, and Berkeley County, South Carolina. The deposit accounts of the Bank are insured up to the applicable limits by the Federal Deposit Insurance Corporation (“FDIC”). The Bank also has a trust department which offers investment management, trust administration, estate planning and financial planning services. In 2017, the bank formed FineMark Solar, LLC (“Solar”), a South Carolina Limited Liability Company. The purpose of Solar is to own solar farms located in South Carolina. The bank owns 100% of Solar which operates twelve solar farms that generate renewable energy that is sold to local electric companies. In 2018, the bank formed 8695, LLC, which was created in connection with the acquisition and construction of the Bank’s headquarters.
Management has evaluated all significant events occurring subsequent to the condensed consolidated balance sheet date through August 11, 2025, which is the date the condensed consolidated financial statements were available to be issued, determining no events require additional disclosure in the condensed consolidated financial statements.
The accounting and financial reporting policies of the Company conform, in all material respects, to accounting principles generally accepted in the United States of America (“GAAP”) and to general practices within the banking industry. The condensed consolidated financial statements have not been audited by an independent public accounting firm, but in the opinion of management, reflect all necessary adjustments for a fair presentation of the Company’s consolidated financial position and consolidated results of operations. All adjustments were of a normal and recurring nature. The condensed consolidated financial statements have been prepared in accordance with GAAP for interim financial information. Accordingly, the condensed consolidated financial statements do not include all information and footnotes required by GAAP for complete financial presentation and should be read in conjunction with our consolidated financial statements, and notes thereto, for the year ended December 31, 2024. The results of operations for the three and six months ended June 30, 2025 are not necessarily indicative of the results to be expected for the full year or any future period.
On June 16, 2025, FineMark Holdings, Inc. announced they have entered into a definitive merger agreement (‘the agreement’) with Commerce Bancshares, Inc. (NASDAQ: CBSH) headquartered in Kansas City, Missouri. Pursuant to the agreement Commerce will acquire FineMark in an all-stock transaction valued at approximately $585 million and includes the conversion of outstanding preferred shares. The final transaction value will depend on Commerce’s share price at the time of closing, which is expected on January 1, 2026, subject to shareholder and regulatory approval.
Allowance for Credit Losses (“ACL”).   The following is a summary of the Company’s significant accounting policies with respect to ACL.
ACL — Debt Securities Available for Sale.   Management uses a systematic methodology to determine its ACL for debt securities available for sale. Each quarter management evaluates impairment where there has been a decline in fair value below the amortized cost basis to determine whether there is a credit loss associated with the decline in fair value. The Company first assesses whether it intends to sell, or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis. If either one of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For debt securities that do not meet the aforementioned criteria, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which the fair value is less than the

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)
(1) General (continued)
amortized cost basis, among various other factors, including the nature of the collateral, potential future changes in collateral values, default rates, delinquency rates, third-party guarantees, credit ratings, interest rate changes since purchase, volatility of the security’s fair value and historical loss information for financial assets secured with similar collateral among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis. If the present value of cash flows expected to be collected is less than the amortized cost basis, an ACL is recorded, which is limited by the amount that the fair value is less than the amortized cost basis. Credit losses are calculated individually, rather than collectively. Any impairment that has not been recorded through an ACL is recognized in other comprehensive income.
Changes in the ACL are recorded as credit loss expense. Losses are charged against the ACL when management believes the collectability of the debt security is confirmed or when either of the criteria regarding intent or requirement to sell is met.
Management excludes the accrued interest receivable balance from the amortized cost basis in measuring expected credit losses on the debt securities available for sale and does not record an ACL on accrued interest receivable. As of June 30, 2025 and December 31, 2024 the accrued interest receivable for debt securities available for sale recognized in accrued interest receivable in the accompanying condensed consolidated balance sheets was $2,689,000 and $3,390,000 respectively.
ACL — Debt Securities Held to Maturity.   The Company measures expected credit losses on debt securities held to maturity on a collective basis by major security type. U.S. Government agency securities, Mortgage-backed securities and collateralized mortgage obligations are either explicitly or implicitly guaranteed by the U.S. government, are highly rated by major rating agencies and have a long history of no credit losses. Taxable municipal securities are highly rated by major credit agencies. A debt security is placed on nonaccrual status at the time any principal or interest payments become ninety days delinquent. Interest accrued but not received for a debt security placed on nonaccrual is reversed against interest income. During the periods ended June 30, 2025, there were no debt securities placed on nonaccrual. As of June 30, 2025 and December 31, 2024, the accrued interest receivable for debt securities held to maturity was $346,000 and $358,000, respectively, in the accompanying condensed consolidated balance sheets.
ACL — Loans.   The ACL reflects management’s estimate of losses that will result from the inability of borrowers to make required loan payments. The Company records loans charged-off against the ACL when management believes the uncollectability of a loan balance is confirmed and subsequent recoveries, if any, increase the ACL when they are recognized.
Management uses systematic methodologies to determine its ACL for loans and certain off-balance sheet credit exposures. The ACL is a valuation account that is deducted from the amortized cost basis to present the net amount expected to be collected on the loan portfolio. Management estimates the ACL using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. Historical credit loss experience provides the basis for the estimation of the expected credit losses. Adjustments to historical loss information are made for the differences in current loan-specific risk characteristics such as differences in underwriting standards, portfolio mix, delinquency level, or term as well as changes in environmental conditions, such as changes in unemployment rates, property values, or other relevant factors.
The Company’s estimate of its ACL involves a high degree of judgment; therefore, management’s process for determining expected credit losses may result in a range of expected credit losses.
The Company’s ACL recorded in the condensed consolidated balance sheet reflects management’s best estimate within the range of expected credit losses. The Company recognizes in earnings the amount needed to adjust the ACL for management’s current estimate of expected credit losses. The Company’s ACL is calculated using collectively evaluated and individually evaluated loans.

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)
(1) General (continued)
The ACL is measured on a collective pool basis when similar risk characteristics exist. Loans with similar risk characteristics are grouped into homogenous segments for analysis. The Company’s ACL is measured based on FDIC call report codes as these types of loans exhibit similar risk characteristics. The loan portfolio is further segmented by loan product type, collateral codes, occupancy codes, property code or lien position and are representative of the manner in which the Company lends.
The ACL for each segment is measured through the use of the weighted-average remaining maturity (“WARM”) method. In accordance with the WARM method, an annual loss rate is applied to the amortized cost of an asset or pool of assets over the remaining expected life. The annual loss rate consists of historical and forecasted loss components. The forecasted component is applied using loss rates from historical periods that management believes are representative of economic conditions over a full economic cycle. For certain loan segments with limited credit loss histories, management determined the loss experience of peer banks provides the best basis for its assessment of expected credit losses. Other loan segments with more established loss histories utilize historical loss experience of the Company. Management determined that the appropriate historical loss period will begin the fourth quarter of 2007 and continue through the most recent quarter, which represents a full peak to peak economic cycle.
Included in its systematic methodology to determine its ACL, management considers the need to qualitatively adjust model results for risk factors that are not considered within the Company’s loss estimation process but are nonetheless relevant in assessing the expected credit losses within the loan pools.
These qualitative factors (“Q-Factors”) may increase or decrease management’s estimate of expected credit losses by a calculated percentage based upon the estimated level of risk. The various risks that may be considered in making Q-Factor adjustments include, among other things, the impact of 1) changes in lending policies and procedures, including changes in underwriting standards; 2) changes in international, national, regional and local economic conditions; 3) changes in the volume and severity of past due and nonaccrual status; 4) the effect of any concentrations of credit and changes in the levels of such concentrations; 5) changes in the experience, depth, and ability of lending management; 6) changes in nature and volume of the portfolio; 7) trends in underlying collateral values; 8) changes in the quality of the loan review system and 9) the effect of other external factors (i.e., competition, legal and regulatory requirements) on the level of estimated credit losses.
The annual loss rates, as defined above, adjusted for Q-Factors, are applied to the amortized loan balances over each subsequent period and aggregated to arrive at the General ACL. The amortized loan balances are adjusted based on management’s estimate of loan repayments in future periods.
When a loan no longer shares similar risk characteristics with its segment, the asset is assessed to determine whether it should be included in another segment or should be individually evaluated. The Company has adopted the collateral maintenance practical expedient to measure the ACL based on the fair value of collateral. Collateral dependent loans are loans for which the repayment is expected to be provided substantially through the operation or sale of the collateral and the borrower is experiencing financial difficulty. These loans do not share common risk characteristics and are not included within the collectively evaluated loans for determining ACL. A Specific ACL is calculated on an individual loan basis based on the shortfall between the fair value of the loan’s collateral, which is adjusted for selling costs, and amortized cost. If the fair value of the collateral exceeds the amortized cost, no allowance is required. Financial assets that have been individually evaluated can be returned to a pool for purposes of estimating the expected credit loss to the extent as their credit profile improves and that the repayment terms were not considered to be unique to the asset.
Management measures expected credit losses over the contractual term of a loan. The contractual term excludes expected extensions, renewals, and modifications unless either of the following applies:
—
Management has a reasonable expectation at the reporting date that a loan modification will be executed with an individual borrower.

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)
(1) General (continued)
—
The extension or renewal options are included in the original or modified contract at the reporting date and are not unconditionally cancellable by the Company.

The Company follows its nonaccrual policy by reversing contractual interest income in the condensed consolidated statements of earnings when the Company places a loan on nonaccrual status. Therefore, management excludes the accrued interest receivable balance from the amortized cost basis in measuring expected credit losses on the portfolio and does not record an ACL on accrued interest receivable. As of June 30, 2025 and December 31, 2024, the accrued interest receivable for loans recorded in accrued interest receivable in the accompanying condensed consolidated balance sheets was $9,045,000 and $9,203,000, respectively.
ACL — Off-Balance Sheet Credit Exposures.   The Company has a variety of assets that have a component that qualifies as an off-balance sheet exposure. These primarily include commitments to extend credit, standby letters of credit, and unfunded commitments under revolving lines of credit. The Company estimates expected credit losses over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit, unless that obligation is unconditionally cancellable by the Company. Management has determined that a majority of the Company’s off-balance-sheet credit exposures are not unconditionally cancellable.
The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over their expected lives. Management used its judgement to determinate funding rates. Management applied the funding rates, along with the loss factor rate determined for each pooled loan segment, to unfunded loan commitments, excluding unconditionally cancellable exposures and letters of credit, to arrive at the reserve for unfunded loan commitments.
As of June 30, 2025 and December 31, 2024, the liability recorded for expected credit losses on unfunded commitments was $265,000 and $27,000, respectively, and is included in “other liabilities” in the accompanying condensed consolidated balance sheets. The current adjustment to the ACL for unfunded commitments is recognized through credit loss expense in the condensed consolidated statements of earnings.
Derivative Financial Instruments.   Derivative financial instruments are recognized as assets or liabilities in the accompanying condensed consolidated balance sheets and measured at fair value.
At the inception of a derivative contract, the Company designates the derivative as one of three types based on the Company’s intentions and belief as to likely effectiveness as a hedge. These three types are (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (“fair value hedge”), (2) a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow hedge”), or (3) an instrument with no hedging designation (“stand-alone derivative”). For a fair value hedge, the gain or loss on the derivative, as well as the offsetting loss or gain on the hedged item, are recognized in earnings as fair values change. For a cash flow hedge, the gain or loss on the derivative is reported in accumulated other comprehensive loss and is reclassified into earnings in the same periods during which the hedged transaction affects earnings. For both types of hedges, changes in the fair value of derivatives that are not highly effective in hedging the changes in fair value or expected cash flows of the hedged item are recognized immediately in earnings. Changes in the fair value of stand-alone derivatives are reported currently in earnings, as other noninterest income.
Net cash settlements on derivatives that qualify for hedge accounting are recorded in interest income or interest expense, based on the item being hedged. Net cash settlements on stand-alone derivatives are reported in other noninterest income. Cash flows on hedges are classified in the condensed consolidated statements of cash flows the same as the cash flows of the items being hedged.
The Company formally documents the relationship between derivatives and hedged items, as well as the risk-management objective and the strategy for undertaking hedge transactions at the inception of the

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)
(1) General (continued)
hedging relationship. This documentation includes linking fair value or cash flow hedges to specific assets and liabilities in the condensed consolidated balance sheets or to specific firm commitments or forecasted transactions. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivative instruments that are used are highly effective in offsetting changes in fair values or cash flows of the hedged items. The Company discontinues hedge accounting when it determines that the derivative is no longer effective in offsetting changes in the fair value or cash flows of the hedged item, the derivative is settled or terminates, a hedged forecasted transaction is no longer probable, a hedged firm commitment is no longer firm, or treatment of the derivative as a hedge is no longer appropriate or intended.
When hedge accounting is discontinued, subsequent changes in fair value of the derivative are recorded as other noninterest income. When a fair value hedge is discontinued, the hedged asset or liability is no longer adjusted for changes in fair value and the existing basis adjustment is amortized or accreted over the remaining life of the asset or liability. When a cash flow hedge is discontinued but the hedged cash flows or forecasted transactions are still expected to occur, gains or losses that were in accumulated other comprehensive loss are amortized into earnings over the same periods which the hedged transactions will affect earnings.
The Company is exposed to losses if a counterparty fails to make its payments under a contract in which the Company is in the net receiving position. The Company anticipates that the counterparties will be able to fully satisfy their obligations under the agreements. All the contracts to which the Company is a party settle monthly or quarterly. In addition, the Company obtains collateral above certain thresholds of the fair value of its derivatives for each counterparty based upon their credit standing and the Company has netting agreements with the dealers with which it does business.
Interest-Rate Swap Agreements.   For asset/liability management purposes, the Company uses interest- rate swap agreements to hedge various exposures or to modify interest-rate characteristics of various balance sheet accounts. Such derivatives are used as part of the asset/liability management process and are linked to specific assets or liabilities, and have high correlation between the contract and the underlying item being hedged, both at inception and throughout the hedge period.
The Company used the interest-rate swap agreements to convert a portion of its fixed-rate loans to variable rate (fair value hedge). Interest-rate swaps are contracts in which a series of interest rate flows are exchanged over a prescribed period. The notional amount on which the interest payments are based is not exchanged.
Comprehensive Income.   Accounting principles generally require that recognized revenue, expenses, gains and losses be included in earnings. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale debt securities and fair value adjustments on cash flow hedges, are reported as a separate component of the equity section of the condensed consolidated balance sheet, such items along with net earnings, are components of comprehensive income.
The components of accumulated other comprehensive loss are as follows ($ in thousands):
	At June 30, 2025	At December 31, 2024
Unrealized loss on debt securities available for sale	$(33,281)	(45,635)
Fair value adjustments on cash flow hedges	16	—
Gross unrealized amount	$(33,265)	(45,635)
Income tax benefit	8,431	11,565
Accumulated other comprehensive loss	$(24,834)	(34,070)

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)
(1) General (continued)
Earnings Per Share.   Earnings per share (“EPS”) has been computed on the basis of the weighted- average number of shares of common stock outstanding. The impact of convertible preferred stock on diluted earnings per share is computed using the if-converted method. For the three and six months ended June 30, 2025 and 2024 the convertible preferred stock was excluded from the diluted EPS computation because it was antidilutive. Outstanding stock options and unvested restricted stock units are considered dilutive securities for purposes of calculating diluted EPS which was computed using the treasury stock method ($ in thousands, except per share amounts):
	2025			2024
	Earnings	Weighted- Average Shares	Per Share Amount	Earnings	Weighted- Average Shares	Per Share Amount
Three Months Ending June 30:
Basic EPS:
Net earnings available to common shareholders	$2,913	12,283,878	$0.24	$204	12,081,078	$0.02
Effect of dilutive securities – Incremental shares from unvested restricted stock units and assumed conversion of options		270,844			25,164
Diluted EPS:
Net earnings available to common shareholders	$2,913	12,554,722	$0.24	$204	$12,106,242	$0.02
Six Months Ending June 30:
Basic EPS:
Net earnings available to common shareholders	$6,467	12,251,047	$0.53	$1,015	12,046,328	$0.08
Effect of dilutive securities – Incremental shares from unvested restricted stock units and assumed conversion of options		382,073			25,633
Diluted EPS:
Net earnings available to common shareholders	$6,467	12,633,120	$0.53	$1,015	12,071,961	$0.08
Recent Pronouncements.   In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-09, “Improvements to Income Tax Disclosures.” ASU 2023-09 requires disclosure of specific categories in the income tax rate reconciliation and requires additional information for reconciling items that meet a quantitative threshold. The standard requires an annual disclosure of income taxes paid, net of refunds received, disaggregated by federal, state and foreign taxes and to disaggregate the information by jurisdiction based on a quantitative threshold. The standard is effective for fiscal years beginning after December 15, 2024 and early adoption is permitted. The adoption of this standard did not have a material impact on the Company’s disclosures.
In November 2024, the FASB issued ASU 2024-03, “Expense Disaggregation Disclosures.” ASU 2024-03 requires disclosure to disaggregate prescribed expenses within relevant income statement captions. The standard is effective for fiscal years beginning after December 15, 2026 and for interim periods after December 15, 2027. Early adoption is permitted. The Company is evaluating the impact of the changes to its existing disclosures.

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)
(2) Debt Securities
The carrying amount of securities and their fair values are as follows ($ in thousands):
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available for sale:
At June 30, 2025:
U.S. Government agency securities	$348,487	1	(10,761)	337,727
Corporate debt securities	—	—	—	—
Mortgage-backed securities	70,012	55	(6,950)	63,117
Collateralized mortgage obligations	39,602	1	(2,441)	37,162
SBA Securities	8,425	15	(26)	8,414
U.S. Treasuries	50,114	—	(597)	49,517
Taxable municipal securities	195,199	5	(12,583)	182,621
Total	$711,839	77	(33,358)	678,558
At December 31, 2024:
U.S. Government agency securities	428,442	48	(16,859)	411,631
Corporate debt securities	11,944	12	—	11,956
Mortgage-backed securities	62,605	41	(7,903)	54,743
Collateralized mortgage obligations	43,818	—	(3,268)	40,550
SBA Securities	9,088	—	(47)	9,041
U.S. Treasuries	80,188	—	(1,508)	78,680
Taxable municipal securities	216,853	3	(16,154)	200,702
Total	$852,938	104	(45,739)	807,303
Securities held to maturity:
At June 30, 2025:
U.S. Government agency securities	20,689	—	(2,153)	18,536
Mortgage-backed securities	29,085	—	(4,861)	24,224
Collateralized mortgage obligations	4,529	—	(135)	4,394
Taxable municipal securities	24,609	—	(550)	24,059
Total	$78,912	—	(7,699)	71,213
At December 31, 2024:
U.S. Government agency securities	20,783	—	(2,767)	18,016
Mortgage-backed Securities	29,816	—	(5,220)	24,596
Collateralized mortgage obligations	4,536	—	(198)	4,338
Taxable municipal securities	25,809	—	(858)	24,951
Total	$80,944	—	(9,043)	71,901

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)
(2) Debt Securities (continued)
Available-for-sale securities measured at fair value on a recurring basis are summarized below ($ in thousands):
	Fair Value Measurements Using
	Fair Value	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
June 30, 2025:
U.S. Government agency securities	$337,727	—	337,727	—
Mortgage-backed securities	63,117	—	63,117	—
Collateralized mortgage obligations	37,162	—	37,162	—
SBA securities	8,414	—	8,414	—
U.S. Treasuries	49,517	49,517	—	—
Taxable municipal securities	182,621	—	182,621	—
Total	$678,558	49,517	629,041	—
December 31, 2024:
U.S. Government agency securities	411,631	—	411,631	—
Corporate debt securities	11,956	—	11,956	—
Mortgage-backed securities	54,743	—	54,743	—
Collateralized mortgage obligations	40,550	—	40,550	—
SBA Securities	9,041	—	9,041	—
U.S. Treasuries	78,680	78,680	—	—
Taxable municipal securities	200,702	—	200,702	—
Total	$807,303	78,680	728,623	—
The scheduled maturities of securities at June 30, 2025 are as follows ($ in thousands):
	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in less than one year	$262,392	258,668	17,732	17,336
Due from one to five years	264,610	251,972	27,458	25,162
Due from five to ten years	68,431	61,322	—	—
Due in over ten years	6,792	6,317	108	97
Mortgage-backed securities	70,012	63,117	29,085	24,224
Collateralized mortgage obligations	39,602	37,162	4,529	4,394
Total	$711,839	678,558	78,912	71,213

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)
(2) Debt Securities (continued)
Securities with gross unrealized losses, aggregated by length of time that individual securities have been a continuous loss position, are as follows ($ in thousands):
	Less Than Twelve Months		More Than Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
Securities available for sale
June 30, 2025:
U.S. Government agency securities	$(15)	19,985	(10,746)	307,740
Mortgage-backed securities	(359)	18,153	(6,591)	40,349
Collateralized mortgage obligations	(10)	499	(2,431)	34,497
SBA securities	(2)	602	(24)	3,174
U.S. Treasuries	—	—	(597)	49,518
Taxable Municipal securities	—	—	(12,583)	172,682
Total	$(386)	39,239	(32,972)	607,960
December 31, 2024:
U.S. Government agency securities	(16)	9,984	(16,843)	351,605
Mortgage-backed securities	(367)	12,484	(7,536)	40,672
Collateralized mortgage obligations	(25)	3,965	(3,243)	36,585
SBA Securities	(11)	5,639	(36)	3,402
U.S. Treasuries	—	—	(1,508)	78,680
Taxable Municipal securities	—	—	(16,154)	199,266
Total	$(419)	32,072	(45,320)	710,210
Securities held to maturity
June 30, 2025:
U.S. Government agency securities	$—	—	(2,153)	18,536
Mortgage-backed securities	—	—	(4,862)	24,224
Collateralized mortgage obligations	—	—	(135)	4,394
Taxable Municipal securities	—	—	(549)	24,059
Total	$—	—	(7,699)	71,213
December 31, 2024:
U.S. Government agency securities	—	—	(2,767)	18,016
Mortgage-backed securities	—	—	(5,220)	24,596
Collateralized mortgage obligations	—	—	(198)	4,338
Taxable Municipal securities	—	—	(858)	24,951
Total	$—	—	(9,043)	71,901
At June 30, 2025 and December 31, 2024, the unrealized losses on two hundred and ninety nine and two hundred and ninety seven investment debt securities, respectively, were caused by interest-rate changes.
Management evaluates debt securities for impairment where there has been a decline in fair value below the amortized cost basis of a security to determine whether there is a credit loss associated with the

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)
(2) Debt Securities (continued)
decline in fair value on at least a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the financial condition and near-term prospects of the issuer including looking at default and delinquency rates, (2) the outlook for receiving the contractual cash flows of the investments, (3) the length of time and the extent to which the fair value has been less than cost, (4) the intent and ability to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value or for a debt security whether it is more-likely-than-not that the Company will be required to sell the debt security prior to recovering its fair value, (5) the anticipated outlook for changes in the general level of interest rates, (6) credit ratings, (7) third party guarantees, and (8) collateral values. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, the results of reviews of the issuer’s financial condition, and the issuer’s anticipated ability to pay the contractual cash flows of the investments.
The Company performed an analysis that determined that the mortgage-backed securities, collateralized mortgage obligations, U.S. government agency securities, and U.S. treasuries have a zero expected credit loss as they have the full faith and credit backing of the U.S. government or one of its agencies. Municipal bonds and corporate debt securities that do not have a zero expected credit loss are evaluated at least quarterly to determine whether there is a credit loss associated with a decline in fair value. All debt securities in an unrealized loss position as of June 30, 2025 and December 31, 2024 continue to perform as scheduled and the Company does not believe that there is a credit loss or that a credit loss expense is necessary. Also, as part of the evaluation of the intent and ability to hold investments for a period of time sufficient to allow for any anticipated recovery in the market, the Company considers investment strategy, cash flow needs, liquidity position, capital adequacy and interest rate risk position. The Company does not currently intend to sell the investments within the portfolio, and it is not more- likely-than-not that a sale will be required.
Management continues to monitor all investments with a high degree of scrutiny. There can be no assurance that in a future period that conditions existing at that time indicate some or all of its securities may be sold or would require a charge to earnings as a credit loss expense in such periods.
At June 30, 2025 and December 31, 2024, securities with a fair value of $468.9 million and $501.8 million, respectively, were pledged to secure repurchase agreements, State of Florida deposits and trust operations.
(3) Loans
A significant portion of the loan portfolio is concentrated among borrowers in Southwest Florida, Palm Beach, Florida, Scottsdale, Arizona, and Charleston, South Carolina and a substantial portion of the portfolio is collateralized by real estate in these areas. In general, the ability of single family residential and consumer borrowers to honor their repayment commitments is generally dependent on the level of overall economic activity within the market area and real estate values. The ability of commercial borrowers to honor their repayment commitments is dependent on the general economy as well as the health of the real estate economic sector in the Company’s market areas.

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)
(3) Loans (continued)
The components of loans by segment and class are as follows ($ in thousands):
	At
	June 30, 2025	December 31, 2024
Real estate mortgage:
Commercial real estate	$358,297	351,523
Residential real estate	1,610,553	1,582,437
Construction and land development	231,222	313,419
Total real estate mortgage	2,200,072	2,247,379
Commercial	235,479	247,050
Personal	217,250	198,790
Total loans	2,652,801	2,693,219
Add (subtract):
Deferred loan costs, net	2,614	2,636
Allowance for credit losses	(23,114)	(23,576)
Loans, net	$2,632,301	2,672,279
The Company has divided the loan portfolio into three portfolio segments, each with different risk characteristics and methodologies for assessing risk. All loans are underwritten based upon standards set forth in the policies approved by the Company’s board of directors. The portfolio segments identified by the Company are as follows:
Real Estate Mortgage.   Real estate mortgage loans are typically segmented into three classes: Commercial real estate, Residential real estate and Construction and land development. Commercial real estate loans are secured by the subject property and are approved based on standards which include, among other factors, loan to value limits, cash flow coverage and the general creditworthiness of the obligors. Residential real estate loans are approved based on repayment capacity and source, value of the underlying property, credit history and stability. Construction and land development loans are to borrowers to finance the construction of owner occupied and leased properties. These loans are categorized as construction and land loans during the construction period, later converting to commercial or residential real estate loans after the construction is complete and amortization of the loan begins. Construction and land development loans are approved based on an analysis of the borrower and guarantor, the viability of the project and on an acceptable percentage of the appraised value of the property securing the loan. Construction and land development loan funds are disbursed periodically based on the percentage of construction completed. The Company carefully monitors these loans with on-site inspections and requires the receipt of lien waivers on funds advanced. Construction and land loans are typically secured by the properties under development or construction, and personal guarantees are typically obtained. Further, to assure that reliance is not placed solely on the value of the underlying property, the Company considers the market conditions and feasibility of proposed projects, the financial condition and reputation of the borrower and guarantors, the amount of the borrower’s equity in the project, independent appraisals, cost estimates and pre-construction sale information. The Company also makes loans on occasion for the purchase of land for future development by the borrower. Land development loans are extended for either commercial or residential use by the borrower. The Company carefully analyzes the intended use of the property and the viability thereof.
Commercial.   Commercial loans are primarily underwritten on the basis of the borrowers’ ability to service such debt from income. The cash flows of borrowers, however, may not be as expected and the

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)
(3) Loans (continued)
collateral securing these loans may fluctuate in value. As a general practice, the Company takes as collateral a security interest in any available real estate, equipment, or other chattel, although loans may also be made on an unsecured basis. Collateralized working capital loans typically are secured by short-term assets whereas long-term loans are primarily secured by long-term assets.
Personal.   Personal loans are extended for various purposes, including purchases of automobiles, recreational vehicles, and boats. The Company also offers home improvement loans, lines of credit, personal loans, personal investment account secured loans, and deposit account collateralized loans. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas such as unemployment levels. Personal loans are extended after a credit evaluation, including the creditworthiness of the borrower(s), the purpose of the credit, and the secondary source of repayment. Personal loans are made at fixed and variable interest rates and may be made on terms of up to ten years. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.
The allowance is an estimate, and ultimate losses may vary from management’s estimate. Changes in the estimate are recorded in the results of operations in the period in which they become known, along with provisions for estimated losses incurred during that period.
An analysis of the change in the ACL for the three and six months ended June 30, 2025 and 2024 follows ($ in thousands):
	Real Estate Mortgage	Commercial	Personal	Total
Three Months Ended June 30, 2025:
Beginning balance	$20,301	1,588	1,239	23,128
Credit loss expense (income)	34	(12)	(22)	—
Recoveries/(charge offs), net	—	9	(23)	(14)
Ending balance	20,335	1,585	1,194	23,114
Six Months Ended June 30, 2025:
Beginning balance	$20,856	1,738	982	23,576
Credit loss (income) expense	(521)	48	235	(238)
Recoveries/(charge offs), net	—	(201)	(23)	(224)
Ending balance	20,335	1,585	1,194	23,114
During the three and six months ended June 30, 2025, total credit loss expense related to unfunded commitments was $0 and $238,000, respectively.
Three Months Ended June 30, 2024:
Beginning balance	20,347	1,556	1,451	23,354
Credit loss (income) expense	581	146	(527)	200
Recoveries	—	15	—	15
Ending balance	$20,928	1,717	924	23,569
Six Months Ended June 30, 2024:
Beginning balance	20,575	1,394	1,503	23,472
Credit loss expense (income)	353	932	(575)	710
Recoveries	—	(609)	(4)	(613)
Ending balance	$20,928	1,717	924	23,569

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)
(3) Loans (continued)
During the three and six months ended June 30, 2024, total credit loss income related to unfunded commitments was $0 and $(90,000), respectively.
The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors.
The Company analyzes loans individually by classifying the loans as to credit risk. Loans classified as substandard or special mention over $50,000 are reviewed regularly by the Company for further deterioration or improvement to determine if they are appropriately classified and whether there is any impairment. All loans are graded upon initial issuance. Further, most commercial and commercial real estate loans over $1,000,000 are reviewed annually to determine the appropriate loan grading. In addition, during the renewal process of any loan, as well as if a loan becomes past due, the Company will determine the appropriate loan grade.
Loans excluded from the review process above are generally classified as pass credits until: (a) they become 90 days past due; (b) management becomes aware of deterioration in the credit worthiness of the borrower; or (c) the customer contacts the Company for a modification. In these circumstances, the loan is specifically evaluated for potential classification as to special mention, substandard or even charged-off. The Company uses the following definitions for risk ratings:
Pass — A Pass loan’s primary source of loan repayment is satisfactory, with secondary sources very likely to be realized if necessary.
Special Mention — A Special Mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in the deterioration of the repayment prospects for the asset or the Company’s credit position at some future date. Special Mention loans are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.
Substandard — A Substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well- defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.
Doubtful — A loan classified Doubtful has all the weaknesses inherent in one classified Substandard with the added characteristics that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.
Loss — A loan classified Loss is considered uncollectible and of such little value that continuance as a bankable asset is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is being written off as a basically worthless asset even though partial recovery may be effected in the future.

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)
(3) Loans (continued)
The following summarizes the loan credit quality ($ in thousands):
	Real Estate Mortgage
	Commercial Real Estate	Residential Real Estate	Construction and Land Development	Commercial	Personal	Total
At June 30, 2025:
Credit Risk Profile by Internally
Assigned Grade:
Pass	352,467	1,608,165	231,222	235,479	217,101	2,644,434
Special Mention	5,830	—	—	—	131	5,961
Substandard	—	2,388	—	—	18	2,406
Total	$358,297	1,610,553	231,222	235,479	217,250	2,652,801
At December 31, 2024:
Credit Risk Profile by Internally
Assigned Grade:
Pass	346,134	1,580,097	311,139	246,829	198,575	2,682,774
Special Mention	5,389	276	—	—	191	5,856
Substandard	—	2,064	2,280	221	24	4,589
Total	$351,523	1,582,437	313,419	247,050	198,790	2,693,219

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)
(3) Loans (continued)
The Company’s loans as of June 30, 2025 based on year of origination within each credit quality indicator are as follows:
	Term Loans Amortized Cost by Origination Year
	2025	2024	2023	2022	2021	Prior	Revolving Loans Amortized Cost	Revolving Loans Converted to Term Loans	Total
Commercial Real Estate:
Pass	23,905	11,166	43,882	76,759	79,052	113,739	3,964	$—	$352,467
Special Mention	—	—	—	—	—	4,961	869	—	5,830
Substandard	—	—	—	—	—	—	—	—	—
Total Commercial Real Estate	23,905	11,166	43,882	76,759	79,052	118,700	4,833	—	358,297
Residential Real Estate:
Pass	91,019	161,625	165,746	240,183	241,281	501,414	206,897	—	1,608,165
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	677	201	417	272	781	40	—	2,388
Total Residential Real Estate	91,019	162,302	165,947	240,600	241,553	502,195	206,937	—	1,610,553
Construction & Land Development:
Pass	18,788	20,419	74,958	90,475	10,383	13,748	2,451	—	231,222
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Total Construction & Land Development	18,788	20,419	74,958	90,475	10,383	13,748	2,451	—	231,222
Commercial:
Pass	1,357	62,367	24,433	22,913	10,709	20,336	93,364	—	235,479
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Total Commercial	1,357	62,367	24,433	22,913	10,709	20,336	93,364	—	235,479
Personal:
Pass	4,482	5,616	7,269	10,627	3,660	12,295	173,078	74	217,101
Special Mention	—	—	—	—	—	—	131	—	131
Substandard	—	—	—	18	—	—	—	—	18
Total Personal	4,482	5,616	7,269	10,645	3,660	12,295	173,209	74	217,250
Total Loans	$139,551	$261,870	$316,489	$441,392	$345,357	$667,274	$480,794	$74	$2,652,801

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)
(3) Loans (continued)
There was one commercial loan for $221,000 and one personal loan for 23,000 that were written off during the period ended June 30, 2025 with an origination year of 2022 and 2024, respectively.
The Company’s loans as of December 31, 2024 based on year of origination within each credit quality indicator are as follows:
	Term Loans Amortized Cost by Origination Year
	2024	2023	2022	2021	2020	Prior	Revolving Loans Amortized Cost	Revolving Loans Converted to Term Loans	Total
Commercial Real Estate:
Pass	10,577	35,638	79,555	83,166	41,535	86,873	8,790	—	$346,134
Special Mention	—	—	—	—	—	5,000	389	—	5,389
Substandard	—	—	—	—	—	—	—	—	—
Total Commercial Real Estate	10,577	35,638	79,555	83,166	41,535	91,873	9,179	—	351,523
Residential Real Estate:
Pass	184,128	166,245	257,586	257,293	192,594	341,363	180,888	—	1,580,097
Special Mention	—	—	—	—	—	276	—	—	276
Substandard	—	—	—	281	—	1,743	40	—	2,064
Total Residential Real Estate	184,128	166,245	257,586	257,574	192,594	343,382	180,928	—	1,582,437
Construction & Land Development:
Pass	21,609	131,508	104,744	13,395	10,704	3,843	25,336	—	311,139
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	2,280	—	—	—	—	—	2,280
Total Construction & Land Development	21,609	131,508	107,024	13,395	10,704	3,843	25,336	—	313,419
Commercial:
Pass	69,987	27,889	24,345	11,960	5,215	16,514	89,807	1,112	246,829
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	221	—	—	—	—	—	221
Total Commercial	69,987	27,889	24,566	11,960	5,215	16,514	89,807	1,112	247,050
Personal:
Pass	6,656	8,346	13,046	4,134	10,036	2,783	153,574	—	198,575
Special Mention	—	—	—	—	—	—	191	—	191
Substandard	24	—	—	—	—	—	—	—	24
Total Personal	6,680	8,346	13,046	4,134	10,036	2,783	153,765	—	198,790
Total Loans	$292,981	$369,626	$481,777	$370,229	$260,084	$458,395	$459,015	$1,112	$2,693,219

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)
(3) Loans (continued)
Total loans written off during the year ended December 31, 2024 totaled $790,000. The loans written off consisted of one commercial loan for $631,000, origination year of 2020, one commercial loan for $150,000, origination year of 2022, and two personal loans totaling $9,000, with origination years of 2022 and 2024.
Age analysis of past-due loans is as follows ($ in thousands):
	Accruing Loans
	30 – 59 Days Past Due	60 – 89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Current	Nonaccrual Loans	Total Loans
At June 30, 2025:
Real estate mortgage:
Commercial real estate	$—	—	—	—	358,297	—	358,297
Residential real estate	—	—	40	40	1,609,863	650	1,610,553
Construction and land development	—	—	—	—	231,222	—	231,222
Commercial	—	—	—	—	235,479	—	235,479
Personal	—	—	—	—	217,250	—	217,250
Total	$—	—	40	40	2,652,111	650	2,652,801
At December 31, 2024:
Real estate mortgage:
Commercial real estate	—	—	—	—	351,523	—	351,523
Residential real estate	1,856	1,112	1,328	4,296	1,577,723	418	1,582,437
Construction and land development	—	2,280	—	2,280	311,139	—	313,419
Commercial	—	—	—	—	246,829	221	247,050
Personal	13	—	—	13	198,777	—	198,790
Total	$1,869	3,392	1,328	6,589	2,685,991	639	2,693,219
The following table presents the amortized cost basis of loans on nonaccrual status at June 30, 2025 and December 31, 2024:
	Nonaccrual with No Allowance for Credit Loss	Nonaccrual with an Allowance for Credit Loss	Total Nonaccrual Loans
At June 30, 2025:
Residential real estate	$650	$—	650
At December 31, 2024:
Residential real estate	418	$—	418
Personal	221	—	221
Total	$639	$—	$639
The Company did not recognize any interest income on nonaccrual loans during the three and six months ended June 30, 2025 and 2024.

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)
(4) Other Borrowings
The Company enters into repurchase agreements with customers. These agreements require the Company to pledge securities as collateral for the balance in the accounts. At June 30, 2025 and December 31, 2024, the balance totaled $51,948,000 and $77,972,000 respectively, and the Company had pledged securities as collateral for these agreements with a carrying value of $56,454,000 and $85,187,000 respectively.
At June 30, 2025, the Company had $60 million available under an unsecured federal funds purchase facility. The Company has a line of credit with the Federal Reserve Bank under which the Company may draw up to $493.0 million. The line is secured by $634.4 million in loans. There were no borrowings under these lines as of June 30, 2025, and December 31, 2024.
(5) Shareholders’ Equity
Stock Repurchase Plan.   The Company’s Stock Repurchase Plan authorizes the repurchase of up to $15.0 million of the Company’s outstanding common stock. This authority may be exercised from time to time and in such amounts as market conditions warrant, and subject to regulatory considerations. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, market conditions, and other corporate liquidity requirements and priorities. Since the Stock Repurchase Plan’s inception, 64,924 shares had been repurchased, totaling $1.6 million, at an average price of $24.84. There were 263 shares repurchased for the period ending June 30, 2025 and no repurchases for the period ending June 30, 2024.
(6) Federal Home Loan Bank Advances and Other Available Credit
A summary of FHLB advances follows ($ in thousands):
Maturing in the Year Ending December 31,	Fixed or Variable Rate	Weighted- Average Interest Rate	At
			June 30, 2025	December 31, 2024
2026	Fixed	4.32%	266,000	266,000
2027	Fixed	4.26%	84,000	84,000
			$350,000	350,000
The Company has entered into a collateral agreement with the FHLB which consists of a blanket lien on qualifying real estate loans. As of June 30, 2025 and December 31, 2024, the Company had remaining available borrowing capacity of $561.1 million and $578.5 million, respectively.
During the three and six month periods ended June 30, 2025 the Company did not prepay any FHLB advances and did not recognize any gain on extinguishment of debt. During the three and six months period ended June 2024, the Company prepaid certain FHLB advances with a total carrying amount of $95 million and recorded a net gain on extinguishment of debt of $367,000. The gain resulted from the difference in interest rates between the current market rate and the interest rate on the debt obligations.
(7) Subordinated Debt
In 2018 the Company issued $30,000,000 face value of subordinated debt (the “2018 Subordinated Debt”) due June 30, 2028. The 2018 Subordinated Debt had a fixed annual interest rate of 5.875% until June 30, 2023, at which time the rate will become an annual floating rate equal to three-month Secured Overnight Financing Rate (“SOFR”), determined quarterly, plus 323.2 basis points. Interest is payable in arrears on March 31, June 30, September 30 and December 31, of each year through the maturity date, unless redeemed. The Company may, at its option, beginning June 29, 2023, and on any scheduled interest payment date thereafter, redeem the Subordinated Debt, in whole or in part, at 100% of the principal amount of the Subordinated Debt plus any accrued and unpaid interest. As of June 30, 2025, $6,250,000 was left to redeem.

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)
(7) Subordinated Debt (continued)
In 2020, the Company issued $21,300,000 face value of subordinated debt due November 30, 2030, (the “2020 Subordinated Debt”). The 2020 Subordinated Debt has a fixed annual interest rate of 4.25% until November 30, 2025, at which time the rate will become an annual floating rate equal to three- month SOFR, determined quarterly, plus 400.6 basis points. Interest is payable in arrears semi- annually on May 31 and November 30 of each year through November 30, 2025, then quarterly until the maturity date, unless redeemed. The Company may, at its option, beginning November 30, 2025, and on any scheduled interest payment date thereafter, redeem the 2020 Subordinated Debt, in whole or in part, at 100% of the principal amount of the 2020 Subordinated Debt plus accrued and unpaid interest.
The 2020 and 2018 Subordinated Debt was structured to comply with certain regulatory requirements which provide for qualification as Tier 2 Capital. The 2020 and 2018 Subordinated Debt is subject to certain affirmative and negative covenants and at June 30, 2025, the Company was in compliance with the covenants.
The following is a summary of Subordinated Debt ($ in thousands):
Subordinated debt at December 31, 2023	$27,477
Amortization of issuance costs	20
Subordinated debt at June 30, 2024	$27,497
Subordinated debt at December 31, 2024	$27,517
Amortization of issuance costs	20
Subordinated debt at June 30, 2025	$27,537
(8) Financial Instruments with off-Balance Sheet Credit Risk
The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to extend credit, unused lines of credit, and standby letters of credit and may involve, to varying degrees, elements of credit risk in excess of the amount recognized in the condensed consolidated balance sheets. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.
The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, unused lines of credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.
Commitments to extend credit are agreements to lend to a customer as long as there are no violations of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and normally generate a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each borrower’s creditworthiness is evaluated on a case-by-case basis the same as other extensions of credit.
Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Under the standby letters of credit, the Company is required to make payments to the beneficiary of the letters of credit upon request by the beneficiary contingent upon the customer’s failure to perform under the terms of the underlying contract with the beneficiary. Standby letters of credit extend up to one year. At June 30, 2025, there was no liability to beneficiaries resulting from standby letters of credit. At June 30, 2025, a substantial portion of the standby letters of credit

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)
(8) Financial Instruments with off-Balance Sheet Credit Risk (continued)
were supported by pledged collateral. Should the Company be required to make payments to the beneficiary, repayment from the customer to the Company is required.
Commitments to extend credit, unused lines of credit and standby letters of credit typically result in loans with a market interest rate when funded. A summary of the amounts of the Company’s financial instruments with off-balance sheet risk at June 30, 2025, follows ($ in thousands):
Commitments to extend credit	$160,876
Unused lines of credit	$666,358
Standby letters of credit	$4,904
(9) Fair Value of Financial Instruments
The carrying amounts and estimated fair values of the Company’s financial instruments, are as follows ($ in thousands):
	Level	June 30, 2025		December 31, 2024
		Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks	1	$311,948	311,948	366,795	366,795
Securities available for sale	1,2	678,558	678,558	807,303	807,303
Securities held to maturity	2	78,912	71,213	80,944	71,901
Loans, net	3	2,632,301	2,505,203	2,672,279	2,517,125
Federal Home Loan Bank stock	3	19,505	19,505	19,494	19,494
Federal Reserve Bank stock	3	7,603	7,603	7,548	7,548
Accrued interest receivable	3	12,703	12,703	13,637	13,627
Financial liabilities:
Deposits	3	3,057,943	3,057,486	3,257,481	3,257,027
Federal Home Loan Bank advances	3	350,000	351,248	350,000	349,569
Repurchase agreements	3	51,948	51,948	77,972	77,972
Subordinated debt, net	3	27,537	25,151	27,517	24,781
Derivatives	3	838	838	805	805
Off-balance sheet financial instruments	3	—	—	—	—
(10) Derivative Financial Instruments
Interest-Rate Swap Agreement.   During the third quarter of 2023, the Company entered into three separate interest-rate swap agreements (the “Swaps”), with an aggregate notional amount of $200 million. The Swaps are designated as fair value hedges of residential mortgage loans. The aggregate fair value of the Swaps amounted to $838,000 at June 30, 2025 which is recorded in “other liabilities” on the accompanying condensed consolidated balance sheets with changes in fair value recorded in loan interest income. At June 30, 2025, a fair value basis adjustment in the amount of $852,000 is recorded in “loans” on the accompanying condensed consolidated balance sheets with changes in fair value recorded in loan interest income.
The Company is exposed to credit related losses in the event of nonperformance by the counterparties to the Swaps. In addition, the Company requires collateral from counterparties in the form of cash deposits

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)
(10) Derivative Financial Instruments (continued)
or other marketable securities in the event that the fair value of the contracts were positive and such fair value for all positions with the counterparty exceeds the credit support thresholds specified by the underlying agreements. Conversely, the Company is required to post cash deposits as collateral, in the event the fair value of the contracts were negative and were below the credit support thresholds. At June 30, 2025, there were cash deposits of $450,000 pledged as collateral to the counterparty.
Summary information about the interest rate swaps designated as fair value hedges is as follows ($ in thousands):
	At and for the Period Ended June 30,
	2025	2024
Notional amounts	$100 Million	$200 Million
Weighted-average receive rate	4.93%	5.35%
Weighted-average pay rate	4.45%	4.82%
Weighted-average maturity	1.15 years	1.28 years
Net interest (loss) income	$(107)	543
Fair value of Swaps (included in other liabilities)	$838	41
Fair value basis adjustment (included in loans)	$852	71
Number of agreements	1	3
The Company currently has Interest Rate Cap agreements, with an aggregate notional amount of $350 million. The agreements are designated as cash flow hedges of the trust money market deposit accounts that are indexed to Simple SOFR. These are one or two year Interest Rate agreements with caps ranging from 4.75% to 6% maturing in 2025 and 2027. The fair value of the caps as of June 30, 2025 was $16,000 and is recorded in “other assets” in the accompanying condensed consolidated balance sheets with changes in fair value recorded in other comprehensive income.
(11) Stock-Based Compensation Plans
The 2019 Omnibus Incentive plan (the “2019 Plan”) was approved by shareholders on April 25, 2019. Under the 2019 Plan, the maximum number of shares of common stock to be issued is 1,270,000, of which 283,672 remain available for grant as of June 30, 2025. The 2019 Plan permits the granting of stock options and other equity incentives to employees, directors or consultants of the Company.
The 2007 Stock Incentive Plan (the “2007 Plan”) was amended and restated and approved by the shareholders in April 2015. Under the plan, 1,813,100 shares (amended) have been reserved for the granting of stock options or restricted stock units. The 2007 Plan permits the granting of stock options and other equity incentives to employees, directors and affiliates. As part of the 2019 Plan approval, no future awards will be issued under the 2007 Plan.
The exercise price of each stock option may not be less than the fair market value of the Company’s common stock on the date of grant, and options shall have a term of no more than ten years. Stock options are designated as either non-qualified or incentive stock options. In general, the stock options price is payable in cash. The fair value of stock options on the date of grant is estimated using the Black-Scholes Option-Pricing Model.
During the six months periods ended June 30, 2025 and 2024, $75,000 and $100,000 respectively, of compensation expense was recognized with respect to stock options. During the three month periods ended June 30, 2025 and 2024, $37,000 and $50,000, respectively, of compensation expense was recognized with respect to stock options. At June 30, 2025, there was $106,000 of unrecognized compensation expense related

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)
(11) Stock-Based Compensation Plans (continued)
to the nonvested stock options granted under this plan. The remaining cost is expected to be recognized over the next 1.33 years. A summary of the stock option activity under the 2019 Plan is as follows:
	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term
Outstanding at December 31, 2023	393,563	25.85
Forfeited	(8,500)	(30.90)
Exercised	(8,650)	(16.07)
Outstanding at June 30, 2024	376,413	$25.92
Outstanding at December 31, 2024	336,188	26.79
Forfeited	(8,950)	(27.67)
Outstanding at June 30, 2025	327,238	$26.77	3.36
Exercisable at June 30, 2025	309,638	$26.49	3.23
The Company issued under the 2019 Plan, restricted stock units that vest over 36 to 60 months. At June 30, 2025, there was $10,181,000 of total unrecognized compensation expense related to restricted stock units, which will be recognized over the next 2.32 years. During the six months periods ended June 30, 2025 and 2024, $2,041,000 and $1,759,000, respectively, of compensation expense was recognized with a related income tax benefit of $517,000 and $446,000, respectively. During the three months periods ended June 30, 2025 and 2024, $1,188,000 and $930,000, respectively, of compensation expense was recognized with a related income tax benefit of $301,000 and $236,000, respectively. A summary of the restricted stock unit activity is as follows:
	Number of Grants	Price
Outstanding at December 31, 2023	335,520	29.29
Granted	278,850	18.80
Forfeited	(4,875)	(27.27)
Vested and issued	(77,117)	(30.14)
Outstanding at June 30, 2024	532,378	$29.39
Outstanding at December 31, 2024	507,087	23.65
Granted	112,000	28.94
Forfeited	(1,005)	(28.46)
Vested and issued	(128,471)	(25.36)
Outstanding at June 30, 2025	489,611	$24.40
The Company issued stock-based compensation to directors totaling $160,000 and $290,000 for the six months periods ended June 30, 2025 and 2024, respectively. During the three month periods ended June 30, 2025 and 2024, $0 and $170,000, respectively, was recognized as stock-based compensation to directors. Total shares issued to directors for services was 5,512 and 13,337, during the six months periods ended June 30, 2025 and 2024, respectively.

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)
(12) Related Party Transactions
The Company has had transactions in the ordinary course of business, including deposits, loans, trust relationships and other transactions, such as lease agreements, furniture purchases and acquisition of insurance products with certain of its directors and executive officers and their related interests. All transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features when granted. Similar transactions may be expected to take place in the ordinary course of business in the future.
The following summarizes these transactions ($ in thousands):
	At or for the Period Ended,
	June 30, 2025	December 31, 2024
Loans:
Beginning balance	$19,695	$30,270
Additions	1,190	6,860
Repayments	(748)	(17,435)
Ending balance	$20,137	$19,695
Deposits	$30,797	$54,764
Trust accounts under administration	$295,698	$268,316
(13) Regulatory Matters
The Company and the Bank are subject to various regulatory capital requirements, administered by the banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
The Bank is subject to the capital conservation buffer rules which places limitations on distributions, including dividend payments, and certain discretionary bonus payments to executive officers. In order to avoid these limitations, an institution must hold a capital conservation buffer above its minimum risk-based capital requirements. As of June 30, 2025, the Bank’s capital conservation buffer exceeds the minimum requirements of 2.50%.
As of June 30, 2025, the Bank was well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized the Bank must maintain a minimum Common equity tier 1 capital ratio, Tier 1 capital ratio, Total capital ratio and Tier 1 leverage ratio as set forth in the table. Management believes, as of June 30, 2025, that the Company and the Bank meet all capital adequacy requirements to which they are subject. The Company’s and the Bank’s actual capital amounts and percentages are presented in the table ($ in thousands):

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)
(13) Regulatory Matters (continued)
	Actual		For Capital Adequacy Purposes		For Well Capitalized Purposes
	Amount	Percent	Amount	Percent	Amount	Percent
As of June 30, 2025:
Common equity tier 1 capital ratio Bank	$419,185	18.61%	$101,351	4.50%	$146,395	6.50%
Total Capital to Risk-Weighted Assets – Bank	442,299	19.64	180,179	8.00	225,223	10.00
Tier I Capital to Risk-Weighted Assets – Bank	419,185	18.61	135,134	6.00	180,179	8.00
Tier I Capital to Average Assets – Bank	419,185	10.44	160,537	4.00	200,671	5.00
Common equity tier 1 capital ratio Company	368,000	16.33	101,409	4.50	N/A	N/A
Total Capital to Risk-Weighted Assets – Company	444,765	19.74	180,282	8.00	N/A	N/A
Tier I Capital to Risk-Weighted Assets – Company	397,841	17.65	135,211	6.00	N/A	N/A
Tier I Capital to Average Assets – Company	397,841	9.91	160,588	4.00	N/A	N/A
As of December 31, 2024:
Common equity tier 1 capital ratio Bank	409,445	17.44%	105,645	4.50%	152,599	6.50
Total Capital to Risk-Weighted Assets – Bank	433,021	18.44	187,814	8.00	234,767	10.00
Tier I Capital to Risk-Weighted Assets – Bank	409,445	17.44	140,860	6.00	187,814	8.00
Tier I Capital to Average Assets – Bank	409,445	9.96	164,433	4.00	205,542	5.00
Common equity tier 1 capital ratio Company	359,264	15.29	105,705	4.50	N/A	N/A
Total Capital to Risk-Weighted Assets – Company	440,198	18.74	187,920	8.00	N/A	N/A
Tier I Capital to Risk-Weighted Assets – Company	389,105	16.56	140,940	6.00	N/A	N/A
Tier I Capital to Average Assets – Company	389,105	9.46	164,486	4.00	N/A	N/A

(14)
Preferred Stock

In March 2024, the Company issued 30,000 shares of Preferred, Series B, Non-Cumulative Perpetual Convertible stock. The proceeds (less offering costs) received by the Company were $29,840,000. The preferred stock has a liquidation preference plus any dividends declared and unpaid. After 60 months, the Company has a redemption right, to redeem at the liquidation preference plus any unpaid dividends declared. After 63 months, the holder has a conversion option at a rate of $27.50, resulting in 36.3636 shares of common stock for each share of preferred stock.

FINEMARK HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)
(14)
Preferred Stock (continued)

If declared by the Board of Directors, dividends are paid quarterly in arrears on February 5th, May 5th, August 5th, and November 5th of each year at 7.25%. For a period of 12 months (commitment period) after the closing date, the Company can sell an additional 20,000 shares with the same terms of the original preferred stock purchase.
(15) Contingencies
Various legal claims arise from time to time in the normal course of business. In the opinion of management, none have occurred through June 30, 2025, that will have a material effect on the Company’s condensed consolidated financial statements.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers
Section 351.355 of the MGBCL provides as follows:
1.
A corporation created under the laws of this state may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

2.
The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

3.
Except as otherwise provided in the articles of incorporation or the bylaws, to the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in subsections 1 and 2 of this section, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

4.
Any indemnification under subsections 1 and 2 of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in this section. The determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding, or if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

5.
Expenses incurred in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit, or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the corporation as authorized in this section.
6.
The indemnification provided by this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or bylaws or any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.
A corporation created under the laws of this state shall have the power to give any further indemnity, in addition to the indemnity authorized or contemplated under other subsections of this section, including subsection 6, to any person who is or was a director, officer, employee or agent, or to any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided such further indemnity is either (i) authorized, directed, or provided for in the articles of incorporation of the corporation or any duly adopted amendment thereof or (ii) is authorized, directed, or provided for in any bylaw or agreement of the corporation which has been adopted by a vote of the shareholders of the corporation, and provided further that no such indemnity shall indemnify any person from or on account of such person’s conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Nothing in this subsection shall be deemed to limit the power of the corporation under subsection 6 of this section to enact bylaws or to enter into agreements without shareholder adoption of the same.

8.
The corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section. Without limiting the power of the corporation to procure or maintain any kind of insurance or other arrangement the corporation may for the benefit of persons indemnified by the corporation create a trust fund, establish any form of self insurance, secure its indemnity obligation by grant of a security interest or other lien on the assets of the corporation, or establish a letter of credit, guaranty, or surety arrangement. The insurance or other arrangement may be procured, maintained, or established within the corporation or with any insurer or other person deemed appropriate by the board of directors regardless of whether all or part of the stock or other securities of the insurer or other person are owned in whole or in part by the corporation. In the absence of fraud the judgment of the board of directors as to the terms and conditions of the insurance or other arrangement and the identity of the insurer or other person participating in an arrangement shall be conclusive and the insurance or arrangement shall not be voidable and shall not subject the directors approving the insurance or arrangement to liability on any ground regardless of whether directors participating in the approval are beneficiaries of the insurance arrangement.

9.
Any provision of this chapter to the contrary notwithstanding, the provisions of this section shall apply to all existing and new domestic corporations, including but not limited to banks, trust companies, insurance companies, building and loan associations, savings bank and safe deposit companies, mortgage loan companies, corporations formed for benevolent, religious, scientific or educational purposes and nonprofit corporations.

10.
For the purpose of this section, references to “the corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he or she would if he or she had served the resulting or surviving corporation in the same capacity.
11.
For purposes of this section, the term “other enterprise” shall include employee benefit plans; the term “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and the term “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

The Commerce bylaws also provide that Commerce shall, among other things, indemnify any director or officer who is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of Commerce, against expenses, liabilities, or other matters covered by the provision, if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of Commerce, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Item 21.   Exhibits and Financial Statement Schedules
Exhibit Index
Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of June 16, 2025, by and among Commerce Bancshares, Inc., CBI-Kansas, Inc. and FineMark Holdings, Inc. (attached as Annex A to the proxy statement/prospectus forming a part of this registration statement on Form S-4)*
3.1	Restated Articles of Incorporation of Commerce Bancshares, Inc., as amended through April 28, 2023, (incorporated by reference to Exhibit 3 of Commerce Bancshares, Inc.’s Quarterly Report on Form 10-Q, filed with the SEC on May 4, 2023).
3.2	By-Laws of Commerce Bancshares, Inc., as amended (incorporated by reference to Exhibit 3.1 of Commerce Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on October 30, 2024).
3.3	Termination of Certificate of Designation of 6.00% Series B Non-Cumulative Perpetual Preferred Stock of Commerce Bancshares, Inc (incorporated by reference to Exhibit 3.1 of Commerce Bancshares, Inc.’s Current Report on Form 8-K, filed with the SEC on September 1, 2020).
4.1	Pursuant to paragraph (b)(4)(iii) of Item 601 Regulation S-K, Commerce Bancshares, Inc. will furnish to the Securities and Exchange Commission upon request copies of long-term debt instruments.
5.1	Opinion of Holland & Knight LLP as to validity of the securities being registered.
8.1	Opinion of Holland & Knight LLP regarding certain U.S. income tax aspects of the merger.
8.2	Opinion of Alston & Bird LLP regarding certain U.S. income tax aspects of the merger.
21.1	Subsidiaries of Commerce Bancshares, Inc. (incorporated by reference to Exhibit 21 of Commerce Bancshares, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 25, 2025).
23.1	Consent of KPMG, LLP with respect to Commerce Bancshares, Inc.
23.2	Consent of Hacker, Johnson & Smith PA with respect to FineMark Holdings, Inc.
23.3	Consent of Holland & Knight LLP (included in Exhibit 5.1).
23.4	Consent of Holland & Knight LLP (included in Exhibit 8.1).
23.5	Consent of Alston & Bird LLP (included in Exhibit 8.2).

Exhibit Number	Description
24.1	Power of Attorney of Directors and Officers of Commerce Bancshares, Inc. (included on the signature page to this registration statement on Form S-4).**
99.1	Consent of Piper Sandler & Co.
99.2	Form of Proxy Card for Special Meeting of FineMark Holdings, Inc.
99.3	Voting and Support Agreement, dated as of June 16, 2025, by and among Commerce Bancshares, Inc., FineMark Holdings, Inc. and the shareholders listed on Schedule A thereto (incorporated by reference to Exhibit 2.1 of Commerce Bancshares’ Inc. Current Report on Form 8-K, filed with the SEC on June 17, 2025).
107	Filing Fee Table.**

*
Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Commerce hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC; provided, that Commerce may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules so furnished.

**
Previously filed.

Item 22.   Undertakings
The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(5)
That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(7)
That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)
To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; this includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(9)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(10)
Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, Commerce Bancshares, Inc., the registrant, has duly caused this registration statement to be signed on its behalf by the undersigned, in Kansas City, Missouri, on September 8, 2025.
COMMERCE BANCSHARES, INC.
By:
/s/ Margaret M. Rowe

Margaret M. Rowe
Senior Vice President & Secretary
Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement has been signed below by the following persons on behalf of Commerce and in the capacities set forth and on the 8th day of September, 2025.
Signature	Title
/s/ JOHN W. KEMPER* John W. Kemper	Chief Executive Officer
/s/ MARGARET M. ROWE Margaret M. Rowe	Senior Vice President & Corporate Secretary
/s/ CHARLES G. KIM* Charles G. Kim	Chief Financial Officer (Principal Financial Officer)
/s/ PAUL A. STEINER* Paul A. Steiner	Controller (Chief Accounting Officer)
/s/ TERRY D. BASSHAM* Terry D. Bassham	Director
/s/ BLACKFORD F. BRAUER* Blackford F. Brauer	Director
/s/ W. KYLE CHAPMAN* W. Kyle Chapman	Director
/s/ KAREN L. DANIEL* Karen L. Daniel	Director
/s/ TIMOTHY S. DUNN* Timothy S. Dunn	Director
/s/ JUNE MCALLISTER FOWLER* June McAllister Fowler	Director
/s/ DAVID W. KEMPER* David W. Kemper	Director

Signature	Title
/s/ BENJAMIN F. RASSIEUR, III* Benjamin F. Rassieur, III	Director
/s/ TODD R. SCHNUCK* Todd R. Schnuck	Director
/s/ CHRISTINE B. TAYLOR* Christine B. Taylor	Director
* By   Margaret M. Rowe, attorney-in-fact